     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2001
                                                  REGISTRATION NO. (333-       )
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            BARRICK GOLD CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

       ONTARIO, CANADA                     1041                    98-0161470
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
Incorporation or Organization)  Classification Code Number)

                         ROYAL BANK PLAZA, SOUTH TOWER
                           200 BAY STREET, SUITE 2700
                                  P.O. BOX 119
                            TORONTO, ONTARIO M5J 2J3
                                     CANADA
                                 (416) 861-9911

    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                             SPENCER D. KLEIN, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                         ------------------------------

                                WITH COPIES TO:

              WAYNE KIRK, ESQ.                                    RICHARD HALL, ESQ.
          HOMESTAKE MINING COMPANY                              CRAVATH, SWAINE & MOORE
             1600 RIVIERA AVENUE                                   825 EIGHTH AVENUE
                 SUITE 200                                          WORLDWIDE PLAZA
       WALNUT CREEK, CALIFORNIA 94596                          NEW YORK, NEW YORK 10009
               (925) 817-1300                                       (212) 474-1000

                         ------------------------------

    Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger referred to herein.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
      OF SECURITIES TO BE REGISTERED         BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
Common Shares, no par value...............      141,981,947        Not Applicable      $2,090,885,087.13       $522,721.27

(1) This Registration Statement relates to Barrick Gold Corporation common shares, no par value, issuable to (a) holders of Homestake Mining Company common stock, par value $1.00 per share, (b) holders of Homestake CHESS depository interests and (c) holders of Homestake Canada Inc. exchangeable shares (assuming that holders of exchangeable shares elect to exchange their exchangeable shares for shares of Homestake common stock), pursuant to the merger of Homestake Merger Co., a wholly owned subsidiary of Barrick, with and into Homestake, and assumes the exercise of all those outstanding options to purchase Homestake common stock which may be exercised at or prior to the time at which the merger is expected to be consummated.

(2) Pursuant to Rule 457(f)(l) promulgated under the Securities Act of 1933, as amended, the registration fee was computed on the basis of $7.805 per share, the average of the high and low sale prices of Homestake common stock on July 16, 2001 on the New York Stock Exchange in accordance with Rule 457(c) promulgated under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            HOMESTAKE MINING COMPANY
                         1600 RIVIERA AVENUE, SUITE 200
                      WALNUT CREEK, CALIFORNIA 94596-3568
                              TEL. (925) 817-1300

                                                                   [  -  ], 2001

To the holders of Homestake Mining Company Common Stock:
To the holders of Homestake Canada Inc. Exchangeable Shares:
To the holders of Homestake Mining Company CHESS Depository Interests:
To the holder of Homestake Mining Company Special Voting Stock:

    You are cordially invited to attend a special meeting of stockholders of Homestake Mining Company, relating to the proposed merger of Homestake with Barrick Gold Corporation, which will be held at 11:00 a.m., Pacific time, on [ - ], 2001 at the Marriott Hotel, 2355 N. Main Street, Walnut Creek, California.

    At this important meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger among Homestake, Barrick Gold Corporation, and a wholly owned subsidiary of Barrick. In the merger, each issued and outstanding share of Homestake common stock will be converted into the right to receive 0.53 Barrick common shares. After the completion of the merger, each outstanding Homestake Canada exchangeable share will remain outstanding, but will become exchangeable for 0.53 Barrick common shares.

    Barrick common shares are listed on the New York Stock Exchange, The Toronto Stock Exchange, the London Stock Exchange, the Swiss Stock Exchange and the Paris Bourse under the symbol "ABX". On [ - ], 2001, the closing price of Barrick common shares on the New York Stock Exchange was $[ - ].

    THE BOARD OF DIRECTORS OF HOMESTAKE HAS DETERMINED UNANIMOUSLY THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE HOMESTAKE STOCKHOLDERS, AND HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT. ACCORDINGLY, THE HOMESTAKE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE OR GIVE INSTRUCTIONS TO VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    We believe that this is a compelling transaction and is in the best interests of the Homestake stockholders. The exchange ratio represents a 31% premium to Homestake stockholders based on the market prices for both companies' stock on the last trading day prior to announcement. In approving the merger, the Homestake board concluded that the combined company would be the leader in the gold mining industry, having:

    - the largest market capitalization of any gold mining company;

    - the second largest gold production in the world;

    - the lowest cash costs of any major gold producer;

    - approximately $900 million in cash;

    - the gold mining industry's only A-rated balance sheet;

    - the financial resources and the geo-political risk profile to compete successfully for new projects and properties; and

    - significant development projects at Pascua-Lama and Veladero.

    If you were a record holder of Homestake common stock, Homestake Canada exchangeable shares or Homestake CHESS depository interests at the close of business on [ - ], 2001, you have the right to vote or direct your vote at the meeting.

    I look forward to seeing you at the meeting.

                                          Sincerely,

                                          Jack E. Thompson
                                          Chairman and Chief Executive Officer

    YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 21 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS BEFORE VOTING.

    THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS INCLUDES A SUMMARY OF THE TERMS OF THE MERGER AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY.

    If you have any questions concerning the proposed merger, please call our proxy solicitors, D.F. King & Co., Inc., toll free at [ - ]. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

                            ------------------------

    Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card or voting instruction form in the envelope provided.

                            ------------------------

    NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR AUSTRALIA, OR ANY STATE OR FOREIGN SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS APPROVED OR DISAPPROVED THE BARRICK COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             Proxy statement/prospectus dated [ - ], 2001, and is first being mailed to Homestake stockholders on or about [ - ], 2001.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    If you have more questions about the merger or if you would like copies of any documents incorporated by reference into the accompanying proxy statement/prospectus, which include important business and financial information about Homestake and Barrick that is not included in or delivered with this document, you may write or call the following persons. Upon request, we will provide the documents you ask for at no cost to you. Please note that copies of these documents will not include exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents or this document.

    Barrick Gold Corporation

    Royal Bank Plaza, South Tower

    200 Bay Street, Suite 2700

    P.O. Box 119

    Toronto, Ontario M5J 2J3

    Canada

    (416) 861-9911

    Attention: Patrick Garver

            Executive Vice President and

            General Counsel

    Homestake Mining Company

    1600 Riviera Avenue, Suite 200

    Walnut Creek, California 94596-3568

    (925) 817-1300

    Attention: Wayne Kirk

            Vice President, General Counsel

            and Corporate Secretary

    IN ORDER TO ENSURE TIMELY DELIVERY PRIOR TO THE HOMESTAKE SPECIAL MEETING, ANY REQUEST FOR DOCUMENTS SHOULD BE RECEIVED BY [ - ], 2001.

                                [HOMESTAKE LOGO]
                            HOMESTAKE MINING COMPANY
                         1600 RIVIERA AVENUE, SUITE 200
                      WALNUT CREEK, CALIFORNIA 94596-3568
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON [  -  ], 2001

TO THE HOLDERS OF HOMESTAKE MINING COMPANY COMMON STOCK,

    HOMESTAKE CANADA INC. EXCHANGEABLE SHARES, HOMESTAKE MINING COMPANY CHESS DEPOSITORY INTERESTS AND HOMESTAKE MINING COMPANY SPECIAL VOTING STOCK:

    Notice is hereby given that a special meeting of stockholders, including any adjournments or postponements thereof, of Homestake Mining Company, a Delaware corporation, will be held at 11:00 a.m., Pacific time, on [ - ], 2001, at the Marriott Hotel, 2355 N. Main Street, Walnut Creek, California, for the following purpose:

    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 24, 2001, among Barrick Gold Corporation, Homestake Merger Co., a wholly owned subsidiary of Barrick, and Homestake. Pursuant to the merger agreement, Homestake Merger Co. will merge with and into Homestake, resulting in Homestake becoming a wholly owned subsidiary of Barrick. As a result of the merger, each outstanding share of Homestake common stock will be converted into the right to receive 0.53 Barrick common shares, subject to adjustment in the case of specified changes in Barrick common shares. Each outstanding Homestake Canada exchangeable share will remain outstanding, but under the terms of the Homestake Canada exchangeable shares and the merger agreement, will thereafter be exchangeable for 0.53 Barrick common shares. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

    The board of directors has fixed the close of business on [ - ], 2001, as the record date for determining which Homestake stockholders are entitled to receive notice of, and to vote at, the Homestake special meeting. Only the holders of record of shares of Homestake common stock, Homestake Canada exchangeable shares and Homestake CHESS depository interests on the record date are entitled to have their votes counted at the Homestake special meeting. Computershare Trust Company of Canada, as the holder of record on the record date of the share of Homestake special voting stock, is entitled to cast the votes attributable to the Homestake Canada exchangeable shares, as instructed by the holders thereof.

    Adoption of the merger agreement requires that the votes represented by a majority of the shares of Homestake common stock (including shares represented by Homestake CHESS depository interests) and Homestake Canada exchangeable shares on the record date, voting together as a single class, be voted "FOR" the proposal.

    Information regarding the merger and related matters is contained in the accompanying proxy statement/prospectus and the appendices to the proxy statement/prospectus. These materials are incorporated by reference into this notice and form a part of this notice.

    You are cordially invited to attend the Homestake special meeting in person. It is important that your shares of Homestake common stock, Homestake Canada exchangeable shares and Homestake CHESS depository interests are represented at the Homestake special meeting regardless of the number of shares or interests that you hold. To ensure that you are represented at the Homestake special meeting, please fill in, sign and return the enclosed proxy card or, if you are a holder of Homestake CHESS depository interests or Homestake Canada exchangeable shares, the voting instruction card, as promptly as possible. Your early attention to the proxy card or, as the case may be, the voting instruction card will be greatly appreciated because it will reduce the cost Homestake incurs in obtaining voting instructions from its stockholders.

    You have the power to revoke your proxy or voting instructions at any time prior to their use at the Homestake special meeting. If you attend the Homestake special meeting you may withdraw your proxy or voting instructions and vote in person.

    THE BOARD OF DIRECTORS OF HOMESTAKE HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF HOMESTAKE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE OR GIVE INSTRUCTIONS TO VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    DO NOT SEND YOUR HOMESTAKE COMMON STOCK CERTIFICATES, YOUR HOMESTAKE CANADA EXCHANGEABLE SHARE CERTIFICATES OR CERTIFICATES REPRESENTING YOUR HOMESTAKE CHESS DEPOSITORY INTERESTS TO HOMESTAKE WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

                                          By order of the board of directors,
                                          Jack E. Thompson
                                          Chairman and Chief Executive Officer

[  -  ], 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE BARRICK/
  HOMESTAKE MERGER..........................................         1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................         4
  The Companies.............................................         4
  Special Meeting of Homestake Stockholders.................         6
  The Merger................................................         6
  Voting Power; Record Date.................................         6
  Vote Required to Adopt the Merger Agreement...............         7
  Stock Ownership...........................................         7
  Stockholders Agreement....................................         7
  Homestake Board of Directors' Recommendation..............         7
  Opinion of Homestake's Financial Advisor..................         8
  Interests of Certain Persons in the Merger................         8
  Proxies...................................................         8
  Homestake Stock Options, Share Rights and Delayed Delivery
    Rights..................................................         8
  Conditions of the Merger..................................         9
  Appraisal Rights..........................................         9
  Termination...............................................        10
  Effect of Termination.....................................        11
  Accounting Treatment......................................        11
  Comparison of Stockholder Rights..........................        11
  Regulatory Matters........................................        11
  Material United States Federal Income Tax Consequences of
    the Merger..............................................        11
  Material Canadian Federal Income Tax Consequences of the
    Merger..................................................        12
  Material Australian Income Tax Consequences of the
    Merger..................................................        12
  Exchange of Stock Certificates............................        12
SUMMARY FINANCIAL STATEMENT PRESENTATION....................        13
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF
  BARRICK...................................................        14
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF
  HOMESTAKE.................................................        16
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND
  UNAUDITED PER SHARE DATA..................................        18
COMPARATIVE PER SHARE DATA..................................        19
COMPARATIVE PER SHARE MARKET INFORMATION....................        20
RISK FACTORS................................................        21
FORWARD-LOOKING STATEMENTS..................................        28
THE HOMESTAKE SPECIAL MEETING...............................        30
  Homestake Special Meeting.................................        30
  Date, Time and Place......................................        30
  Purpose of the Special Meeting............................        30
  Record Date; Who is Entitled to Vote......................        30
  Voting your Shares........................................        31

                                                                PAGE
                                                              --------
  No Additional Matters may be Presented at the Special
    Meeting.................................................        33
  Revoking Your Proxy or Voting Instructions................        33
  Quorum....................................................        33
  Vote Required.............................................        34
  Solicitation Costs........................................        34
  Stock Ownership...........................................        35
  Stockholders Agreement....................................        35
THE MERGER..................................................        36
  General...................................................        36
  Background of the Merger..................................        36
  Recommendation of the Homestake Board.....................        41
  Homestake's Reasons for the Merger........................        41
  Barrick's Reasons for the Merger..........................        46
  Opinion of Homestake's Financial Advisor..................        47
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................        54
  U.S. Tax Consequences of Owning and Disposing of Barrick
    Common Shares...........................................        57
  Material Canadian Federal Income Tax Consequences of the
    Merger..................................................        59
  Material Australian Income Tax Consequences of the
    Merger..................................................        66
  Anticipated Accounting Treatment..........................        67
  Regulatory Matters........................................        68
  Appraisal Rights..........................................        69
  Stock Exchange Listing....................................        69
  Interests of Certain Persons in the Merger................        69
  Resale of Barrick Common Shares...........................        73
THE MERGER AGREEMENT........................................        75
  Structure of the Merger...................................        75
  Closing and Effective Time of the Merger..................        75
  Merger Consideration......................................        75
  Cancellation of Shares....................................        76
  Procedures for Exchange of Certificates; Fractional
    Shares..................................................        76
  Representations and Warranties............................        77
  Material Adverse Effect...................................        78
  Covenants.................................................        78
  Material Acquisitions.....................................        79
  No Solicitation...........................................        79
  Homestake Stockholders Meeting............................        81
  Access to Information; Confidentiality....................        81
  Reasonable Efforts; Notification..........................        81
  Rights Agreements.........................................        82
  Employee Equity Awards and Employee Benefit Matters.......        83
  Indemnification...........................................        85
  Fees and Expenses.........................................        85
  Public Announcements......................................        85

                                                                PAGE
                                                              --------
  Tax and Accounting Treatment..............................        86
  Stock Exchange Listing....................................        86
  Alternative Structure.....................................        86
  Conditions of the Merger..................................        86
  Termination...............................................        88
  Effect of Termination.....................................        89
  Amendment.................................................        89
  Extension; Waiver.........................................        89
STOCKHOLDERS AGREEMENT......................................        90
  Voting Agreement..........................................        90
  Irrevocable Proxy.........................................        90
  Transfer Restrictions.....................................        90
  Non-Solicitation..........................................        90
  Obligations as Directors and Officers.....................        91
  Termination...............................................        91
BARRICK GOLD CORPORATION UNAUDITED PRO FORMA COMBINED
  BALANCE SHEETS (2000).....................................        92
BARRICK GOLD CORPORATION UNAUDITED PRO FORMA COMBINED
  BALANCE SHEETS (1999).....................................        93
BARRICK GOLD CORPORATION UNAUDITED PRO FORMA COMBINED
  STATEMENTS OF INCOME (2000)...............................        94
BARRICK GOLD CORPORATION UNAUDITED PRO FORMA COMBINED
  STATEMENTS OF INCOME (1999)...............................        95
BARRICK GOLD CORPORATION UNAUDITED PRO FORMA COMBINED
  STATEMENTS OF INCOME (1998)...............................        96
BARRICK GOLD CORPORATION NOTES TO UNAUDITED PRO FORMA
  COMBINED FINANCIAL STATEMENTS.............................        98
UNAUDITED PRO FORMA PROVEN AND PROBABLE RESERVES AND
  MINERALIZED MATERIAL......................................       100
UNAUDITED PRO FORMA PRODUCTION, PRICE AND COST DATA.........       104
DIRECTORS AND MANAGEMENT OF BARRICK FOLLOWING THE MERGER....       105
  Barrick Board Following the Merger........................       105
  Additional Information Regarding Executive Officers and
    Directors of Barrick....................................       105
  Compensation of Executive Officers and Directors of
    Barrick.................................................       105
BENEFICIAL OWNERSHIP OF SECURITIES..........................       106
  Beneficial Owners of more than 5% of Barrick Common
    Shares..................................................       106
  Security Ownership of Beneficial Owners of Barrick Common
    Shares..................................................       106
  Security Ownership of Beneficial Owners of Homestake
    Common Stock............................................       107
DESCRIPTION OF BARRICK SHARE CAPITAL........................       109
  General...................................................       109
  Barrick Common Shares.....................................       109
  Preferred Shares..........................................       109
  Barrick Special Voting Share..............................       109
  Transfer Agent and Registrar..............................       110

                                                                PAGE
                                                              --------
SHAREHOLDER RIGHTS PLANS....................................       111
  Homestake Rights Plan.....................................       111
  Homestake Canada Rights Plan..............................       112
COMPARISON OF STOCKHOLDER RIGHTS UNDER THE DELAWARE GENERAL
  CORPORATION LAW AND THE BUSINESS CORPORATIONS ACT
  (ONTARIO).................................................       113
STOCKHOLDER PROPOSALS.......................................       128
EXPERTS.....................................................       128
LEGAL MATTERS...............................................       128
WHERE YOU CAN FIND MORE INFORMATION.........................       128

ANNEXES

A--Agreement and Plan of Merger
B--Stockholders Agreement
C--Opinion of UBS Warburg LLC
D-- Appraisal Rights Procedures Relating to the Homestake
   Special Voting Stock and Section 262 of Delaware General
   Corporation Law

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS
                       ABOUT THE BARRICK/HOMESTAKE MERGER

Q.   WHAT AM I BEING ASKED TO VOTE        A.   You are being asked to vote at the Homestake special
     ON?                                       meeting on a proposal to adopt the Barrick/Homestake
                                               merger agreement. After the merger, Homestake will be a
                                               wholly owned subsidiary of Barrick. SEE PAGE 30.

Q.   WHY IS HOMESTAKE PROPOSING THE       A.   Homestake believes that a combination of Homestake with
     MERGER?                                   Barrick creates the world's premier gold mining company.
                                               The combination will enable Homestake stockholders to
                                               participate in the growth of a larger, financially
                                               stronger company that is expected to be more profitable
                                               and better positioned to develop existing opportunities
                                               and to respond to competition for the acquisition of
                                               attractive properties and companies. The Homestake board
                                               believes that the combined company offers Homestake
                                               stockholders a greater opportunity to increase long-term
                                               stockholder value than Homestake on a stand-alone basis.
                                               SEE PAGE 41.

Q.   WHAT WILL I RECEIVE IN THE           A.   Each share of Homestake common stock that you own will
     MERGER?                                   be converted into the right to receive 0.53 Barrick
                                               common shares. This is referred to as the "exchange
                                               ratio" in this document and as the "Conversion Number"
                                               in the merger agreement. Barrick will not issue
                                               fractional shares to you. Instead, Barrick will pay you
                                               cash for any fractional Barrick common shares you would
                                               otherwise have received.

                                               For example, if you own 100 shares of Homestake common
                                               stock, you will receive 53 Barrick common shares and no
                                               cash payment. If you own 101 shares of Homestake common
                                               stock, you will receive 53 Barrick common shares plus
                                               cash equal to the market value of 0.53 Barrick common
                                               shares on the date of the merger.

                                               We will adjust the exchange ratio to provide an economic
                                               equivalent if a stock split, combination or
                                               reclassification of Barrick common shares occurs or if
                                               Barrick issues other securities in exchange or
                                               substitution for Barrick common shares. SEE PAGE 36.

Q.   WHAT IS THE TOTAL VALUE OF THE       A.   Based on the closing price of $[  -  ] per Barrick
     TRANSACTION AND WILL IT CHANGE            common share on the New York Stock Exchange on [  -  ],
     BETWEEN NOW AND THE TIME THE              2001 and the total number of Barrick common shares to be
     MERGER IS COMPLETED?                      issued by Barrick in connection with the merger, the
                                               total value of the common shares that Barrick will issue
                                               in the merger will be about $[  -  ]. The exchange ratio
                                               is a fixed ratio, which means that it will not change
                                               even if the trading price of the Barrick common shares
                                               changes. Therefore, the market value of the Barrick
                                               common shares you will receive in the merger will
                                               increase or decrease as the price of Barrick common
                                               shares increases or decreases. SEE PAGE 21.

Q.   HOW MUCH OF THE COMBINED             A.   After the merger Homestake common stockholders will hold
     COMPANY WILL HOMESTAKE COMMON             approximately 26% of the outstanding Barrick common
     STOCKHOLDERS OWN?                         shares.

Q.   WHAT DOES THE HOMESTAKE BOARD        A.   The Homestake board unanimously approved and declared
     OF DIRECTORS RECOMMEND?                   advisable the merger agreement and unanimously
                                               recommends that you vote or give instructions to vote
                                               "FOR" the proposal to adopt the merger agreement. SEE
                                               PAGE 41.

Q.   WHEN DO YOU EXPECT THE MERGER        A.   It is currently anticipated that the merger will be
     TO BE COMPLETED?                          completed in the fourth quarter of 2001.

Q.   IF I AM NOT GOING TO ATTEND THE      A.   Yes. After carefully reading and considering the
     HOMESTAKE SPECIAL MEETING IN              information contained in this document, please fill out
     PERSON, SHOULD I RETURN MY                and sign your proxy card or voting instruction form.
     PROXY CARD OR VOTING                      Then return the enclosed proxy card or voting
     INSTRUCTION FORM INSTEAD?                 instruction form in the return envelope as soon as
                                               possible, so that your shares may be represented at the
                                               Homestake special meeting.

                                               IF YOU SIGN AND SEND IN YOUR PROXY OR VOTING INSTRUCTION
                                               FORM AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR
                                               PROXY OR VOTING INSTRUCTION FORM WILL BE COUNTED AS A
                                               VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. IF YOU
                                               DO NOT SEND IN YOUR PROXY OR VOTING INSTRUCTION FORM OR
                                               YOU ABSTAIN, IT WILL HAVE THE EFFECT OF A VOTE AGAINST
                                               ADOPTING THE MERGER AGREEMENT. YOU MAY WITHDRAW YOUR
                                               PROXY OR VOTING INSTRUCTION FORM AT ANY TIME PRIOR TO
                                               ITS USE AT THE HOMESTAKE SPECIAL MEETING BY FOLLOWING
                                               THE DIRECTIONS ON PAGE 31.

Q.   WHAT ARE THE TAX CONSEQUENCES        A.   The exchange of shares of Homestake common stock for
     OF THE MERGER TO HOMESTAKE                Barrick common shares in the merger is expected to be a
     STOCKHOLDERS?                             tax-free reorganization for U.S. federal income tax
                                               purposes. Accordingly, Homestake stockholders will not
                                               recognize a gain or loss for U.S. federal income tax
                                               purposes as a result of the exchange of their Homestake
                                               common stock for Barrick common shares in the merger.
                                               U.S. holders of Homestake common stock, however, will
                                               recognize a gain or loss for U.S. federal income tax
                                               purposes with respect to any cash received instead of
                                               fractional Barrick common shares.

                                               Canadian holders of Homestake common stock will not
                                               benefit from tax-free treatment for Canadian federal
                                               income tax purposes.

                                               No gain or loss generally will be recognized by the
                                               holders of Homestake Canada exchangeable shares for U.S.
                                               or Canadian federal income tax purposes as a result of
                                               the merger. After the merger the exchangeable shares
                                               will be exchangeable for Barrick common shares
                                               potentially on a tax-deferred rollover basis for
                                               Canadian federal income tax purposes.

                                               AUSTRALIAN RESIDENT HOLDERS OF HOMESTAKE COMMON STOCK
                                               WILL BE TREATED AS MAKING A DISPOSAL OF THAT STOCK FOR
                                               CAPITAL GAINS TAX PURPOSES. A GAIN MAY BE REALIZED IF
                                               THE AGGREGATE OF THE MARKET VALUE OF THE BARRICK COMMON
                                               SHARES RECEIVED AND THE CASH RECEIVED INSTEAD OF
                                               FRACTIONAL SHARES IN EXCHANGE FOR THE HOMESTAKE COMMON
                                               STOCK EXCEEDS THE HOMESTAKE STOCKHOLDER'S COST BASE IN
                                               THE SHARES OF HOMESTAKE COMMON STOCK. THE TAX
                                               CONSIDERATIONS TO YOU RESULTING FROM YOUR OWN INDIVIDUAL
                                               POSITION AND THE MERGER MAY BE COMPLEX. BARRICK AND
                                               HOMESTAKE RECOMMEND THAT YOU READ CAREFULLY THE
                                               DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX,
                                               CANADIAN FEDERAL INCOME TAX AND AUSTRALIAN INCOME TAX
                                               CONSEQUENCES OF

                                               THE MERGER ON PAGES 54 AND 59 OF THIS DOCUMENT, AND
                                               CONSULT WITH YOUR OWN ADVISORS AS TO THE U.S. FEDERAL,
                                               STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Q.   WHAT WILL HAPPEN TO HOMESTAKE        A.   Your Homestake Canada exchangeable shares will not be
     CANADA EXCHANGEABLE SHARES IN             converted into other securities in the merger and will
     THE MERGER?                               continue to exist and trade on The Toronto Stock
                                               Exchange after the completion of the merger and will
                                               have the same rights, privileges, restrictions and
                                               conditions as prior to the merger, except that:
                                               - each Homestake Canada exchangeable share will
                                               thereafter be exchangeable for 0.53 Barrick common
                                                 shares; and
                                               - Barrick presently expects to exercise its call rights,
                                               as described in the answer to the next question, so as
                                                 to enable you to exchange your Homestake Canada
                                                 exchangeable shares for Barrick common shares on a
                                                 tax-deferred rollover basis for Canadian tax purposes
                                                 in most circumstances.

Q.   IF I OWN HOMESTAKE CANADA            A.   No. Your Homestake Canada exchangeable shares will
     EXCHANGEABLE SHARES, DO I HAVE            automatically become exchangeable for 0.53 Barrick
     TO EXCHANGE THOSE SHARES FOR              common shares as a result of the merger. The merger
     HOMESTAKE COMMON STOCK IN ORDER           agreement does not prevent you from exchanging your
     TO PARTICIPATE IN THE MERGER?             Homestake Canada exchangeable shares for Homestake
                                               common stock before the merger, but this will generally
                                               be a taxable event for you for Canadian federal income
                                               tax purposes. It may be advantageous for you to exchange
                                               your Homestake Canada exchangeable shares for Barrick
                                               common shares after the merger because if, as expected,
                                               Barrick exercises its call rights on the exchange of
                                               your Homestake Canada exchangeable shares as described
                                               under "THE MERGER AGREEMENT--TREATMENT OF HOMESTAKE
                                               CANADA EXCHANGEABLE SHARES", you may report the exchange
                                               as a tax-deferred rollover for Canadian tax purposes in
                                               most circumstances.

Q.   WHAT WILL HAPPEN TO HOMESTAKE        A.   After the merger is completed:
     CHESS DEPOSITORY INTERESTS IN             - each share of Homestake common stock that is
     THE MERGER?                               represented by each Homestake CHESS depository interest
                                                 will be converted into 0.53 Barrick common shares; and
                                               - the Homestake common stock will be delisted from the
                                                 Australian Stock Exchange.

Q.   IF MY SHARES ARE HELD IN             A.   No. Your broker can vote your shares only if you provide
     "STREET NAME" BY MY BROKER,               instructions on how to vote. You should instruct your
     WILL MY BROKER VOTE MY SHARES             broker to vote your shares, following the directions
     FOR ME?                                   provided by your broker.

Q.   SHOULD I SEND MY STOCK               A.   No. After the merger is completed, Equiserve Trust
     CERTIFICATES NOW?                         Company N.A., Inc., the exchange agent appointed by
                                               Barrick, will send you written instructions for
                                               exchanging your stock certificates, if applicable. SEE
                                               PAGES 34 AND 76.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

    THIS DOCUMENT IS A PROXY STATEMENT OF HOMESTAKE MINING COMPANY AND A PROSPECTUS OF BARRICK GOLD CORPORATION. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU, INCLUDING THE "RISK FACTORS" SECTION (PAGE 21). SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 128). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY. UNLESS WE HAVE OTHERWISE STATED, ALL REFERENCES TO CURRENCY ARE TO
U.S. DOLLARS.

THE COMPANIES

BARRICK

    Barrick is a large international gold mining company formed in 1984 under the BUSINESS CORPORATIONS ACT (Ontario) by the amalgamation of three mining companies. Barrick common shares are listed on the New York Stock Exchange, The Toronto Stock Exchange, the London Stock Exchange, the Swiss Stock Exchange and the Paris Bourse under the symbol "ABX".

    Barrick's principal executive offices are located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2700, P.O. Box 119, Toronto, Ontario, M5J 2J3, Canada. Barrick's telephone number is (416) 861-9911.

    Barrick (through its predecessors) entered the gold mining business in 1983 and is now one of the largest gold mining companies in the world. Barrick has operating mines and development projects in the United States, Peru, Chile, Argentina, Tanzania and Canada. At December 31, 2000, proven and probable reserves stood at approximately 58.5 million ounces of gold. Barrick produced
3.74 million ounces of gold in the year ending December 31, 2000. Gold production is targeted at approximately 3.8 million ounces in 2001.

    During its first ten years, Barrick focused on acquiring and developing properties in North America, notably Barrick's flagship Goldstrike Property on the Carlin Trend in Nevada. Barrick has transformed Goldstrike from a small heap-leach operation to a property with 24.5 million ounces of gold reserves and two producing mines, the Betze-Post and Meikle Mines. Goldstrike produced
2.45 million ounces of gold in 2000 and is expected to produce approximately
2.3 million ounces of gold in 2001. In 1994, Barrick strategically expanded beyond its North American base to ensure growth in reserves and production and now also operates in South America and Tanzania.

    Barrick employs a two-tiered growth strategy, consisting of disciplined acquisitions and a district development program. Acquisitions, which are intended to enhance financial performance, are illustrated by the acquisitions noted below. The district development program involves focusing exploration on and around existing properties. Through this program, Barrick discovered and brought into production the Meikle Mine and related mineral deposits on the Goldstrike Property.

    In 1994, Barrick acquired LAC Minerals Ltd., an international gold mining company with operating mines in Canada, the United States and Chile. The acquisition gave Barrick control of one of the best gold districts in South America (the El Indio Belt) including what is now known as the Pascua-Lama Property, which hosts proven and probable reserves of approximately
17.5 million ounces of gold and 594 million ounces of silver.

    In 1996, Barrick acquired Arequipa Resources Ltd., a natural resources company engaged in the acquisition and exploration of mineral properties in Peru, including the Pierina early stage exploration property. The property commenced production in November 1998 and has produced over 1.7 million ounces of gold to December 31, 2000 at an average total cash cost of $43 per ounce.

    In 1999, Barrick acquired Sutton Resources Ltd., an exploration company with mineral properties in Tanzania, including the Bulyanhulu Gold Project. At the time of acquisition, gold reserves at

Bulyanhulu were 3.6 million ounces. By year-end 2000, Barrick increased reserves to approximately 10 million ounces. Mine construction began in the third quarter of 1999 and production commenced in March of 2001 at an expected average annual production rate of 400,000 ounces of gold and an average total cash cost of $130 per ounce.

HOMESTAKE

    Homestake Mining Company was incorporated in 1983 under Delaware law as the holding company for Homestake Mining Company of California, a company formed in 1877 to conduct gold mining operations at the Homestake Mine in South Dakota. Homestake is one of the largest North American-based gold mining companies. Homestake common stock is listed on the New York Stock Exchange and the Swiss Stock Exchange under the symbol "HM", and on the Australian Stock Exchange under the symbol "HSM". Homestake Canada exchangeable shares are listed on The Toronto Stock Exchange under the symbol "HCX".

    Homestake's principal executive offices are located at 1600 Riviera Avenue, Suite 200, Walnut Creek, California 94596-3568. Homestake's telephone number is
(925) 817-1300.

    At December 31, 2000, Homestake had proven and probable reserves of
20.8 million ounces of gold. Production in 2000 was 2.2 million ounces of gold at an average total cash cost of $174 per ounce. Gold production for 2001 is estimated at 2.3 million ounces at an average total cash cost of $163 per ounce.

    Homestake's operations include mineral exploration, extraction, processing, refining and reclamation. Homestake has significant operations in the United States, Canada and Australia. Homestake also has operations in Chile and development projects in Argentina and Australia. Homestake is engaged in active exploration projects in the United States, Canada, Australia, Argentina and Chile and the Andean region of South America.

    Homestake's principal mines include:

    Eskay Creek mine, a small, high grade mine in British Columbia. Eskay Creek produced 333,200 ounces of gold in 2000 at a total cash cost of $30 per ounce, making it one of the lowest cash cost mines in the world. It had proven and probable reserves of 2.1 million ounces of gold and 95.6 million ounces of silver at December 31, 2000.

    The Hemlo mines (50% owned), located in northern Ontario. The Hemlo mines, which comprise the largest gold mining complex in Canada, produced 304,900 ounces of gold in 2000 (Homestake's 50% share) at a total cash cost of $193 per ounce. These mines had proven and probable reserves of 2.4 million ounces of gold (Homestake's 50% share) at December 31, 2000.

    Round Mountain (50% owned, effective July 1, 2000), located in southern Nevada. Round Mountain is one of the largest open-pit gold mines in the world. It produced 243,700 ounces of gold in 2000 (Homestake's 50% share) at a total cash cost of $206 per ounce. It had proven and probable reserves of 2.6 million ounces of gold (Homestake's 50% share) at December 31, 2000.

    Ruby Hill, located in central Nevada. Ruby Hill produced 125,200 ounces of gold in 2000 at a total cash cost of $106 per ounce. This mine is scheduled to close in 2003.

    McLaughlin, located in northern California. McLaughlin produced 107,800 ounces of gold in 2000 at a total cash cost of $235 per ounce from stockpiled ore. This mine is scheduled to close in 2002.

    Kalgoorlie operations (50% owned), located in Kalgoorlie, Western Australia. This open pit mine is the largest gold mine in Australia. It produced 393,800 ounces of gold in 2000 (Homestake's 50% share) at a total cash cost of $189 per ounce. It had proven and probable reserves of 6.3 million ounces of gold (Homestake's 50% share) at December 31, 2000.

    The Yilgarn mines, consisting of the Plutonic, Darlot and Lawlers mines in Western Australia. The Yilgarn mines had combined production of 481,900 ounces of gold in 2000 at a total cash cost of $199 per ounce. These mines had proven and probable reserves of 3 million ounces of gold at December 31, 2000.

    Homestake also owns 33.3% of the Marigold mine in Nevada, which produced 21,800 ounces of gold in 2000 (Homestake's 33.3% share) at a total cash cost of $247 per ounce.

    The Homestake mine in South Dakota and the Agua de la Falda mine (51% owned) in Chile are scheduled to close at year-end 2001 and in 2002, respectively.

    Homestake has a 60% interest (40% owned by Barrick) in the Veladero development project in San Juan Province, Argentina, with estimated reserves of
4.8 million ounces (Homestake's 60% share) at July 20, 2001, increased from
3.3 million ounces (Homestake's 60% share) at December 31, 2000.

    Homestake also acquired the Cowal development project in New South Wales, Australia in June 2001.

SPECIAL MEETING OF HOMESTAKE STOCKHOLDERS

    TIME, DATE AND PLACE. A special meeting of the stockholders of Homestake will be held at 11:00 a.m., Pacific time, on [ - ], 2001, at the Marriott Hotel, 2355 N. Main Street, Walnut Creek, California, to vote on the proposal to adopt the merger agreement. (page 30)

THE MERGER

    The merger agreement provides for the merger of Homestake Merger Co., a Delaware corporation and wholly owned subsidiary of Barrick--which we refer to as Merger Sub--with and into Homestake. Following consummation of the merger, Homestake will continue as the surviving corporation and become a wholly owned subsidiary of Barrick. In the merger, each outstanding share of Homestake common stock (including shares of Homestake common stock underlying Homestake CHESS depository interests) will be converted into the right to receive 0.53 Barrick common shares. After the merger, each Homestake Canada exchangeable share will remain outstanding, but, under the terms of the Homestake Canada exchangeable shares and the merger agreement, will be exchangeable for 0.53 Barrick common shares and, through the Barrick special voting share, will entitle the holder to cast a number of votes at meetings of holders of Barrick common shares equal to the number of Barrick common shares for which such Homestake Canada exchangeable share is exchangeable.

    Barrick and Homestake plan to complete the merger promptly after the Homestake special meeting, provided that:

    - Homestake's stockholders have approved the proposal to adopt the merger agreement;

    - the required antitrust and other regulatory approvals have been obtained at such time; and

    - the other conditions specified in the merger agreement have been satisfied or waived.

    If the required approvals have not been obtained at that time or the other conditions have not been satisfied or waived, the merger will be completed promptly after the remaining approvals are obtained or the remaining conditions are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

    The merger agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the legal document that governs the merger. (page 75)

VOTING POWER; RECORD DATE

    You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Homestake common stock, Homestake CHESS depository interests or Homestake Canada exchangeable shares at the close of business on [ - ], 2001, which is the record date for the special meeting. You will have one vote for each share of Homestake common stock, each Homestake CHESS depository interest and each Homestake Canada exchangeable share you owned at the close of business on the record date. (page 30)

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT

    The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the aggregate voting power of:

    - the shares of Homestake common stock (including shares represented by Homestake CHESS depository interests) outstanding on the record date, and

    - the Homestake Canada exchangeable shares outstanding on the record date,

voting together as a single class. At the close of business on [ - ], 2001, there were [ - ] eligible votes outstanding, consisting of Homestake common stock (including shares represented by Homestake CHESS depository interests) and Homestake Canada exchangeable shares, held by approximately [ - ] record holders. Computershare Trust Company of Canada, as the trustee and holder of record on the record date of the Homestake special voting stock, is required to cast the votes attached to the outstanding share of Homestake special voting stock in the manner in which the holders of the Homestake Canada exchangeable shares have instructed the trustee. Barrick shareholders are not required to approve the merger. (page 34)

STOCK OWNERSHIP

    On the record date directors and executive officers of Homestake and their affiliates beneficially owned and were entitled to vote [6,786,905] shares of Homestake common stock and had the right to acquire [2,384,059] shares of Homestake common stock. The total of these shares represented approximately [3.48%] of the Homestake common stock and the Homestake Canada exchangeable shares outstanding on that date. Homestake has one stockholder, August von Finck, who beneficially owns [21,000,000] shares of Homestake common stock. Mr. von Finck and certain members of his immediate family collectively beneficially own [32,257,900] shares of Homestake common stock. These shares represented approximately [12.25%] of the Homestake common stock and the Homestake Canada exchangeable shares outstanding on the record date. (page 35)

STOCKHOLDERS AGREEMENT

    In connection with the merger, Homestake, Barrick and Merger Sub entered into a stockholders agreement with Jack E. Thompson, Chairman and Chief Executive Officer of Homestake, Walter Segsworth, President and Chief Operating Officer of Homestake, and Mr. von Finck and certain members of his immediate family pursuant to which those stockholders of Homestake have agreed to vote all of their shares of Homestake common stock in favor of the adoption of the merger agreement. These stockholders own [32,409,715] shares of Homestake common stock or approximately [12.31%] of the Homestake common stock and Homestake Canada exchangeable shares outstanding on the record date. Each stockholder has also irrevocably appointed Barrick as its attorney and proxy to vote and act with respect to the stockholder's shares with regard to the adoption of the merger agreement. We have attached the stockholders agreement as Annex B to this proxy statement/prospectus. (page 35)

HOMESTAKE BOARD OF DIRECTORS' RECOMMENDATION

    After careful consideration, the Homestake board of directors has determined unanimously that the merger is fair to and in the best interests of Homestake and its stockholders. The Homestake board has approved and declared advisable the merger agreement and unanimously recommends that you vote or instruct your vote to be cast "FOR" the adoption of the merger agreement. (page 41)

OPINION OF HOMESTAKE'S FINANCIAL ADVISOR

    On June 24, 2001, UBS Warburg LLC, Homestake's financial advisor, delivered an opinion to the Homestake board of directors that, as of the date of the opinion, the exchange ratio to be received in the merger was fair, from a financial point of view, to the stockholders of Homestake. We have attached this opinion as Annex C to this proxy statement/prospectus. (page 47)

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When you consider the recommendation of the Homestake board of directors that you vote in favor of adoption of the merger agreement, you should keep in mind that a number of Homestake executives and members of the Homestake board have interests in the merger that are different from, or in addition to, your interest as a stockholder. These interests include, among other things:

    - pursuant to change of control agreements previously approved by the Homestake board, certain of Homestake's executives will be entitled to receive severance benefits and enhanced retirement benefits upon termination of employment under certain circumstances after the merger;

    - outstanding stock options and share rights granted to officers and employees of Homestake under Homestake's stock option and share right plans will fully vest upon termination of employment under certain circumstances after the merger;

    - after the completion of the merger, Barrick intends to appoint Jack E. Thompson to serve as a director of Barrick;

    - share rights granted to directors under Homestake's stock option and share right plans and 1998 Outside Directors Stock Compensation Plan will fully vest if the Homestake director ceases to serve as a director within one year following the effective time of the merger; and

    - all rights to indemnification and exculpation for liabilities for prior acts or omissions in favor of Homestake's directors and officers will be assumed by the surviving corporation in the merger, which will also provide directors' and officers' liability insurance coverage for at least six years. (page 69)

PROXIES

    Proxies and voting instructions may be solicited by mail, telephone or in person. Homestake has hired D.F. King & Co., Inc. to assist in the solicitation process.

    If you grant a proxy or deliver voting instructions, you may still vote your shares in person if you revoke your proxy or voting instructions before the special meeting. (page 31)

HOMESTAKE STOCK OPTIONS, SHARE RIGHTS AND DELAYED DELIVERY RIGHTS

    The merger agreement provides that each outstanding Homestake stock option granted under any existing Homestake employee stock option plan will be converted into an option to acquire, on the same terms and conditions as were applicable under the Homestake stock option, that number of Barrick common shares as the holder of the Homestake stock option would have been entitled to receive if the option were exercised immediately prior to the merger. The exercise price of the option will be at a price per Barrick common share equal to (1) the exercise price for each share of Homestake common stock otherwise purchasable under such Homestake stock option divided by

(2) 0.53 (the exchange ratio for the merger). The merger agreement also provides that each Homestake share right and delayed delivery right outstanding immediately prior to the effective time of the merger will be deemed to constitute a share right and delayed delivery right to acquire that number of Barrick common shares the holder would have received if the holder received all the shares of Homestake common stock covered by the Homestake share right or delayed delivery right immediately prior to the effective time of the merger. (page 83)

CONDITIONS OF THE MERGER

    A number of conditions must be satisfied before the merger will be completed. These include:

    - the receipt of the approval of the Homestake stockholders;

    - approval for listing on The Toronto Stock Exchange and the New York Stock Exchange of the Barrick common shares to be issued pursuant to the merger agreement;

    - approval by The Toronto Stock Exchange and the Ontario Securities Commission of the issuance of the Barrick special voting share in connection with the assumption by Barrick of the Homestake Canada exchangeable share structure;

    - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

    - the issuance of an advance ruling certificate, or the expiration of the waiting period under the COMPETITION ACT (Canada) and the issuance of a no action letter, or waiver of compliance with Part IX of the COMPETITION ACT (Canada);

    - any consents and approvals under any other foreign antitrust law, the absence of which would prohibit the consummation of the merger, have been obtained;

    - the continued effectiveness of the registration statement covering the Barrick common shares to be issued upon completion of the merger;

    - the absence of any pending action or proceeding by any governmental entity challenging the acquisition by Barrick of any shares of Homestake common stock, seeking to restrain the consummation of the merger, seeking to prohibit the ownership by Barrick of any material portion of the business or assets of Homestake, seeking to impose material limitations on the ability of Barrick to exercise full rights of ownership of any shares of Homestake or seeking to prohibit Barrick from effectively controlling the business or operations of Homestake;

    - the absence of legal restraints or prohibitions preventing the consummation of the merger;

    - Barrick and Homestake having received letters from their independent accountants relating to the treatment of the merger as a pooling-of-interests under U.S. generally accepted accounting principles;

    - the correctness of the representations and warranties of the parties contained in the merger agreement, except for any inaccuracies that would not result in a material adverse effect on such party;

    - the performance in all material respects of all the obligations of the parties contained in the merger agreement;

    - Homestake having received an opinion of its counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes; and

    - the absence of material adverse changes with respect to either party.

    If the law permits, either Barrick or Homestake may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur. (page 86)

APPRAISAL RIGHTS

    The holders of Homestake common stock and Homestake Canada exchangeable shares are not entitled to any appraisal rights with respect to the merger. The holder of the Homestake special voting stock may have appraisal rights under certain conditions. (page 69)

TERMINATION

    Barrick and Homestake may mutually agree at any time prior to the effective time of the merger to terminate the merger agreement. Also, either company can terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

    - Homestake stockholders do not approve the adoption of the merger agreement at the Homestake special meeting; or

    - the merger is not consummated on or before March 31, 2002; or

    - any court or other governmental entity prohibits the merger; or

    - the other party materially breaches a covenant, agreement, representation or warranty contained in the merger agreement which would result in a condition to the merger becoming incapable of being satisfied; or

    - any condition to the obligation of that party to effect the merger is not capable of being satisfied.

    Further, Homestake can terminate the merger agreement prior to the effective time of the merger if the Homestake board approves and, concurrently with the termination of the merger agreement, Homestake enters into a definitive agreement providing for the implementation of an acquisition of Homestake that was not solicited by Homestake and is financially more favorable than the merger with Barrick.

    In addition, Barrick can terminate the merger agreement prior to the effective time of the merger if the Homestake board:

    - withdraws or modifies in a manner adverse to Barrick its recommendation to the Homestake stockholders to approve the merger; or

    - approves or recommends any other takeover proposal for Homestake.

    If Barrick or Homestake terminates the merger agreement because Homestake stockholder approval was not obtained at the Homestake special meeting, then Homestake will reimburse Barrick for out-of-pocket expenses of up to $10 million.

    Homestake has agreed to pay Barrick a termination fee of $80 million (less any expenses previously reimbursed) in each of the following circumstances:

    - if the merger agreement is terminated by either Homestake or Barrick because of the failure of Homestake's stockholders to adopt the merger agreement or by Barrick because of Homestake's breach of the merger agreement if in either case a takeover proposal for Homestake is pending at the time of the special meeting or the breach and within 12 months of termination Homestake enters into an agreement for or consummates a takeover proposal for Homestake;

    - if the merger agreement is terminated by the Homestake board in the event that the Homestake board has approved a takeover proposal financially more favorable than the merger with Barrick that was not solicited by Homestake and Homestake enters into that proposal concurrent with termination of the merger agreement; or

    - if the merger agreement is terminated by Barrick after the Homestake board withdraws or modifies in an adverse manner its recommendation to Homestake stockholders to adopt the merger agreement or approves or recommends any other takeover proposal for Homestake. (page 88)

EFFECT OF TERMINATION

    If the merger agreement is terminated, the merger agreement will become null and void, except for liabilities resulting from willful or material breach and obligations described under "TERMINATION" above.

ACCOUNTING TREATMENT

    We expect that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles in the United States. Pooling-of-interests accounting means that the historical book value of Homestake's assets and liabilities will be carried over to Barrick's balance sheet, the shareholders' equity accounts of Barrick and Homestake will be combined on Barrick's balance sheet and the new combined company will be treated as if the two companies had always been combined. (page 67)

COMPARISON OF STOCKHOLDER RIGHTS

    Your right to receive Barrick common shares in exchange for your Homestake common stock will result in differences between your rights as a Barrick shareholder, governed by Ontario corporate law, and your rights as a Homestake stockholder, governed by Delaware corporate law. (page 113)

REGULATORY MATTERS

    We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. The waiting period expires
30 days after such filing unless it is terminated prior to such date by the Federal Trade Commission or the Antitrust Division of the Department of Justice or extended by a request for additional information from either agency. Homestake and Barrick filed the required materials on July 10 and 11, 2001, respectively[, and early termination of] the waiting period for these approvals [expired on August [ - ], 2001] [was granted on [ - ], 2001]. However, the Department of Justice and the Federal Trade Commission have the authority to challenge the transactions on antitrust grounds before or after the merger is completed.

    We are prohibited under Canadian competition law from completing the merger until after the parties have furnished information and materials to the Commissioner of Competition and either the Commissioner has issued an advance ruling certificate or the required waiting period has been waived or has terminated. Barrick and Homestake filed a short form filing on July 18, 2001, and it is anticipated that the requisite statutory waiting period will expire on August 1, 2001. However, unless the Commissioner of Competition issues an advance ruling certificate, the Commissioner has up to three years after the merger is completed to challenge the merger on competition grounds.

    The merger is subject to the approval of the Treasurer of the Commonwealth of Australia, or the expiration of the relevant waiting period, under Australian foreign investment laws. The waiting period expires 40 days after lodgment of an application. The Treasurer may extend the waiting period by an additional
90 days. Barrick lodged the application on July 10, 2001. (page 68)

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Homestake has received an opinion of its tax counsel stating that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, Homestake stockholders will not recognize a gain or loss for U.S. federal income tax purposes as a result of the exchange of their Homestake common stock for Barrick common shares in the merger. U.S. holders of Homestake common stock, however, will recognize a gain or loss for U.S. federal income tax purposes with respect to any cash received instead of fractional Barrick common shares. (page 54)

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Canadian-resident holders of Homestake common stock will exchange their shares of Homestake common stock for Barrick common shares under the merger on a fully taxable basis for Canadian tax purposes. Such holders will be required to recognize a gain or loss equal to the difference between (i) the aggregate fair market value of the Barrick common shares (and any cash for a fractional Barrick common share) received by them, and (ii) the cost amount of the shares of Homestake common stock disposed of plus any reasonable costs of disposition.

    Canadian-resident holders of Homestake Canada exchangeable shares will not be considered to have disposed of their Homestake Canada exchangeable shares upon the completion of the merger. Accordingly, such holders will not be required to recognize any gain or loss on the Homestake Canada exchangeable shares upon the completion of the merger. After the merger, each Homestake Canada exchangeable share will be exchangeable for 0.53 Barrick common shares. If, as expected, Barrick exercises its call rights upon the exchange of a holder's Homestake Canada exchangeable shares, the holder may receive the Barrick common shares on a tax-deferred rollover basis for Canadian tax purposes in most circumstances. It may therefore be advantageous for a Canadian resident holder of Homestake Canada exchangeable shares to exercise the holder's exchange rights after the merger.

    Holders of shares of Homestake common stock who are not residents of Canada will generally not be subject to Canadian tax upon the exchange of their Homestake common stock for Barrick common shares. However, dividends paid on the Barrick common shares to a non-resident of Canada will be subject to Canadian withholding tax. (page 59)

MATERIAL AUSTRALIAN INCOME TAX CONSEQUENCES OF THE MERGER

    Australian resident holders of Homestake common stock will be treated as making a disposal of that stock for capital gains tax purposes. A gain may be realized if the aggregate of the market value of the Barrick common shares received and the cash received instead of fractional shares in exchange for the Homestake common stock exceeds the Homestake stockholder's cost base in the shares of Homestake common stock. An Australian resident stockholder will be required to include the taxable amount of this gain (if any) in his or her assessable income, unless he or she elects to obtain scrip for scrip rollover relief (to the extent the gain is referable to the receipt of Barrick common shares), if available. The taxable amount of any gain referable to the receipt of cash instead of fractional shares will not be eligible for rollover relief and will be required to be included in the assessable income of the Homestake stockholder. (page 66)

EXCHANGE OF STOCK CERTIFICATES

    After the merger occurs, the exchange agent appointed in connection with the merger will send a letter of transmittal and exchange instructions to Homestake stockholders that will provide instructions on the procedure for exchanging Homestake certificates for Barrick share certificates. (page 76)

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                    SUMMARY FINANCIAL STATEMENT PRESENTATION

    Unless otherwise indicated in this document, all financial information relating to Homestake is presented in U.S. dollars, has been prepared in accordance with U.S. generally accepted accounting principles and has been derived from Homestake's financial statements prepared in accordance with U.S. generally accepted accounting principles. All financial information relating to Barrick is presented in U.S. dollars, is prepared in accordance with U.S. generally accepted accounting principles and is derived from financial statements prepared in accordance with Canadian generally accepted accounting principles.

    Canadian generally accepted accounting principles differ from U.S. generally accepted accounting principles and may result in material differences in reported financial results for Barrick. For a reconciliation to U.S. generally accepted accounting principles of Barrick's financial statements for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996, see Barrick's Annual Report on Form 40-F for the years ended December 31, 2000 and 1998.

    Following the merger, it is expected that Barrick will continue to be a "foreign private issuer" eligible to file reports under the Securities Exchange Act and the multi-jurisdictional disclosure system. The multi-jurisdictional disclosure system facilitates cross-border offerings of securities and continuous reporting by specified Canadian issuers. The system permits eligible companies in the United States and Canada to offer securities in the other country using the disclosure documents meeting the regulatory requirements of their home country. As a corporation governed by the BUSINESS CORPORATIONS ACT (Ontario) and subject to the reporting requirements of the various securities regulatory authorities in Canada, Barrick is required to prepare and file financial information under Canadian generally accepted accounting principles.

    Barrick and Homestake expect that the merger will be accounted for as a pooling-of-interests under U.S. generally accepted accounting principles. Following the merger, Barrick anticipates filing with the Securities and Exchange Commission consolidated financial statements prepared under U.S. generally accepted accounting principles. Communications with shareholders will also primarily focus on the financial results of the merged company prepared in accordance with U.S. generally accepted accounting principles. However, in accordance with Canadian statutory requirements, Barrick will also continue to prepare, file and provide to its Canadian shareholders financial statements prepared in accordance with Canadian generally accepted accounting principles.

    All dollar amounts set forth in this document are in U.S. dollars, except where otherwise indicated. Except where defined in headings to a table, references herein to "$," "US$," "dollars" or "U.S. dollars" are to United States dollars.

         SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF BARRICK

    Set forth below is a summary of selected consolidated financial information with respect to Barrick which has been derived from Barrick's financial statements and prepared in accordance with U.S. generally accepted accounting principles and is for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. More comprehensive financial information is included in Barrick's financial statements and annual reports. The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, Barrick's complete consolidated financial statements, including the notes thereto, and annual reports. See "WHERE YOU CAN FIND MORE INFORMATION" regarding how you can obtain this information (page 128). Barrick has also included selected operating data for the five-year period ended December 31, 2000.

    The financial and operating information in the following tables reflects the following significant transactions or events:

    - The closure of the following mines due to the depletion of reserves: the Mercur Mine (1997), the Golden Patricia Mine (1997), the Pinson Mine
      (1999), the Bullfrog Mine (1999) and the Tambo Mine (2000).

    - The commencement of commercial production at the following mines: the Meikle Mine (1996) and the Pierina Mine (1998).

    - The purchase of all the outstanding shares of Arequipa Resources Ltd. in 1996, a company which owned the Pierina Property.

    - The issuance of $500 million of redeemable, non-convertible debentures in 1997.

    - The sale of Barrick's 50% interest in the Doyon Mine in 1998 for a pre-tax gain of $42 million (no gain net of tax).

    - The purchase of all of the outstanding shares of Sutton Resources Ltd. in 1999, a company which owned the Bulyanhulu Property.

    - Provision for mining assets of $1.44 billion (net of tax) in 2000, $725 million (net of tax) in 1997 and $38 million (net of tax) in 1996.

    Unless otherwise specified, dollars in tables are in millions of U.S. dollars, except per share and per ounce amounts.

                                                          AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------
FINANCIAL INFORMATION                                  2000       1999       1998       1997       1996
---------------------                                --------   --------   --------   --------   --------
INCOME STATEMENT DATA
  Revenues.........................................  $ 1,342     $1,431     $1,298     $1,295     $1,319
  Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle......................................   (1,103)       326        293       (477)       211
  Net income (loss)................................   (1,126)       326        293       (477)       211
  Comprehensive income (loss)......................   (1,126)       326        293       (477)       211

PER SHARE DATA
  Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle......................................  $ (2.79)    $ 0.83     $ 0.75     $(1.24)    $ 0.56
  Net income (loss)................................    (2.84)      0.83       0.75      (1.24)      0.56
  Dividends per share..............................     0.22       0.20       0.18       0.16       0.14

BALANCE SHEET DATA
  Cash and equivalents.............................  $   623     $  500     $  458     $  333     $  264
  Working capital..................................      481        440        413        290        318
  Total assets.....................................    4,075      5,311      4,871      4,535      5,018
  Long term debt...................................      676        525        500        500        500
  Shareholders' equity.............................    2,698      3,905      3,630      3,324      3,815

OTHER INFORMATION
-----------------
OPERATING DATA
  Ounces of gold produced (Barrick's share)
    (THOUSANDS)....................................    3,744      3,660      3,205      3,048      3,149
  Average realized price per ounce of gold sold....  $   360     $  385     $  400     $  420     $  415
  Production costs per ounce of gold sold:
    Total cash costs...............................  $   145     $  134     $  180     $  206     $  217
    Amortization and reclamation...................       92        110         72         70         62
                                                     -------     ------     ------     ------     ------
  Total production costs...........................  $   237     $  244     $  252     $  276     $  279
                                                     =======     ======     ======     ======     ======

        SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF HOMESTAKE

    Set forth below is a summary of selected consolidated financial information with respect to Homestake which has been derived from Homestake's financial statements and prepared in accordance with U.S. generally accepted accounting principles and is for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. More comprehensive financial information is included in Homestake's financial statements and annual reports. The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, Homestake's complete consolidated financial statements, including the notes thereto, and annual reports. See "WHERE YOU CAN FIND MORE INFORMATION" (page 128) regarding how you can obtain this information. Homestake has also included selected operating data for the five-year period ended December 31, 2000.

    The financial and operating information in the following tables reflects the following significant transactions or events:

    - The purchase of all of the outstanding shares of Bargold Corporation in 2000, a company that owned a 25% interest in the Round Mountain Mine, increasing Homestake's interest in the Round Mountain Mine to 50%.

    - The purchase of all of the outstanding shares of Argentina Gold Corp. in 1999, a company which owns a 60% interest in the Veladero Property. The acquisition was accounted for on a pooling-of-interests basis.

    - The purchase in 1998 of the 49.4% of the outstanding shares of Prime Resources Group Inc. that Homestake did not already own, a company having the Eskay Creek Mine as its principal asset.

    - The purchase of all of the outstanding shares of Plutonic Resources Limited in 1998, a company owning a number of producing gold mines and gold exploration properties in Australia. The acquisition was accounted for on a pooling-of-interests basis.

    - Provision for mining assets, restructuring costs and other non-recurring charges of $69 million in 2000, $16 million in 1999, $189 million in 1998 and $140 million in 1997 (all net of tax).

    - A provision in 1997 of $85 million for Homestake's investment in the Main Pass 299 sulfur mine.

    - An after-tax gain of $47 million in 1997 on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation.

    Unless otherwise specified, dollars in tables are in millions of U.S. dollars, except per share and per ounce amounts.

                                                             AS OF OR FOR THE YEARS ENDED DECEMBER
                                                                              31,
                                                      ----------------------------------------------------
FINANCIAL INFORMATION                                   2000       1999       1998       1997       1996
---------------------                                 --------   --------   --------   --------   --------
INCOME STATEMENT DATA
  Revenues..........................................   $  667     $  730     $  778     $  948     $  975
  Income (loss) from continuing operations..........      (89)         9       (230)      (122)        45
  Net income (loss).................................     (104)         5       (234)      (233)        42
  Comprehensive income (loss).......................     (170)        36       (262)      (315)        81

PER SHARE DATA
  Income (loss) from continuing operations..........   $(0.34)    $ 0.04     $(0.99)    $(0.53)    $ 0.20
  Net income (loss).................................    (0.40)      0.02      (1.01)     (1.02)      0.19
  Dividends per share...............................    0.025      0.075      0.100      0.150      0.200

BALANCE SHEET DATA
  Cash and cash equivalents.........................   $  193     $  130     $  145     $  124     $  105
  Working capital...................................      178        257        306        316        238
  Total assets......................................    1,419      1,634      1,661      1,627      1,960
  Long-term debt....................................      225        278        357        375        255
  Shareholders' equity..............................      609        765        739        700      1,043

OTHER INFORMATION
-----------------
OPERATING DATA
  Ounces of gold produced (Homestake's
    share)(THOUSANDS)...............................    2,206      2,141      2,137      2,178      2,102
  Average realized price per ounce of gold sold.....   $  288     $  291     $  312     $  353     $  406
  Production costs per ounce of gold sold:
    Total cash costs................................   $  174     $  182     $  205     $  252     $  266
    Amortization and reclamation....................       65         60         59         57         64
                                                       ------     ------     ------     ------     ------
  Total production costs............................   $  239     $  242     $  264     $  309     $  330
                                                       ======     ======     ======     ======     ======

            SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND
                            UNAUDITED PER SHARE DATA

    The following tables set forth selected unaudited pro forma combined financial data. The pro forma amounts included in the tables below are presented as if the merger had been effective for all periods presented, have been prepared in accordance with U.S. generally accepted accounting principles and are based on the pooling-of-interests method of accounting. You should read this information in conjunction with, and such information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Barrick and Homestake incorporated in this document by reference and the pro forma combined financial statements and accompanying discussions and notes beginning on page 92. See "WHERE YOU CAN FIND MORE INFORMATION" (page 128) regarding how you can obtain the complete financial statements and accompanying footnotes. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company.

    Unless otherwise specified, dollars in tables are in millions of U.S. dollars, except per share amounts.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
INCOME STATEMENT DATA:
  Revenues..................................................  $ 2,009     $2,161     $2,076
  Income (loss) from continuing operations..................   (1,192)       335         64
  Income (loss) before cumulative effect of change in
    accounting principle....................................   (1,207)       331         60
  Net income (loss).........................................   (1,230)       331         60
PER COMMON SHARE DATA:
  Income (loss) from continuing operations..................    (2.23)      0.63       0.13
  Income (loss) before cumulative effect of changes in
    accounting principle....................................    (2.26)      0.63       0.12
  Net income (loss).........................................    (2.30)      0.63       0.12
  Dividends.................................................    0.175      0.185      0.179

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
BALANCE SHEET DATA:
  Cash and equivalents......................................   $  781     $  630
  Working capital...........................................      624        697
  Total assets..............................................    5,459      6,945
  Long-term debt............................................      901        803
  Shareholders' equity......................................    3,272      4,670

                           COMPARATIVE PER SHARE DATA

    The following table sets forth, for the periods indicated, selected pro forma per share amounts, prepared in accordance with U.S. generally accepted accounting principles, for the Barrick common shares, after giving effect to the merger accounted for under the pooling-of-interests method of accounting, pro forma per share equivalent amounts for shares of the Homestake common stock and the corresponding historical per share data for the Homestake common stock and the Barrick common shares. The information presented is based upon, and is qualified in its entirety by, the consolidated financial statements and the related notes of each of Homestake and Barrick incorporated in this document by reference. You should not rely on the pro forma per share data as being indicative of the results of operations or the financial condition that would have been reported by the combined company had the merger been in effect during these periods or that may be reported in the future. See "BARRICK AND HOMESTAKE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" for a more complete discussion.

    Information presented in the table below reflects the following:

    - Each of the comparative per share data has been calculated assuming completion of the merger as if it had been in effect for all periods presented based on the exchange ratio of 0.53 Barrick common shares for each share of Homestake common stock.

    - Homestake per share equivalent data has been calculated by multiplying the unaudited pro forma combined data by the exchange ratio of 0.53.

    - Income (loss) from continuing operations per share is presented before the cumulative effect of the change in accounting principles.

                                                               AS OF OR FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
UNAUDITED PRO FORMA COMBINED:
  Income (loss) from continuing operations per share........   $(2.23)    $ 0.63     $ 0.13
  Dividends per share.......................................    0.175      0.185      0.179
  Book value per share......................................     6.12       8.66

HOMESTAKE PER SHARE EQUIVALENTS:
  Income (loss) from continuing operations per share........   $(1.18)    $ 0.33     $ 0.07
  Dividends per share.......................................    0.093      0.098      0.095
  Book value per share......................................     3.24       4.59

HOMESTAKE HISTORICAL:
  Income (loss) from continuing operations per share........   $(0.34)    $ 0.04     $(0.99)
  Dividends per share.......................................    0.025      0.075      0.100
  Book value per share......................................     2.31       2.94

BARRICK HISTORICAL:
  Income (loss) from continuing operations per share........   $(2.79)    $ 0.83     $ 0.75
  Dividends per share.......................................    0.220      0.200      0.180
  Book value per share......................................     6.81       9.86

                    COMPARATIVE PER SHARE MARKET INFORMATION

    The Barrick common shares are principally listed on, and applications to list the Barrick common shares to be issued pursuant to the merger will be filed with, The Toronto Stock Exchange and the New York Stock Exchange. The Barrick common shares also trade on the London Stock Exchange, the Swiss Exchange and the Paris Bourse.

    The table below sets forth, for the calendar quarters indicated, the high and low sale prices of the Barrick common shares as reported on The Toronto Stock Exchange and the New York Stock Exchange Composite Tape, and the high and low sale prices of the Homestake common stock on the New York Stock Exchange Composite Tape.

                                                         THE TORONTO
                                                       STOCK EXCHANGE               NEW YORK STOCK EXCHANGE
                                                     -------------------   -----------------------------------------
                                                           BARRICK               BARRICK              HOMESTAKE
                                                           COMMON                COMMON                COMMON
                                                           SHARES                SHARES                 STOCK
                                                     -------------------   -------------------   -------------------
                                                       HIGH       LOW        HIGH       LOW        HIGH       LOW
                                                     --------   --------   --------   --------   --------   --------
                                                           (CDN$)                  ($)                   ($)
1999
First Quarter......................................   32.85      24.80      21.81      16.44      11.44       8.13
Second Quarter.....................................   34.20      24.00      23.43      16.13      10.75       7.50
Third Quarter......................................   38.20      25.00      25.81      16.75      11.00       7.19
Fourth Quarter.....................................   35.90      24.90      24.44      16.94      10.13       7.50

2000
First Quarter......................................   28.30      22.50      19.75      15.63       8.00       5.88
Second Quarter.....................................   29.45      22.50      20.00      15.50       7.63       5.63
Third Quarter......................................   27.20      22.10      18.38      14.81       6.94       5.00
Fourth Quarter.....................................   26.30      18.70      17.26      12.31       5.25       3.50

2001
First Quarter......................................   27.48      21.10      17.59      13.69       6.62       3.94
Second Quarter.....................................   29.65      21.65      19.39      13.72       8.25       4.75
Third Quarter (through July 18, 2001)..............   24.08      21.95      15.63      14.20       8.12       7.31

    Set forth below are the reported high, low and closing sale prices of Barrick common shares and Homestake common stock on the New York Stock Exchange Composite Tape on June 22, 2001, the last trading day prior to the announcement of the merger, as well as the equivalent pro forma sale price of Homestake common stock on such date, as determined by multiplying the applicable reported sale price of Barrick common shares by the exchange ratio of 0.53.

                          NEW YORK STOCK EXCHANGE
----------------------------------------------------------------------------
                                                        HOMESTAKE                        HOMESTAKE
           BARRICK COMMON SHARES                       COMMON STOCK                      EQUIVALENT
-------------------------------------------   ------------------------------   ------------------------------
        HIGH              LOW       CLOSE       HIGH       LOW       CLOSE       HIGH       LOW       CLOSE
---------------------   --------   --------   --------   --------   --------   --------   --------   --------
                    ($)                                    ($)                              ($)
16.54                    16.31      16.43       6.65       6.39       6.65       8.77       8.64       8.71

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO VOTE OR INSTRUCT YOUR VOTE TO BE CAST FOR THE ADOPTION OF THE MERGER AGREEMENT, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, BEFORE YOU DECIDE WHETHER TO VOTE OR INSTRUCT YOUR VOTE TO BE CAST TO ADOPT THE MERGER AGREEMENT.

                          RISKS RELATING TO THE MERGER

BARRICK AND HOMESTAKE MAY NOT INTEGRATE SUCCESSFULLY.

    The merger of our companies would involve the integration of companies that have previously operated independently. Various decisions regarding management restructuring, operational staffing and financial reporting systems following the merger have not yet been made. We cannot assure you that Homestake's operations will integrate into Barrick without encountering difficulties. For example, Barrick's assumption of management of the Homestake properties may result in the loss of important Homestake personnel with valuable experience at, and knowledge of, the Homestake properties. Additionally, Homestake's current financial reporting system differs from Barrick's, and we cannot assure you that Homestake's system will be efficiently integrated with Barrick's. As a result of these factors, it is possible that Barrick will not achieve the anticipated operating synergies from the merger.

CHANGES IN THE VALUE OF BARRICK COMMON SHARES WILL AFFECT THE VALUE OF YOUR MERGER CONSIDERATION.

    The specific dollar value of the consideration you will receive in the merger will depend on the market price of Barrick common shares at the effective time of the merger. Because the exchange ratio is fixed, it will not increase or decrease due to fluctuations in the market price of Barrick common shares. In the event that the market price of Barrick common shares increases or decreases, the market value of the Barrick common shares you receive in the merger will correspondingly increase or decrease. Because the date that the merger is completed may be later than the date of the special meeting, the prices of Barrick common shares and Homestake common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. Neither Barrick nor Homestake can assure you as to the market prices of Homestake common stock or Barrick common shares at any time before the merger or as to the market price of Barrick common shares at the date of or any time after the merger. We urge Homestake stockholders to obtain current market quotations for Barrick common shares and Homestake common stock.

        RISKS RELATING TO BARRICK, HOMESTAKE AND THE COMBINED OPERATIONS

GOLD PRICE VOLATILITY CAN AFFECT OUR PROFITABILITY.

    The Barrick and Homestake businesses are significantly affected by the world market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, all of which are beyond our control. These include industry factors such as:

    - industrial and jewelry demand;

    - central bank lending, sales and purchases of gold;

    - levels of gold production; and

    - short-term changes in supply and demand because of trading activities in the gold market.

    Gold prices may also be affected by macroeconomic factors, including, among other things:

    - confidence in the global monetary system;

    - expectations of the future rate of inflation;

    - the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;

    - interest rates; and

    - global or regional political or economic events (including banking crises).

The aggregate effect of these factors is impossible to predict.

    The volatility of gold prices is illustrated in the following table of annual high, low and average afternoon fixing prices for gold per ounce on the London Metal Exchange:

YEAR                                                            HIGH       LOW      AVERAGE
----                                                          --------   --------   --------
1996........................................................    $416       $367       $388
1997........................................................    $367       $283       $331
1998........................................................    $313       $273       $294
1999........................................................    $326       $253       $279
2000........................................................    $313       $264       $279
2001 (through July 18, 2001)................................    $291       $256       $266

------------------------

Source of Data: Metals Week and Reuters.

    On July 18, 2001, the afternoon fixing price for gold on the London Metal Exchange was $268.550 per ounce.

    If our revenue from gold sales were to decrease significantly and remain at such a level for any substantial period, we might determine that it is not economically feasible to continue commercial production at some or all of our operations or to continue development of some or all of our development projects. Barrick and Homestake engage in transactions to reduce the impact of fluctuations in gold prices on our profitability. See "GOLD HEDGING ACTIVITIES MAY ADVERSELY AFFECT BARRICK AND HOMESTAKE" below.

PRICE VOLATILITY OF OTHER COMMODITIES CAN AFFECT PROFITABILITY

    The profitability of the Homestake and Barrick businesses is also affected to a lesser extent by other commodities such as silver and copper produced as by-products at our mines, as well as commodities which are consumed or otherwise used in connection with our operations, such as diesel fuel and electricity. Prices of such commodities are also subject to volatile price movements over short periods of time and are affected by factors that are beyond our control. If our proceeds from the sale of these by-products were to decrease significantly, or the costs of certain commodities consumed or otherwise used in connection with our operations were to increase significantly, and remain at such levels for any substantial period, we might determine that it is not economically feasible to continue commercial production at some or all of our operations or the development of some or all of our development projects. From time to time we engage in transactions to reduce the impact of such fluctuations on our profitability.

GOLD HEDGING ACTIVITIES MAY ADVERSELY AFFECT BARRICK AND HOMESTAKE.

    To reduce the impact of exposure to gold price volatility, historically each of us has entered into financial agreements with banking or financial institutions that provide for the delivery of gold to the financial institution at an agreed-upon price. Barrick has hedged a larger portion of its gold production than has Homestake. If we are unable to produce sufficient gold to meet a delivery obligation, we may be required to purchase gold at the prevailing spot gold price to meet the obligation. This risk may be mitigated, in the case of Barrick, by Barrick's ability to defer delivery of gold for up to 15 years under Barrick's long term trading agreements.

    In addition, these transactions expose us to the risk of default by the financial institutions that are counterparties to such contracts. We manage this risk of default, or credit risk, by dealing only with financial institutions that meet our high credit rating standards and by limiting arrangements with individual counterparties. In addition, we each enter into master netting arrangements which incorporate the right of set-off and provide for the simultaneous close-out and net settlement of contracts with these counterparties in the event of default or other cancellation under any agreement with any one counterparty.

THE MINING BUSINESS ENTAILS SIGNIFICANT OPERATING RISKS.

    The mining industry is subject to significant risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected rock formations, seismic events, cave-ins, flooding and gold bullion losses, some of which are beyond our control. These risks and hazards could result in:

    - damage to, or destruction of, mineral properties or producing facilities;

    - personal injury or death;

    - environmental damage;

    - delays in mining; and

    - monetary losses and possible legal liability.

    While we maintain and intend to continue to maintain insurance to cover some of these risks and hazards to the extent available and consistent with the industry practice, no assurance can be given that such insurance will continue to be available, or that it will be available at economically feasible premiums. Our property, business interruption and liability insurance may not provide sufficient coverage for losses related to these or other risks or hazards. In addition, neither Barrick nor Homestake has coverage for certain environmental losses in the United States, as such coverage cannot be purchased at a commercially reasonable cost. This lack of insurance coverage could result in material economic harm to the combined business.

CURRENCY FLUCTUATIONS MAY AFFECT THE COSTS THAT BARRICK AND HOMESTAKE INCUR AT
  THEIR OPERATIONS.

    Currency fluctuations may affect the costs that Barrick and Homestake incur at their operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of Barrick's and Homestake's operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at their mines located outside the United States.

CURRENCY HEDGING ACTIVITIES MAY ADVERSELY AFFECT BARRICK AND HOMESTAKE.

    Although Barrick and Homestake enter into currency hedging contracts to mitigate the impact on their production costs of the appreciation of non-U.S. dollar currencies against the U.S. dollar, there is a risk that these activities can result in Barrick and Homestake failing to further benefit when the U.S. dollar appreciates in value relative to non-U.S. dollar currencies.

WE MAY NOT REALIZE OUR RESERVE ESTIMATES.

    Barrick and Homestake have carefully prepared and verified the reserve figures presented in this document and believe that their respective methods of estimating reserves are supported by mining experience. However, such figures are estimates, and neither Barrick nor Homestake can assure you that the indicated levels of gold will be produced or that we will obtain the prices assumed in determining gold reserves. Fluctuations in the price of gold or by-product minerals, such as silver and copper, may render reserves containing relatively lower grades of gold mineralization uneconomic. Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of ore bodies or the processing of new or different ore grades, may cause reserves to be modified or Barrick or Homestake to be unprofitable in any particular accounting period.

    Estimated reserves may have to be recalculated based on actual production experience. Market price fluctuations of gold and silver, as well as increased production costs or reduced recovery rates, may render the present proven and probable reserves unprofitable to develop at a particular site or sites for periods of time. This could cause us to reduce our reserves.

WE MAY NOT ACHIEVE OUR PRODUCTION ESTIMATES.

    We each prepare estimates of future production for particular operations. Neither of us can assure you that we will achieve our production estimates. The failure of either or both of us to achieve our production estimates could have an adverse impact on either or both of our future cash flows, earnings, results of operations and financial condition. The accuracy of these production estimates depends on, among other things, the following factors:

    - the accuracy of our reserve estimates;

    - the accuracy of our assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and

    - the accuracy of our estimated rates and costs of mining and processing.

    Our actual production may vary from estimates for a variety of reasons, including:

    - actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

    - short-term operating factors relating to the reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

    - mine failures, cave-ins or equipment failures;

    - natural phenomena, such as inclement weather conditions, floods and earthquakes;

    - price increases or scarcity of materials used to mine gold and silver;

    - unexpected labor shortages or strikes; and

    - restrictions or regulations imposed by government agencies.

    Each of these risks also applies to Barrick and Homestake sites not yet in production and to operations that are to be expanded. In these cases, we do not have the benefit of actual experience in our respective estimates, and there is a greater likelihood that actual results will vary from the estimates.

OUR GOLD EXPLORATION PROJECTS ARE FREQUENTLY UNSUCCESSFUL.

    Gold exploration is highly speculative in nature. Our exploration projects involve many risks and are frequently unsuccessful. We cannot assure you that our respective future gold exploration efforts will be successful. Success in increasing our reserves is the result of a number of factors, including the following:

    - quality of management;

    - geological and technical expertise;

    - quality of land available for exploration; and

    - cash available for exploration and development.

    Once we discover a site with gold mineralization, it may take several years from the initial phases of drilling until production is possible. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the expansion or replacement of current production with new proven and probable reserves.

BARRICK AND HOMESTAKE DEPEND ON THE SUCCESS OF NEW DEVELOPMENT PROJECTS.

    Our ability to sustain or increase our present levels of gold production is dependent in part on the successful development of new ore bodies and/or expansion of existing mining operations. If we are unable to successfully develop new ore bodies, we will not be able to sustain our present production levels. Reduced production could have an adverse impact on our future cash flows, earnings, results of operations and financial condition. The economic feasibility of development projects is based upon many factors, including:

    - the accuracy of our reserve estimates;

    - metallurgical recoveries;

    - capital and operating costs of such projects; and

    - future gold and by-product prices.

    Development projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and availability of adequate financing.

    Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies which derive estimates of capital and operating costs based upon many factors, including:

    - anticipated tonnage and grades of ore to be mined and processed;

    - the configuration of the ore body;

    - ground and mining conditions;

    - expected recovery rates of the gold from the ore; and

    - anticipated environmental and regulatory compliance costs.

    It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.

GOVERNMENT REGULATION SIGNIFICANTLY AFFECTS BARRICK'S AND HOMESTAKE'S MINING
  OPERATIONS.

    Homestake's and Barrick's domestic and foreign mining operations and exploration activities are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development, protection of endangered and protected species and taxation. The increased capital and operating costs and delays associated with compliance with these laws and regulations could stop either of us from proceeding with the development of a project or the operation or further development of a mine.

    Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with these laws and regulations.

    Each domestic and foreign jurisdiction regulates mining activities. Authorities in these jurisdictions generally grant permits to authorize our operations. These permits relate to virtually every aspect of our exploration, development and production activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant adverse impact on our businesses, financial condition or results of operations.

    In the U.S., Canada and Australia, for example, our mining sites are required to submit, for government approval, a reclamation plan that establishes our obligation to reclaim property after minerals have been mined from the site. Restoration on our sites takes place during and after the active life of the mine. In accordance with applicable U.S. federal and state laws, for example, bonds or other forms of financial assurances have been provided for the restoration of some of our mine sites. We may incur significant costs in connection with these restoration activities. The unknown future of additional regulatory requirements, significant new facilities or surface disturbances, and the potential for additional activities needed for restoration create uncertainties related to future restoration costs.

THERE ARE NUMEROUS ADDITIONAL RISKS RELATED TO OUR FOREIGN INVESTMENTS AND
  OPERATIONS.

    Barrick and Homestake conduct development and mining activities in many countries outside the United States, including Canada, Australia, Argentina, Chile, Peru and Tanzania, among others. Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including various levels of political and economic risk. The occurrence of one or more of these events could have a material adverse impact on our profitability or the viability of our affected foreign operations, which could have a material adverse impact on our future cash flows, earnings, results of operations and financial condition. These risks include the following:

    - labor disputes;

    - invalidation of governmental orders;

    - uncertain or unpredictable political, legal and economic environments;

    - war and civil disturbances;

    - changes in laws or policies of particular countries;

    - taxation;

    - delays in obtaining or the inability to obtain necessary governmental permits;

    - government seizure of land or mining claims;

    - limitations on ownership;

    - limitations on the repatriation of earnings; and

    - increased financing costs.

    These risks may limit or disrupt the projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation. We consider such risks in determining whether to make an investment and, where appropriate, we attempt to mitigate such risks using various techniques, including, among other things, project financing and political risk insurance. However, we cannot assure you that these techniques will continue to be economically feasible to employ or, if employed, will eliminate all of the risks related to our international operations.

THE PRICE OF BARRICK COMMON SHARES MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF HOMESTAKE COMMON STOCK.

    Upon completion of the merger, holders of Homestake common stock will become holders of Barrick common shares. Barrick's business is different from that of Homestake and Barrick's results of operations, as well as the price of Barrick common shares, may be affected by factors different than those affecting Homestake's results of operations and the price of Homestake common stock.

WE MAY NOT HAVE SATISFACTORY TITLE TO OUR PROPERTIES.

    The validity and ownership of mining property holdings can be uncertain and may be contested. Although we have attempted to acquire satisfactory title to our properties, some risk exists that some titles, particularly title to undeveloped properties, may be defective. There are currently a number of pending native title or aboriginal claims relating to Homestake's operations and exploration tenements in Australia and Canada, although essentially all of Homestake's mining leases in Australia are grandfathered in respect of native title.

WE COMPETE WITH OTHERS FOR MINING CLAIMS AND MINING ASSETS.

    We compete with other mining companies and individuals for mining claims and leases on exploration properties and the acquisition of gold mining assets. Neither of us can assure you that we will continue to be able to compete successfully with our competitors in acquiring these properties and assets.

YOU MAY HAVE DIFFICULTY BRINGING SUIT AND ENFORCING JUDGMENTS AGAINST BARRICK.

    Barrick is organized under the laws of the Province of Ontario, Canada pursuant to the BUSINESS CORPORATIONS ACT (Ontario). Some of Barrick's current directors and officers and experts named in this document are residents of Canada, and all or a substantial portion of the assets of such persons and a substantial part of the assets of Barrick may be located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process on such persons, or to enforce, in U.S. courts, judgments, in original actions or in actions for enforcement, against Barrick or such persons which are obtained in U.S. courts and which are predicated upon the civil liability provisions of U.S. federal securities laws. Barrick has been advised by its Canadian counsel that there is doubt as to whether courts in the Province of Ontario, Canada would (i) enforce judgments of United States courts obtained in actions against Barrick or its directors, controlling persons, officers and experts who are not U.S. residents, in actions predicated upon the civil liability provisions of U.S. securities laws, or (ii) enforce, in original actions, liabilities against Barrick or such persons predicated solely upon such provisions.

                           FORWARD-LOOKING STATEMENTS

    We believe that some of the information in this document constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

    - discuss future expectations;

    - contain projections of future results of operations or financial condition; or

    - state other "forward-looking" information.

    Barrick and Homestake believe it is important to communicate their respective expectations to the Homestake stockholders. However, there may be events in the future that neither Barrick nor Homestake is able to accurately predict or over which they have no control. The risk factors listed below and cautionary language in this document provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Barrick and Homestake in their forward-looking statements. Specifically, actual results relating to, among other things, reserves, mineralized material, results of exploration, capital costs, mine production costs and realized prices could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include:

    - the speculative nature of mining exploration and development activities;

    - the productivity of Barrick's and Homestake's respective mining properties;

    - changes in reserve estimates;

    - changes in cash costs per ounce of gold production;

    - changes in economic conditions and conditions in the gold, foreign exchange and other financial markets;

    - hedging activities;

    - changes in prices for the minerals Barrick and Homestake produce;

    - litigation;

    - legislation;

    - environmental, judicial, regulatory, political and competitive developments in areas in which either of us operates;

    - technological and operational difficulties encountered in connection with Barrick's and Homestake's respective mining activities;

    - timing of permits and other governmental approvals and requirements;

    - changes in expected operating conditions;

    - lower than expected ore grades;

    - unexpected ground and mining conditions;

    - availability and cost of materials and equipment;

    - labor relations matters and costs;

    - risks relating to Barrick's and Homestake's foreign investments;

    - risks described in "RISK FACTORS" (page 21); and

    - other risks described in Barrick's and Homestake's Securities and Exchange Commission filings.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the date of those documents.

    All subsequent written and oral forward-looking statements attributable to Barrick or Homestake or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Barrick nor Homestake undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

    Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the "RISK FACTORS" section and elsewhere in this document could have a material adverse effect on Barrick or Homestake.

                         THE HOMESTAKE SPECIAL MEETING

HOMESTAKE SPECIAL MEETING

    We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Homestake board of directors for use at the special meeting in connection with the proposed merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

DATE, TIME AND PLACE

    We will hold the special meeting at 11:00 a.m., Pacific time, on [ - ], 2001, at the Marriott Hotel, 2355 N. Main Street, Walnut Creek, California, to vote on the proposal to adopt the merger agreement.

PURPOSE OF THE SPECIAL MEETING

    At the special meeting, we are asking holders of Homestake common stock (including holders of Homestake CHESS depository interests) and holders of Homestake Canada exchangeable shares, voting together as a single class, to adopt the merger agreement. The Homestake board of directors:

    - has unanimously determined that the merger is fair to and in the best interests of Homestake and its stockholders;

    - has unanimously approved and declared advisable the merger agreement; and

    - unanimously recommends that Homestake common stockholders vote, and holders of Homestake CHESS depository interests and Homestake Canada exchangeable shares instruct their votes be cast, "FOR" the proposal to adopt the merger agreement.

RECORD DATE; WHO IS ENTITLED TO VOTE

    The "record date" for the special meeting is [ - ], 2001. Record holders of Homestake common stock (including holders of Homestake CHESS depository interests) and Homestake Canada exchangeable shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were outstanding:

    - [ - ] shares of Homestake common stock (including shares represented by Homestake CHESS depository interests); and

    - [ - ] Homestake Canada exchangeable shares entitled to voting rights under the voting, support and exchange trust agreement relating to the Homestake Canada exchangeable shares;

for a total of [ - ] votes entitled to be cast at the special meeting. Computershare Trust Company of Canada, as the holder of record of the Homestake special voting stock, is entitled to cast the votes attributable to the Homestake Canada exchangeable shares, as instructed by the holders thereof.

    Each share of Homestake common stock (including shares represented by Homestake CHESS depository interests) and each Homestake Canada exchangeable share is entitled to have one vote per share counted at the special meeting.

    However, any shares of Homestake common stock held in treasury by Homestake or any of its subsidiaries will not be counted for the purposes of determining a quorum and cannot be voted at the special meeting. In addition, any Homestake Canada exchangeable shares that are held by Homestake or any of its subsidiaries will not be counted for the purposes of determining a quorum and cannot be voted at the special meeting.

VOTING YOUR SHARES

    HOMESTAKE COMMON STOCK

    Each share of Homestake common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Homestake common stock that you own.

    There are three ways to vote your shares of Homestake common stock at the special meeting:

    - YOU CAN VOTE BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. If you vote by proxy card, your "proxy" (one of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but don't give instructions on how to vote your shares, your shares will be voted as recommended by the Homestake board "FOR" the proposal to adopt the merger agreement.

    - YOU CAN VOTE BY TELEPHONE OR ON THE INTERNET by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, don't return the proxy card.

    - YOU CAN ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That's the only way we can be sure that the broker, bank or other nominee has not already voted your shares.

    If you do not vote your Homestake common stock in any of the ways described above, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    HOMESTAKE CANADA EXCHANGEABLE SHARES

    Your Homestake Canada exchangeable shares give you essentially the same economic rights and, indirectly, the same voting rights that you would have if you held Homestake common stock. You receive dividends from Homestake Canada that are equivalent to the dividends paid on Homestake common stock, except that your cash dividends are payable in Canadian dollars rather than U.S. dollars. (You don't share in dividends or distributions payable by Homestake Canada on the Homestake Canada common stock, all of which is owned by Homestake.) You also are entitled to exercise indirectly the same voting rights as a holder of Homestake common stock. (Except as required by Ontario corporate law, you do not exercise voting rights as a shareholder of Homestake Canada.) That is the reason we are sending you this proxy material. Your Homestake Canada exchangeable shares are also exchangeable at any time prior to the merger for Homestake common stock on a one-to-one basis.

    Each Homestake Canada exchangeable share that you own in your name entitles you to direct that one of the votes attached to the outstanding share of Homestake special voting stock be cast, together with the votes cast by holders of Homestake common stock (including shares represented by Homestake CHESS depository interests) on the proposal to adopt the merger agreement. Your voting instruction form shows the number of Homestake Canada exchangeable shares that you own.

    There are two ways to vote your Homestake Canada exchangeable shares:

    - YOU CAN VOTE BY SIGNING AND RETURNING THE ENCLOSED VOTING INSTRUCTION FORM. The voting instruction form permits you to instruct Computershare Trust Company of Canada to vote in respect of your Homestake Canada exchangeable shares. Computershare serves as the trustee under the voting, support and exchange trust agreement that Homestake, Homestake Canada and Computershare entered into when the Homestake Canada exchangeable shares were first issued. As trustee, Computershare holds a share of special voting stock of Homestake that enables it to vote on behalf of the Homestake Canada exchangeable shares on all matters presented to Homestake stockholders. You also can use your voting instruction form to name a proxy. You can name the persons designated by Homestake as your proxies, or you can designate another proxy. COMPUTERSHARE MUST RECEIVE YOUR VOTING INSTRUCTIONS BY 5:00 P.M. VANCOUVER, BRITISH COLUMBIA TIME ON [ - ], 2001. That will give Computershare enough time to tabulate the voting instructions and vote on your behalf. If you sign and return the voting instruction form but don't give instructions on how to vote your shares, Computershare will vote your shares as recommended by the Homestake board "FOR" the proposal to adopt the merger agreement.

    - YOU CAN ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. Your voting instruction form permits you to name yourself as proxy. Bring your voting instruction form with you, naming yourself as proxy, and we will give you a ballot when you arrive. However, if your Homestake Canada exchangeable shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That's the only way we can be sure that the broker, bank or other nominee has not already instructed Computershare to vote your Homestake Canada exchangeable shares.

    IF YOU DO NOT SIGN AND RETURN THE VOTING INSTRUCTION FORM TO COMPUTERSHARE,

    - COMPUTERSHARE WILL NOT VOTE YOUR HOMESTAKE CANADA EXCHANGEABLE SHARES,
      AND

    - AS A RESULT, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    HOMESTAKE CHESS DEPOSITORY INTERESTS

    Each Homestake CHESS depository interest represents beneficial ownership of one share of Homestake common stock, so each Homestake CHESS depository interest that you own at the record date entitles you to one vote at the special meeting. Your CHESS voting instruction form shows the number of Homestake CHESS depository interests that you own.

    - YOU CAN VOTE ONLY BY SIGNING AND RETURNING THE ENCLOSED CHESS VOTING INSTRUCTION FORM. The CHESS voting instruction form permits you to instruct CHESS Depository Nominees to vote the underlying shares of Homestake common stock on your behalf. CHESS Depository Nominees is the record holder of the Homestake common stock represented by your CHESS depository interests. CHESS DEPOSITORY NOMINEES (C/O COMPUTERSHARE INVESTOR SERVICES PTY LIMITED) MUST RECEIVE YOUR VOTING INSTRUCTIONS BY 5:00 P.M. SYDNEY, AUSTRALIA TIME ON [ - ], 2001. That will give CHESS Depository Nominees enough time to tabulate the voting instructions and vote on your behalf. If you sign and return the CHESS voting instruction form but do not give instructions on how to vote your shares, CHESS Depository Nominees will vote your shares as recommended by the Homestake board "FOR" the proposal to adopt the merger agreement.

    IF YOU DO NOT SIGN AND RETURN THE CHESS VOTING INSTRUCTION FORM TO CHESS DEPOSITORY NOMINEES,

    - CHESS DEPOSITORY NOMINEES WILL NOT VOTE YOUR HOMESTAKE CHESS DEPOSITORY INTERESTS, AND

    - AS A RESULT, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    WHO CAN ANSWER YOUR QUESTIONS ABOUT VOTING YOUR SHARES

    If you have any questions about how to vote or direct a vote in respect of your Homestake common stock, Homestake Canada exchangeable shares or Homestake CHESS depository interests, you may call Wayne Kirk, Corporate Secretary of Homestake, at (925) 817-1300.

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NO ADDITIONAL MATTERS MAY BE PRESENTED AT THE SPECIAL MEETING

    This special meeting has been called only to consider the proposal to adopt the merger agreement. Under Homestake's by-laws, no other matters may be considered at the special meeting (other than procedural matters incident to the conduct of the meeting).

REVOKING YOUR PROXY OR VOTING INSTRUCTIONS

    REVOKING YOUR PROXY FOR HOMESTAKE COMMON STOCK

    If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

    - You may send another proxy card with a later date.

    - You may notify Wayne Kirk, Homestake's Corporate Secretary, in writing before the special meeting that you have revoked your proxy.

    - You may attend the special meeting, revoke your proxy, and vote in person.

    REVOKING YOUR VOTING INSTRUCTIONS FOR HOMESTAKE CANADA EXCHANGEABLE SHARES

    If you give voting instructions to Computershare or appoint a proxy, you may revoke the voting instructions or the proxy at any time before the shares are voted by doing any one of the following:

    - You may send another voting instruction form with a later date to Computershare, but it must reach Computershare by 5:00 p.m., Vancouver, British Columbia time on [ - ], 2001 to be sure that Computershare has enough time to communicate the change.

    - You may notify Wayne Kirk, Homestake's Corporate Secretary, in writing before the special meeting that you have revoked your voting instruction or proxy.

    - You may attend the special meeting, revoke your voting instructions to Computershare, appoint yourself as proxy, and vote in person.

    REVOKING YOUR VOTING INSTRUCTIONS FOR HOMESTAKE CHESS DEPOSITORY INTERESTS

    If you give voting instructions to CHESS Depository Nominees, you may revoke the voting instructions at any time before 5:00 p.m., Sydney, Australia time on [ - ], 2001 by sending another CHESS voting instruction form with a later date to CHESS Depository Nominees (c/o Computershare Investor Services Pty Limited).

QUORUM

    A quorum of shares is necessary to hold a valid meeting. A quorum will exist if holders of at least a majority of the aggregate voting power represented by:

    - the shares of Homestake common stock (including shares of Homestake common stock represented by Homestake CHESS depository interests) outstanding on the record date, together with

    - the Homestake Canada exchangeable shares outstanding on the record date is present in person or represented by proxy or voting instructions for the transaction of business at the special meeting.

    In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

VOTE REQUIRED

    ADOPTION OF THE MERGER AGREEMENT

    The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the aggregate voting power of:

    - the shares of Homestake common stock (including shares of Homestake common stock represented by Homestake CHESS depository interests) outstanding on the record date, and

    - the Homestake Canada exchangeable shares outstanding on the record date,

voting together as a single class.

    IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE, EITHER IN PERSON OR BY PROXY OR BY VOTING INSTRUCTION, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    VOTING IN GENERAL AND BROKER NON-VOTES

    Shares of Homestake common stock (including the shares of Homestake common stock represented by Homestake CHESS depository interests) and Homestake Canada exchangeable shares have their votes counted together as a single class. In the rest of this proxy statement/prospectus, we use the term "shares" to refer to both the Homestake common stock (including the shares of Homestake common stock represented by Homestake CHESS depository interests) and the Homestake Canada exchangeable shares, and we use the term "stockholders" to refer to holders of the Homestake common stock, the holders of Homestake CHESS depository interests and the holders of Homestake Canada exchangeable shares.

    If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the New York Stock Exchange, your broker may not vote your shares on the proposal to adopt the merger agreement. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote." Abstentions or broker non-votes have the same effect as a vote "against" the proposal to adopt the merger agreement.

SOLICITATION COSTS

    Homestake and Barrick will share equally the cost of printing and mailing this proxy statement/ prospectus. Other expenses incurred by the parties will be paid by the party incurring those expenses.

    Homestake is soliciting proxies and voting instructions on behalf of the Homestake board of directors. This solicitation is being made by mail but also may be made by telephone or in person. In addition, Homestake and Barrick and their respective directors, officers and employees may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this.

    Homestake has hired D.F. King & Co., Inc. to assist in the solicitation process. Homestake will pay D.F. King $15,000, plus expenses.

    Homestake will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Homestake will reimburse them for their reasonable expenses.

    YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXIES. Transmittal documents for the surrender of Homestake common stock certificates will be mailed to holders of Homestake common stock as soon as practicable after completion of the merger. Holders of Homestake Canada exchangeable shares should not send their stock certificates for exchange. On completion of the merger, the Homestake Canada exchangeable shares will continue in existence but will be exchangeable at any time at the option of the holder for 0.53 Barrick common shares for each exchangeable share. If at any time after the completion of the merger a holder of Homestake Canada exchangeable shares wants to exchange for Barrick common shares the holder should complete the form on the back of the Homestake Canada exchangeable share certificate and follow the instructions contained therein.

STOCK OWNERSHIP

    At the close of business on the record date, directors and executive officers of Homestake and their affiliates beneficially owned and were entitled to vote [6,786,905] shares of Homestake common stock and had the right to acquire 2,384,059 shares of Homestake common stock. The total of these shares represented approximately [2.57%] of the Homestake common stock and Homestake Canada exchangeable shares outstanding on that date. Each Homestake director and executive officer has indicated his or her intention to vote the Homestake common stock owned by him or her for adoption of the merger agreement.

    Homestake has one stockholder, Mr. von Finck who beneficially owns [21,000,000] shares of Homestake common stock. Mr. von Finck and certain of his immediate family members collectively beneficially own [32,257,900] shares of Homestake common stock. These shares represented approximately [12.25%] of the Homestake common stock and Homestake Canada exchangeable shares outstanding on the record date.

STOCKHOLDERS AGREEMENT

    Jack E. Thompson, Walter Segsworth, and Mr. von Finck and certain of his immediate family members have agreed under a stockholders agreement to vote for the adoption of the merger agreement. These stockholders own [32,409,715] shares of Homestake common stock representing approximately [12.31%] of the Homestake common stock and Homestake Canada exchangeable shares outstanding on the record date.

                                   THE MERGER

GENERAL

    The Barrick board of directors and the Homestake board of directors have approved the merger agreement, which provides that, subject to its terms and conditions, and in accordance with the Delaware General Corporation Law, Merger Sub will be merged with and into Homestake. Following the merger, Homestake will be the surviving corporation and the corporate existence of Merger Sub will terminate. Homestake will then be a wholly owned subsidiary of Barrick.

    At the effective time of the merger, each outstanding share of Homestake common stock you hold (including shares of Homestake common stock represented by each Homestake CHESS depository interest you hold) will be converted into the right to receive 0.53 Barrick common shares, and each outstanding Homestake Canada exchangeable share you hold will remain outstanding, but, under its terms and the merger agreement, will become exchangeable for 0.53 Barrick common shares, subject to adjustment in the case of specified changes in the Barrick common shares set out in the merger agreement.

    Prior to the completion of the merger, Barrick will create a special voting share in order to effect the assumption by Barrick of the existing Homestake Canada exchangeable share structure. The Barrick special voting share will carry a number of votes at meetings of holders of Barrick common shares equal to the number of Barrick common shares for which the Homestake Canada exchangeable shares outstanding from time to time are exchangeable. For more detailed information regarding the merger agreement, see "THE MERGER AGREEMENT."

BACKGROUND OF THE MERGER

    As part of its business strategy since its 1992 acquisition of International Corona Corporation, Homestake has engaged in a continuing evaluation of strategic alternatives, including the evaluation of exploration and development projects, operating mines and other companies as possible acquisition or merger candidates. This evaluation process led to the acquisition of Plutonic Resources Limited in April 1998, the acquisition of the minority interest in Prime Resources Group Inc. in December 1998, and the acquisition of Argentina Gold Corp. in April 1999. During the period from mid-1999 through the spring of 2001, Homestake continued to review a variety of strategies, including possible asset acquisitions and strategic combinations. The falling price of gold over several years was one of the significant driving forces in considering acquisitions and combinations as a means of expansion. The Homestake board of directors was also mindful of the scheduled elimination of pooling-of-interests accounting for business combinations that had not been initiated prior to the elimination date (initially scheduled for December 31, 2000, and finally effective on July 1, 2001). The strategies evaluated (though not adopted) also included possible diversification into base metals and platinum group metals by way of acquisition or merger.

    During the year 2000, Homestake evaluated a variety of possible strategic combinations with companies both larger and smaller than Homestake. With the expected elimination of pooling-of-interests accounting at December 31, 2000, Homestake focused on potential corporate combinations that would give Homestake stockholders the largest participation in a strong company well positioned for further growth and stock appreciation. Although discussions with various companies occurred at various times during the summer and fall of 2000, these discussions did not result in an agreement.

    On May 9, 2001, the chief executive officer of a large North American gold mining company we refer to as Company A approached Jack Thompson, chairman and chief executive officer of Homestake, and inquired whether Homestake would consider a stock-for-stock business combination with Company A. Mr. Thompson advised that he would review the concept with the Homestake board and agreed to discuss the proposal further with the chief executive officer of Company A the following week. Mr. Thompson advised the Homestake board members of the approach from Company A and the proposed meeting.

    On May 17, Mr. Thompson met with the chief executive officer of Company A in London. The chief executive officer of Company A cited a number of reasons why a stock-for-stock combination of Homestake and Company A could be attractive for the stockholders of both companies. Mr. Thompson and the chief executive officer of Company A agreed to further investigate such a combination.

    In order to facilitate the exchange of information, Homestake and Company A executed a confidentiality agreement on May 25. Homestake and Company A also agreed that their representatives would meet in Los Angeles on May 29 and 30 to exchange information about their respective companies.

    As a part of the discussions leading up to the Los Angeles meeting, on May 25 Mr. Thompson requested that Company A provide an indicative proposal, including a share exchange ratio. The chief executive officer of Company A reiterated Company A's interest in proceeding with a possible transaction but stated that Company A would not be in a position to give an indicative proposal to Homestake until after the meetings in Los Angeles. Prior to the meeting in Los Angeles, Mr. Thompson briefed the Homestake board on the discussions to date with the chief executive officer of Company A and the proposed meeting in Los Angeles with representatives of Company A.

    On May 29 and 30, representatives of Homestake and Company A met in Los Angeles and exchanged information about their respective companies. The representatives also discussed generally terms and conditions for a proposed merger and agreed to continue mutual due diligence. Mr. Thompson again requested that the chief executive officer of Company A provide a proposed indicative exchange ratio by June 1 and that Company A provide a draft merger agreement promptly thereafter.

    On the morning of June 4, the chief executive officer of Company A called Mr. Thompson and indicated that Company A was prepared to offer an exchange ratio that would represent a 10% premium (assuming then current market prices for both companies' stock) over the then market price for Homestake common stock, with a possible increase to 15% if enough synergies could be achieved. Mr. Thompson told the chief executive officer of Company A that, in Mr. Thompson's view, the proposed exchange ratio was too low and that Homestake's management would recommend that the Homestake board reject it and consider terminating discussions with Company A. The chief executive officer of Company A stated that Company A might be prepared to increase the exchange ratio following the completion of due diligence investigations to be conducted during the next two weeks.

    The Homestake board of directors met later in the day on June 4. At that meeting, Homestake management reported on the Los Angeles meetings and discussions to date with Company A, and also reported on the exchange ratio proposed by Company A. Homestake management, together with UBS Warburg (Homestake's financial advisor), reviewed for the Homestake board the relative valuations of Homestake and Company A and the pro forma profile of the combined company. Mr. Thompson advised the Homestake board that, in his view, the proposal from Company A was not attractive. He also gave his assessment of the likelihood that Company A would increase the offer to an acceptable level and the likely timing of an increased offer. The Homestake board concluded that, with the improvement in Homestake's stock price from its recent low point relative to other major gold mining companies, it was an appropriate time to consider a business combination with a larger company that would result in payment of a premium on top of the share price performance to date. However, the Homestake board concluded that the proposal from Company A was not acceptable. The Homestake board also determined that, in light of the disappointing proposal from Company A, the potential value for Homestake stockholders from a business combination, and the fact that the opportunity for a business combination to be accounted for as a pooling-of-interests was limited, it was appropriate for

Homestake to consider alternatives to a transaction with Company A. Homestake's management and financial advisor, UBS Warburg, then reviewed with the Homestake board the possible parties with which Homestake might consider a combination, the likely benefits of each such combination, and the likelihood that a transaction could be completed on a timely basis. As a result of that review, the Homestake board instructed management to continue discussions with Company A and to contact Barrick and another large North American gold mining company which we refer to as Company B to determine their interest in a combination with Homestake.

    During the period from June 4 to June 20, Company A and Homestake continued with their respective due diligence examinations of the other and Homestake renewed its request that Company A provide a draft merger agreement as soon as possible.

    On June 5, Mr. Thompson called Randall Oliphant, president and chief executive officer of Barrick, and also called the chief executive officer of Company B. Mr. Thompson asked each company whether it would be interested in exploring a possible business combination with Homestake.

    Mr. Oliphant indicated that Barrick would be interested in exploring a possible business combination with Homestake, and Homestake and Barrick entered into a confidentiality agreement on June 8. Messrs. Thompson and Oliphant further agreed that members of their respective management teams would meet in Chicago on June 13 and 14.

    On June 8, the chief executive officer of Company B called Mr. Thompson and advised that Company B had no interest in pursuing a possible business combination with Homestake.

    On June 13 and 14, representatives of Barrick and Homestake met in Chicago where they exchanged information regarding their respective companies and discussed the rationale and benefits of a possible combination of the companies. The parties did not discuss the financial terms of a proposed combination. At the conclusion of the meeting, both parties indicated a desire to continue discussions. Mr. Thompson encouraged Mr. Oliphant to provide an indication of Barrick's continuing interest by Tuesday, June 19, in light of the fact that Homestake was scheduling board meetings during the period of June 20 to 24 to review Homestake's alternatives and strategies. Homestake also offered to provide a draft merger agreement as soon as possible.

    On June 15, Mr. Oliphant called Mr. Thompson to confirm that Barrick was interested in exploring a transaction with Homestake, but that Barrick's board of directors was scheduled to meet on June 21. He therefore requested that Barrick have until June 22 to submit a proposal. Mr. Thompson urged
Mr. Oliphant that, if Barrick was genuinely interested in a transaction with Homestake, then Barrick should submit a proposal as soon as possible.
Messrs. Thompson and Oliphant agreed that representatives of both parties should continue their due diligence examinations of the respective companies, which continued through June 24.

    On Sunday, June 17, counsel for Homestake provided a draft merger agreement to Barrick and its counsel. On Monday, June 18, counsel for Homestake also provided a comparable draft merger agreement to Company A.

    On Tuesday, June 19, the chief executive officer of Company A provided Homestake with a revised exchange ratio that, based upon closing prices for Homestake shares and Company A shares on June 19, would have represented a premium to Homestake stockholders of approximately 21%. On Wednesday, June 20, Company A delivered its draft of a proposed merger agreement to Homestake.

    On the morning of June 20, Mr. Thompson spoke by telephone with Mr. Oliphant. Mr. Oliphant advised Mr. Thompson that Barrick's management would submit a proposal to the Barrick board of directors on June 21 and that, if approval was received, Barrick would expect to make a proposal to Homestake on June 22. Mr. Thompson urged Mr. Oliphant to submit his best offer.

    Also on Wednesday, June 20, the Homestake board met. Homestake management reviewed with the Homestake board the revised proposal from Company A and the results of continuing due diligence with respect to Company A. Homestake management and UBS Warburg reviewed with the Homestake board revised information on the relative valuations of Homestake and Company A as well as the pro forma profile of the combined company. Mr. Thompson advised the Homestake board that he did not support a transaction with Company A at the indicated exchange ratio, whether or not Barrick made an attractive offer. Homestake's legal counsel reviewed certain issues raised in the draft merger agreement provided by Company A, and management advised the Homestake board that in management's opinion the draft merger agreement was unacceptable. Mr. Thompson also advised the Homestake board that he expected to receive a proposal from Barrick by Friday, June 22, 2001. The Homestake board concluded that the offer from Company A was inadequate. Homestake management also discussed with the Homestake board the preliminary results of the due diligence investigation of Barrick, and Homestake management and UBS Warburg discussed with the Homestake board their preliminary views on certain valuation and other issues raised by a business combination with Barrick.

    Following the Homestake board meeting on June 20, Mr. Thompson called the chief executive officer of Company A and told him that Company A's most recent proposal was not acceptable to the Homestake board. Mr. Thompson also advised Company A that the Homestake board of directors would meet again on Saturday, June 23 and that if Company A wished to submit a revised proposal it should be submitted in time for consideration at that meeting.

    Messrs. Thompson and Oliphant met on June 21 to discuss the possible combination of Barrick and Homestake. Mr. Thompson told Mr. Oliphant that the Homestake board would meet on Saturday, June 23, to consider Homestake's alternatives and strategies, including any proposal that Barrick wished to make. Mr. Oliphant advised Mr. Thompson that Barrick would make a firm proposal on Friday, June 22. Throughout the evenings of Wednesday, June 20 and Thursday, June 21, counsel for Barrick and Homestake conducted meetings to discuss the principal terms of the draft merger agreement distributed by counsel to Homestake on June 17.

    On Friday, June 22, Mr. Thompson had several calls and meetings with the chief executive officer of Company A. Mr. Thompson advised the chief executive officer of Company A that Homestake expected to receive a proposal from another party and he urged that Company A put forth its best offer for consideration at the June 23 Homestake board meeting. In addition, Mr. Thompson advised the chief executive officer of Company A that the draft merger agreement proposed by Company A was unacceptable to Homestake on many key points and that the terms of any merger agreement between the parties would have to be comparable to those contained in the draft merger agreement delivered by Homestake to Company A on June 18. The chief executive officer of Company A advised that Company A would submit its final proposal and a revised merger agreement on June 23, but that Company A wanted exclusive rights to negotiate through July 1, 2001.

    On June 22, senior members of Homestake and Barrick management met, accompanied by their respective financial advisors. Subsequent to the meeting, Mr. Oliphant advised Mr. Thompson that Barrick was prepared to offer an exchange ratio of 0.52 Barrick common shares for each share of Homestake common stock. Based upon closing prices of Homestake shares and Barrick shares on June 22, this exchange ratio represented a premium to Homestake stockholders of approximately 28.5%.

    On Saturday morning, June 23, Company A delivered to Homestake a revised proposal that, based upon closing prices of Homestake shares and Company A's shares on June 22, represented a higher notional premium to Homestake stockholders than the exchange ratio communicated by the chief executive officer of Company A to Homestake on Tuesday, June 19. Company A also delivered a revised merger agreement draft and a letter requesting that Homestake agree to negotiate on an exclusive basis with Company A through July 1, 2001.

    On June 23, the Homestake board met to consider the proposals from Barrick and Company A. Homestake's management, together with UBS Warburg, updated the Homestake board on the status of discussions with both Barrick and Company A, including each of their most recent proposals. They discussed with the Homestake board the relative prospects of a combination of Homestake and Company A, a combination of Homestake and Barrick and Homestake on a stand-alone-basis. As part of the discussion, UBS Warburg presented its financial analysis of Barrick's and Company A's proposals. After comparing the alternatives, the Homestake board concluded that a combination of Homestake and Barrick resulted in a company that, on a number of measures, was the strongest in the gold industry and was on most measures a stronger company than a combination of Homestake and Company A. (See "HOMESTAKE REASONS FOR THE COMBINATION; RECOMMENDATION OF THE HOMESTAKE BOARD" below.) The Homestake board also concluded that the stock in the combined Barrick-Homestake, at the indicated exchange ratio, represented superior long-term value for Homestake stockholders than the stock in a combined Company A-Homestake or the stock of Homestake on a stand-alone basis. The Homestake board also concluded that the proposal from Barrick represented greater current value for Homestake stockholders than the most recent proposal from Company A. Management also advised the board of directors that the terms of a merger agreement with Barrick had been largely negotiated, and that management expected that the two companies would be able to conclude negotiations very shortly. Management advised that, in contrast, significant additional work would need to be done to reach an acceptable agreement with Company A. Management also advised the Homestake board that it was unlikely that the terms of any final agreement with Company A would be as favorable to Homestake as the proposed terms of the merger agreement with Barrick, particularly if Homestake agreed to Company A's demand for exclusivity. Homestake's legal counsel then reviewed for the directors the terms and conditions of the proposed merger agreement with Barrick. After considering all of the factors, the Homestake board concluded that the Barrick proposal was superior to the Company A proposal and directed management to continue discussions with Barrick to resolve outstanding matters and to determine if Barrick would make an improved offer. As it was a condition of the Barrick offer that Mr. von Finck and certain members of his family enter into a stockholders agreement to support the Barrick transaction, management also was directed to participate with representatives of Barrick in negotiations with representatives of Mr. von Finck.

    Following the conclusion of the Homestake board meeting on June 23, Mr. Thompson called Mr. Oliphant to invite him to participate in further negotiations with representatives of Homestake and Mr. von Finck. Mr. Thompson also called the chief executive officer of Company A to inform him that the Homestake board had determined Company A's most recent proposal remained inadequate and had instructed Homestake's management to continue negotiations with another party that had made a superior proposal.

    On Saturday evening, June 23, Barrick, Homestake and representatives of
Mr. von Finck participated in further negotiations which resulted in Barrick agreeing to increase the exchange ratio to 0.53 Barrick shares for each share of Homestake common stock, representing a 31% premium (assuming then current market prices for both companies' stock) over the closing price of Homestake common stock on Friday, June 22. The members of the von Finck family then agreed to enter into the stockholders agreement to support the transaction. On Sunday, June 24, representatives of Homestake and Barrick had further discussions with representatives of the von Finck family on certain aspects of the stockholders agreement.

    On Sunday evening, June 24, the Homestake board again met to consider the proposed transaction with Barrick. UBS Warburg referred the board of directors to the financial analysis of the Barrick-Homestake combination presented at the previous day's meeting and delivered its oral opinion to the Homestake board, subsequently confirmed in writing that, as of June 24, 2001, and subject to various considerations and assumptions, the exchange ratio proposed by Barrick was fair from a financial point of view to Homestake's stockholders. After further deliberation, the board of directors of Homestake unanimously approved and declared advisable the merger agreement and the merger with Barrick and resolved to recommend to Homestake's stockholders that they vote for adoption of the merger agreement with Barrick.

    Thereafter, representatives of each of Homestake and Barrick executed the merger agreement and representatives of Barrick, Homestake and the Homestake stockholders who are parties to the stockholders agreement executed the stockholders agreement. On Monday morning, June 25, 2001, Barrick and Homestake publicly announced the execution of the merger agreement.

RECOMMENDATION OF THE HOMESTAKE BOARD

    AFTER CAREFUL CONSIDERATION, HOMESTAKE'S BOARD OF DIRECTORS HAS DETERMINED UNANIMOUSLY THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF HOMESTAKE AND ITS STOCKHOLDERS. HOMESTAKE'S BOARD OF DIRECTORS HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE OR GIVE INSTRUCTIONS TO VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

    In considering the recommendation of the Homestake board with respect to the merger agreement, you should be aware that certain directors and officers of Homestake have interests in the merger that are different from, or are in addition to, the interests of Homestake stockholders. Please see the section entitled "INTERESTS OF CERTAIN PERSONS IN THE MERGER" that begins on page 69 of this proxy statement/prospectus.

HOMESTAKE'S REASONS FOR THE MERGER

    The Homestake board of directors has concluded that the merger with Barrick is in the best interests of Homestake's stockholders and is more attractive than the other alternatives available to Homestake. This combination will enable Homestake stockholders to participate in the growth of a larger, financially stronger company that is expected to be more profitable and better positioned to develop existing opportunities and to respond to competition for the acquisition of attractive properties and companies.

    The Homestake board considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the Homestake board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Homestake board may have given different weight to different factors.

    The Homestake board's analysis in reaching this conclusion is described in more detail below.

    HOMESTAKE BELIEVES THAT THIS BUSINESS COMBINATION IS ITS BEST STRATEGIC ALTERNATIVE.

    The Homestake board believes that this business combination represents the best strategic alternative available to Homestake and its stockholders. The Homestake board reached this conclusion after reviewing the generally prevailing conditions in the gold mining industry in the United States and worldwide, and through its own experience in recent years.

    Gold mining companies must regularly discover or acquire new reserves to replace those that are mined. Larger companies tend to have greater financial resources and therefore a greater ability to compete for the acquisition of attractive properties. During the past several years, the gold mining industry has continued to consolidate, with the result that several of the larger companies have continued to grow larger and increase their relative competitive advantage. Under these circumstances, the Homestake board believes that, absent the merger or an equally attractive alternative transaction, the following factors may combine to limit Homestake's prospects for significant growth in stockholder value:

    - large, potentially low cost development projects and mines have become increasingly difficult to find or acquire;

    - competition to purchase large, low cost projects and mines has become intense, requiring substantial financial resources;

    - there are fewer lenders to the gold mining industry than in past years and, as a result, debt financing has become more expensive and difficult to procure, and the terms have become more onerous;

    - Homestake's smaller size and lower production have contributed to its receiving a lower credit rating than larger companies in the industry;

    - the decline in the price of gold has resulted in a decline in revenues, largely offsetting the financial benefits derived from Homestake's significant reduction in costs of production; and

    - weak gold mining stock market sector fundamentals, which also have made the use of equity financing unattractive, further limit Homestake's flexibility and ability to acquire and develop additional mines.

    The Homestake board reviewed a number of possible alternatives to the merger, including:

    - continuing to operate Homestake as an independent public company;

    - diversification;

    - development of internal projects;

    - expansion into areas with higher geo-political risk as a cost-effective means of expansion;

    - incremental acquisitions; and

    - merging with another company in the gold mining industry.

    In previous years Homestake pursued various quality growth initiatives. These included expanded exploration, company and property acquisitions, and extensive consideration of other possible combinations and property acquisitions. While these initiatives have been successful in replacing and even expanding Homestake's quality reserves, several other large gold mining companies have been even more successful in their expansion efforts. As a result, Homestake finds itself a company whose prospects for growth and appreciation of stockholder value are more limited than those of larger, financially stronger competitors. While the Homestake board recognizes the potential benefit that the stockholders would derive from a substantial increase in the price of gold over an extended period, the Homestake board also believes that (1) prudent management requires that Homestake recognize the possibility that gold prices will remain at or below current levels, and (2) stockholders can benefit even more from an increase in gold prices as a part of a larger organization with other financial and operating strengths.

    THE EXCHANGE RATIO REPRESENTS A SIGNIFICANT PREMIUM.

    During the year 2000, Homestake's stock price trailed the S&P Gold Index and the stock prices of the six largest gold producers. During the first half of 2001, Homestake's stock price outperformed the S&P Gold Index and the stock prices of the six largest gold producers. This relative improvement from year 2000 prices made it possible for the Homestake board of directors to consider a business combination with a larger company where a premium could be paid to Homestake stockholders on top of that recent share price improvement.

    The exchange ratio of 0.53 Barrick common shares per share of Homestake common stock represents:

    - a premium of 31% over the closing price of Homestake common stock on the last trading day prior to the announcement of the merger agreement;

    - a premium of 27% over the average closing price of Homestake common stock for the ten trading days prior to the announcement of the merger agreement; and

    - premia of 54%, 39% and 22% over the average exchange ratio of Barrick and Homestake common stock for the one, two and three year periods, respectively, prior to the announcement of the merger agreement.

    The Homestake board believes that the exchange ratio constitutes a compelling reason for the transaction.

    HOMESTAKE AND BARRICK BRING COMPLEMENTARY STRENGTHS AND RESOURCES, WHICH SHOULD RESULT IN A COMBINED COMPANY CAPABLE OF GIVING HOMESTAKE STOCKHOLDERS GREATER LONG-TERM APPRECIATION.

    The Homestake board looked closely at Barrick's:

    - financial strengths;

    - long-lived, high quality assets, with low cash costs;

    - low geo-political risk profile;

    - past successes in completing acquisition transactions; and

    - demonstrated hedging expertise.

    Barrick's strengths complement or reinforce Homestake's:

    - business and environmental reputation built over 125 years;

    - strong balance sheet;

    - low geo-political risk profile;

    - success in reducing cash costs to among the lowest of the major producers;

    - past success in completing acquisition transactions; and

    - demonstrated operating expertise.

    Homestake believes that the combined company will have excellent and varied management and be in a position to deliver superior operating and financial performance to its stockholders.

    THE COMBINATION OF BARRICK AND HOMESTAKE WILL CREATE THE LEADING INTERNATIONAL GOLD MINING COMPANY.

    The Homestake board believes that the merger will create the leading international gold mining company having:

    - the largest market capitalization of any gold mining company;

    - the second largest gold production in the world;

    - the lowest cash costs of any major gold producer;

    - approximately $900 million in cash;

    - the gold mining industry's only "A-rated" balance sheet;

    - the financial resources and geo-political risk profile to compete with any company in the industry for new projects and properties; and

    - significant development projects and synergy opportunities at Pascua-Lama and Veladero.

    The Homestake board expects the combined company will have the financial resources to compete for the best properties and projects in the future. It will be able to pursue aggressive acquisition, exploration and development opportunities throughout the world. The Homestake board believes that the combined company will offer Homestake stockholders a greater opportunity to increase long-term stockholder value than Homestake on a stand-alone basis.

    However, there can be no assurance that any of the long term prospects for increasing stockholder value or any of the other potential benefits discussed in this section will be realized.

    THE STOCK OF THE COMBINED COMPANY IS EXPECTED TO HAVE GREATER LIQUIDITY IN THE STOCK MARKET.

    During the past few years, the liquidity of Homestake stock has been below that of other major North American gold mining companies, such as Barrick, Newmont Mining Corporation and Placer Dome Inc. In addition, the capitalization of Homestake has been below $2 billion for most of the past two years. This has resulted in Homestake declining to number 486 among the Standard & Poor's 500 stocks at the end of the year 2000. The board of directors of Homestake believes that the liquidity and relative value of Homestake common stock could suffer if Homestake ceased to be one of the Standard & Poor's 500 stocks.

    In addition, over the past several years, the importance of specialized, precious metals funds has declined and the relative importance of generalist investment funds as investors in precious metals companies has increased. Homestake believes that generalist investment funds are more likely to invest in precious metals companies with a larger capitalization and greater liquidity than Homestake. The combined company will have a much greater capitalization and liquidity, and therefore appeal to the generalist funds, than is the case for Homestake alone.

    THE MERGER MAY RESULT IN SIGNIFICANT SYNERGIES AND COST SAVINGS.

    The Homestake board believes that there are significant opportunities for synergies, cost savings and productivity improvements between Homestake and Barrick. For example, there is the potential for integrated development of the Veladero and Pascua-Lama projects, including the elimination of substantial administrative overlap. Barrick's higher credit rating will also reduce financing costs for the development of the Veladero project as well as for the Cowal project. In addition, combining the exploration activities of Homestake and Barrick will result in greater efficiencies and savings. There are also other opportunities for general, tax and administrative cost savings. The Homestake board believes that the combined company can achieve significant annual savings by the end of 2002 by, among other things, combining certain Homestake operating and administrative functions with those of Barrick.

    PRO FORMA IMPACT OF THE MERGER ON THE HOMESTAKE STOCKHOLDERS.

    The Homestake board expects that the likely pro forma impact of the merger on the current Homestake stockholders will be accretive over the period of 2001 to 2005 (before one-time transaction and restructuring costs in 2001) in terms of:

    - net income;

    - cash earnings per share; and

    - free cash flow per share.

    At the exchange ratio of 0.53 Barrick common shares per share of Homestake common stock, Homestake stockholders will own a significant portion, or approximately 26%, of the combined company.

    THE ANALYSIS AND OPINION OF UBS WARBURG THAT, AS OF JUNE 24, 2001, THE EXCHANGE RATIO IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO HOMESTAKE STOCKHOLDERS.

    As a part of its deliberations, the Homestake board requested the advice of UBS Warburg, its financial advisor, regarding the merger. UBS Warburg provided financial analyses to the Homestake board at its meetings held on June 20, June 23 and June 24, 2001. Among other things, UBS Warburg reviewed:

    - historical trading prices for Homestake and Barrick stock;

    - recent acquisitions in the gold mining industry;

    - relative contributions of Homestake and Barrick to the combined company;

    - pro forma comparisons of a Homestake-Barrick combination and an alternative combination with Company A; and

    - pro forma comparisons of a Homestake-Barrick combination to Homestake and Barrick stand-alone and to other major gold mining companies.

    In its deliberations, the Homestake board considered the oral opinion of UBS Warburg, subsequently confirmed in writing, delivered on June 24, 2001, to the effect that, based upon and subject to certain matters stated in its opinion, as of June 24, 2001, the exchange ratio is fair, from a financial point of view, to the Homestake stockholders.

    OTHER CONSIDERATIONS.

    In addition to the reasons described above, the Homestake board considered the following factors in evaluating the merger:

    - the expected tax treatment of the merger as a tax-free reorganization for United States federal income tax purposes;

    - that the terms of the merger agreement, including the closing conditions, restrictions on Homestake's ability to respond to competing proposals and termination provisions, are customary and reasonable;

    - the expected accounting treatment of the merger using the pooling-of-interests method of accounting for business combinations under U.S. generally accepted accounting principles; and

    - that Mr. von Finck and members of his family, collectively the holders of Homestake comnmon stock representing approximately 12.25% of the Homestake common stock and Homestake Canada exchangeable shares outstanding on June 24, 2001, have agreed to support the merger.

    The Homestake board believes that each of the above factors generally supported its determination and recommendation. The Homestake board did, however, consider the following potentially negative factors, among others, in its deliberations concerning the merger:

    - the fact that officers and directors of Homestake may have interests in the merger that are different from, or are in addition to, the interests of Homestake stockholders generally, including the matters described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER" (page 69);

    - the risk to Homestake stockholders that, at the closing, the value of Barrick common shares received in the merger will be less than the value at the time of the announcement of the merger agreement;

    - the fact that Barrick has entered into a number of agreements with banks and financial intermediaries to hedge the price of gold, and that the existence of these agreements could cause the market price of Barrick common shares to underperform the S&P Gold Index in a rising gold market;

    - the risk that the potential benefits sought in the merger might not be fully realized; and

    - the potential adverse effects on Homestake's business, operations and financial condition if the merger is not completed following public announcement of the merger agreement.

    However, the Homestake board determined that the foregoing factors were outweighed by the potential benefits of the merger above, including the opportunity for Homestake stockholders to share in the benefits of the combined company's long-term prospects.

    The foregoing discussion of the information and factors considered by the Homestake board is not meant to be exhaustive, but includes the material information and factors considered by the Homestake board.

BARRICK'S REASONS FOR THE MERGER

    In concluding that the merger is in the best interests of Barrick and its shareholders, and in approving the merger agreement and the transactions contemplated by the merger agreement (including the merger), the Barrick board of directors considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors. Principal among these factors is Barrick's belief that by combining Homestake and Barrick it can create substantially more shareholder value than could be achieved by Barrick on its own. The Barrick board of directors also considered the following:

    - Barrick's knowledge and beliefs about the current and prospective environments in which it operates, including domestic and global economic conditions, competition in the gold mining industry, and the impact of these factors on Barrick's opportunities for maximizing shareholder value;

    - the alternative of continuing without entering into the merger agreement and Barrick's opportunity to achieve comparable or better shareholder value through that course rather than pursuant to the merger;

    - Barrick's goal of continuing to be the preeminent global gold mining company with high earnings and cash flows and low production costs relative to competitors;

    - the expectation that combining with Homestake would enable the combined company to achieve significant annual after-tax cost savings and synergies of approximately $55 million beginning in 2002 through decreases in tax, administrative and exploration expenses, and through the realization of other benefits made possible by combining complementary operations;

    - the expectation that the combined company will be able to use its capital more profitably than Barrick on its own due to the combined company's access to a broader range of capital investment opportunities and because the Barrick board of directors expects that certain of its existing assets (such as its Pascua-Lama project and its Veladero joint venture with Homestake) will perform better when combined due to efficiencies of scale, cost savings, and the sharing of best management practices;

    - Barrick's belief that the merger will provide Barrick with an expanded platform from which to launch further asset acquisitions when and if considered appropriate;

    - the expected treatment of the merger as a pooling-of-interests transaction under U.S. generally accepted accounting principles;

    - the terms of the merger and the merger agreement as negotiated, including certain provisions which could discourage other parties from seeking to enter into a business combination with Homestake;

    - the likelihood of the merger being approved by requisite regulatory authorities; and

    - the fact that stockholders of Homestake owning Homestake common stock representing approximately 12.31% of Homestake common stock and Homestake Canada exchangeable shares outstanding on June 24, 2001 were prepared to enter into the stockholders agreement with Barrick to vote their shares of Homestake common stock for the proposal to adopt the merger agreement.

    The Barrick board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in coming to its conclusion.

    The foregoing discussion of the factors considered by the Barrick board is not meant to be exhaustive, but includes the material factors considered by the Barrick board.

OPINION OF HOMESTAKE'S FINANCIAL ADVISOR

    On June 24, 2001, the Homestake board of directors received UBS Warburg's oral opinion, which was subsequently confirmed by a written opinion as of the same date that, as of that date and subject to the various considerations, assumptions, limitations and qualifications described in the opinion, the exchange ratio to be received by Homestake's stockholders in the merger is fair, from a financial point of view, to Homestake's stockholders.

    The UBS Warburg opinion did not address Homestake's underlying business decision to effect the merger or constitute a recommendation to any stockholder of Homestake as to how Homestake's stockholders should vote with respect to the merger. Other than as set forth in its opinion, UBS Warburg was not asked to, nor did UBS Warburg, offer any opinion as to the material terms of the merger agreement or the form of the merger (other than the exchange ratio). UBS Warburg expressed no opinion as to what the value of Barrick common shares will be when issued pursuant to the merger or the prices at which it will trade in the future.

    The following summary of the UBS Warburg opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS Warburg and is attached as Annex C. We encourage you to read carefully the UBS Warburg opinion in its entirety.

    In arriving at its opinion, UBS Warburg, among other things:

    - reviewed certain publicly available stock market, business and historical financial information relating to Homestake and Barrick;

    - reviewed certain internal financial information and other data relating to the business and financial prospects of Homestake, including estimates and financial forecasts prepared by management of Homestake that were provided to UBS Warburg by Homestake and not publicly available;

    - reviewed certain internal financial information and other data relating to the business and financial prospects of Barrick, including estimates and financial forecasts prepared by the management of Homestake and Barrick and not publicly available;

    - participated in discussions with members of the senior management of Homestake and Barrick concerning the businesses and financial prospects of Homestake and Barrick;

    - reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS Warburg believed to be generally comparable to those of Homestake and Barrick;

    - compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS Warburg believed to be generally relevant;

    - considered certain pro forma effects of the merger on Barrick and on the stockholders of Homestake;

    - reviewed certain estimates of synergies prepared by Homestake's management;

    - reviewed drafts of the merger agreement; and

    - conducted such other financial studies, analyses and investigations, and considered such other information as UBS Warburg deemed necessary or appropriate.

    In connection with its review, at the Homestake board of directors' direction, UBS Warburg:

    - did not assume any responsibility for independent verification of any of the information reviewed by UBS Warburg for the purpose of its opinion and relied, with the board of directors' consent, on such information being complete and accurate in all material respects;

    - did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Barrick or Homestake, nor was UBS Warburg furnished with any such evaluation or appraisal; and

    - assumed that the financial forecasts and estimates provided to UBS Warburg by Homestake's and Barrick's management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the companies as to the future performance of their respective companies.

    UBS Warburg also assumed, with the consent of the Homestake board:

    - that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS Warburg examined, and that Homestake and Barrick will comply with all material terms of the merger agreement;

    - that the merger will be accounted for under the pooling-of-interests method of accounting under U.S. generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes; and

    - that all governmental, regulatory or other approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Homestake or Barrick.

    UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions in effect on, and the information made available to UBS Warburg as of, the date of the opinion.

    The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of companies do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

    TRADING ANALYSIS. UBS Warburg compared the closing prices for Homestake common stock and Barrick common shares on June 22, 2001 (the last trading day prior to the transaction announcement) and the average and spot daily ratio of closing prices of Homestake common stock and Barrick common shares for the three years preceding June 22, 2001. This comparison yielded an implied average exchange ratio reference range of 0.343, 0.380 and 0.434 respectively over a one, two and three year period. UBS Warburg noted that the exchange ratio in the merger agreement of 0.53 represented a 31% premium to the exchange ratio of
0.405 implied by the closing prices of Homestake and Barrick common shares on June 22, 2001.

    SELECTED COMPARABLE COMPANY VALUATION ANALYSIS. Using publicly available information, UBS Warburg compared multiples of certain financial criteria for Homestake to multiples based upon market trading values at the time for certain other companies which, in UBS Warburg's judgment, were generally comparable to Homestake for the purpose of this analysis. The factors UBS Warburg considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. The companies used in the comparison were Barrick, Newmont Mining Corporation, Franco-Nevada Mining Corporation, Placer Dome Inc. and AngloGold Limited.

    UBS Warburg reviewed, among other information, the comparable companies' multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company's equity plus the market value (when available) of the particular company's total debt (and certain unfunded liabilities), minus cash, cash equivalents and marketable securities, adjusted where appropriate to exclude the estimated mark-to-market value of certain hedge books, to:

    - 2000 earnings before interest, taxes, depreciation and amortization and before non-recurring items, referred to as EBITDA;

    - last twelve months (LTM) EBITDA;

    - 2001 estimated EBITDA;

    - LTM production;

    - 2001 estimated production;

    - 2001 estimated through 2003 estimated average production;

    - reserves; and

    - reserves and mineralized material.

    UBS Warburg also reviewed the comparable companies' market value of equity, calculated as shares outstanding multiplied by market price per share adjusted for in-the-money options, as of June 22, 2001, to:

    - 2000 net income, excluding non-recurring items;

    - 2001 estimated net income;

    - 2000 cash earnings (net income, excluding non-recurring items plus depreciation, depletion and amortization and deferred taxes);

    - 2001 estimated cash earnings; and

    - net asset value, being the present value of estimated future cash flows over the life-of-mine assuming a $300 per ounce gold price and 5% discount rate.

    Historical financial data for the selected companies were based on public disclosure by the selected companies and estimated future results were based on publicly available research analysts' estimates, except estimated financial data for Homestake and Barrick which were based on or derived from

Homestake and Barrick management estimates. Franco-Nevada is not a gold producer, but rather holds a portfolio of royalties and equity interests in numerous gold operations and companies, and certain non-gold interests. As a result, all valuation multiples to EBITDA, production and reserves exclude Franco-Nevada.

                                                          COMPARABLE
                                                           COMPANY     HOMESTAKE AT   HOMESTAKE AT
MEASURE OF FINANCIAL PERFORMANCE*                         MULTIPLES     MARKET(**)     0.53X(***)
---------------------------------                         ----------   ------------   ------------
ENTERPRISE VALUE TO:
2000 EBITDA (x).........................................   6.6-  9.3       11.7            15.3
LTM EBITDA (x)..........................................   7.0-  9.8       12.4            16.2
2001 Estimated EBITDA (x)...............................   7.5- 12.0        8.3            10.9

LTM Production (US$/oz.)................................   675-1,614        773           1,014
2001 Estimated Production (US$/oz.).....................   703-1,605        752             987
2001-2003 Estimated Avg. Production (US$/oz.)...........   753-1,672        859           1,128

Reserves (US$/oz.)......................................  55.8-100.0       83.9           110.1
Reserves and Mineralized Material (US$/oz.).............  30.4- 71.5       52.2            68.5

EQUITY VALUE TO:
2000 Net Income (x).....................................  16.1- 23.6         nm              nm
2001 Estimated Net Income (x)...........................  20.7- 31.0         nm              nm
2000 Cash Earnings (x)..................................   7.4- 19.1       14.7            19.2
2001 Estimated Cash Earnings (x)........................   8.7- 20.6       12.9            16.8
Net Asset Value (x).....................................   1.1-  2.7        1.6             2.1

------------------------

Notes:

* Financial statistics that were not meaningful have been reflected as "nm". Homestake's 2000 Net Income was negative, implying a negative multiple, while the 2001E statistic is so high as to not be meaningful in the analysis.

** Based on a closing price of Homestake common stock on June 22, 2001 of $6.65.

*** Based on an implied share price of $8.71, calculated by multiplying the closing price of Barrick common shares on June 22, 2001 of $16.43 by the exchange ratio of 0.53.

    PRECEDENT TRANSACTION ANALYSIS. UBS Warburg reviewed publicly available financial information relating to the following selected transactions that have been announced since 1992 involving acquisitions in the gold mining industry (announcement date in parentheses):

    - Newmont's acquisition of Battle Mountain (6/21/00);

    - AngloGold's acquisition of Acacia Resources (10/11/99);

    - Placer Dome's acquisition of Getchell (12/14/98);

    - Kinross's acquisition of Amax Gold (2/9/98);

    - Homestake's acquisition of Plutonic (12/22/97);

    - Newmont's acquisition of Santa Fe (12/4/96);

    - Battle Mountain's acquisition of Hemlo (3/11/96);

    - Barrick's acquisition of LAC Minerals (7/25/94); and

    - Homestake's acquisition of Corona (3/12/92).

    UBS Warburg reviewed, among other things, equity value as a multiple of:

    - LTM net income, excluding non-recurring items; and

    - LTM cash earnings, defined as net income plus depreciation, depletion and amortization and deferred taxes excluding non-recurring items.

    UBS Warburg also reviewed and calculated, among other things, enterprise value to:

    - LTM EBITDA;

    - LTM gold production; and

    - LTM gold reserves.

                                                                 COMPARABLE
                                                                TRANSACTION      HOMESTAKE
MEASURE OF FINANCIAL PERFORMANCE                                 MULTIPLES*      AT 0.53X**
--------------------------------                              ----------------   ----------
Equity Value/LTM Net Income (x).............................         22.2-37.7         nm
Equity Value/LTM Cash Earnings (x)..........................          7.2-27.3       18.9
Enterprise Value/LTM EBITDA (x).............................          8.3-25.4       16.2
Enterprise Value/LTM Production (US$/oz.)...................     802.2-3,415.3    1,032.7
Enterprise Value/LTM Reserves (US$/oz.).....................        68.6-290.6      112.1

------------------------

Notes:

* Ranges have been shown, where appropriate, excluding outlying results whose statistics were not meaningful in the judgment of UBS Warburg for the purposes of comparison. The excluded statistics are: LTM Net Income for Newmont/Santa Fe; LTM Cash Earnings for Newmont/Battle Mountain; LTM Production for Placer Dome/Getchell.

** The Homestake LTM Net Income is negative, resulting in a large negative multiple, shown above as "nm".

    While the transactions examined are the closest precedents for the Homestake/Barrick transaction, no transaction is directly comparable. The transactions were completed over the span of nine years, in significantly different gold price environments. Each transaction was an acquisition of a unique set of assets that are different from Homestake's current asset portfolio, with a different cost profile, life-of-mine, risk profile and other characteristics.

    UBS Warburg also calculated the premium per share to be paid to the target company's stockholders for each of the comparable transactions to the spot exchange ratio on the day of and the average exchange ratio for each of the periods below:

                                                         SPOT                       AVERAGE
                                               -------------------------   -------------------------
                                                 PREVIOUS      HOMESTAKE     PREVIOUS      HOMESTAKE
PREMIUM TO (%)                                 TRANSACTIONS    AT 0.53X    TRANSACTIONS    AT 0.53X
--------------                                 -------------   ---------   -------------   ---------
One-Day......................................    (9.0)-112.8     30.9        (9.0)-112.8     30.9
One-Week.....................................     2.2 -130.8     30.2        (3.2)-118.2     30.4
Four-Week....................................     5.9 -125.3     28.4         2.5 -125.9     30.1
Twelve-Week..................................   (38.8)-116.9     50.1         1.7 -112.2     34.6
Twenty-Six Week..............................   (45.2)- 73.6     90.4       (26.5)-102.5     47.8
One-Year.....................................   (37.4)- 57.2     35.3       (28.9)- 70.6     54.6

    CONTRIBUTION ANALYSIS. UBS Warburg analyzed the contributions of Homestake and Barrick to the combined company based on their relative TEV at market, TEV at a 0.53 exchange ratio, revenue, EBITDA, EBITDA-capital expenditure, equity value at market, equity value at a 0.53 exchange ratio, cash flow from operations prior to investing and financing activities or "operating cash flow", cash earnings, cash flow from operations and investing activities prior to financing activities or "free cash flow" and net income projected over the five year period ending December 31, 2005. Where applicable, for the purposes of all analyses, UBS Warburg considered two scenarios, a $275/ounce gold case and a $300/ounce gold case. The $275 case was based on, among other things, a long-term gold price of $275 per ounce. The $300 case was based on, among other things, adjustments to the $275 case to reflect an increased commodity price scenario with a long-term gold price of $300 per ounce.

    Estimated financial data for Homestake and Barrick were based on internal estimates provided by, or based on discussions with, the managements of Homestake and Barrick. UBS Warburg did not allocate the potential synergies anticipated by the management of Homestake to result from the merger to either Homestake or Barrick.

    The analysis yielded the following implied Homestake contribution percentage reference ranges:

    ENTERPRISE VALUE MEASURES:

                                                              $275/OUNCE GOLD   $300/OUNCE GOLD
                                                              ---------------   ---------------
Enterprise Value@market (%).................................       21.4              21.4
Enterprise Value@0.53x (%)..................................       26.3              26.3

Revenue (%).................................................       32.6              33.7
EBITDA (%)..................................................       24.2              37.5
EBITDA-Capex (%)............................................       21.9              26.1

    EQUITY VALUE MEASURES:

                                                              $275/OUNCE GOLD   $300/OUNCE GOLD
                                                              ---------------   ---------------
Equity Value@market (%).....................................       21.3              21.3
Equity Value@0.53x (%)......................................       26.2              26.2

Operating Cash Flow (%).....................................       18.5              21.9
Cash Earnings (%)...........................................       19.3              22.5
Free Cash Flow (%)..........................................       11.7              17.6
Net Income (%)..............................................       13.5              21.2

    OPERATIONAL MEASURES:

Enterprise Value@market (%)*................................    22.4
Enterprise Value @0.53x (%)*................................    27.5

2001-2005 Aggregate Production (%)..........................    35.2
2001 Production (%).........................................    38.1
LTM Production (%)..........................................    37.6
Gold Reserves (%)...........................................    28.3
Gold Reserves and Mineralized Material (%)..................    25.5

------------------------

Note:

*Adjusted for estimated mark-to-market value of hedge books at $275/ounce Gold.

    NET ASSET VALUE CONTRIBUTION ANALYSIS. UBS Warburg prepared a discounted cash flow analysis for the mines and certain development projects of Homestake and Barrick, except Pascua-Lama and Veladero, based on life-of-mine operating plans and corporate projections provided by each company.

The Pascua-Lama and Veladero development projects were valued based on acquisition and development costs and estimates provided by Homestake management and equity research estimates. The analysis attributed no value to the grassroots exploration potential of either company, and accordingly all grassroots exploration costs were excluded from the cash flows subject to this analysis. The analysis was designed to provide relative valuation evidence and was not meant to establish the full net present value of either company as a going concern. The calculations were prepared assuming no inflation, gold prices of $275 and $300 per ounce and a real discount rate range of 2% to 8%. UBS Warburg further sensitized the analysis to give effect to including and excluding the Pascua-Lama, Veladero and Cowal projects, as well as taking into account the difference between the estimated mark-to-market and estimated intrinsic values of Barrick's hedge book.

                                                              $275/OUNCE GOLD   $300/OUNCE GOLD
                                                              ---------------   ---------------
NAV Equity Contribution Range...............................     21.9%-27.8%       25.2%-31.2%

Equity Value@0.53x..........................................           26.2%             26.2%

    PRO FORMA EFFECTS ANALYSIS. UBS Warburg analyzed the potential pro forma effect of the merger on Homestake's projected net income per share, cash earnings per share and free cash flow per share utilizing the $275 case and the $300 case. For purpose of this analysis, UBS Warburg utilized internal estimates provided by the management of Homestake and estimates derived from financial and operating plans provided by Barrick's management after taking into account the potential synergies expected by the management of Homestake to result from the merger. No adjustments were made for the impact of the transaction, including the effects of the proposed conversion from Canadian to U.S. generally accepted accounting principles, for the purposes of the analysis. Based on a 2001 to 2005 average, this analysis indicated the following results:

    EFFECT ON HOMESTAKE (% ACCRETION).

                                                              $275/OUNCE GOLD   $300/OUNCE GOLD
                                                              ---------------   ---------------
Net Income/share............................................        100%              35%
Cash Earnings/share.........................................         41%              21%
Free Cash Flow/share........................................        100%              58%

    The actual results achieved by the combined company may vary from projected results and the variations may be material. The above analysis was reviewed by UBS Warburg not as an indicator of value, but rather as a point of reference to provide an additional perspective in its evaluation of the exchange ratio.

    The preparation of a fairness opinion is a complex analytical process, which involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. Therefore, the application of these methods is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, UBS Warburg believes that its analysis must be considered as a whole and that selecting only portions of its analysis and the factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying the opinion. UBS Warburg did not assign any particular weight to any analyses or factors it considered. Rather, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Its judgments were based on its experience in rendering such opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, UBS Warburg assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond Homestake's control. No company, transaction or business used in those analyses as a comparison is identical to Homestake or Barrick or either of their businesses or the transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

    UBS Warburg is an internationally recognized investment banking firm. As part of its investment banking business, UBS Warburg is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Homestake's board of directors selected UBS Warburg on the basis of the firm's expertise and reputation.

    Pursuant to the engagement letter between Homestake and UBS Warburg, Homestake paid UBS Warburg $2.65 million upon announcement of the transaction. At the completion of the merger, UBS Warburg will receive an additional fee of $7.98 million. Homestake has agreed to indemnify UBS Warburg against certain liabilities, including liabilities under U.S. federal securities laws, relating to or arising out of its engagement. In the past, UBS Warburg and its predecessors have provided investment banking services to Homestake and Barrick and received customary compensation for rendering such services.

    In the ordinary course of business, UBS Warburg, its predecessors and affiliates, have traded or may trade securities of Homestake and Barrick for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material U.S. federal income tax consequences of the merger to Homestake stockholders, including holders of Homestake CHESS depository interests and holders of Homestake Canada exchangeable shares that exchange such shares for Homestake common stock prior to the completion of the merger. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and judicial decisions currently in effect. The discussion assumes that Homestake stockholders hold their Homestake common stock and will hold their Barrick common shares as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular stockholders in light of their personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws such as:

    - insurance companies;

    - tax-exempt organizations;

    - dealers in securities or foreign currency;

    - banks or trusts;

    - persons that hold their Homestake common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction;

    - U.S. holders that have a functional currency other than the U.S. dollar;

    - persons owning (directly, indirectly or constructively) 10% or more of the voting stock of Barrick after the merger, if any;

    - pass-through entities and investors in pass-through entities;

    - stockholders who acquired their Homestake common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

    - holders of options granted under any Homestake benefit plan.

    Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

    Neither Barrick nor Homestake has requested a ruling from the United States Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

    Holders of Homestake common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

    For purposes of this discussion, "U.S. Holder" means a beneficial owner of stock that is:

    - a citizen or resident alien individual of the United States;

    - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

    - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

    - an estate that is subject to U.S. federal income tax on its income regardless of its source.

    A "Non-U.S. Holder" is a beneficial owner of stock that is not a U.S. Holder.

TAX-FREE MERGER IN THE U.S.

    THIS SECTION SETS FORTH THE OPINION OF CRAVATH, SWAINE & MOORE, COUNSEL TO HOMESTAKE, AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOMESTAKE STOCKHOLDERS OF EXCHANGING HOMESTAKE COMMON STOCK FOR BARRICK COMMON SHARES AND CASH INSTEAD OF FRACTIONAL SHARES IN THE MERGER. THE OPINION OF CRAVATH,
SWAINE & MOORE IS LIMITED TO THE DISCUSSION IN THIS SECTION AND DOES NOT INCLUDE THE DISCUSSION UNDER "U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF BARRICK COMMON SHARES."

    U.S. HOLDERS OF HOMESTAKE COMMON STOCK

    Cravath, Swaine & Moore has delivered its opinion to Homestake as to the U.S. federal income tax consequences to Homestake stockholders of the merger. The Cravath tax opinion is subject to qualifications and is based on currently applicable law, certain factual representations made by Barrick and Homestake and certain assumptions. Any change in currently applicable law, which may or may not be retroactive, or failure of any of such factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Cravath tax opinion. The Cravath tax opinion is attached as an exhibit to the registration statement on Form F-4 filed with the Securities and Exchange Commission which includes this proxy statement/prospectus. Homestake stockholders should read the Cravath tax opinion in its entirety. Other than with respect to certain U.S. Holders who are "5% shareholders" of Barrick after the merger, if any, the conclusions reached in the Cravath tax opinion are:

    - the merger will be treated as a reorganization within the meaning of
      Section 368(a) of the Code;

    - Homestake, Barrick and Merger Sub (or the direct parent of Merger Sub, if any, other than Barrick) will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    - no gain or loss will be recognized by U.S. Holders of Homestake common stock on the exchange of their Homestake common stock for U.S. federal income tax purposes for Barrick common shares, except as discussed below with respect to cash received instead of fractional Barrick common shares pursuant to the merger;

    - the aggregate adjusted tax basis of the Barrick common shares received in the merger, including any fractional interest, by a U.S. Holder will be the same as the aggregate adjusted tax basis of such U.S. Holder's Homestake common stock exchanged for such Barrick common shares; and

    - the holding period of Barrick common shares received in the merger by a U.S. Holder will include the holding period of such U.S. Holder's Homestake common stock exchanged for such Barrick common shares.

    Since Barrick is not a U.S. corporation, the merger is subject to special rules under Section 367 of the Code. Specifically, under Section 367 and the applicable Treasury Regulations, a U.S. Holder who holds, after the merger, at least 5% of the total voting power or total value, directly, indirectly and taking into account constructive ownership rules (a "5% shareholder"), of Barrick will qualify for tax-free treatment in the merger, as described above, only if the U.S. Holder files a "gain recognition agreement" with the IRS. The general effect of a gain recognition agreement would be to require the U.S. Holder to retroactively recognize gain, with interest on any resulting tax liability, on the exchange of Homestake common stock for Barrick common shares in the event that, at any time prior to the close of the fifth full calendar year following the year in which the merger occurs, Barrick disposes of part or all of the Homestake common stock it acquired in the merger or Homestake disposes of substantially all of its assets. Any U.S. Holder who will be a 5% shareholder of Barrick after the merger should consult such holder's own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with such filing.

    The receipt of cash instead of a fractional Barrick common share by a U.S. Holder of Homestake common stock will result in taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder and such U.S. Holder's adjusted tax basis in such fractional share as set forth above. Such gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. Holders, any such long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

    NON-U.S. HOLDERS OF HOMESTAKE COMMON STOCK

    In general, Non-U.S. Holders will not be subject to U.S. federal income tax as a result of the exchange of their Homestake common stock for Barrick common shares pursuant to the merger, unless Homestake is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such exchange or such holder's holding period. Homestake believes that it currently is not and has not been within the past five years a United States real property holding corporation.

    Non-U.S. Holders are advised to consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of Homestake common stock for Barrick common shares in connection with the merger.

    BACKUP WITHHOLDING ON CASH PAID INSTEAD OF FRACTIONAL SHARES

    Certain non-corporate Homestake stockholders may be subject to backup withholding (at a maximum rate of 31%), on cash payments received instead of fractional Barrick common shares. Backup withholding will not apply, however, to a Homestake stockholder that (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Homestake stockholders following the date of the merger, (2) provides a certification of foreign status on Form W-8BEN or a successor form or (3) is otherwise exempt from backup withholding.

U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF BARRICK COMMON SHARES

    This section sets forth the U.S. federal income tax consequences of owning and disposing of Barrick common shares acquired by stockholders of Homestake in the merger subject to the limitations and conditions set forth herein.

    TAXATION OF DISTRIBUTIONS

    U.S. HOLDERS. A distribution paid on Barrick common shares generally will be treated as a dividend subject to U.S. federal income tax at ordinary income tax rates to the extent paid to a U.S. Holder out of Barrick's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of Barrick's current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a U.S. Holder's adjusted tax basis in its Barrick common shares and, to the extent in excess of such adjusted tax basis, as capital gain. A U.S. Holder must include in gross income the gross amount of such dividend, including any Canadian tax withheld therefrom. Generally, the dividends will not be eligible for the dividends-received deduction provided to certain U.S. corporations in respect of dividends received from U.S. corporations.

    Dividends paid in foreign currency will be includable in a U.S. Holder's gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder includes the dividend distribution in income. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend distribution in income to the date such U.S. Holder converts the foreign currency into U.S. dollars will be treated as ordinary income or loss.

    Subject to certain conditions and limitations, any Canadian tax withheld from dividends in respect of Barrick common shares will be treated as a foreign income tax eligible for deduction from taxable income or credit against the U.S. Holder's U.S. federal income tax liability. For purposes of computing the foreign tax credit, dividends paid in respect of Barrick common shares will be treated as income from sources outside the United States, but generally will be grouped separately, together with other items of passive income or, in the case of certain U.S. Holders, financial services income. For U.S. foreign tax credit purposes, exchange gain or loss arising from currency fluctuations during the period from the date the U.S. Holder includes the dividend paid in foreign currency in income to the date such foreign currency is converted into U.S. dollars generally will be treated as income from sources within the United States.

    NON-U.S. HOLDERS. Dividends paid to a Non-U.S. Holder in respect of Barrick common shares will not be subject to U.S. federal income tax unless the dividends are effectively connected to a United States trade or business, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States. In such cases, a Non-U.S. Holder will be subject to U.S. federal income tax in respect of such dividends in the same manner as a U.S. Holder. Corporate Non-U.S. Holders' effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

    TAXATION OF CAPITAL GAINS

    U.S. HOLDERS. Upon the sale or other taxable disposition of Barrick common shares, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on such sale of other taxable disposition and such holder's adjusted tax basis, determined in U.S. dollars, in the Barrick common shares. Capital gain of a non-corporate U.S. Holder will be long-term capital gain if such holder holds the Barrick common shares for more than one year. Certain U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income taxation on long-term capital gain. The deduction of capital losses is subject to certain limitations under the Code.

    NON-U.S. HOLDERS. A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of Barrick common shares unless:

    - the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that such holder maintains in the United States; or

    - such Non-U.S. Holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

    Under certain circumstances, a corporate Non-U.S. Holder's effectively connected gains also may be subject to an additional branch profits tax at a 30% rate or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

    PASSIVE FOREIGN INVESTMENT COMPANY STATUS

    Special rules are applicable to U.S. persons who hold stock in a so-called passive foreign investment company ("PFIC"). In general, Barrick will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held Barrick common shares, either:

    - at least 75% of the gross income of Barrick for the taxable year is passive income; or

    - at least 50% of the value, determined on the basis of a quarterly average, of Barrick's assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities within the meaning of applicable Treasury regulations (the "Commodity Exception").

    Based upon certain estimates with respect to its income, assets and operations, and relying on the Commodity Exception, Barrick believes that it is not currently a PFIC, and it does not anticipate becoming a PFIC in the foreseeable future for U.S. federal income tax purposes. However, since PFIC status will be determined by Barrick on an annual basis and will depend upon the composition of the income and assets (of Barrick and its subsidiaries), and the nature of the activities (including the ability to qualify for the Commodity Exception), from time to time, there can be no assurance that Barrick will not be considered a PFIC for any taxable year. Moreover, an opinion of counsel will not be obtained, nor will a ruling be sought from the IRS, regarding the PFIC determination for Barrick.

    If Barrick were treated as a PFIC for any taxable year, such characterization could result in adverse U.S. tax consequences to a U.S. Holder of Barrick common shares. In particular, such U.S. Holder could be subject to U.S. federal income tax at ordinary income rates, plus an interest charge on the resulting tax liability, in respect of gain derived from the disposition of Barrick common shares or the receipt of certain dividends. For this purpose, the use of Barrick common shares as security for a loan would be treated as a disposition. In addition, a step up in the adjusted tax basis of Barrick common shares to fair market value would not be available upon the death of an individual shareholder.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, dividend payments, or other taxable distributions, made within the United States to a Barrick shareholder will be subject to information reporting requirements and backup withholding tax (at a maximum rate of 31%) if such holder is a non-corporate U.S. Holder and:

    - fails to provide an accurate taxpayer identification number;

    - is notified by the IRS that such holder has failed to report all interest or dividends required to be shown on such holder's U.S. federal income tax returns; or

    - in certain circumstances, fails to comply with applicable certification requirements.

    Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on dividend payments or other taxable distributions by certifying their status on IRS Form W-8BEN or in another appropriate manner.

    If a Barrick shareholder sells Barrick common shares to or through a United States office of a broker, the payment of the proceeds is subject to both
U.S. backup withholding tax and information reporting unless such holder certifies that it is a non-U.S. person, or such holder is otherwise exempt. If a Barrick shareholder sells Barrick common shares outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to such holder outside the United States, then U.S. backup withholding tax and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding tax, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Barrick shareholder sells Barrick common shares through a non-U.S. office of a broker that has certain connections to the United States.

    The backup withholding tax is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to the backup withholding tax will be reduced by the amount of tax withheld. If the backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a general summary of the material Canadian federal income tax consequences generally applicable to holders of Homestake common stock and holders of Homestake Canada exchangeable shares as a result of the merger.

    This summary applies to a "Canadian stockholder", defined for purposes of this summary as a person (i) who holds Homestake common stock or Homestake Canada exchangeable shares immediately before the time of the merger, and
(ii) for the purposes of the INCOME TAX ACT (Canada) (the "Canadian Tax Act") and any applicable income tax convention or treaty (a "tax treaty") and at all relevant times:

    - who is (or is deemed to be) resident in Canada;

    - who deals at arm's length and is not affiliated with Barrick;

    - who holds Homestake common stock and/or Homestake Canada exchangeable shares and Barrick common shares as capital property; and

    - in respect of whom Homestake is not a "foreign affiliate", as defined in the Canadian Tax Act.

    This summary also applies to a "non-Canadian stockholder", defined for purposes of this summary as a person (i) who holds Homestake common stock immediately before the time of the merger, and (ii) for the purposes of the Canadian Tax Act and any applicable tax treaty and at all relevant times:

    - who is not (and is not deemed to be) resident in Canada;

    - who deals at arm's length and is not affiliated with Barrick;

    - who holds Homestake common stock and Barrick common shares as capital property;

    - who does not use or hold (and is not deemed to use or hold) Homestake common stock or Barrick common shares in carrying on a business in Canada; and

    - who is not a non-resident insurer that carries on business in Canada and elsewhere.

    The Canadian Tax Act contains provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account these mark-to-market rules. Holders that are financial institutions for purposes of these rules should consult their own tax advisors.

    This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian
Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document, and the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices of the CCRA. This summary does not take into account tax legislation or considerations of any province or territory of Canada or of any jurisdiction other than Canada. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

    THIS SUMMARY IS NOT EXHAUSTIVE OF ALL POSSIBLE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS IN RESPECT OF THE MERGER. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM UNDER THE MERGER HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

    Canadian Stockholders

    DISPOSITION OF HOMESTAKE COMMON STOCK UPON THE MERGER

    On the exchange of Homestake common stock for Barrick common shares as a result of the merger, a Canadian stockholder will be considered to have disposed of the Homestake common stock for proceeds of disposition equal to the aggregate of the fair market value at the time of the merger of the Barrick common shares received by the holder and the amount of any cash received instead of fractional shares. A Canadian stockholder will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of the Homestake common stock. If a Canadian stockholder owned or is deemed to have owned Homestake common stock prior to 1972 and continuously thereafter, special transitional rules contained in the INCOME TAX APPLICATION RULES may apply to determine the adjusted cost base of Homestake common stock to such Canadian stockholder. Holders who may be affected by such rules should consult their own tax advisors. The cost to the Canadian stockholder of the Barrick common shares received by such holder as a result of the merger will be equal to the fair market value of such shares at the time of the merger. The general tax treatment of capital gains and capital losses is discussed below under the heading "CANADIAN STOCKHOLDERS--TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES".

    POST-MERGER EXCHANGE OF HOMESTAKE CANADA EXCHANGEABLE SHARES

    A Canadian stockholder who holds Homestake Canada exchangeable shares will not be considered to have disposed of such shares upon the merger and accordingly will realize neither a capital gain nor a capital loss in respect of the Homestake Canada exchangeable shares upon the merger.

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    As a result of the merger, each Homestake Canada exchangeable share will become exchangeable (i.e., retractable and redeemable) for 0.53 Barrick common shares. In addition, pursuant to the supplement to the voting, support and exchange trust agreement that will be executed in connection with the merger (the "trust agreement supplement"), Barrick will acquire from Homestake (and Homestake Canada Holdings Company ("HCH") will retain) the retraction call rights, redemption call rights and liquidation call rights referred to in the Homestake Canada exchangeable share provisions.

    A Canadian stockholder will be considered under the Canadian Tax Act to have disposed of Homestake Canada exchangeable shares after the merger on (i) a redemption (including pursuant to a retraction request) of such Homestake Canada exchangeable shares by Homestake Canada, or (ii) an acquisition of such Homestake Canada exchangeable shares by Barrick or HCH pursuant to the call rights, the insolvency put under the trust agreement supplement exercisable on the insolvency of Homestake Canada, or the automatic exchange under the Homestake Canada exchangeable share provisions on the liquidation of Barrick. The Canadian federal income tax consequences of such a disposition are significantly different for Canadian stockholders depending on whether the event giving rise to the disposition is a redemption by Homestake Canada, an acquisition by HCH or an acquisition by Barrick. A Canadian stockholder who exercises the right to require redemption of a Homestake Canada exchangeable share by giving a retraction request cannot control whether the Homestake Canada exchangeable share will be acquired by HCH or by Barrick under the retraction call rights or redeemed by Homestake Canada. However, although it is not a binding commitment, Barrick has stated in the merger agreement that it presently intends to take all action necessary to exercise its call rights. In addition, pursuant to the trust agreement supplement, the Canadian stockholder will be notified if the retraction call rights will not be exercised by Barrick in which case the holder may cancel the retraction request and retain the Homestake Canada exchangeable share.

    On the redemption (including pursuant to a retraction request) by Homestake Canada of Homestake Canada exchangeable shares held by a Canadian stockholder, the Canadian stockholder will be deemed to have received a taxable dividend equal to the amount, if any, by which the aggregate redemption proceeds (the fair market value at that time of the Barrick common shares and cash instead of fractional Barrick common shares received by the holder from Homestake Canada on the redemption plus the amount of any accrued but unpaid dividends on the Homestake Canada exchangeable shares) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the Homestake Canada exchangeable shares so redeemed. The amount of any such deemed dividend generally will be subject to the same tax treatment as ordinary course dividends paid on the Homestake Canada exchangeable shares before the merger, except that in the case of a Canadian stockholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. Because the Homestake Canada exchangeable shares are "term preferred shares" for purposes of the Canadian Tax Act, a holder that is a "specified financial institution" for purposes of the Canadian Tax Act may not be entitled to deduct the amount of any such deemed dividend that the holder must include in income. In addition, if Homestake Canada or any person with whom Homestake Canada does not deal at arm's length (including after the merger Barrick and all persons with whom Barrick does not deal at arm's length) is a specified financial institution at the time any such deemed dividend is deemed to be paid, a holder that is a corporation may not be entitled to deduct the amount of any such deemed dividend that the holder must include in income. Barrick is currently a specified financial institution for these purposes. Canadian stockholders should consult their own tax advisors for advice with respect to the particular consequences to them of receiving an ordinary course dividend or a deemed dividend on Homestake Canada exchangeable shares that are redeemed by Homestake Canada. On the redemption, the Canadian stockholder will also be considered to have disposed of Homestake Canada exchangeable share for proceeds of disposition equal to the amount of the aggregate redemption proceeds less the amount of such deemed dividend. The Canadian stockholder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the redeemed Homestake Canada

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exchangeable shares exceeds (or is less than) such proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "CANADIAN STOCKHOLDERS--TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES". The cost of the Barrick common shares received on the redemption of a Homestake Canada exchangeable share by Homestake Canada will be equal to the fair market value of the Barrick common shares received by the Canadian stockholder on the redemption.

    On the exchange of Homestake Canada exchangeable shares by a Canadian stockholder with HCH for Barrick common shares pursuant to the exercise by HCH of the applicable call rights, the insolvency put or the automatic exchange, the Canadian stockholder will be considered to have disposed of the Homestake Canada exchangeable shares for proceeds of disposition equal to the fair market value at that time of the Barrick common shares (and cash instead of fractional Barrick common shares) received on such exchange plus the amount of any accrued but unpaid dividends on the Homestake Canada exchangeable shares. The Canadian stockholder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Homestake Canada exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Homestake Canada exchangeable shares. The general tax treatment of capital gains and capital losses is discussed below under the heading "CANADIAN STOCKHOLDERS--TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES". The cost of the Barrick common shares received on the exchange of Homestake Canada exchangeable shares with HCH will be equal to the fair market value of the Barrick common shares received by the Canadian stockholder on the exchange.

    On the exchange of Homestake Canada exchangeable shares by a Canadian stockholder with Barrick for Barrick common shares pursuant to the exercise by Barrick of the applicable call rights, the insolvency put or the automatic exchange, PROVIDED THAT NO CASH OR OTHER NON-SHARE CONSIDERATION IS RECEIVED BY THE CANADIAN STOCKHOLDER IN SATISFACTION OF ANY ACCRUED BUT UNPAID DIVIDENDS ON THE HOMESTAKE CANADA EXCHANGEABLE SHARES AS DISCUSSED IN THE FOLLOWING PARAGRAPH, the Canadian stockholder will be deemed to have disposed of the Homestake Canada exchangeable shares on a tax-deferred "rollover" basis for proceeds of disposition equal to the adjusted cost base to the Canadian stockholder of the Homestake Canada exchangeable shares immediately before the exchange and to have acquired the Barrick common shares received in exchange therefor at a cost equal to such adjusted cost base, unless the Canadian stockholder chooses to include any portion of the capital gain or capital loss arising on such disposition in computing income under the Canadian Tax Act for the year of disposition. Under the CCRA's current administrative practice as set forth in Interpretation Bulletin IT-450R, the tax-deferred rollover upon the exchange of Homestake Canada exchangeable shares for Barrick common shares will generally not be denied in circumstances where the Canadian stockholder receives cash in lieu of a fractional Barrick common share. Under this administrative practice, a Canadian stockholder who receives cash of $200 or less in lieu of a fraction of a Barrick common share payable on the share exchange may either reduce the adjusted cost base of the Canadian stockholder's Barrick common shares by the amount of such cash or include in income the gain or loss on the disposition of the portion of the Homestake Canada exchangeable shares exchanged for the cash amount instead of the fractional Barrick common share.

    The Homestake Canada exchangeable share provisions entitle the holders of Homestake Canada exchangeable shares to receive, upon the sale of their Homestake Canada exchangeable shares pursuant to the exercise of an applicable call right, the insolvency put or the automatic exchange, an amount representing any dividends and distributions declared (or required to be declared) and unpaid on Homestake Canada exchangeable shares (the "dividend amount"). In any circumstance in which a Canadian stockholder's Homestake Canada exchangeable shares are acquired by Barrick and Barrick is required to pay, and does pay, a dividend amount to a Canadian stockholder in property other than Barrick common shares, the Canadian stockholder will not be considered to have disposed of the holder's Homestake Canada exchangeable shares on a tax-deferred rollover basis and instead will be considered to have disposed of the Homestake Canada exchangeable shares for proceeds of disposition equal to the fair market value at that time of the Barrick common shares (and cash instead of any

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fractional Barrick common share) received on the exchange plus any amount received in satisfaction of the dividend amount. The Canadian stockholder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Homestake Canada exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Homestake Canada exchangeable shares. The general tax treatment of capital gains and capital losses is discussed below under the heading "CANADIAN STOCKHOLDERS--TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES". The cost of the Barrick common shares received on the exchange of Homestake Canada exchangeable shares with Barrick in such a circumstance will be equal to the fair market value of the Barrick common shares received by the Canadian stockholder on the exchange. If a Canadian stockholder prefers to preserve the opportunity for a tax-deferred rollover on the exchange of Homestake Canada exchangeable shares for Barrick common shares, the Canadian stockholder should not exercise the exchange right by giving a retraction request at a time when Barrick would be required, upon exercise of its retraction call right, to pay a dividend amount to the Canadian stockholder (i.e., at a time between the date a dividend is declared (or is required to be declared) and the date the dividend is paid). Pursuant to the trust agreement supplement, the Canadian stockholder will be notified if the retraction call rights will be exercised by Barrick in a circumstance that would give rise to the payment of a dividend amount, in which case the holder may cancel the retraction request and retain the holder's Homestake Canada exchangeable shares. Canadian stockholders should consult their own tax advisors to determine the particular consequences to them of exchanging their Homestake Canada exchangeable shares for Barrick common shares at a time when there is an accrued but unpaid dividend on the Homestake Canada exchangeable shares.

    CANADIAN STOCKHOLDERS WHO HOLD HOMESTAKE CANADA EXCHANGEABLE SHARES PRIOR TO THE MERGER SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE PARTICULAR CONSEQUENCES TO THEM OF EXERCISING THEIR EXCHANGE (RETRACTION) RIGHTS PRIOR TO THE MERGER ON A TAXABLE BASIS AND RECEIVING HOMESTAKE COMMON STOCK WHICH IS SUBSEQUENTLY EXCHANGED FOR BARRICK COMMON SHARES UNDER THE MERGER, OR EXERCISING THEIR EXCHANGE (RETRACTION) RIGHTS AFTER THE MERGER AND RECEIVING BARRICK COMMON SHARES, POSSIBLY ON A TAX-DEFERRED ROLLOVER BASIS FOR PURPOSES OF THE CANADIAN TAX ACT.

    TAXATION OF DIVIDENDS ON BARRICK COMMON SHARES

    Dividends on the Barrick common shares received by a Canadian stockholder who is an individual will be included in the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends on Barrick common shares received by a Canadian stockholder that is a corporation will be included in the corporation's income and will normally be deductible in computing its taxable income. A Canadian stockholder that is a private corporation or a subject corporation, as defined in the Canadian Tax Act, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Barrick common shares to the extent that such dividends are deductible in computing the Canadian stockholder's taxable income.

    DISPOSITION OF BARRICK COMMON SHARES

    A disposition or deemed disposition by a Canadian stockholder of Barrick common shares will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Barrick common shares, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of the Barrick common shares. The cost to the Canadian stockholder of the Barrick common shares acquired in the merger or upon the exchange, retraction or redemption of Homestake Canada exchangeable shares after the merger will be averaged with the adjusted cost base of any other Barrick common shares then owned by such holder as capital property for the purposes of determining thereafter the adjusted cost base of each such Barrick common share held by the Canadian stockholder. The general tax treatment of capital gains and capital losses is

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discussed below under the heading "CANADIAN STOCKHOLDERS--TAXATION OF CAPITAL
GAINS AND CAPITAL LOSSES".

    TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES

    A Canadian stockholder will be required to include in income one-half of the amount of any capital gain (a "taxable capital gain") and will generally deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized by the holder in the year realized. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Canadian Tax Act. In general, a capital loss otherwise arising on the disposition of a Barrick common share by a corporation may be reduced by dividends previously received or deemed to have been received thereon. Similar rules may also apply in circumstances where a corporation is a member of a partnership or a beneficiary of a trust that owns Barrick common shares. Holders to whom these rules may be relevant should consult their own tax advisors.

    A Canadian stockholder that is a "Canadian-controlled private corporation" as defined in the Canadian Tax Act may be liable to pay, in addition to tax otherwise payable under the Canadian Tax Act, a refundable tax of 6 2/3% on certain investment income, including amounts in respect of taxable capital gains.

    Capital gains realized by individuals may give rise to alternative minimum tax.

    ELIGIBILITY FOR INVESTMENT OF BARRICK COMMON SHARES

    The Barrick common shares issued pursuant to the merger will be, at the time of their issuance, qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans. Barrick common shares issued upon the exchange, retraction or redemption of Homestake Canada exchangeable shares after the merger will be, at the time of their issuance, qualified investments under the Canadian Tax Act as in effect on the date of this document for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, provided that at the time of issuance the Barrick common shares continue to be listed on a prescribed stock exchange for purposes of the Canadian Tax Act or Barrick continues to be a "public corporation" for purposes of the Canadian Tax Act.

    The Barrick common shares issued pursuant to the merger, at the time of their issuance, will not constitute foreign property for purposes of Part XI of the Canadian Tax Act on the basis that Barrick has a substantial Canadian presence by virtue of satisfying the conditions set forth in subsection 206(1.1) of the Canadian Tax Act. If, as expected, Barrick continues to have a substantial Canadian presence by virtue of satisfying the conditions set forth in subsection 206(1.1) of the Canadian Tax Act at the time Barrick common shares are issued upon the exchange, retraction or redemption of Homestake Canada exchangeable shares after the merger, the Barrick common shares, at the time of their issuance, will not constitute foreign property for purposes of Part XI of the Canadian Tax Act as in effect on the date of this document. Holders to whom the foreign property rules in the Canadian Tax Act may be relevant should consult their own tax advisors.

    Non-Canadian Stockholders

    DISPOSITION OF HOMESTAKE COMMON STOCK UPON THE MERGER

    A non-Canadian stockholder generally will not be subject to tax under the Canadian Tax Act in respect of the exchange of Homestake common stock for Barrick common shares as a result of the merger unless such Homestake common stock constitutes "taxable Canadian property" for purposes of

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the Canadian Tax Act. However, if the non-Canadian stockholder is a resident of the United States for purposes of the Canada-United States Income Tax Convention and is entitled to the benefits of that tax treaty, the non-Canadian stockholder will not be subject to tax under the Canadian Tax Act in respect of the exchange of Homestake common stock for Barrick common shares even if the Homestake common stock is taxable Canadian property to the non-Canadian stockholder, unless the Homestake common stock was owned by the non-Canadian stockholder upon ceasing to be a resident of Canada within the ten-year period preceding the merger.

    Generally, Homestake common stock will not be taxable Canadian property to a non-Canadian stockholder at the time of the merger unless, at any time during the five-year period immediately preceding the time of the merger:

    - the fair market value of all properties of Homestake that were taxable Canadian property and certain Canadian resource properties was greater than 50% of the fair market value of all of Homestake's properties;

    - more than 50% of the fair market value of the Homestake common stock was derived directly or indirectly from real property situated in Canada and certain Canadian resource properties; and

    - the non-Canadian stockholder, persons with whom the non-Canadian stockholder did not deal at arm's length, or the non-Canadian stockholder together with all such persons owned or had an interest in or an option in respect of 25% or more of the issued shares of any class or series of Homestake stock.

In particular circumstances Homestake common stock held by a non-Canadian stockholder may be deemed to be taxable Canadian property for purposes of the Canadian Tax Act. Non-Canadian stockholders should consult their own tax advisors in determining whether their Homestake common stock is taxable Canadian property.

    TAXATION OF DIVIDENDS ON BARRICK COMMON SHARES

    Dividends paid or credited, or deemed to be paid or credited, on the Barrick common shares to a non-Canadian stockholder will be subject to Canadian withholding tax under the Canadian Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention, a U.S.-resident holder entitled to the benefits of that convention will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends, unless the U.S.-resident holder is a corporation that owns 10% or more of Barrick's voting shares, in which case the rate is reduced from 15% to 5%. In addition, under the Canada-United States Income Tax Convention, dividends may be exempt from Canadian withholding tax if paid to certain U.S.-resident holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with certain administrative procedures. Holders to whom these treaty benefits may be applicable should consult their own tax advisors.

    DISPOSITION OF BARRICK COMMON SHARES

    A capital gain realized by a non-Canadian stockholder on a disposition or deemed disposition of Barrick common shares will not be subject to tax under the Canadian Tax Act unless such Barrick common shares constitute "taxable Canadian property" for purposes of the Canadian Tax Act at the time of the disposition or deemed disposition.

    Generally, Barrick common shares will not be taxable Canadian property to a non-Canadian stockholder at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange and the New York Stock Exchange) at that time

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and at no time during the five-year period immediately preceding the disposition of Barrick common shares did the holder, persons with whom the holder did not deal at arm's length, or such holder together with such persons, own or have an interest in or an option in respect of 25% or more of the issued shares of any class or series of Barrick. In particular circumstances Barrick common shares held by a non-Canadian stockholder may be deemed to be taxable Canadian property for purposes of the Canadian Tax Act. Non-Canadian shareholders should consult their own tax advisors in determining whether their Barrick common shares are taxable Canadian property. Provided that the Barrick common shares are listed on a prescribed stock exchange at the time of disposition of such shares, the withholding and notification provisions of section 116 of the Canadian Tax Act will not apply to a non-Canadian stockholder.

    If Barrick common shares are taxable Canadian property to a particular non-Canadian shareholder, the non-Canadian stockholder will realize a capital gain (or a capital loss) on the disposition or deemed disposition of the Barrick common shares generally computed in the manner described above under the heading "CANADIAN STOCKHOLDERS--DISPOSITION OF BARRICK COMMON SHARES", unless the Barrick common shares constitute "treaty-protected property" for purposes of the Canadian Tax Act at the time of disposition or deemed disposition. Generally, Barrick common shares would be treaty-protected property to a particular non-Canadian stockholder if the non-Canadian stockholder is entitled to the benefits of an applicable tax treaty and the value of Barrick common shares is not at that time derived principally from real property situated in Canada.

MATERIAL AUSTRALIAN INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of the principal Australian income tax consequences generally applicable to a Homestake stockholder who is an Australian resident individual for tax purposes who acquires Barrick common shares in exchange for Homestake common stock. This summary reflects the current provisions of the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 and the regulations thereunder. The summary only addresses the position of stockholders who hold their Homestake common stock on capital account. Homestake stockholders are advised to consult their own tax advisers regarding the precise tax consequences for them of the merger.

    In the following discussion, a reference to Homestake common stock includes Homestake common stock represented by Homestake CHESS depository interests.

    CAPITAL GAINS TAX

    The cancellation of the Homestake common stock as a result of the merger will generally result in a disposal of that stock for capital gains tax purposes. However, any cancellation of Homestake common stock which was acquired by the disposing stockholder prior to September 20, 1985 generally should not be subject to capital gains tax.

    Subject to making an election for rollover relief (see below), a capital gain will arise if a stockholder receives consideration for the disposal in excess of his or her cost base. The consideration received will be the market value of Barrick common shares received in exchange for Homestake common stock plus any cash received instead of fractional shares. Generally, if the Homestake stockholder has capital losses available, any capital gain will be reduced by the amount of those losses. The amount of any capital gain (after the application of any capital losses) will generally be reduced by 50% if the stockholder has held the Homestake common stock for 12 months or longer. Any net capital gain will be included in the taxable income of the Homestake stockholder and taxed at the relevant marginal rate of income tax.

    A capital loss would arise if Homestake common stock is disposed of for consideration, as described above, which is less than the cost base of the stockholder in that stock. A capital loss may be offset against capital gains arising in the current or future years of income. A capital loss cannot be offset against ordinary income.

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    If the Homestake stockholder would otherwise realize a capital gain as described above on the disposal of Homestake common stock pursuant to the merger, he or she may be able to choose scrip for scrip rollover relief in relation to the cancellation of the Homestake common stock and acquisition of Barrick common shares. Scrip for scrip rollover relief is not available to the extent that any capital gain is referable to the receipt of cash instead of fractional shares. The consequence of this election is that any capital gain referable to the receipt of Barrick common shares realized by the Homestake stockholder is disregarded.

    If no election for rollover relief is made, the Homestake stockholder will be treated as having a cost base in the Barrick common shares equal to the consideration provided by the Homestake stockholder for that acquisition. This should generally equal the market value of his or her cancelled Homestake common stock, less any cash received by the Homestake stockholder.

    If a valid election for rollover relief is made, the Homestake stockholder will be treated as having acquired the Barrick common shares at the time of, and for the consideration provided for, the Homestake stockholder's original acquisition of the Homestake stock which is being cancelled.

    SUBSEQUENT SALE OF BARRICK COMMON SHARES

    On any subsequent disposal of Barrick common shares, a shareholder will generally be subject to Australian capital gains tax on the principles described above.

    DIVIDENDS

    Canadian withholding tax on dividends paid on Barrick common shares will generally be limited to the rate of 15% under the Canada-Australia Income Tax Convention.

    Generally, such dividends will also be subject to Australian income tax. The entire amount of the dividend will be taxable in Australia, including the amount of Canadian tax withheld by Barrick. The Australian tax payable in respect of the dividend will generally be reduced by the amount of Canadian tax withheld. Dividends from Barrick cannot be franked and a shareholder will not be entitled to a franking rebate.

    HOLDING OF BARRICK COMMON SHARES BY AUSTRALIAN RESIDENT

    Because of the nature of the business activities of Barrick, the Australian rules relating to the taxation of foreign investment funds do not currently apply to investors who hold Barrick common shares.

ANTICIPATED ACCOUNTING TREATMENT

    Barrick and Homestake believe that the merger will qualify as a pooling-of-interests in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, the historic book value of Homestake's assets and liabilities will be carried over to Barrick's balance sheet, the shareholder's equity accounts of Barrick and Homestake will be combined on Barrick's balance sheet and the new combined company will be treated as if the two companies had always been combined.

    It is a condition to the merger that:

    - Barrick shall have received a letter from PricewaterhouseCoopers LLP stating that the merger qualifies for pooling-of-interests accounting treatment under U.S. generally accepted accounting principles if consummated in accordance with the merger agreement; and

    - Homestake shall have received a letter from PricewaterhouseCoopers LLP stating that Homestake is eligible to be a party to a transaction to be accounted for as a pooling-of-interests under U.S. generally accepted accounting principles.

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REGULATORY MATTERS

    UNITED STATES

    Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules that have been promulgated thereunder, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The acquisition of shares of Homestake common stock pursuant to the merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act.

    Barrick and Homestake filed on July 11, 2001, and July 10, 2001, respectively, with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, a Hart-Scott-Rodino Notification and Report Form with respect to the acquisition of the shares of Homestake common stock by Barrick. The [Federal Trade Commission granted early termination of the] waiting period under the Hart-Scott-Rodino Antitrust Improvements Act [expired] on [August] [ - ], 2001.]

    CANADA

    The transaction requires pre-merger notification under Part IX of the COMPETITION ACT (Canada). Under Part IX of the COMPETITION ACT, certain transactions require notification to the Commissioner of Competition prior to their completion. If a transaction is notifiable, it may not be completed prior to the expiry or waiver of the applicable waiting period unless the Commissioner issues an advance ruling certificate. The applicable waiting period may be 14 or 42 days from the time a complete notification is provided to the Commissioner depending on the type of information required by the Commissioner.

    On July 18, 2001, Barrick and Homestake filed a request for an advance ruling certificate together with a short form notification. It is anticipated that the requisite statutory waiting period will expire on August 1, 2001.

    The transaction also constitutes a "merger" under the COMPETITION ACT (Canada) and, as such, is subject to the merger provisions set out in Part VIII of the COMPETITION ACT. Under those provisions, the Commissioner may apply to the Competition Tribunal up to three years after completion of the merger if he is of the view that a merger is likely to prevent or lessen competition substantially. If the Competition Tribunal were to find that a merger is likely to prevent or lessen competition substantially, it may, among other things, order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of assets or shares. In some instances, where the Commissioner determines that he would not have sufficient grounds to apply to the Competition Tribunal, the Commissioner may issue an advance ruling certificate.

    AUSTRALIA

    The FOREIGN ACQUISITIONS AND TAKEOVERS ACT OF AUSTRALIA requires the Treasurer of the Commonwealth of Australia to be notified of certain acquisitions of Australian companies and companies with Australian assets. The Treasurer has the power to prohibit acquisitions of this kind.

    Homestake has Australian subsidiaries with Australian assets. Barrick therefore lodged an application seeking the Treasurer's approval on July 10, 2001.

    The Treasurer will be precluded from exercising his powers to prohibit the acquisition if he notifies Barrick that he does not object to the transaction or if he has not notified Barrick of his decision within 40 days of the lodgment of the application. The Treasurer can extend this period by 90 days.

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APPRAISAL RIGHTS

    The Delaware General Corporation Law provides that in some mergers stockholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by the Delaware Court of Chancery, payable in cash. However, such appraisal rights are not available under the Delaware General Corporation Law to holders of Homestake common stock in connection with the merger.

    No appraisal or dissenters' rights are available to holders of Homestake common stock because the Homestake common stock is listed on a national securities exchange and the consideration which Homestake stockholders will be entitled to receive in the merger will consist solely of Barrick common shares, which will also be listed on a national securities exchange, and cash instead of fractional shares. Holders of Homestake Canada exchangeable shares are also not entitled to appraisal rights in connection with the merger.

    Under the Delaware General Corporation Law, if the record holder of Homestake special voting stock does not wish to receive the one Barrick special voting share, then the record holder of that stock has the right to seek an appraisal of, and to be paid the fair value for, the share of Homestake special voting stock if the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law.

    With respect to the one share of Homestake special voting stock, Homestake believes that if Computershare Trust Company of Canada, as trustee under the voting, support and exchange trust agreement, exercises any of the votes attached to the Homestake special voting stock to vote in favor of the proposal to adopt the merger agreement, then the trustee will not be entitled under
Section 262 to an appraisal of the Homestake special voting stock or any interest therein. Accordingly, Homestake believes that, if the trustee is instructed by at least one holder of Homestake Canada exchangeable shares to cast at least one vote at the Homestake special meeting in favor of the proposal to adopt the merger agreement, the trustee will not be entitled to an appraisal of the one share of Homestake special voting stock or any interest therein under
Section 262. Homestake also believes that the voting, support and exchange trust agreement does not permit the trustee to seek appraisal.

    The foregoing discussion is not a complete statement of the law of appraisal rights and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law, which is reprinted in its entirety as Annex D to this proxy statement/prospectus.

STOCK EXCHANGE LISTING

    Barrick is obligated under the merger agreement to use its reasonable best efforts to cause the Barrick common shares issued in the merger and pursuant to Homestake stock option plans to be approved for listing on the New York Stock Exchange and The Toronto Stock Exchange. In addition, it is a condition to the closing of the merger that these shares be approved for listing on the New York Stock Exchange and The Toronto Stock Exchange, in each case subject to official notice of issuance. The Homestake common stock will be delisted from the New York Stock Exchange, the London Stock Exchange, the Swiss Stock Exchange and the Australian Stock Exchange following consummation of the merger. The Homestake Canada exchangeable shares will continue to be listed and traded on The Toronto Stock Exchange after the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Homestake board that Homestake stockholders vote for the proposal to adopt the merger agreement, Homestake stockholders should be aware that a number of Homestake executives and members of the Homestake board have interests in the merger that are

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different from, or in addition to, the interests of Homestake stockholders generally. The Homestake board was aware of and considered those interests when it considered and approved the merger agreement.

    CHANGE OF CONTROL AGREEMENTS.

    Pursuant to Homestake's 1999 Change of Control Severance Plan, Homestake has entered into severance agreements with 17 of its executives, including Jack Thompson, Lee Graber, Wayne Kirk, William Lindqvist and Walter Segsworth. Under those agreements, the executives are entitled to benefits if there is a change of control of Homestake and certain other events occur. The completion of the merger will be a change of control for purposes of the severance agreements.

    Benefits under the severance agreements are payable if, within two years after the change of control, the executive is terminated other than for cause or if the executive resigns after:

    - a change in position, duties, responsibilities or status inconsistent with the executive's prior position;

    - a material reduction in responsibilities, titles or offices as in effect immediately before the change of control;

    - a reduction in salary or change in certain other benefits; or

    - certain changes in location of employment.

    If the executive resigns for any of the foregoing reasons, he is considered to have resigned for "good reason".

    Benefits payable under the severance agreements include:

    - a lump sum cash payment equal to two times (three times in the case of Messrs. Thompson and Segsworth) the executive's highest annual salary and bonus during the three calendar years before termination;

    - continued welfare and certain other fringe benefits for two years (three years in the case of Messrs. Thompson and Segsworth); and

    - relocation assistance to the extent not provided by another employer.

    In addition, if a Homestake executive receives benefits under his or her severance agreement, then, pursuant to Homestake's Executive Supplemental Retirement Plan, the executive will also receive automatic vesting of benefits under that plan based on fifteen years of service credit, even if the executive's actual period of service was less than fifteen years. The severance agreements provide a tax gross-up for the executive if the value of the benefits that vest as a result of a change of control exceeds 2.99 times the executive's average annual compensation for the five year period preceding the change of control and results in the imposition of an excise tax on the participant (as determined under the rules of the Internal Revenue Code and the regulations issued thereunder).

    Assuming they experienced a termination from Homestake (other than for cause) or resigned from Homestake (for good reason) within two years of the effective time of the merger, Mr. Thompson, Mr. Graber, Mr. Kirk, Mr. Lindqvist and Mr. Segsworth, and all Homestake executive officers as a group (including those five officers), would be entitled to lump sum cash payments of approximately $2,385,000, $568,000, $1,066,000, $680,000, $1,457,000 and
$11,012,000, respectively, continuation of welfare and certain other fringe benefits, including split-dollar life insurance benefits, valued at approximately $1,034,000, $140,000, $50,000, $47,000, $299,000 and $2,603,000,
respectively, and additional benefits under Homestake's Executive Supplemental Retirement Plan valued at

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approximately $0, $0, $1,452,000, $0, $2,908,000 and $7,745,000, respectively, and tax gross-ups as described in the preceding paragraph.

    STOCK OPTIONS AND SHARE RIGHTS

    Holders of Homestake stock options and share rights outstanding at the effective time of the merger will continue to hold stock options and share rights which after the merger will be exercisable for Barrick common shares. Pursuant to the terms of the applicable award agreements under Homestake's 1996 Amended Stock Option and Shares Rights Plan and Homestake's 1988 Stock Option and Shares Rights Plan, all outstanding options, performance-based share rights, matching stock awards and contingent share rights awards granted to Homestake officers and employees under those plans will become fully vested if there is a change of control of Homestake and certain other events occur. The completion of the merger will be a change of control for purposes of the award agreements. Awards will generally become fully vested if, within two years after the change of control, the award holder is terminated by Homestake other than for cause or if the award holder resigns for good reason.

    If the option holder becomes fully vested, as described above, in his or her options, the option holder has until the earlier of the option's normal expiration date and for periods up to three years from the date of termination to exercise his or her options.

    Share rights granted to Homestake directors under Homestake's 1988 and 1996 Stock Option and Share Rights Plans and 1998 Outside Directors' Stock Compensation Plan, and accrued dividends related thereto, will become fully vested if the Homestake director ceases to serve as a director within one year following a change of control. The completion of the merger will be a change of control for purposes of these share rights.

    As of June 24, 2001, Messrs. Thompson, Graber, Kirk, Lindqvist and Segsworth held outstanding stock options with respect to 1,387,025, 462,900, 789,350, 511,700 and 626,700 shares of Homestake common stock, of which stock options with respect to 667,325, 215,650, 365,750, 232,925 and 181,125 shares of
Homestake common stock were vested and exercisable. As of July 17, 2001, all officers and active employees, as a group, held outstanding stock options with respect to 9,260,025 shares of Homestake common stock, of which stock options with respect to 3,301,150 shares were vested and exercisable. As of June 24, 2001, Messrs. Thompson, Graber, Kirk, Lindqvist and Segsworth held share rights with respect to 376,945, 77,883, 128,372, 90,464 and 161,331 shares of Homestake common stock, respectively, none of which were vested. As of June 24, 2001, all officers and employees, as a group, held outstanding share rights with respect to 1,189,280 shares of Homestake common stock, none of which were vested. As of June 30, 2001, all outside directors, as a group, held outstanding share rights with respect to 26,920 shares of Homestake common stock, of which share rights with respect to 7,412 shares were or will be vested by August 30, 2001.

    GRANTOR TRUSTS

    Homestake has established the following two grantor trusts to provide funding for the benefits payable under certain of Homestake's plans to Homestake executives and directors:

    - the Amended and Restated Master Trust Under the Homestake Deferred Compensation Plans; and

    - the Supplemental Trust Under the Homestake Deferred Compensation Plans.

    The terms of those grantor trusts provide that certain powers and administrative functions currently carried out by Homestake will be turned over to the trustee following a change of control. The completion of the merger will be a change of control for purposes of the grantor trusts.

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    SPLIT-DOLLAR LIFE INSURANCE

    Twenty-three senior officers and active employees of Homestake have split dollar life insurance agreements. These agreements provide these officers and employees with life insurance equal to twice (four times in the case of Mr. Thompson) his or her annual salary and target incentive bonus. Homestake will make all premium payments under the agreement, but maintain a collateral interest in such premium payments in order to recover the premium amounts paid by Homestake. The agreements provide that if, within two years following a change of control, the employee is terminated other than for cause or the employee resigns for good reason, Homestake will continue to make premium payments under the life insurance policy through the end of the period ending no earlier than two years (three years in the case of Messrs. Thompson and Segsworth) after the effective time of the merger. Upon the termination of the split-dollar life insurance agreements, Homestake is entitled to receive an amount in respect of its collateral interest under the insurance agreements equal to the lesser of:

    - the cumulative premiums paid by Homestake (not including premiums waived pursuant to the terms of any disability waiver rider and extra benefit riders or agreements, other than those providing additional life insurance coverage on the insured) with respect to the executive's life insurance policy, less

       - the amount of policy dividends or interest thereon paid in cash to Homestake or used to reduce or offset premiums paid,

       - any policy loans to Homestake and accrued interest thereon at the time of the agreement's termination,

       - amounts, if any, received by Homestake from the executive for the economic benefit of life insurance provided under the agreement, and

    - the excess, if any, of the policy's cash surrender value over the minimum amount of cash surrender value that is needed in the policy to support a death benefit that is equal to the executive's annual salary and target incentive bonus determined at the time of a measurement date specified under the agreement (four times such amount in the case of Mr. Thompson) assuming the insurance will be held without surrender or loan until the executive reaches age 90 and the fixed interest rate used to project earnings on the insurance up the specified age is the insurer's announced interest rate under the policy at the time of the specified measurement date.

    Any remaining value in the policy will continue to be owned by the executive.

    DEFERRED COMPENSATION PLAN

    The Homestake Deferred Compensation Plan allows a select group of management, highly compensated employees and members of the board of directors of Homestake or certain of its affiliates to elect to defer a maximum of 100% of their annual base salary, bonus and, if applicable, directors' fees. The obligations under the plan are funded by the Homestake grantor trusts (described above).

    Each participant in the plan has an account balance that is credited with the amount he or she has deferred under the plan plus interest and earnings. Amounts deferred under the plan by participants are generally calculated based on a basic interest rate (equal to 100% of the monthly Moody's Corporate Bond Yield Average). However, upon being employed with Homestake for five years, amounts deferred under the plan by participants are generally calculated based on a preferred interest rate (equal to 120% of the monthly Moody's Corporate Bond Yield Average).

    Upon completion of the merger, all individuals with less than five years of service will have their balances adjusted to reflect accrual at the preferred interest rate (equal to 120% of the monthly

                                       72
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Moody's Corporate Bond Yield Average) in the event of a termination of employment from Homestake or the cessation of service as a director for any reason other than "retirement" (as defined in the plan), disability, death or an authorized leave of absence, or in the event of a plan termination, amendment or modification. After a change of control, if the plan is terminated, the participant's balance must be paid in a lump sum. As of June 24, 2001, Messrs. Thompson, Graber, Kirk and Lindqvist have completed five years of service with Homestake. Accordingly their deferred compensation plan balances are already calculated based on the preferred interest rate of 120% of the monthly Moody's Corporate Bond Yield Average. The additional benefit received by Mr. Segsworth, and by all Homestake executive officers and directors as a group (including Messrs. Thompson, Graber, Kirk, Lindqvist and Segsworth), as a result of the change to the preferred interest rate of 120% for participants with less than five years of service with Homestake, based on the value of their respective deferred compensation cash account balances as of March 31, 2001, is approximately $34 and $8,600, respectively, and all participants will receive interest on their account balances at the preferred interest rate after the completion of the merger.

    RELOCATION LOANS

    Homestake has made relocation loans to employees, in the range of $20,000 to $60,000 per employee, that are forgivable over three to five years to the extent the employee continues to be employed by Homestake. Homestake expects that it may forgive any such loans to the extent the employee is terminated in connection with the completion of the merger.

    INDEMNIFICATION AND INSURANCE

    The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of current or former directors or officers of Homestake under the Homestake certificate of incorporation, by-laws or indemnification agreements will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms following completion of the merger.

    The merger agreement also provides that for six years after the effective time of the merger, Barrick will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Homestake's directors' and officers' liability insurance, on terms no less favorable than those in effect on the date of the merger agreement. Barrick's obligation to provide this insurance coverage is subject to a cap of 200% of the amount of premiums paid by Homestake in its last full fiscal year for its existing insurance coverage. If Barrick cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, Barrick is required to maintain the most advantageous policies of directors' and officers' insurance that can be obtained by paying an annual premium equal to the 200% cap.

RESALE OF BARRICK COMMON SHARES

U.S. RESALE REQUIREMENTS

    The Barrick common shares issued pursuant to the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Homestake stockholder who may be deemed to be an "affiliate" of Barrick or Homestake for purposes of Rule 145 under the Securities Act of 1933 or for purposes of qualifying the merger for pooling-of-interests accounting treatment. It is expected that each such affiliate will enter into an agreement with Barrick and Homestake providing that such affiliate will not transfer any Barrick common shares received in the merger except in a manner not adversely affecting the desired accounting treatment of the merger and otherwise in compliance with the Securities Act.

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    It is expected that each affiliate will agree not to make any transfer either during the 30-day period prior to the merger or thereafter until after such time as financial results covering at least 30 days of combined operations of Barrick and Homestake after the merger have been published. Barrick has agreed to publish such financial results within 30 days following the end of the first calendar month during which the 30th day of combined operations occurs.

    This document does not constitute a registration statement covering resales of shares by persons who are otherwise restricted from selling their shares pursuant to Rules 144 and 145 of the Securities Act.

    Barrick has agreed, pursuant to the Stockholders Agreement, to enter into a registration rights agreement with, and to grant registration rights to, Mr. von Finck and the members of his family who are party to the Stockholders Agreement, with respect to Barrick common shares to be received by such persons upon completion of the merger.

CANADIAN RESALE REQUIREMENTS

    The Barrick common shares issued to residents of Canada pursuant to the merger agreement generally or upon the exchange of the Homestake Canada exchangeable shares will not be subject to any substantial restrictions on transfer under applicable Canadian securities legislation. In any Canadian jurisdiction where such restrictions would otherwise apply, Barrick will apply for orders and rulings from the applicable securities regulatory authorities in order to permit the resale of such Barrick common shares without substantial restrictions on transfer.

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                              THE MERGER AGREEMENT

    The following description of the material provisions of the merger agreement among Barrick, Homestake Merger Co. (formerly known as Havana Acquisition Inc.) and Homestake is qualified by reference to the text of the merger agreement, a copy of which is attached as Annex A and is incorporated in this document by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

STRUCTURE OF THE MERGER

    At the effective time of the merger, Merger Sub will be merged with and into Homestake. Homestake will continue as the surviving corporation and become a wholly owned subsidiary of Barrick.

CLOSING AND EFFECTIVE TIME OF THE MERGER

    The closing of the merger will take place no later than the second business day after the satisfaction of the conditions described below under "THE MERGER AGREEMENT--CONDITIONS OF THE MERGER," unless Barrick and Homestake agree in writing to another time.

    The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State, or at a later time agreed to by Barrick and Homestake in the certificate of merger. The certificate of merger will be filed at the time of the closing of the merger.

MERGER CONSIDERATION

    The merger agreement provides that each share of Homestake common stock (including shares of Homestake common stock underlying Homestake CHESS depository interests) not owned by Barrick or Homestake that is outstanding prior to the effective time will, at the effective time, be converted into the right to receive 0.53 Barrick common shares.

    TREATMENT OF HOMESTAKE CANADA EXCHANGEABLE SHARES

    Homestake Canada exchangeable shares will not be converted into other securities in the merger and will continue to exist and trade on The Toronto Stock Exchange after the completion of the merger. Following the effective time of the merger, the rights, privileges, restrictions and conditions attaching to the Homestake Canada exchangeable shares will be substantially equivalent to the rights, privileges, restrictions and conditions attaching to the Homestake Canada exchangeable shares immediately prior to the effective time of the merger except that, in effect:

    - each Homestake Canada exchangeable share will entitle the holder, upon the voluntary or mandatory exchange of the Homestake Canada exchangeable share, however effected, to receive 0.53 Barrick common shares, plus the amount of any declared but unpaid dividends on the Homestake Canada exchangeable share; and

    - each Homestake Canada exchangeable share will entitle the holder to receive a dividend, in respect of each Homestake Canada exchangeable share, equivalent to the dividend paid from time to time in respect of
      0.53 Barrick common shares.

    Barrick presently expects to exercise its call rights on the exchange of Homestake Canada exchangeable shares to enable holders of Homestake Canada exchangeable shares to convert into Barrick common shares on a tax-deferred basis in most circumstances.

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    VOTING, SUPPORT AND EXCHANGE TRUST SUPPLEMENT.

    At the effective time of the merger, Barrick, Homestake, Homestake Canada and the trustee will enter into a voting, support and exchange trust supplement amending the voting, support and exchange trust agreement. As a result, a holder of Homestake Canada exchangeable shares will be entitled to direct the trustee to cast a number of votes equal to the number of Barrick common shares for which such shares are exchangeable, rounded down to the nearest whole number, at all meetings at which the holders of Barrick common shares are entitled to vote. Furthermore, under the voting, support and exchange trust supplement, Barrick will assume all of the obligations and acquire all of the rights of Homestake under the voting, support and exchange trust agreement, provided that the exchange rights thereunder will entitle a holder to receive, or require a holder to accept, as the case may be, for each Homestake Canada exchangeable share exchanged thereunder, 0.53 Barrick common shares, plus the amount of any accrued and unpaid dividends on the Homestake Canada exchangeable share.

    TREATMENT OF HOMESTAKE SPECIAL VOTING STOCK

    Under the merger agreement, at the effective time of the merger, the one outstanding share of Homestake special voting stock will be converted into and represent the right to receive one Barrick special voting share. The Barrick special voting share will entitle the holder thereof to cast a number of votes at meetings of holders of Barrick common shares equal to the number of Barrick common shares for which the Homestake Canada exchangeable shares outstanding from time to time are exchangeable. For this purpose, Homestake Canada exchangeable shares held by Barrick or its subsidiaries are excluded. See "DESCRIPTION OF BARRICK SHARE CAPITAL--BARRICK SPECIAL VOTING STOCK".

CANCELLATION OF SHARES

    Each share of Homestake common stock held by Homestake or any of its wholly owned subsidiaries as treasury stock or owned by Barrick or Merger Sub immediately prior to the effective time will be automatically canceled, and Barrick will not exchange those shares for any securities of Barrick or any other consideration.

PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    Prior to the merger, an exchange agent will be appointed to handle the exchange of Homestake stock certificates for Barrick share certificates and the payment of cash for fractional shares. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a transmittal letter to each former Homestake stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing Homestake common stock and Homestake CHESS depository interests (which we refer to as "stock certificates") to be exchanged for certificates representing Barrick common shares.

    HOMESTAKE STOCKHOLDERS SHOULD NOT FORWARD HOMESTAKE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HOMESTAKE STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Homestake stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will be entitled to receive a certificate representing the number of whole Barrick common shares into which their shares of Homestake common stock have been converted in the merger.

    After the effective time, each certificate that previously represented shares of Homestake common stock or Homestake CHESS depository interests will represent the right to receive the appropriate whole number of Barrick common shares into which those shares or depository interests have been converted.

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    Barrick will not issue fractional shares in the merger. Instead, each former holder of shares of Homestake common stock or Homestake CHESS depository interests will receive from Barrick an amount in cash equal to the product obtained by multiplying the fractional share interest of Barrick common shares to which the former holder is entitled by the per share closing price of Barrick common shares on the closing date of the merger as reported on the New York
Stock Exchange Composite Tape.

    Barrick will not pay any dividends or other distributions to the holders of Homestake stock certificates in respect of Barrick common shares into which the Homestake shares represented by those certificates have been converted until the Homestake stock certificates are surrendered to the exchange agent. At the time of surrender, the Homestake stockholders will be paid the amount of dividends or other distributions that have been paid since the effective time of the merger.

    After the merger becomes effective, if Homestake stock certificates are presented to the surviving corporation or the exchange agent for any reason, those certificates will be cancelled and exchanged for Barrick common shares plus cash instead of fractional shares as described above.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to:

    - corporate existence, organization and authority to carry on its business;

    - subsidiaries;

    - capital structure;

    - corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

    - reporting documents and undisclosed liabilities;

    - information supplied for inclusion in this proxy statement/prospectus;

    - absence of certain changes or events;

    - litigation;

    - benefit plan compliance;

    - taxes;

    - compliance with laws;

    - environmental matters;

    - absence of reduction in reserves and mineralized material;

    - accounting matters;

    - contracts;

    - stockholder approval and voting requirements; and

    - right to use properties.

    Homestake also makes representations to Barrick regarding:

    - employee benefit matters;

    - labor matters;

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    - foreign benefit plans;

    - Homestake's and Homestake Canada's rights agreements;

    - brokers' fees;

    - opinion of Homestake's financial advisor;

    - excess parachute payments; and

    - state takeover statutes.

    In addition, Barrick makes representations to Homestake regarding the interim operation of Merger Sub and the ownership of Homestake securities.

    None of the representations and warranties in the merger agreement will survive the effective time of the merger.

MATERIAL ADVERSE EFFECT

    Many of the representations and warranties made by Barrick and Homestake are qualified by a material adverse effect threshold. For the purposes of the merger agreement, a material adverse effect means a material adverse effect on the ability of Homestake or Barrick, as the case may be, to perform its obligations under the merger agreement in a timely manner or a material adverse effect on the business, properties, financial condition or results of operations of either Homestake or Barrick, other than effects relating to:

    - the gold mining industry in general that do not have a materially disproportionate impact on Homestake or Barrick, as the case may be;

    - general economic, financial or securities market conditions in the United States or elsewhere;

    - the announcement of the merger agreement;

    - the relative values of the United States dollar, the Canadian dollar or the Australian dollar or any two of them;

    - civil or political unrest in Argentina or Chile that does not have a materially disproportionate impact on Homestake or Barrick, as the case may be; or

    - decreases in the price of gold or silver;

    and with respect only to Homestake

    - the refusal of Barrick to consent, following a good faith request, to certain actions by Homestake otherwise prohibited under the covenants relating to the conduct of business by Homestake in the merger agreement.

COVENANTS

    The merger agreement provides for covenants relating to conduct of business. Between the signing of the merger agreement and the closing of the merger, Barrick and Homestake:

    - will conduct their businesses in the usual, regular and ordinary course in all material respects;

    - will not declare or pay any dividends except distributions by a subsidiary to its parent and regular cash dividends; and

    - will not take any actions that would, or would reasonably be expected to, result in any representations and warranties of the party in the merger agreement that are qualified by

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      materiality from becoming untrue or that are not qualified by materiality from becoming untrue in any material respect or any conditions to the merger not being satisfied.

    The merger agreement also restricts, among other things, the ability of Homestake to:

    - issue, deliver, sell, or grant shares of its capital stock, Homestake voting securities, any rights, warrants or options to acquire any Homestake voting security or certain rights under Homestake stock plans other than in the ordinary course or pursuant to agreements or rights existing on June 24, 2001;

    - amend its certificate of incorporation and by-laws;

    - acquire or agree to acquire any business or other organization or any assets that are material to Homestake, either individually or in the aggregate;

    - sell, lease, encumber or dispose of any of Homestake's personal property or real property, other than real property valued at less than $10 million in the ordinary course and encumbrances incurred in the ordinary course;

    - incur any indebtedness, other than short-term borrowings in the ordinary course;

    - make any loans, advances or capital contributions to any other person other than a joint venture of Homestake's or a Homestake subsidiary in the ordinary course and consistent with past practice;

    - make any material tax election or settle or compromise any material tax liability;

    - other than in the ordinary course and consistent with past practice, increase the compensation payable or to become payable to its executive officers or employees, grant severance or termination pay, enter into or amend any employment, bonus or severance agreement or enter into or alter any rights or benefits;

    - make any amendment to any company stock plan; or

    - authorize or commit to any of the foregoing actions.

    The merger agreement restricts, among other things, the ability of Barrick to:

    - change its principal business from the business of gold mining;

    - amend its or Merger Sub's corporate documents in such a way as to have a material adverse effect on the transactions contemplated by the merger agreement; or

    - authorize or commit to any of the foregoing actions.

MATERIAL ACQUISITIONS

    Barrick is not required under the merger agreement to obtain Homestake's consent in order to acquire or enter into an agreement to acquire any other person or business. However, in the event that Barrick acquires or enters into any agreement to acquire any other person or business without the prior written consent of Homestake, and as a result of those actions the merger has not been consummated by March 23, 2002, thereafter Barrick may not unreasonably withhold or delay its consent to Homestake acquiring another business or organization or selling, leasing or encumbering real or personal property as otherwise restricted. Homestake will also have the right to extend the outside date of the consummation of the merger on one occasion from March 31, 2002 by written notice to a date not later than September 30, 2002.

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NO SOLICITATION

    Homestake has agreed not to, and will not permit its subsidiaries to, and will not authorize or permit any officer, director or employee of Homestake or any investment banker, attorney, accountant or other advisor or representative of Homestake or any subsidiary to:

    - solicit, initiate or encourage the submission of any "company takeover proposal";

    - enter into any agreement with respect to any company takeover proposal; or

    - provide any non-public information regarding itself or any subsidiary to any third party or engage in any negotiations or substantive discussions in connection with any company takeover proposal.

    However, Homestake may, prior to stockholder adoption of the merger agreement, in response to any company takeover proposal that was not solicited by it and did not otherwise result from a breach of the preceding covenants, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any company takeover proposal, if:

    - the Homestake board of directors determines in good faith, after consultation with counsel and its financial advisors, that these actions are reasonably likely to result in a "company superior proposal";

    - Homestake then has in effect with the third party a confidentiality agreement in reasonably customary form and not materially less favorable to Homestake than the confidentiality agreement with Barrick; and

    - Homestake promptly delivers to Barrick a copy of any information provided to the third party.

    Nothing in the merger agreement prevents Homestake or its board of directors from complying with rules promulgated under federal securities laws with regard to company takeover proposals or taking the actions described in the second paragraph under "HOMESTAKE STOCKHOLDERS MEETING" below.

    A "company takeover proposal" is:

    - any proposal or offer for a merger, consolidation or other business combination involving Homestake;

    - any proposal or offer to acquire in any manner, directly or indirectly, more than 15% of the common stock of Homestake; or

    - any proposal or offer to acquire in any manner, directly or indirectly, assets of Homestake or its subsidiaries representing more than 25% of the consolidated assets of Homestake;

other than the transactions contemplated by the merger agreement.

    A "company superior proposal" is a company takeover proposal that the Homestake board determines in good faith, after consultation with counsel and its financial advisors and taking into account all relevant material terms of the proposal and the merger agreement, including any changes to the merger agreement proposed by Barrick in response to a company takeover proposal, is financially more favorable to the stockholders of Homestake than the merger and the other transactions contemplated by the merger agreement.

    Homestake will, and will cause all subsidiaries to, immediately cease any existing activities, discussions or negotiations by Homestake, any subsidiary or any officer, director or employee of Homestake or investment banker, attorney, accountant or other advisor or representative of Homestake or any subsidiary with any parties conducted prior to the signing of the merger agreement with respect to any company takeover proposal.

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    Homestake will promptly advise Barrick orally and in writing of the receipt of any company takeover proposal and of the receipt of any inquiry with respect to or which Homestake reasonably believes could lead to any company takeover proposal. Homestake will advise Barrick orally and in writing of the identity of the person making any company takeover proposal or inquiry and of the material terms of the company takeover proposal and of any changes to the proposal.

HOMESTAKE STOCKHOLDERS MEETING

    Homestake has agreed to call and hold a meeting of the holders of Homestake common stock and the holder of the Homestake special voting stock for the purpose of obtaining the adoption of the merger agreement by votes representing a majority in aggregate voting power of the outstanding shares of Homestake common stock (including shares underlying the Homestake CHESS depository interests) and the outstanding Homestake Canada exchangeable shares on the record date, voting together as a single class. Homestake will, through its board of directors, recommend to its stockholders that the merger agreement be adopted.

    However, the board of directors of Homestake will be permitted to:

    - not recommend to the stockholders that the merger agreement be adopted, or

    - withdraw or modify in a manner adverse to Barrick its recommendation to Homestake's stockholders that the merger agreement be adopted,

but only if and to the extent that Homestake's board of directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take that action would breach the fiduciary duties of Homestake's board of directors.

ACCESS TO INFORMATION; CONFIDENTIALITY

    During the period prior to the effective time of the merger, Homestake and Barrick will afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties and records. During that period each party will promptly provide to the other party a copy of each reporting document filed pursuant to the requirements of the securities laws of Canada or the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

REASONABLE EFFORTS; NOTIFICATION

    Barrick and Homestake will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. This includes:

    - obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

    - obtaining all necessary consents, approvals or waivers from third parties;

    - defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

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    - executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

    However, Barrick and Homestake will not be obligated to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any material portion of the business or assets of Barrick or Homestake or any of their respective subsidiaries in order to consummate the transactions contemplated by the merger agreement. Further, Barrick and Homestake will not be obligated to take any action if the taking of that action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction:

    - seeking to prohibit or limit the ownership or operation by the party of any material portion of the business or assets of the party or to compel the party to dispose of or hold separate any material portion of the business or assets of that party as a result of the merger or any of the other transactions contemplated by the merger agreement;

    - seeking to impose material limitations on the ability of Barrick or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the surviving corporation; and

    - seeking to prohibit Barrick from effectively controlling in any material respect the business or operations of Homestake.

    In connection with, and without limiting these conditions, Barrick, Homestake and their respective boards of directors will take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the merger, the merger agreement or any of the transactions contemplated by the merger agreement. If any takeover statute or similar statute or regulation becomes applicable to the merger, the merger agreement or any other transaction contemplated by the merger agreement, Barrick, Homestake and their respective boards of directors will take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger and other transactions contemplated by the merger agreement.

    Homestake will give prompt notice to Barrick, and Barrick will give prompt notice to Homestake, of any representation or warranty made by it or contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect. Barrick and Homestake will also give prompt notice to the other of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

RIGHTS AGREEMENTS

    The Homestake board of directors will take all further action requested in writing by Barrick in order to render the Homestake rights and the Homestake Canada rights inapplicable to the merger and the other transactions contemplated by the merger agreement. In the event that a distribution date occurs under the Homestake rights agreement or the Homestake Canada rights agreement at any time from the date of the merger agreement to the effective time of the merger, Homestake and Barrick will make an adjustment to the exchange ratio to preserve the economic benefits that Homestake and Barrick each reasonably expected to receive as a result of the consummation of the merger and the other transactions contemplated by the merger agreement. See "SHAREHOLDER RIGHTS PLANS."

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EMPLOYEE EQUITY AWARDS AND EMPLOYEE BENEFIT MATTERS

    HOMESTAKE STOCK OPTIONS, SHARE RIGHTS AND DELAYED DELIVERY RIGHTS

    The board of directors of Homestake, or the board of directors of a subsidiary, as applicable (or appropriate committee), will take any actions required to adjust the terms of:

    - All outstanding Homestake stock options granted under the Homestake stock plans and the terms of the Homestake stock plans to provide that, at the effective time of the merger, each Homestake stock option outstanding immediately prior to the effective time of the merger will be deemed to constitute an option to acquire, on substantially identical terms and conditions as were applicable to such Homestake stock option, that number of Barrick common shares as the holder would have been entitled to receive pursuant to the merger had the holder exercised the stock option in full immediately prior to the effective time. The price per share of the converted options will be equal to the aggregate exercise price for the shares of Homestake common stock purchasable pursuant to the stock option divided by the number of Barrick common shares deemed purchasable pursuant to the stock option. However, in the case of any option to which section 421 of the Internal Revenue Code applies by reason of its qualification under either section 422 or 423 of the Code, the option price, the number of shares purchasable and the terms and conditions of exercise will be determined in order to comply with section 424(a) of the Code.

    - All outstanding Homestake share rights granted under the Homestake stock plans to provide that, at the effective time of the merger, each Homestake share right outstanding immediately prior to such effective time will be deemed to constitute a share right to acquire, on the same terms and conditions, that number of Barrick common shares as the holder would have been entitled to receive pursuant to the merger had the holder received all shares of Homestake common stock covered by the Homestake share right immediately prior to the effective time of the merger.

    - All outstanding Homestake performance-based share rights agreements by substituting instead of the closing price of Homestake's common stock on the dates specified in those agreements, when that price is used as the base from which performance is to be measured, the price obtained by dividing the closing price of Homestake's common stock on the dates specified by 0.53, by substituting instead of the closing price of Homestake's common stock on the dates specified, when that price is used to measure the performance that has been achieved, the closing price of Barrick common shares and by adjusting the peer company index and the adjusted Standard and Poor's Gold and Precious Metals index to not include stock of Barrick.

    - All outstanding Homestake delayed delivery rights granted under the Homestake stock plans and the terms of the Homestake stock plans to provide that, at the effective time of the merger, each delayed delivery right outstanding immediately prior to the effective time of the merger will be deemed to constitute a right to acquire, on the same terms and conditions, that number of Barrick common shares as the holder would have been entitled to receive pursuant to the merger had the holder received all shares of Homestake common stock covered by the delayed delivery right immediately prior to the effective time.

    - All outstanding Homestake delayed delivery rights granted under the Homestake stock plans and the terms of the Homestake stock plans to provide that, at the effective time of the merger, the per share exercise price of the options underlying the delayed delivery right will be adjusted to equal the aggregate adjusted exercise price for the shares of Homestake common stock covered by the delayed delivery right divided by the number of Barrick common shares deemed issuable pursuant to the delayed delivery right.

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    - All outstanding Homestake delayed delivery rights granted under the
      Homestake stock plans and the terms of the Homestake stock plans to provide that, at the effective time of the merger, the per share exercise price of the options underlying the delayed delivery right payable in Barrick common shares, as adjusted above, shall be compared to the price of a Barrick common shares in determining whether the delayed delivery right becomes due and payable in Barrick common shares.

    The applicable boards of directors will take reasonable actions necessary, to the extent within the power of Homestake but not requiring the amendment of any Homestake benefit plan or the renegotiation of any agreement, to ensure that the execution and performance of the transactions contemplated by the merger agreement will not constitute a "corporate transaction" or "change of control" for purposes of the Homestake stock plans, and take any other actions with respect to the Homestake stock plans, stock options, delayed delivery rights and share rights as deemed appropriate to give effect to the merger.

    Barrick will deliver to the holders of Homestake stock options, share rights, delayed delivery rights and Homestake Canada stock options appropriate notices setting forth the rights of each holder pursuant to the respective Homestake stock plan, and agreements evidencing the grants of those rights will continue in effect on the same terms and conditions, subject to the adjustments required by the merger agreement set forth above. Barrick will comply with the terms of the Homestake stock plans and will take appropriate action to provide that the stock options which qualified as qualified stock options prior to the effective time of the merger continue to be so qualified after such time.

    Barrick will take all corporate action necessary to reserve a sufficient number of Barrick common shares for delivery upon the exercise of the Homestake stock options, the vesting of the Homestake share rights and the payment of the Homestake delayed delivery rights assumed by Barrick in connection with the merger. Prior to or on the effective time, Barrick will file a registration statement on an appropriate form with respect to Barrick common shares subject to such options and rights and shall use reasonable efforts to maintain the effectiveness of that registration statement (and maintain the current status of the prospectus contained therein) for as long as such options and rights remain outstanding. With respect to individuals who after the merger are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, Barrick will administer the Homestake stock plans in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934.

    BENEFIT PLANS

    For a period of one year after the effective time of the merger, Barrick will either maintain the Homestake benefit plans at the levels in effect on June 24, 2001, or provide benefits to employees of Homestake that are no less favorable in the aggregate to the employees than those provided to the employees under the Homestake benefit plans at the levels in effect on June 24, 2001. Barrick will also make available plans providing for the issuance of Barrick capital stock to employees of Homestake that are no less favorable than those provided to similarly situated employees of Barrick. Barrick will continue the administration of the annual bonus programs and arrangements of Homestake from the effective time of the merger through the end of the calendar year in which the effective time of the merger occurs. However, each person who is an employee of Homestake at the effective time and who is terminated by Barrick other than for good and sufficient cause after the effective time and prior to the determination date of the bonus amounts for the calendar year in which the effective time occurs will be entitled to receive from Barrick a bonus payment in an amount equal to the pro-rata portion of the bonus amount the employee otherwise would have been eligible to receive in that calendar year had the employee remained employed by Homestake through the determination date. Any such bonus payment will not duplicate any benefit provided to an employee under any agreement, bonus or contract of Homestake. After the effective time of the merger, Barrick will honor all Homestake employment, severance and termination agreements and will assume and adopt Homestake's 1999 Change of Control Severance Plan and Homestake's Executive Supplemental Retirement Plan.

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    With respect to any benefit plan maintained by Barrick, service with
Homestake immediately prior to the effective time of the merger will be treated as service with Barrick for all purposes, provided that the service will not be recognized to the extent that it would result in any duplication of benefits. For the purposes of each Barrick benefit plan, Barrick will use all reasonable efforts to cause all pre-existing conditions, exclusions and actively-at-work requirements of those plans to be waived for employees of Homestake and their covered dependents. Such waiver will not, however, apply to limitations, including pre-existing conditions, exclusions, or waiting periods that are already in effect with respect to those employees and dependents under the Homestake benefit plans and that have not been satisfied on the date of commencement in Barrick benefit plans. Barrick will give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the effective time of the merger occurs, or the year in which the Homestake employees commence participation in the Barrick benefit plans if later, as if there had been a single continuous employer, provided that the co-payments and deductibles are submitted to the administrator of the Barrick benefit plans within 90 days of the effective time.

INDEMNIFICATION

    Barrick will cause the company surviving the merger to honor, to the fullest extent of the law, all of Homestake's obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of Homestake for acts or omissions by them occurring prior to the effective time of the merger, to the extent the obligations of Homestake existed on June 24, 2001.

    For a period of six years after the effective time, Barrick will maintain the current or substantially similar policies of directors' and officers' liability insurance held by Homestake with respect to claims arising from or related to facts or events that occurred at or before the effective time. However, Barrick will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 200% of the annual premiums paid as of June 24, 2001 by Homestake for the insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Barrick will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the maximum premium.

FEES AND EXPENSES

    Except as provided in certain parts of the merger agreement, all fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. An exception to this is that expenses incurred in connection with printing and mailing this proxy statement/prospectus and the Form F-4 will be shared equally by Barrick and Homestake.

PUBLIC ANNOUNCEMENTS

    Barrick and Homestake will consult with each other before issuing, and provide each other the opportunity to review and comment on, any press release or other public statements with respect to the transactions contemplated by the merger agreement. Barrick and Homestake will not issue any press release or make any public statement about these transactions without prior consultation with the other, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

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TAX AND ACCOUNTING TREATMENT

    Barrick and Homestake will not knowingly take any action or fail to take any action that would prevent or reasonably be expected to prevent the merger from qualifying as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    Barrick and Homestake will not knowingly take any action or fail to take any action that would prevent or would be reasonably likely to prevent the merger from qualifying for pooling-of-interests accounting treatment under U.S. generally accepted accounting principles. Homestake will take reasonable actions with respect to itself, its affiliates and its subsidiaries that are within its control in order to assist Barrick in enabling the merger to qualify for pooling of interests accounting treatment. Barrick will use its reasonable best efforts to cause the merger to qualify for pooling-of-interests accounting treatment.

STOCK EXCHANGE LISTING

    Barrick will use reasonable best efforts to cause the Barrick common shares to be issued in the merger and pursuant to the Homestake stock plans to be approved for listing on the New York Stock Exchange and The Toronto Stock Exchange and to cause the issuance of the Barrick special voting share to be approved by The Toronto Stock Exchange prior to the closing date. Barrick will use its reasonable best efforts to obtain the necessary approvals from The Toronto Stock Exchange and the approval of the Ontario Securities Commission of the issuance of the Barrick special voting share as soon as practicable after June 24, 2001.

ALTERNATIVE STRUCTURE

    In the event that the necessary approvals of The Toronto Stock Exchange referred to above and the approval of the Ontario Securities Commission of the issuance of the Barrick special voting share are not granted within an appropriate amount of time to permit the transactions contemplated by the merger agreement to be consummated on its terms or in the event that the proposed treatment of the Homestake Canada exchangeable shares would result in a failure of certain conditions to closing, then Homestake and Barrick will take actions that are necessary or appropriate to permit the transactions contemplated by the merger agreement to be consummated on terms as close as possible to the terms of the merger agreement.

CONDITIONS OF THE MERGER

    The obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

    - adoption of the merger agreement by the Homestake stockholders;

    - the Barrick common shares issuable to Homestake stockholders and employees pursuant to the merger agreement will have been approved for listing on The Toronto Stock Exchange and the New York Stock Exchange, and The Toronto Stock Exchange will have approved the issuance of the Barrick special voting share, in each case subject to official notice of issuance;

    - the waiting periods, and any extensions, applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act will have been terminated or expired;

    - either the Commissioner of Competition under the COMPETITION ACT (Canada) will have issued an advance ruling certificate, or the applicable waiting period under the COMPETITION ACT (Canada) will have expired and the Commissioner will have issued a no action letter, or compliance with
      Part IX of the COMPETITION ACT will have been waived;

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    - any consents, approvals and filings under any other foreign antitrust or competition law, the absence of which would prohibit the consummation of the merger, will have been made or received;

    - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect;

    - the registration statement for the Barrick common shares will have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Securities and Exchange Commission;

    - the appropriate exemptions and approvals of the Ontario Securities Commission in connection with the issuance of the Barrick special voting share will have been obtained and will be in full force and effect;

    - there will not be any pending action or proceeding by any governmental entity challenging the acquisition by Barrick of any shares of Homestake common stock, seeking to restrain or prohibit the consummation of any of the transactions contemplated by the merger agreement or seeking to obtain from Homestake or Barrick any damages that are material in relation to Homestake and it subsidiaries taken as a whole;

    - there will not be any pending action or proceeding by any governmental entity seeking to prohibit or limit the ownership or operation by Homestake or Barrick of any material portion of the business or assets of Homestake or Barrick, or seeking to compel either party to dispose of or hold separate any material portion of the business or assets of the party as a result of any transactions contemplated by the merger agreement;

    - there will not be any pending action or proceeding by any governmental entity seeking to impose material limitations on the ability of Barrick to exercise full rights of ownership of any shares of capital stock in the surviving corporation;

    - there will not be any pending action or proceeding by any governmental entity seeking to prohibit Barrick from effectively controlling in any material respect the business or operations of Homestake; and

    - Barrick will have received a letter from PricewaterhouseCoopers stating that the merger qualifies for pooling-of-interests accounting treatment under U.S. generally accepted accounting principles if consummated in accordance with the merger agreement and Homestake will have received a letter from PricewaterhouseCoopers stating that Homestake is eligible to be a party to a pooling-of-interests transaction.

    The obligation of Barrick to effect the merger is also subject to the satisfaction or waiver by Barrick at or prior to the time of the merger of the following conditions:

    - the representations and warranties of Homestake set forth in the merger agreement will be true and correct (other than certain representations and warranties relating to severance payments, Homestake's capitalization and contractual restrictions on conduct of business) unless the failure of the representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect on Homestake;

    - the representations and warranties of Homestake set forth in the merger agreement relating to severance payments, Homestake's capitalization and contractual restrictions on conduct of business will be true and correct in all material respects;

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    - Homestake will have performed, in all material respects, all of its obligations under the merger agreement at or prior to the closing date;

    - Barrick will have received from each person named as an affiliate of Homestake an executed agreement with respect to certain matters relevant to the accounting treatment of the merger and resale restrictions on the Barrick common shares received in the merger;

    - except as previously disclosed, there will not have occurred since
      June 24, 2001 any development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Homestake; and

    - Homestake will have provided to Barrick a certificate pursuant to the appropriate sections of the IRS Treasury regulations to the effect that Homestake is not, and has not been during the previous five years, a United States real property holding corporation.

    The obligation of Homestake to effect the merger is also subject to the satisfaction or waiver by Homestake on or prior to the closing date of the following conditions:

    - the representations and warranties of Barrick set forth in the merger agreement will be true and correct unless the failure of the representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect on Barrick;

    - Barrick will have performed, in all material respects, all of its obligations under the merger agreement at or prior to the closing date;

    - Homestake will have received an opinion of its counsel, in form and substance reasonably satisfactory to Homestake, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

    - except as previously disclosed, there will not have occurred since
      June 24, 2001 any development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Barrick; and

    - Homestake will have received from each person named as an affiliate of Barrick an executed agreement with respect to certain matters relevant to the accounting treatment of the merger.

TERMINATION

    Barrick and Homestake may mutually agree, at any time prior to the effective time of the merger, to terminate the merger agreement. Also, either company can terminate, without the consent of the other, before the effective time if:

    - Homestake stockholder approval is not obtained at the Homestake special meeting;

    - the merger is not consummated on or before March 31, 2002, or the date to which the termination date has been extended by Homestake pursuant to the merger agreement;

    - any court or governmental entity prohibits the merger;

    - the other party materially breaches a covenant, agreement, representation or warranty contained in the merger agreement such that the conditions to closing would not be satisfied by March 31, 2002 (or the extended date); or

    - any condition to the obligation of that party to effect the merger is not capable of being satisfied.

    The termination date may be extended past the March 31, 2002 date by Homestake as described under "MATERIAL ACQUISITIONS" above.

    Further, Homestake can terminate the merger agreement prior to the effective time if the Homestake board approves, and, concurrently with the termination of the merger agreement, Homestake enters into, a definitive agreement providing for the implementation of a financially more favorable proposal for the acquisition of Homestake that was not solicited by Homestake.

    In addition, Barrick can terminate the merger agreement prior to the effective time if the Homestake board:

    - withdraws or modifies in a manner adverse to Barrick its recommendation to the Homestake stockholders to adopt the merger agreement; or

    - approves or recommends any company takeover proposal.

    If Barrick or Homestake terminates the merger agreement because the merger agreement was not adopted by Homestake stockholders at the Homestake special meeting, then Homestake will reimburse Barrick for out-of-pocket expenses of up to $10 million.

    Homestake has agreed to pay Barrick a termination fee of $80 million (less any expenses previously reimbursed) if the merger agreement is terminated:

    - by either Homestake or Barrick because of the failure of Homestake's stockholders to adopt the merger agreement or by Barrick because of Homestake's breach of the merger agreement, if in either case a company takeover proposal is pending at the time of the special meeting or the breach and within 12 months of termination Homestake enters into an agreement for or consummates a company takeover proposal;

    - by the Homestake board in the event that the Homestake board has approved a company superior proposal that was not solicited by Homestake and Homestake enters into that proposal concurrent with termination of the merger agreement; or

    - by Barrick after the Homestake board withdraws or modifies in an adverse manner its recommendation to Homestake stockholders to adopt the merger agreement or approves or recommends any company takeover proposal.

EFFECT OF TERMINATION

    If the merger agreement is properly terminated by either Barrick or Homestake, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Barrick, Merger Sub or Homestake, other than liabilities resulting from willful or material breach and obligations described under "TERMINATION" above.

AMENDMENT

    The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the Homestake special meeting there will be no amendment made that by law requires further approval by the Homestake stockholders without the further approval of the Homestake stockholders.

EXTENSION; WAIVER

    At any time prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of the party. The failure of any party to the merger agreement to assert any of its rights under the agreement or otherwise will not constitute a waiver of those rights.

                             STOCKHOLDERS AGREEMENT

    The following description of the stockholders agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the stockholders agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All stockholders are urged to read the stockholders agreement in its entirety.

    Concurrent with the execution of the merger agreement, Barrick, Homestake and Merger Sub entered into a stockholders agreement with Mr. August von Finck and certain members of his immediate family, Jack Thompson and Walter Segsworth.

VOTING AGREEMENT

    Each stockholder, severally and not jointly, has agreed that, after June 24, 2001 until the termination of the merger agreement or the effective time, at any meeting of the stockholders of Homestake, and in any action by consent of the stockholders of Homestake, such stockholder will vote or cause to be voted all of his or her shares of Homestake common stock in favor of the approval and adoption of the merger agreement, the merger and all transactions contemplated by the merger agreement and the stockholders agreement and otherwise in any manner that may be necessary to consummate the merger.

IRREVOCABLE PROXY

    Each stockholder has irrevocably appointed Barrick, and each of its officers, as such stockholder's attorney and proxy pursuant to the section 212(c) of the Delaware General Corporation Law. The proxy will have full power of substitution, to vote and otherwise act with respect to such stockholder's shares at any meeting of stockholders of Homestake or to consent instead of any meeting or otherwise, on any matters regarding the merger and all transactions contemplated by the merger agreement and the stockholders agreement, in the manner specified under "Voting Agreement" above. The proxy and power of attorney are irrevocable and, to the extent permitted under applicable law, will be valid and binding on any person to whom a stockholder may transfer any of his or her shares. Each stockholder revoked all other proxies and powers of attorney with respect to his or her shares that may have previously been appointed, other than as disclosed in exhibits to the regulatory filings of the stockholders, and no subsequent proxies or powers of attorney will be given by any stockholders with respect to those shares. The authority conferred by the stockholders agreement will survive the death or incapacity of any stockholder and the irrevocable proxy will be binding on any successors of the stockholder.

TRANSFER RESTRICTIONS

    Each stockholder has agreed that he or she will not, and will not encourage anyone else to, sell, transfer or otherwise dispose of any of his or her shares other than to a person who first agrees in writing to be bound by the stockholders agreement. Each stockholder will not, and will not encourage anyone else to, take any action that would make any representation or warranty by the stockholder in the stockholders agreement untrue in any material respect or that would disable the stockholder from performing his or her obligations under the stockholders agreement.

NON-SOLICITATION

    Each stockholder, severally and not jointly, has agreed that prior to the termination of the merger agreement, he or she will not solicit, initiate or encourage the submission of a company takeover proposal or enter into any agreement with respect to a company takeover proposal (except for discussions between the von Finck family members and Homestake concerning the advisability of a takeover proposal for Homestake and their willingness to support it). Each stockholder has agreed that prior to the termination of the merger agreement he or she will not provide any non-public information regarding Homestake to any third party or engage in any negotiations or substantive discussions in connection with a company takeover proposal (except for discussions between the von Finck family members and Homestake concerning the advisability of a takeover proposal for Homestake and their willingness to support it). Each stockholder agreed to terminate any discussions or negotiations with any parties regarding any company takeover proposal, and to cause all of his or her representatives to do the same. Each party will promptly advise Barrick in writing with respect to any company takeover proposal, the material terms of such proposal and the identity of the parties making the proposal, other than with respect to the stockholder's capacity as a director or executive officer of Homestake.

OBLIGATIONS AS DIRECTORS AND OFFICERS

    With respect to Messrs. Thompson and Segsworth, no provision (including the non-solicitation provision described above) of the stockholders agreement will prevent or interfere with the performance of their obligations in their capacities as directors or officers of Homestake.

REGISTRATION RIGHTS

    Barrick has agreed to grant registration rights to, and to enter into a registration rights agreement with, Mr. von Finck and the other members of his family who are party to the Stockholders Agreement, with respect to the Barrick common shares to be issued to such persons upon completion of the merger.

TERMINATION

    The stockholders agreement terminates at the earliest of the following times:

    - the effective time of the merger;

    - the termination of the merger agreement; and

    - with respect only to Mr. von Finck and the certain members of his family who are party to the stockholders agreement, the delivery at any time after March 31, 2002, to Barrick and Homestake by Mr. von Finck (or his attorney(s) in fact) of written notice terminating the stockholders agreement.

                   BARRICK AND HOMESTAKE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information combines the historical consolidated statements of income and balance sheets of Barrick and Homestake, prepared in accordance with U.S. generally accepted accounting principles and gives effect to the merger. The unaudited pro forma combined financial information included below is presented as if the merger had been effective for all periods presented. These statements are prepared on the pooling-of-interests basis of accounting for the merger. The statements are based on the assumptions set forth in the notes thereto.

    The information shown below should be read in conjunction with the historical consolidated financial statements of Barrick and Homestake, including the respective notes thereto, which are incorporated by reference in this document, and the unaudited pro forma combined per share financial information which appears elsewhere in this document. The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of:

    - the combined financial position or results of operations which would have been realized had the merger been effective during the periods presented; or

    - the combined financial position or results of operations in the future.

    Upon consummation of the merger, the actual financial position and results of operations of Barrick will differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the dates of the pro forma financial information and the time of the merger and thereafter, as well as the factors discussed in the "RISK FACTORS" section.

                            BARRICK GOLD CORPORATION

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            AS AT DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

                                                       HISTORICAL BALANCES
                                                       --------------------
                                                       BARRICK    HOMESTAKE   ADJUSTMENTS   PRO FORMA
                                                       --------   ---------   -----------   ----------
ASSETS
Current assets
  Cash and equivalents...............................   $  623     $  193        $  (35)      $  781
  Short-term investments.............................       --          6            --            6
  Bullion settlements and other receivables..........       20         39            --           59
  Inventories and deferred expenses..................      244         94            --          338
                                                        ------     ------        ------       ------
                                                           887        332           (35)       1,184
Property, plant and equipment........................    3,076        988            --        4,064
Other assets.........................................      112         99            --          211
                                                        ------     ------        ------       ------
                                                        $4,075     $1,419        $  (35)      $5,459
                                                        ======     ======        ======       ======
LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities...........   $  386     $  151            --       $  537
  Current portion of long-term obligations...........       20          3            --           23
                                                        ------     ------        ------       ------
                                                           406        154            --          560
Long-term debt.......................................      676        225            --          901
Reclamation and closure and other obligations........      147        239            --          386
Future income taxes..................................      148        182            --          330
Non-controlling interests............................       --         10            --           10
                                                        ------     ------        ------       ------
                                                         1,377        810            --        2,187
                                                        ------     ------        ------       ------
SHAREHOLDERS' EQUITY
Capital stock........................................    2,855      1,197            --        4,052
Retained earnings....................................     (157)      (493)          (35)        (685)
Accumulated other comprehensive loss.................       --        (95)           --          (95)
                                                        ------     ------        ------       ------
                                                         2,698        609           (35)       3,272
                                                        ------     ------        ------       ------
                                                        $4,075     $1,419        $  (35)      $5,459
                                                        ======     ======        ======       ======

  See accompanying notes to unaudited pro forma combined financial statements.

                            BARRICK GOLD CORPORATION

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            AS AT DECEMBER 31, 1999
                             (DOLLARS IN MILLIONS)

                                                              HISTORICAL BALANCES
                                                              --------------------
                                                              BARRICK    HOMESTAKE   PRO FORMA
                                                              --------   ---------   ----------
ASSETS
Current assets
  Cash and equivalents......................................   $  500     $  130       $  630
  Short-term investments....................................       --        136          136
  Bullion settlements and other receivables.................      133         45          178
  Inventories and deferred expenses.........................      111         86          197
                                                               ------     ------       ------
                                                                  744        397        1,141
Property, plant and equipment...............................    4,447      1,133        5,580
Other assets................................................      120        104          224
                                                               ------     ------       ------
                                                               $5,311     $1,634       $6,945
                                                               ======     ======       ======
LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities..................   $  274     $  103       $  377
  Current portion of long-term obligations..................       30         37           67
                                                               ------     ------       ------
                                                                  304        140          444
Long-term debt..............................................      525        278          803
Reclamation and closure and other obligations...............      133        220          353
Future income taxes.........................................      444        217          661
Non-controlling interests...................................       --         14           14
                                                               ------     ------       ------
                                                                1,406        869        2,275
                                                               ------     ------       ------
SHAREHOLDERS' EQUITY
Capital stock...............................................    2,849      1,177        4,026
Retained earnings...........................................    1,056       (383)         673
Accumulated other comprehensive loss........................       --        (29)         (29)
                                                               ------     ------       ------
                                                                3,905        765        4,670
                                                               ------     ------       ------
                                                               $5,311     $1,634       $6,945
                                                               ======     ======       ======

  See accompanying notes to unaudited pro forma combined financial statements.

                            BARRICK GOLD CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 2000
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              HISTORICAL BALANCES
                                                              --------------------
                                                              BARRICK    HOMESTAKE   PRO FORMA
                                                              --------   ---------   ----------
REVENUES
Gold sales..................................................  $ 1,307     $  666       $ 1,973
Interest and other income...................................       35          1            36
                                                              -------     ------       -------
                                                                1,342        667         2,009
                                                              -------     ------       -------
COSTS AND EXPENSES
Operating...................................................      533        438           971
Amortization................................................      332        144           476
Administration..............................................       35         41            76
Exploration.................................................       41         37            78
Interest on long-term debt..................................        6         20            26
Provision for mining assets.................................    1,710         75         1,785
                                                              -------     ------       -------
                                                                2,657        755         3,412
                                                              -------     ------       -------
LOSS BEFORE INCOME TAXES AND OTHER ITEMS....................   (1,315)       (88)       (1,403)
Income taxes................................................      212         (4)          208
Non-controlling interests...................................       --          3             3
                                                              -------     ------       -------
LOSS FROM CONTINUING OPERATIONS.............................   (1,103)       (89)       (1,192)
Discontinued operations.....................................       --        (15)          (15)
                                                              -------     ------       -------
LOSS BEFORE ACCOUNTING CHANGE...............................   (1,103)      (104)       (1,207)
Cumulative effect of change in revenue recognition policy...      (23)        --           (23)
                                                              -------     ------       -------
NET LOSS....................................................  $(1,126)    $ (104)      $(1,230)
                                                              =======     ======       =======
PER SHARE DATA:
Weighted average shares outstanding (millions)..............      396        262           535
Loss from continuing operations.............................  $ (2.79)    $(0.34)      $ (2.23)
Net loss....................................................  $ (2.84)    $(0.40)      $ (2.30)
Dividends...................................................  $ 0.220     $0.025       $ 0.175

  See accompanying notes to unaudited pro forma combined financial statements.

                            BARRICK GOLD CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1999
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              HISTORICAL BALANCES
                                                              --------------------
                                                              BARRICK    HOMESTAKE   PRO FORMA
                                                              --------   ---------   ----------
REVENUES
Gold sales..................................................   $1,421     $  672       $2,093
Interest and other income...................................       10         58           68
                                                               ------     ------       ------
                                                                1,431        730        2,161
                                                               ------     ------       ------
COSTS AND EXPENSES
Operating...................................................      516        451          967
Amortization................................................      385        134          519
Administration..............................................       39         46           85
Exploration.................................................       44         40           84
Interest on long-term debt..................................       11         18           29
Provision for mining assets.................................       --         20           20
Business combination and integration costs..................       --          5            5
                                                               ------     ------       ------
                                                                  995        714        1,709
                                                               ------     ------       ------
INCOME BEFORE INCOME TAXES AND OTHER ITEMS..................      436         16          452
Income taxes................................................     (110)        (8)        (118)
Non-controlling interests...................................       --          1            1
                                                               ------     ------       ------
INCOME FROM CONTINUING OPERATIONS...........................      326          9          335
Discontinued operations.....................................       --         (4)          (4)
                                                               ------     ------       ------
NET INCOME..................................................   $  326     $    5       $  331
                                                               ======     ======       ======
PER SHARE DATA:
Weighted average shares outstanding (millions)..............      390        260          528
Income from continuing operations...........................   $ 0.83     $ 0.04       $ 0.63
Net income..................................................   $ 0.83     $ 0.02       $ 0.63
Dividends...................................................   $0.200     $0.075       $0.185

  See accompanying notes to unaudited pro forma combined financial statements.

                            BARRICK GOLD CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1998
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              HISTORICAL BALANCES
                                                              --------------------
                                                              BARRICK    HOMESTAKE   PRO FORMA
                                                              --------   ---------   ----------
REVENUES
Gold sales..................................................   $1,287     $  782       $2,069
Interest and other income (loss)............................       11         (4)           7
                                                               ------     ------       ------
                                                                1,298        778        2,076
                                                               ------     ------       ------
COSTS AND EXPENSES
Operating...................................................      595        513        1,108
Amortization................................................      216        139          355
Administration..............................................       44         50           94
Exploration.................................................       50         60          110
Interest on long-term debt..................................       --         21           21
Provision for (gain on sale of) mining assets...............      (42)       214          172
Business combination and integration costs..................       --         19           19
                                                               ------     ------       ------
                                                                  863      1,016        1,879
                                                               ------     ------       ------
INCOME (LOSS) BEFORE INCOME TAXES...........................      435       (238)         197
Income taxes................................................     (142)        12         (130)
Non-controlling interests...................................       --         (3)          (3)
                                                               ------     ------       ------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS................      293       (229)          64
Discontinued operations.....................................       --         (4)          (4)
                                                               ------     ------       ------
NET INCOME (LOSS)...........................................   $  293     $ (233)      $   60
                                                               ======     ======       ======
PER SHARE DATA:
Weighted average shares outstanding (millions)..............      376        232          499
Income (loss) from continuing operations....................   $ 0.75     $(0.99)      $ 0.13
Net income (loss)...........................................   $ 0.75     $(1.01)      $ 0.12
Dividends...................................................   $0.180     $0.100       $0.179

  See accompanying notes to unaudited pro forma combined financial statements.

                            BARRICK GOLD CORPORATION
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The unaudited Pro Forma Combined Balance Sheets and Unaudited Pro Forma Combined Statements of Income are presented as if the merger had been effective for all periods presented. Under the terms of the merger agreement, Barrick shareholders will retain their shares and each share of Homestake common stock will be exchanged for 0.53 Barrick common shares. All financial information relating to Barrick is presented in U.S. dollars, is prepared in accordance with U.S. generally accepted accounting principles and is derived from financial statements prepared in accordance with Canadian generally accepted accounting principles.

    Canadian generally accepted accounting principles differ from U.S. generally accepted accounting principles. The differences between Canadian generally accepted accounting principles and U.S. generally accepted accounting principles may result in material differences in the presentation of the financial information for Barrick. For a reconciliation to U.S. generally accepted accounting principles of Barrick's financial statements, see Barrick's 2000 Annual Report on Form 40-F.

    Following the merger, it is expected that Barrick will continue to be a "foreign private issuer" eligible to file Securities Exchange Act reports under the multi-jurisdictional disclosure system. The multi-jurisdictional disclosure system facilitates cross-border offerings of securities and continuous reporting by specified Canadian issuers. The system permits eligible companies in the U.S. and Canada to offer securities in each other's country using the disclosure documents meeting the regulatory requirements of their home country. As a corporation governed by the BUSINESS CORPORATIONS ACT (Ontario) and subject to the reporting requirements of the various securities regulatory authorities in Canada, Barrick is required to prepare and file financial information under Canadian generally accepted accounting principles. Barrick anticipates filing with the Securities and Exchange Commission consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles following the merger. Communications with shareholders will also be primarily focused on the financial results of the merged company prepared in accordance with U.S. generally accepted accounting principles.

    It is expected that the merger will be accounted for as a pooling-of-interests in accordance with U.S. generally accepted accounting principles.

    The accompanying unaudited pro forma combined financial statements have been prepared by Barrick and Homestake management based on the consolidated financial statements of Homestake and Barrick as at and for the years ended December 31, 2000, 1999 and 1998, adjusted to reflect classifications consistent with the financial statement presentation adopted by Barrick.

    In the opinion of Barrick and Homestake management, these unaudited pro forma statements include all adjustments necessary for a fair presentation applicable to the preparation of pro forma financial statements. Accounting policies used in the preparation of the pro forma statements are those disclosed in Barrick's and Homestake's consolidated financial statements.

    The unaudited pro forma statements are not necessarily indicative of either the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or the results which may be obtained in the future. In preparing these unaudited pro forma statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated.

    The unaudited pro forma statements should be read in conjunction with the description of the merger of Barrick and Homestake in this document, the audited consolidated financial statements as at and for the years ended December 31, 2000, 1999 and 1998 and notes thereto of Barrick, incorporated by reference in this document, and the audited consolidated financial statements as at and for the years ended December 31, 2000, 1999 and 1998 and the notes thereto of Homestake incorporated by reference in this document, as described in "WHERE YOU CAN FIND MORE INFORMATION" (page 128).

PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

    These unaudited pro forma statements incorporate the following assumptions and adjustments:

    - Completion of the transactions contemplated by the merger agreement, as more fully described elsewhere herein, resulting in the combination of the businesses of Barrick and Homestake.

    - The issuance by Barrick of approximately 139 million Barrick common shares to Homestake stockholders in exchange for all outstanding shares of Homestake common stock at a ratio of one share of Homestake common stock to 0.53 Barrick common shares. The number of Barrick common shares outstanding following the merger will be approximately 535 million, including shares issuable upon the exchange of Homestake Canada exchangeable shares but excluding Barrick common shares issuable pursuant to the exercise of Homestake stock options or Homestake share rights.

    - Transaction costs, including fees for advisors, attorneys, accountants and other consultants and incremental direct costs of completing the merger, are estimated to be approximately $35 million and will be charged to expense upon consummation of the merger. For the purposes of the unaudited pro forma financial statements, these transaction costs have been recorded as a reduction in retained earnings.

                UNAUDITED PRO FORMA PROVEN AND PROBABLE RESERVES
                            AND MINERALIZED MATERIAL

    The following tables set forth the proven and probable gold reserves and mineralized material of Barrick and Homestake. Except with respect to the Veladero property, in respect of which reserves and mineralized material have been calculated as at July 20, 2001, proven and probable reserves and mineralized material have been calculated as at December 31, 2000, based on a gold price of $300 per ounce except with respect to Homestake's Kalgoorlie, Darlot, Plutonic and Lawlers properties, which were calculated based upon a gold price of Australian $475 (US$265 at December 31, 2000) per ounce. The information contained in these tables was derived in part from the unaudited reserve information included in the 2000 Barrick Annual Report on Form 40-F and the 2000 Homestake Annual Report on Form 10-K, which are incorporated in this document by reference. See "WHERE YOU CAN FIND INFORMATION" (p. 128) regarding how you can obtain this information.

SUMMARY OF RESERVES AND MINERALIZED MATERIAL

                                                                                           CONTAINED
                                                                TONS          GRADE         OUNCES
                                                             -----------   ------------   -----------
                                                             (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)
BARRICK(1)
  Proven...................................................     207,432       0.119          24,779
  Probable.................................................     446,591       0.083          37,241
                                                              ---------       -----          ------
  Total proven and probable................................     654,023       0.095          62,020
                                                              =========       =====          ======
  Mineralized material (measured)..........................      16,792       0.063
  Mineralized material (indicated).........................     225,888       0.046
                                                              ---------       -----
  Total mineralized material...............................     242,680       0.047
                                                              =========       =====
HOMESTAKE
  Proven...................................................     164,490       0.047           7,695
  Probable.................................................     243,100       0.060          14,600
                                                              ---------       -----          ------
  Total proven and probable................................     407,590       0.055          22,295
                                                              =========       =====          ======
  Mineralized material (measured)..........................      32,150       0.067
  Mineralized material (indicated).........................     161,927       0.061
                                                              ---------       -----
  Total mineralized material...............................     194,077       0.062
                                                              =========       =====
PRO FORMA COMBINED
  Total proven.............................................     371,922       0.087          32,474
  Total probable...........................................     689,691       0.075          51,841
                                                              ---------       -----          ------
  Total proven and probable................................   1,061,613       0.079          84,315
                                                              =========       =====          ======
  Total mineralized material (measured)....................      48,942       0.066
  Total mineralized material (indicated)...................     387,815       0.052
                                                              ---------       -----
  Total Mineralized material...............................     436,757       0.053
                                                              =========       =====

------------------------

(1) Barrick reports its reserves and mineralized material in accordance with National Instrument 43-101, as required by securities regulatory authorities in Canada. Mineralized material as presented above for Barrick is comprised of measured and indicated resources (and excludes inferred resources) as defined in National Instrument 43-101. For a description of the key assumptions, parameters and methods used in calculating Barrick's reserves and mineralized material and other information regarding Barrick's estimates of reserves and mineralized material, see Barrick's 2000 Annual Report on Form 40-F. Except as otherwise noted, calculations were prepared by employees of Barrick under the supervision of Alan R. Hill, P. Eng., Executive Vice President, Development of Barrick, and/or Alexander J. Davidson, P. Geol., Senior Vice-President, Exploration of Barrick.

BARRICK RESERVES AND MINERALIZED MATERIAL(1)

                                                      PROVEN                                    PROBABLE
                                     ----------------------------------------   ----------------------------------------
                         OWNERSHIP                                 CONTAINED                                  CONTAINED
                         INTEREST       TONS          GRADE         OUNCES         TONS          GRADE         OUNCES
                         ---------   -----------   ------------   -----------   -----------   ------------   -----------
                                     (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)
Goldstrike
  Betze-Post...........     100%       107,511         0.153         16,500         8,938         0.168          1,500
  Meikle...............     100%         2,709         0.646          1,751        11,391         0.413          4,700
Pierina................     100%        55,755         0.062          3,443        37,170         0.059          2,212
Pascua-Lama............     100%        38,590         0.062          2,382       290,712         0.053         15,462
Bulyanhulu.............     100%         1,037         0.452            469        22,336         0.427          9,546
Veladero(2)............      40%            --            --             --        72,613         0.043          3,148
Other..................     100%         1,830         0.128            234         3,431         0.196            673
                                       -------         -----         ------       -------         -----         ------
                                       207,432         0.119         24,779       446,591         0.083         37,241
                                       =======         =====         ======       =======         =====         ======

                                          TOTAL
                         ----------------------------------------
                                                       CONTAINED
                            TONS          GRADE         OUNCES
                         -----------   ------------   -----------
                         (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)
Goldstrike
  Betze-Post...........    116,449         0.155         18,000
  Meikle...............     14,100         0.458          6,451
Pierina................     92,925         0.061          5,655
Pascua-Lama............    329,302         0.054         17,844
Bulyanhulu.............     23,373         0.428         10,015
Veladero(2)............     72,613         0.043          3,148
Other..................      5,261         0.172            907
                           -------         -----         ------
                           654,023         0.095         62,020
                           =======         =====         ======

                                               MINERALIZED MATERIAL         MINERALIZED MATERIAL
                                                    (MEASURED)                  (INDICATED)                     TOTAL
                                OWNERSHIP   --------------------------   --------------------------   --------------------------
                                INTEREST       TONS          GRADE          TONS          GRADE          TONS          GRADE
                                ---------   -----------   ------------   -----------   ------------   -----------   ------------
                                            (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (OUNCES/TON)
Goldstrike
  Betze-Post..................    100%        11,531          0.065         40,551         0.063         52,082         0.064
  Meikle......................    100%            --             --          4,077         0.374          4,077         0.374
Pierina.......................    100%           254          0.025         11,600         0.025         11,854         0.025
Pascua-Lama...................    100%         4,088          0.054        119,761         0.029        123,849         0.030
Bulyanhulu....................    100%            --             --          1,824         0.470          1,824         0.470
Veladero(2)...................     40%            --             --         46,196         0.030         46,196         0.030
Other.........................    100%           919          0.084          1,879         0.153          2,798         0.130
                                              ------          -----        -------         -----        -------         -----
                                              16,792          0.063        225,888         0.046        242,680         0.047
                                              ======          =====        =======         =====        =======         =====

------------------------------

(1) Reflects Barrick's share, where ownership interest is less than 100%.

(2) Such estimates have been made based on information provided by Homestake, which is Barrick's joint venture partner on the Veladero property.

HOMESTAKE RESERVES AND MINERALIZED MATERIAL(1)

                                                      PROVEN                                    PROBABLE
                                     ----------------------------------------   ----------------------------------------
                         OWNERSHIP                                 CONTAINED                                  CONTAINED
                         INTEREST       TONS          GRADE         OUNCES         TONS          GRADE         OUNCES
                         ---------   -----------   ------------   -----------   -----------   ------------   -----------
                                     (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)
Homestake..............     100%           822         0.203            167            --            --             --
McLaughlin.............     100%         4,000         0.060            240            --            --             --
Ruby Hill..............     100%            --            --             --         2,561         0.105            268
Hemlo..................      50%         7,999         0.204          1,634         6,611         0.115            763
Kalgoorlie.............      50%        43,982         0.058          2,570        60,573         0.061          3,700
Agua de la Felda.......      51%           207         0.210             43            --            --             --
Jeronimo...............      51%            --            --             --            --            --             --
Plutonic...............     100%         4,230         0.054            229         5,271         0.192          1,011
Darlot.................     100%         5,790         0.154            893         3,131         0.164            512
Lawlers................     100%         1,200         0.120            144         1,405         0.167            234
Eskay Creek............     100%            --            --             --         1,617         1.310          2,118
Round Mountain.........      50%        96,260         0.018          1,775        40,340         0.021            834
Marigold...............      33%            --            --             --        10,085         0.035            355
Veladero...............      60%            --            --             --       111,506         0.043          4,805
                                       -------         -----         ------       -------         -----         ------
                                       164,490         0.047          7,695       243,100         0.060         14,600
                                       =======         =====         ======       =======         =====         ======

                                          TOTAL
                         ----------------------------------------
                                                       CONTAINED
                            TONS          GRADE         OUNCES
                         -----------   ------------   -----------
                         (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)
Homestake..............        822         0.203            167
McLaughlin.............      4,000         0.060            240
Ruby Hill..............      2,561         0.105            268
Hemlo..................     14,610         0.164          2,397
Kalgoorlie.............    104,555         0.060          6,270
Agua de la Felda.......        207         0.210             43
Jeronimo...............         --            --             --
Plutonic...............      9,501         0.131          1,240
Darlot.................      8,921         0.157          1,405
Lawlers................      2,605         0.145            378
Eskay Creek............      1,617         1.310          2,118
Round Mountain.........    136,600         0.019          2,609
Marigold...............     10,085         0.035            355
Veladero...............    111,506         0.043          4,805
                           -------         -----         ------
                           407,590         0.055         22,295
                           =======         =====         ======

                                               MINERALIZED MATERIAL         MINERALIZED MATERIAL
                                                    (MEASURED)                  (INDICATED)                     TOTAL
                                            --------------------------   --------------------------   --------------------------
                                OWNERSHIP      TONS          GRADE          TONS          GRADE          TONS          GRADE
                                ---------   -----------   ------------   -----------   ------------   -----------   ------------
                                            (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (OUNCES/TON)   (THOUSANDS)   (OUNCES/TON)
Homestake Mine................    100%            --             --             --            --             --            --
McLaughlin....................    100%            --             --             --            --             --            --
Ruby Hill.....................    100%            --             --          7,325         0.072          7,325         0.072
Hemlo.........................     50%            67          0.313            375         0.109            442         0.141
Kalgoorlie....................     50%        23,700          0.068         57,320         0.074         81,020         0.072
Agua de la Felda..............     51%            --             --             --            --             --            --
Jeronimo......................     51%            --             --          3,521         0.162          3,521         0.162
Plutonic......................    100%         1,789          0.055          7,483         0.189          9,272         0.163
Darlot........................    100%         1,513          0.129          2,391         0.100          3,904         0.111
Lawlers.......................    100%         1,185          0.124          1,453         0.241          2,638         0.188
Eskay Creek...................    100%            --             --            456         0.387            456         0.387
Round Mountain................     50%         3,896          0.023          5,457         0.021          9,353         0.022
Marigold......................     33%            --             --          6,880         0.029          6,880         0.029
Veladero......................     60%            --             --         69,266         0.030         69,266         0.030
                                              ------          -----        -------         -----        -------         -----
                                              32,150          0.067        161,927         0.061        194,077         0.062
                                              ======          =====        =======         =====        =======         =====

------------------------------

(1) Reflects Homestake's share, where ownership interest is less than 100%.

    As used in this document, the following terms have the following meanings:

    RESERVE is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

    PROVEN RESERVES are reserves for which: (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

    PROBABLE RESERVES are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are further apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

    CONTAINED OUNCES are estimates of the metal contained in proven and probable reserves and have been calculated as the product of estimated tons times grade expressed in ounces (31.1035 grams per ounce). These figures are before allowances for processing losses.

              UNAUDITED PRO FORMA PRODUCTION, PRICE AND COST DATA

    The following table sets forth selected unaudited pro forma production, price and cost data for Barrick and Homestake, on a combined basis after giving effect to the merger. The data give effect to the merger as if it had occurred on January 1, 1998. This data was derived from unaudited information contained in the 2000 Barrick Annual Report on Form 40-F and Homestake's Annual Reports on Form 10-K for the years ended December 31, 2000 and 1999 which are incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION"
(page 128) regarding how you can obtain this information. Operating statistics reflect Barrick's and Homestake's respective shares.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
BARRICK
Production
  Gold (thousands of ounces)................................    3,744      3,660      3,205
Average Realized Price
  Gold ($ per ounce)........................................   $  360     $  385     $  400
Average Total Cash Costs of Production
  Gold ($ per ounce)........................................      145        134        180

HOMESTAKE
Production
  Gold (thousands of ounces)................................    2,206      2,141      2,137
Average Realized Price
  Gold ($ per ounce)........................................   $  288     $  291     $  312
Average Total Cash Costs of Production
  Gold ($ per ounce)........................................      174        182        205

PRO FORMA OPERATING STATISTICS FOR GOLD
Production
  Gold (thousands of ounces)................................    5,950      5,801      5,342
Average Realized Price
  Gold ($ per ounce)........................................   $  333     $  350     $  365
Average Total Cash Costs of Production
  Gold ($ per ounce)........................................      156        152        190

            DIRECTORS AND MANAGEMENT OF BARRICK FOLLOWING THE MERGER

BARRICK BOARD FOLLOWING THE MERGER

    At the effective time of the merger, Barrick intends to appoint Jack E. Thompson, president and chief executive officer of Homestake, to serve as a director of Barrick and management also intends to recommend to the Barrick board that he be appointed as a vice chairman of Barrick. For additional information regarding directors, corporate governance of Barrick, including the Barrick board of directors and committees thereof, and directors and officers insurance, you are directed to Barrick's 2001 management information circular and proxy statement dated March 29, 2001 for the annual meeting of shareholders. A copy of the circular has been filed with the Securities and Exchange Commission on Form 6-K on April 12, 2001, and is incorporated in this proxy statement/prospectus by reference.

ADDITIONAL INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS OF BARRICK

    The following executive officers or directors of Barrick are also directors of the reporting companies set forth opposite their respective names:

NAME                                           REPORTING COMPANY
----                                           -----------------
Howard L. Beck...............................  Premdor Inc.
                                               TrizecHahn Corporation
C. William D. Birchall.......................  TrizecHahn Corporation
Marshall A. Cohen............................  American International Group
                                               Collins & Aikman
                                               Lafarge Corporation
                                               Toronto Dominion Bank
Peter A. Crossgrove..........................  Premdor Inc.
Angus A. MacNaughton.........................  Canadian Pacific Limited
                                               Varian Semiconductor Equipment Associates
The Right Honourable Brian Mulroney..........  AOL Latin America, Inc.
                                               Archer Daniels Midland Company
                                               Cendant Corporation
                                               Quebecor World Inc.
                                               TrizecHahn Corporation
                                               Viasystems Group Inc.
Anthony Munk.................................  TrizecHahn Corporation
Peter Munk...................................  TrizecHahn Corporation
Joseph L. Rotman.............................  Premdor Inc.
                                               TrizecHahn Corporation
Gregory C. Wilkins...........................  TrizecHahn Corporation

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF BARRICK

    The aggregate cash compensation paid by Barrick and its subsidiaries during the 2000 fiscal year to directors and executive officers of Barrick, a group of 17 persons, for services in all capacities was approximately $5,089,518.

    As of the record date the directors and executive officers of Barrick, a group of 17 persons, held [8,878,750] options to purchase Barrick common shares.

                       BENEFICIAL OWNERSHIP OF SECURITIES

BENEFICIAL OWNERS OF MORE THAN 5% OF BARRICK COMMON SHARES

    Based upon filings with the Securities and Exchange Commission under
Section 13(d) and 13(g) of the Securities Exchange Act, Barrick is aware of the following beneficial owners of more than five percent of any class of Barrick's voting securities. As filed with the Securities and Exchange Commission on February 3, 1998, TrizecHahn Corporation disclosed that it beneficially owned 30,299,558 Barrick common shares, constituting approximately 8.1% of the outstanding Barrick common shares at that time. As filed on December 29, 2000, Capital Research and Management Company disclosed that it beneficially owned 22,100,000 Barrick common shares, constituting approximately 5.6% of the outstanding Barrick common shares at that time. As filed on February 7, 2001, Franklin Resources, Inc. disclosed that it beneficially owned 26,975,853 Barrick common shares, constituting approximately 6.8% of the outstanding Barrick common shares at that time.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF BARRICK COMMON SHARES

    The following table sets forth information with respect to the beneficial ownership of Barrick common shares, as of the record date, by:

    (1) each director;

    (2) each executive officer; and

    (3) all directors and executive officers as a group.

    None of the shareholders listed beneficially owns more than one percent of the outstanding Barrick common shares nor will any of these shareholders beneficially own more than one percent of the outstanding Barrick common shares following the merger. The executive officers and directors as a group beneficially own less than one per cent of the Barrick common shares.

    Information contained under the heading "SHARES SUBJECT TO OPTIONS" represents beneficial ownership of Barrick common shares that may be acquired by the exercise of options which are currently exercisable or exercisable within 60 days of the date of this table.

                                                           BARRICK       SHARES SUBJECT
NAME OF BENEFICIAL OWNER                                COMMON SHARES      TO OPTIONS        TOTAL
------------------------                                --------------   ---------------   ---------
Howard L. Beck........................................       189,144           25,000        214,144
C. William D. Birchall................................        65,000          375,000        440,000
John K. Carrington....................................         2,700          605,000        607,700
Marshall A. Cohen.....................................         4,000           25,000         29,000
Peter A. Crossgrove...................................         5,000           25,000         30,000
Angus A. MacNaughton..................................        60,000           25,000         85,000
The Right Honourable Brian Mulroney...................           775          375,000        375,775
Anthony Munk..........................................         5,000          125,000        130,000
Peter Munk............................................     1,000,000        2,062,500      3,062,500
Randall Oliphant......................................        10,200          535,000        545,200
Joseph L. Rotman......................................       100,000           25,000        125,000
Gregory C. Wilkins....................................        10,000          125,000        135,000
Patrick J. Garver.....................................             0          285,000        285,000
Alan R. Hill..........................................         5,000          287,500        292,500
Louis Dionne..........................................             0          125,000        125,000
Gregory P. Fauquier...................................           500          258,750        259,250
Jamie C. Sokalsky.....................................             0          152,500        152,500
Executive Officers and Directors (17 persons)
  as a group..........................................     1,457,319        5,436,250      6,893,569

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF HOMESTAKE SHARES

    The following table sets forth information with respect to the beneficial ownership of Homestake shares, as of [March, 6], 2001, by:

    (1) each director;

    (2) each executive officer;

    (3) all directors and executive officers as a group; and

    (4) each person who, to Homestake's knowledge, is the beneficial owner of more than 5% of the outstanding Homestake common stock.

    Except as otherwise indicated, the persons named in the following table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

    Information contained under the column "RIGHTS TO ACQUIRE HOMESTAKE COMMON STOCK ON OR BEFORE AUGUST 15, 2001" represents beneficial ownership of Homestake common stock that may be acquired by the exercise of options or director share rights which are currently exercisable or exercisable within 60 days of the date of this table.

    Other than Robert H. Clark, Jr. (see note 2 below), no director or executive officer beneficially owns more than one percent of the Homestake shares outstanding on June 15, 2001. All directors and executive officers together beneficially own, and have the right to acquire on or before August 15, 2001, approximately 3.45% shares of Homestake Common Stock deemed outstanding. This includes shares of Homestake Common Stock held by Case, Pomeroy & Company, Inc.

                                                                       RIGHT TO
                                                     BENEFICIALLY   ACQUIRE SHARES    TOTAL BENEFICIALLY
                                                     OWNED SHARES    OF HOMESTAKE      OWNED AND RIGHT
                                                     OF HOMESTAKE    COMMON STOCK     TO ACQUIRE SHARES
                                                        COMMON       ON OR BEFORE        OF HOMESTAKE
NAME                                                    STOCK       AUGUST 15, 2001      COMMON STOCK
----                                                 ------------   ---------------   ------------------
Gerhard Ammann.....................................       10,369               61             10,430
Robert H. Clark Jr. (2)............................    6,435,343            2,334          6,437,677
Peter J. Neff......................................        6,421            2,015              8,436
Thomas J. O'Neil...................................        1,072                0              1,072
Carol A. Rae.......................................        4,067              810              4,877
Walter T. Segsworth................................       20,222          181,125            201,347
Jack E. Thompson (3)...............................      130,208          667,325            797,533
Jeffrey L. Zelms...................................        7,419            2,192              9,611
Lee A. Graber......................................       27,025          215,650            242,675
Wayne Kirk.........................................       35,725          365,750            401,475
William F. Lindqvist...............................       27,614          232,925            260,539
All directors and executive officers as a group
  (22 persons).....................................    6,786,905        2,384,059          9,170,964
Beneficial owners of more than 5% (August von
  Finck, August-Francois von Finck, Maria-Theresia
  von Finck, Luitpold-Ferdinand von Finck(1).......   32,257,900                0         32,257,900
                                                      ----------        ---------         ----------
Total..............................................   40,602,915        2,317,430         42,920,345
                                                      ==========        =========         ==========

------------------------

(1) August von Finck disclaims that he is the beneficial owner of more than 21,000,000 shares of Homestake common stock, August-Francois von Finck disclaims that he is the beneficial owner of more than 3,000,000 shares of Homestake common stock, Maria-Theresia von Finck disclaims that she is the beneficial owner of more than 3,000,000 shares of Homestake common stock and Luitpold-Ferdinand von Finck disclaims that he is the beneficial owner of more than

    5,257,900 shares of Homestake common stock, and each of them disclaims that he or she is a member of a "group" within the meaning of Section 13(d) of the Securities Act.

(2) Beneficially owned Homestake common stock includes 6,411,776 Homestake common stock owned by Case, Pomeroy & Company, Inc. Mr. Clark is the Chairman, President and Chief Executive Officer and, with family members, is a principal shareholder of Case Pomeroy. The Homestake common stock and Homestake Canada exchangeable shares owned by Mr. Clark, including the Homestake common stock owned by Case Pomeroy, represent approximately 2.45% of the Homestake common stock and Homestake Canada exchangeable shares outstanding as of June 15, 2001.

(3) Includes 400 shares of Homestake common stock held as custodian for a minor child. Mr. Thompson disclaims beneficial ownership of such Homestake common stock.

                      DESCRIPTION OF BARRICK SHARE CAPITAL

    Set forth below is a description of the Barrick share capital. The following statements are brief summaries of, and are subject to the provisions of, the articles of amalgamation and by-laws of Barrick and the relevant provisions of the BUSINESS CORPORATIONS ACT (Ontario).

GENERAL

    Barrick's authorized share capital consists of an unlimited number of Barrick common shares, an unlimited number of first preferred shares issuable in series and an unlimited number of second preferred shares issuable in series.

BARRICK COMMON SHARES

    The holders of Barrick common shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. The holders of Barrick common shares are entitled to receive dividends if, as and when declared by the board of directors of Barrick in respect of the Barrick common shares. Subject to the prior rights of the holders, if any, of the first preferred shares and second preferred shares then outstanding and of the shares then outstanding of any other class ranking senior to the Barrick common shares, the holders of Barrick common shares are entitled to share ratably in any distribution of the assets of Barrick upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

    The outstanding Barrick common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Barrick common shares are subject to the rights of the holders of shares of any series of first preferred shares or second preferred shares that Barrick may issue in the future.

PREFERRED SHARES

    First preferred shares and second preferred shares may be issued from time to time in one or more series and the board of directors of Barrick, without approval of the shareholders, is authorized to fix the rights, privileges, restrictions and conditions to be attached to each such series of first preferred shares or second preferred shares. The purpose of authorizing the board of directors of Barrick to determine such rights, privileges, restrictions and conditions is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of first preferred shares or second preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Barrick common shares.

    As of the date of this document, there are no outstanding first preferred shares or second preferred shares of any series. As described under "THE MERGER--GENERAL," prior to the completion of the merger, Barrick will create a special first preferred share designated as the first preferred share, series C special voting share (which we refer to as the Barrick special voting share) in order to effect the assumption by Barrick of the existing Homestake Canada exchangeable share structure.

BARRICK SPECIAL VOTING SHARE

    The Barrick special voting share will function the same as the Homestake special voting stock. The Barrick special voting share will be held of record by Computershare Trust Company of Canada, the trustee under the voting, support and exchange trust supplement. Each holder of Homestake Canada exchangeable shares, other than Barrick and its subsidiaries, will be entitled to instruct the trustee to cast a number of the votes attached to the Barrick special voting share equal to the number of Barrick common shares for which the Homestake Canada exchangeable shares held by such holder are exchangeable. Except as otherwise required by applicable law, the holder of record of the Barrick special voting share will have a number of votes equal to the number of Homestake Canada

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exchangeable shares outstanding from time to time which are not owned by Barrick or its subsidiaries, multiplied by the exchange ratio. The holder of the Barrick special voting stock will vote together with the holders of Barrick common shares as a single class on all matters submitted to a vote of the holders of the Barrick common shares, except as may be required by applicable law. The holder of the Barrick special voting share will be entitled to receive, in any distribution of property or assets of Barrick upon any liquidation, dissolution or winding-up of Barrick, an amount equal to the stated capital thereof plus all declared and unpaid dividends thereon, before any amount is paid or distributed in respect of the Barrick common shares or any other Barrick shares ranking junior to the Barrick special voting share. The holder of the Barrick special voting share will be entitled to receive only nominal dividends. At such time as no Homestake Canada exchangeable shares (other than Homestake Canada exchangeable shares owned by Barrick or any subsidiary of Barrick) are outstanding and there are no shares, securities, debt obligations, options or other agreements of Homestake Canada that could give rise to the issuance of any Homestake Canada exchangeable shares to any person (other than to Barrick or any subsidiary of Barrick), the Barrick special voting share will be redeemed by Barrick for $1.00, together with all declared and unpaid dividends thereon.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Barrick common shares is CIBC Mellon Trust Company.

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                            SHAREHOLDER RIGHTS PLANS

    Barrick does not have a shareholder rights plan in place at this time. Homestake and Homestake Canada have adopted shareholder rights plans which may have the effect of hindering or delaying changes in corporate control.

HOMESTAKE RIGHTS PLAN

    On October 16, 1987, the Homestake board of directors adopted a rights agreement and issued, as a dividend, one common share purchase right for each outstanding share of Homestake common stock. On October 15, 1997, the Homestake board amended the rights agreement and extended its expiration date to October 15, 2007. One Homestake purchase right has also been issued with respect to each share of Homestake common stock issued since the date of that dividend.

    Each Homestake purchase right entitles the holder to buy one one-hundredth of a share of Series A preferred stock of Homestake at a price of $57, subject to adjustment. These purchase rights will be exercisable after the earlier of:

    - such time as the Homestake board learns that a person or group has become an acquiring person, which is a person or group that has acquired 15% or more of the outstanding shares of Homestake common stock and the outstanding Homestake Canada exchangeable shares, considered as a single class; or

    - such date as may be designated by the Homestake board following the commencement of or first public disclosure of an intent to commence a tender offer or exchange offer that would result in a person acquiring 15% or more of the outstanding shares of Homestake common stock and the outstanding Homestake Canada exchangeable shares, considered as a single class.

    The occurrence of either of the foregoing actions is referred to below as a distribution date.

    Upon a person becoming an acquiring person, each holder of a Homestake purchase right will receive, upon exercise, the number of one-hundredths of a share of Series A preferred stock equal to the result obtained by multiplying the purchase price by a fraction, the numerator of which is one and the denominator of which is 50% of the market value of the Homestake common stock on that date, except that purchase rights owned by the acquiring person or persons affiliated or associated with the acquiring person will be void.

    If, after the occurrence of a distribution date, Homestake is acquired in a merger or other business combination, each Homestake purchase right will be exercisable for shares of Homestake common stock or the number of the acquiring company's shares of common stock, in each case, having a market value equal to two times the exercise price of the Homestake purchase right.

    As soon as a person becomes an acquiring person, the Homestake board has the discretion to automatically exchange purchase rights for one-half of the number or value of securities that such rights would have enabled the holder to purchase if he or she had actually exercised such right. The board may not cause such an exchange to occur with respect to any rights held by any acquiring person.

    Homestake may redeem the purchase rights at a price of $0.01 per purchase right before any person or group becomes an acquiring person.

    In connection with the negotiation of the merger agreement, Barrick and Homestake agreed that the Homestake board of directors would amend the Homestake rights agreement prior to signing the merger agreement to permit the merger to be completed and to cause the Homestake purchase rights to expire immediately before the merger. Homestake amended the rights agreement on June 24, 2001.

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HOMESTAKE CANADA RIGHTS PLAN

    On December 3, 1998, the boards of directors of Homestake and Homestake Canada adopted a rights agreement and issued, as a dividend, one share purchase right for each outstanding Homestake Canada exchangeable share. The rights conveyed by each purchase right issued under the Homestake Canada rights agreement are the same as the purchase rights issued under the Homestake rights agreement, but relate to the Homestake Canada exchangeable shares.

    In connection with the negotiation of the merger agreement, Barrick and Homestake agreed that the boards of directors of Homestake and Homestake Canada would amend the Homestake Canada rights agreement prior to signing the merger agreement to permit the merger to be completed and to cause the Homestake Canada purchase rights to expire immediately before the merger. Homestake and Homestake Canada amended the rights agreement on June 24, 2001.

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COMPARISON OF STOCKHOLDER RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND
                    THE BUSINESS CORPORATIONS ACT (ONTARIO)

    The rights of holders of Homestake common stock are currently governed by the laws of Delaware, particularly the Delaware General Corporation Law, Homestake's restated certificate of incorporation, as amended, referred to as Homestake's charter, Homestake's by-laws and by the United States securities laws. As a result of the merger, holders of Homestake common stock who receive Barrick common shares will have the rights and privileges of such shares governed by the BUSINESS CORPORATIONS ACT (Ontario), Barrick's Articles of Amalgamation, as amended, referred to as the Barrick charter, Barrick's by-laws and by the securities laws applicable in Canada. While the rights and privileges of shareholders of a BUSINESS CORPORATIONS ACT (Ontario) corporation such as Barrick are, in many instances, comparable to those of stockholders of a Delaware corporation such as Homestake, there are material differences.

    The following is a summary of the material differences between the rights of holders of Homestake common stock and those of holders of Barrick common shares at the date hereof. These differences arise from differences between the Delaware General Corporation Law and the BUSINESS CORPORATIONS ACT (Ontario) and between Homestake's charter and Homestake's by-laws and Barrick's charter and Barrick's by-laws.

    This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the BUSINESS CORPORATIONS ACT (Ontario) and the respective charters and by-laws of Homestake and Barrick. Copies of the Barrick and Homestake charters and by-laws are hereby incorporated by reference and will be sent to holders of Homestake common stock upon request.

        VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS, INCLUDING SALE OR
                       LEASE OF SUBSTANTIALLY ALL ASSETS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law generally requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon to adopt any merger or consolidation agreement or authorize any dissolution or sale of all or substantially all of the assets of a corporation.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), extraordinary corporate actions, such as an amalgamation with another corporation (other than an amalgamation between a parent corporation and one or more of its wholly-owned subsidiaries or between two or more of such subsidiaries), a continuance under the laws of another jurisdiction, a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business, and other extraordinary corporate actions, such as the winding-up or dissolution of the corporation, are required to be approved by special resolution. A special resolution is a resolution passed by at least two-thirds of the votes cast at the special meeting of the shareholders to which the resolution is submitted. A special resolution to approve an extraordinary corporate action is also required in some cases to be approved separately by the holders of a class or series of shares, including a class or series that does not otherwise carry the right to vote (generally if such class or series is affected differently from other shares by such action). A corporation may also apply to a court for an order approving an arrangement, which can be any form of corporate reorganization, including one or more of amendments to the articles of incorporation, an exchange of the corporation's securities for securities, cash or property of another corporation, an amalgamation, a transfer of all or substantially all the property of the corporation to another corporation in exchange for securities, money or other property

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of such other corporation, a liquidation or a dissolution. The court may make such order as it considers appropriate with respect to such proposed arrangement.

                        AMENDMENT TO GOVERNING DOCUMENTS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law generally requires the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation. If an amendment would:

    - increase or decrease the aggregate number of authorized shares of such class;

    - increase or decrease the par value of the shares of a class of stock; or

    - alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely,

that class generally has the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If an amendment to the certificate of incorporation would alter or change the powers, preferences or special rights of the shares of one or more series of any class so as to affect them adversely, but would not so affect the whole class, then only the shares of the series so affected by the amendment will be entitled to vote as a separate class.

    In addition to the requirements of the Delaware General Corporation Law, Homestake's charter requires the affirmative vote of at least 66 2/3% of the holders of its Series A participating cumulative preferred stock, if issued pursuant to the Homestake rights agreement, voting separately as a class, to approve any amendment to Homestake's charter that would alter or change the powers, preferences, rights or privileges of the holders of the Series A participating cumulative preferred stock so as to affect them adversely.

    The Delaware General Corporation Law also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. Homestake's charter expressly authorizes the Homestake board of directors to adopt, amend or repeal the Homestake by-laws.

    Homestake's charter contains a provision which requires, if there is then a related person, the affirmative vote of at least 80% of the total voting power of the company and a majority of "unrelated" stockholders' stock in order to amend provisions of Homestake's charter relating to business combinations with related persons.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), an amendment to a corporation's articles generally requires shareholder approval by special resolution, which is a resolution passed by at least two-thirds of the votes cast by shareholders who voted in respect of the resolution. In addition, under the BUSINESS CORPORATIONS ACT (Ontario), if certain amendments to the articles of incorporation directly or indirectly affect the rights of a particular class or series of shares, that class or series is entitled to vote separately on the amendment as a class, whether or not that class or series otherwise carries the right to vote. Under the BUSINESS CORPORATIONS ACT (Ontario), unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the BUSINESS CORPORATIONS ACT (Ontario) to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by an ordinary resolution, which is a

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resolution passed by at least a majority of the votes cast by shareholders who voted in respect of the resolution, confirm, reject or amend the by-law, amendment or repeal.

                                APPRAISAL RIGHTS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, holders of shares of stock who follow prescribed statutory procedures have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation and demand payment in cash of the fair value of their shares, excluding any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery of Delaware. The Delaware General Corporation Law grants appraisal rights only in the case of certain mergers or consolidations and not in the case of a sale or transfer of assets, unless otherwise provided in the certificate of incorporation. Further, no appraisal rights are available for shares of any class or series which are, at the record date fixed to determine the stockholders who are entitled to notice of and to vote at the meeting of stockholders called to act upon such transaction, listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities
Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders of such class or series to receive anything other than:

    - stock of the surviving corporation;

    - shares of stock or depository receipts in respect thereof of another corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

    - cash instead of fractional shares; or

    - some combination of the above.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) provides that shareholders entitled to vote on certain matters are entitled to exercise dissenters rights and to be paid the fair value of their shares. The BUSINESS CORPORATIONS ACT (Ontario) does not distinguish for this purpose between listed and unlisted shares. Such matters include the following:

    - any amalgamation (other than with one or more wholly-owned subsidiaries, or between one or more such subsidiaries);

    - an amendment to the articles to add, remove or change restrictions on the issue, transfer or ownership of shares;

    - an amendment to the articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers the corporation may exercise;

    - a continuance under the laws of another jurisdiction;

    - a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business;

    - an arrangement proposed by the corporation if the applicable court order permits a shareholder to dissent in connection with that arrangement; or

    - amendments to the articles of the corporation which require a separate vote by class or series.

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                               OPPRESSION REMEDY

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law does not provide specifically for an oppression remedy.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) provides an oppression remedy that enables a complainant to apply to a court for relief against certain corporate conduct. The court may make any order it thinks fit to rectify the matters complained of, if the court is satisfied that:

    - any act or omission of the corporation or an affiliate effects or threatens to effect a result;

    - the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or

    - the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation.

    A complainant entitled to apply for an oppression remedy can be:

    - a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; or

    - any other person who, in the discretion of the court, is a proper person to make such an application.

                               DERIVATIVE ACTIONS

DELAWARE GENERAL CORPORATION LAW

    Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The Delaware General Corporation Law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the board of directors of the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile or such refusal was wrongful.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), a complainant (defined in the same manner as for the purposes of the oppression remedy, as set out above) may apply to the court for leave to bring an action in the name and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of such corporation or subsidiary. Under the BUSINESS CORPORATIONS ACT (Ontario), no action may be brought and no intervention in an action may be made unless the complainant has given 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that:

    - the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

    - the complainant is acting in good faith; and

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    - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

    Under the BUSINESS CORPORATIONS ACT (Ontario), the court in connection with a derivative action may make any order it thinks fit.

    A court may require a complainant to pursue a claim in respect of a wrong to the corporation by way of a derivative action and a claim in respect of a wrong to the complainant personally by way of the oppression remedy. However, in certain limited circumstances, a complainant may be permitted to elect to pursue a claim by way of either a derivative action or an oppression application, in which case a complainant is likely to prefer the flexibility and absence of preconditions of the oppression remedy.

                    SHAREHOLDER CONSENT INSTEAD OF A MEETING

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required to be taken or that may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Homestake's charter prohibits action by written consent.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), shareholder action without a meeting may be taken only by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

                             QUORUM OF SHAREHOLDERS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy, unless the certificate of incorporation or by-laws provide otherwise, but in no event may a quorum consist of less than one-third of shares entitled to vote at the meeting. Homestake's by-laws provide that a quorum at any stockholders meeting shall be a majority in voting power of the issued and outstanding stock of Homestake entitled to vote at such meeting, present in person or by proxy.

BUSINESS CORPORATIONS ACT (Ontario)

    Barrick's by-laws provide that a quorum for any meeting of shareholders shall be at least two persons present who hold or represent by proxy not less than 20% of the total number of votes entitled to be cast at the meeting (except for the purposes of choosing a chairman of the meeting and adjourning the meeting, for which two persons present holding or representing by proxy at least one share of Barrick are a sufficient quorum). These provisions are permitted by the BUSINESS CORPORATIONS ACT (Ontario).

                              PAYMENT OF DIVIDENDS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law permits a corporation, subject to restrictions contained in the certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal

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year, provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation and the capital of the corporation is not impaired.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), a corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire such shares. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that (1) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. Under the BUSINESS CORPORATIONS ACT (Ontario), a repurchase or redemption by the corporation of its shares, or other reduction of capital, is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above.

                            DIRECTOR QUALIFICATIONS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law does not impose any residency or other director qualification requirements.

BUSINESS CORPORATIONS ACT (Ontario)

    A majority of the directors of a BUSINESS CORPORATIONS ACT (Ontario) corporation generally must be resident Canadians and a majority of resident Canadian directors must be present at a meeting in order to transact business. Certain persons are disqualified by the BUSINESS CORPORATIONS ACT (Ontario) from being directors, such as bankrupts or persons under 18 years of age or of unsound mind.

                         FIDUCIARY DUTIES OF DIRECTORS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the corporation and its stockholders.

BUSINESS CORPORATIONS ACT (Ontario)

    Pursuant to the BUSINESS CORPORATIONS ACT (Ontario), the duty of loyalty requires directors to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

                      CALL OF SPECIAL SHAREHOLDER MEETING

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder

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entitled to vote at such meeting provided that, for a meeting held to vote on a merger, a minimum of 20 days, notice is required and the holders or all stock, both voting and nonvoting, are entitled to such notice. Under the Delaware General Corporation Law, meetings of stockholders may be held at such place as may be designated in or in the manner provided in the certificate of incorporation or by-laws, or, if not so designated, as determined by the board of directors. Subject to the rights of holders of Homestake preferred stock, if applicable, Homestake's charter and by-laws require special meetings to be called by the Board of Directors, the Chairman, the President, an authorized committee of the Board of Directors or by stockholders having not less than seventy-five percent (75%) of the total voting power of all outstanding shares of Homestake stock.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) provides that shareholder meetings may be called by the board of directors, and must be called by the board of directors, when so requisitioned by holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. A court may also order, in its discretion, the calling of a meeting upon the application of a director or a shareholder entitled to vote at the meeting.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents, each, an "indemnitee," who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all reasonable expenses including attorneys fees and against all judgments, fines and amounts paid in settlement in actions brought against them, if such indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, except that no indemnification shall be made in respect of an action initiated by, or in the right of the corporation, with respect to any, claim, issue or matter that such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for expenses as such court deems proper. The Delaware General Corporation Law provides that a corporation shall indemnify a present or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with such an action. Homestake's by-laws require indemnification of, and advancement of expenses to, directors and officers to the fullest extent permitted by applicable law.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if: (1) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal

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or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. Any such person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A corporation may, with the approval of a court, also indemnify any such person in respect of an action by or on behalf of the corporation or such other corporation to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if he or she fulfills the conditions set out in
(1) and (2) above. Barrick's by-laws require Barrick to indemnify the persons permitted to be indemnified by the provisions of the BUSINESS CORPORATIONS ACT (Ontario) summarized above and authorize Barrick to execute indemnity agreements in favor of such persons, to the fullest extent permitted by the BUSINESS CORPORATIONS ACT (Ontario).

                               DIRECTOR LIABILITY

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law provides that the certificate of incorporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemption or transactions from which such director derived an improper personal benefit. Homestake's charter contains a provision so limiting the liability of its directors.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) provides that no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the BUSINESS CORPORATIONS ACT (Ontario) or relieves him or her from liability for a breach thereof. The by-laws of Barrick provide certain protections from liability to directors and officers of Barrick, as long as they have not breached their duties under the BUSINESS CORPORATIONS ACT (Ontario).

        ANTI-TAKEOVER PROVISIONS AND INTERESTED SHAREHOLDER TRANSACTIONS

DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless:

    - the board of directors of the corporation approved, prior to the time such person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced, excluding shares owned by persons who are directors and officers and shares owned by employee stock plans in which participants do not have a right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

    - at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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
    An "interested stockholder" is generally defined as a person that is the owner of 15% or more of the outstanding voting stock of the corporation. For the purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for these purposes, ownership is defined generally to include direct and indirect beneficial ownership and the right, directly or indirectly, to acquire the stock or to control the voting of the stock. A "business combination" is also defined generally to include:

    - mergers or consolidations with and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder;

    - transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

    - transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and

    - receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits.

    These restrictions placed on interested stockholders do not apply under certain circumstances, including, but not limited to, the following:

    - the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the relevant the Delaware General Corporation Law section; or

    - the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section, provided that such an amendment is approved by the affirmative vote of a majority of the outstanding shares entitled to vote and in general that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption.

    Homestake's charter and Homestake's by-laws do not contain any provision electing not to be governed by Section 203 of the Delaware General Corporation Law.

    In addition, the Homestake charter contains a "fair price" provision. This provision applies to mergers and other types of business combinations with related persons. A related person is any person who owns, alone or with specific other persons or owned within the preceding five years, 10% or more of the Homestake shares outstanding, or of the Homestake voting stock. The fair price provision broadly defines business combinations to include mergers, reorganizations, sales of assets, issuances of securities, mortgages, leases, and a variety of other transactions that involve the securities or assets of Homestake.

    The fair price provision requires a business combination between Homestake and a related person meet certain alternative criteria. If none of these criteria are met, such transaction must be approved by (1) at least 80% of Homestake stock entitled to vote on the matter and (2) at least 50% of the voting stock held by persons other than related persons. If any one of the following alternative criteria is met, then the special voting requirements do not apply:

    - if the business combination is approved by the Homestake board before the related person first became a related person;

    - if the Homestake board unanimously approves in advance the related person becoming a related person and the business combination is then approved by the Homestake board after the related person became a related person;

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
    - if the business combination involves only Homestake and one of its subsidiaries (50% or more of the voting stock of which is owned by Homestake and none of which is owned by a related person) and all stockholders are treated equally and receive or retain common stock in the surviving corporation or other party to the business combination; or

    - if all of the following conditions are satisfied:

       - the value received for each share of Homestake must at least equal the higher of the following two values:

           - the highest price paid by the related person to acquire any shares of Homestake, or

           - the percentage premium above the market price of Homestake shares that the related person paid to acquire any shares immediately before announcing the proposed business combination (as long as that value does not exceed two times the measure of value stated immediately above); and

       - after becoming a related person, but before closing the transaction:

           - the related person must not have acquired any newly issued shares, and

           - the related person must not have received any financial assistance from Homestake (and must not have benefited from any change in Homestake's equity structure); and

       - a valid proxy statement must be used in order to solicit stockholder approval of the transaction. The proxy statement must include the following:

           - any recommendation made by Homestake's "outside" directors, and

           - a reputable national investment banking firm's opinion regarding the fairness of the transaction from a financial point of view.

    The fair price provision also provides that if there is a related person, the fair price provision cannot be amended or repealed unless:

    - such a change is approved by at least 80% of the total voting power of Homestake stock; and

    - also approved by a majority of the total voting power of Homestake stock held by holders who are independent of the related person.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) does not contain a provision comparable to the Delaware General Corporation Law Section 203 with respect to business combinations. However, Canadian securities regulators have adopted requirements in connection with related party transactions, such as Rule 61-501 of the Ontario Securities Commission. A related party transaction generally includes any transaction by which an issuer, directly or indirectly, acquires an asset, or subscribes for a security, from a related party, or transfers an asset or issues a security to a related party, assumes or forgives a liability of a related party, by any means in any one or any combination of transactions. "Related party" is defined to include, in relation to the issuer or a related party involved in the transaction, directors, senior officers and holders of securities sufficient to affect materially the control of the issuer or of such other party, or persons beneficially owning or exercising control or direction over more than 10% of the voting securities of the issuer or of such other party.

    Rule 61-501 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction and, subject to certain exemptions, the preparation by an independent valuer of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. It also requires, subject to certain exemptions, that the shareholders of the issuer, other than related parties, separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

    These requirements of Canadian securities regulators provide, in addition to specified exemptions in certain circumstances, for discretion to be exercised by such regulators to exempt parties from some or all of such requirements, with or without conditions, where such regulators consider it to be consistent with the public interest to do so. In general, these requirements of Canadian securities laws are administered and enforced by securities regulators rather than by the courts and the basis upon which such regulators take jurisdiction over a matter and the remedies that may be available differ significantly from those applicable to requirements of corporate law contained in the BUSINESS CORPORATIONS ACT (Ontario).

                         ANNUAL MEETING OF SHAREHOLDERS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, unless directors are elected by written consent in accordance with the Delaware Corporation Law, a corporation must hold an annual meeting of stockholders for the election of directors on the date and time designated by or in the manner provided in the by-laws. If the corporation does not hold an annual meeting to elect directors or fails to take action to elect directors instead of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after the last annual meeting or the last action by written consent to elect directors, the Court of Chancery may order a meeting to be held upon the application of a stockholder or director. Homestake's by-laws provide that the Homestake board will designate the date and time of each year's annual meeting.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), the directors of a corporation must call an annual meeting not later than 15 months after holding the last preceding annual meeting.

                             SHAREHOLDER PROPOSALS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, stockholder proposal procedures may be governed by a corporation's by-laws. Under Homestake's by-laws, business is properly brought before an annual meeting by a stockholder if Homestake receives timely notice from the stockholder. To be timely a stockholder's notice must be received by Homestake not less than 75 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 30 days later than the anniversary date of the immediately preceding annual meeting, notice by the stockholder must be received not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Shareholder notices must state:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

    - the name and address of the stockholders proposing such business as they appear on Homestake's books.

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
BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), a shareholder entitled to vote at a meeting of shareholders may submit to the corporation a proposal consisting of matters that the shareholder proposes to raise at the meeting. Upon receipt of such a proposal, a corporation that solicits proxies shall set out the proposal in the management proxy circular and, if requested by the shareholder, include in the management proxy circular a statement by the shareholder of not more than 200 words in support of the proposal, and the name and address of the shareholder. A corporation may, within 10 days after receiving a shareholder proposal, notify the shareholder of its intention to omit the proposal from the management proxy circular if:

    - the proposal is not submitted at least 60 days before the anniversary date of the previous annual meeting or 60 days before the date of the special meeting at which the matter is proposed to be raised, as applicable;

    - it clearly appears that the proposal is submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation or any of its directors, officers or security holders, or for a purpose that is not related in any significant way to the business or affairs of the corporation;

    - the corporation, in the previous two years, included a proposal in a management proxy circular at the request of the shareholder and the shareholder failed to present the proposal at the meeting; or

    - substantially the same proposal was submitted to shareholders within the past two years and the proposal was defeated.

                          ACCESS TO CORPORATE RECORDS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, any stockholder of a Delaware corporation who follows prescribed statutory procedures may examine the list of stockholders and other corporate books and records during ordinary business hours for any purpose reasonably related to the stockholder's interest as a stockholder.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), shareholders, creditors, their agents and legal representatives may examine the articles, by-laws, minutes of meetings and resolutions of shareholders, register of directors and securities register of the corporation during usual business hours and take extracts therefrom, free of charge. Shareholders and others have the right to obtain a shareholder list, upon payment of a reasonable fee, as long as such list is used only in connection with an effort to influence voting by shareholders of the corporation, an offer to acquire shares of the corporation or any other matter relating to the affairs of the corporation.

                               PREEMPTIVE RIGHTS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, a stockholder does not have preemptive rights unless they are specifically granted in the corporation's certificate of incorporation. Homestake's charter does not grant preemptive rights.

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
BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), if the articles of a corporation so provide, no shares of a class or series shall be issued unless the shares have first been offered to shareholders holding shares of that class or series (or another class or series) and on such terms as are provided therein. The articles of Barrick do not provide for any such preemptive rights.

                             DIRECTOR REQUIREMENTS

DELAWARE GENERAL CORPORATION LAW

    The Delaware General Corporation Law permits the certificate of incorporation or the by-laws of a corporation to fix the number of directors. However, if the certificate of incorporation fixes the number of directors, that number may not be changed without amending the certificate of incorporation. Subject to the rights of Homestake preferred stock to elect directors, Homestake's charter allows the number of directors to be fixed by Homestake's by-laws. Homestake's by-laws state that the Homestake board shall consist of eight directors.

    The Delaware General Corporation Law permits the certificate of incorporation to divide the board of directors into 1, 2 or 3 classes. Homestake's charter classifies the Homestake board of directors into three classes with the term of office of the directors of one class expiring in each year with each director serving a three-year term. Accordingly, only one-third of Homestake's directors are up for election at any annual meeting of stockholders for the election of directors.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), the number of directors is set out in the articles of the corporation. The BUSINESS CORPORATIONS ACT (Ontario) requires, however, that a corporation whose securities are publicly traded have not fewer than three directors, at least one-third of whom are not officers or employees of the corporation or any of its affiliates. However, where the articles provide for a minimum and maximum number of directors, the shareholders may authorize the directors by special resolution to determine the number of directors from time to time. The articles of Barrick provide for a minimum of five and a maximum of 20 directors. The directors of Barrick have been authorized by special resolution to set the number of directors from time to time and such number has currently been set at 12. It is contemplated that the number will be increased to 13 upon completion of the merger: see "DIRECTORS AND MANAGEMENT OF BARRICK FOLLOWING THE MERGER" (page 105).

                         VACANCY ON BOARD OF DIRECTORS

DELAWARE GENERAL CORPORATION LAW

    In general, subject to exception for directors elected by a specific class or series of stock, under the Delaware General Corporation Law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or the by-laws. In general, under the Delaware General Corporation Law, whenever holders of any class or series of stock are entitled to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series of stock then in office, or by a sole remaining director so elected. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding and entitled to vote for directors, order an election of directors to be held to fill any such vacancies or newly created directorships, or to replace directors chosen by the directors then in office as provided above.

BUSINESS CORPORATIONS ACT (Ontario)

    Generally, under the BUSINESS CORPORATIONS ACT (Ontario), if a vacancy occurs in the board of directors, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the vacating director's term. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy. If the shareholders have authorized the directors by special resolution to determine the number of directors (the directors of Barrick have such authority), the directors may not between meetings of shareholders appoint additional directors to fill vacancies created by increasing the number of directors if the total number of directors would thereby exceed by more than one-third the number of directors required to have been elected at the last annual meeting.

                              REMOVAL OF DIRECTORS

DELAWARE GENERAL CORPORATION LAW

    In general, subject to exception for directors elected by a specific class of stock, under the Delaware General Corporation Law, a director or the entire board of directors may be removed with or without cause by the majority of the shares then entitled to vote at an election of directors. Unless the certificate of incorporation otherwise provides, if the board of directors is classified, then the stockholders may remove a director or the entire board of directors only for cause. As discussed above in the section entitled "DIRECTOR REQUIREMENTS", Homestake's board of directors is classified.

BUSINESS CORPORATIONS ACT (Ontario)

    Under the BUSINESS CORPORATIONS ACT (Ontario), the shareholders of a corporation may, by resolution passed by a majority of the votes cast thereon at a meeting of shareholders, remove any director from office and may elect any qualified person to fill the resulting vacancy.

                     TRANSACTIONS WITH INTERESTED DIRECTORS

DELAWARE GENERAL CORPORATION LAW

    Under the Delaware General Corporation Law, a contract or transaction between a corporation and director or officer with a financial interest in the contract or transaction is not void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the board which authorizes such contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

    - the material facts of the director's or officer's relationship or interest in the contract or transaction are disclosed to or known by the board of directors and the board of directors authorizes the contract or transaction in good faith by the affirmative votes of a majority of the disinterested directors;

    - the material facts of the director's or officer's relationship or interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote on the matter and the stockholders authorize the contract or transaction in good faith; or

    - the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors, a committee of the board or the stockholders.

BUSINESS CORPORATIONS ACT (Ontario)

    The BUSINESS CORPORATIONS ACT (Ontario) requires that a director or officer of a corporation who (1) is a party to a material contract or transaction or proposed material contract or transaction with the corporation, or (2) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the corporation shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. An interested director is prohibited from voting on a resolution to approve the contract or transaction except in certain circumstances, such as a contract or transaction relating primarily to his or her remuneration, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation. If a director or officer has disclosed his or her interest in accordance with the BUSINESS CORPORATIONS ACT (Ontario) and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is neither void nor voidable by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction. The BUSINESS CORPORATIONS ACT (Ontario) further provides that even if a director or officer does not disclose his or her interest in accordance with the BUSINESS CORPORATIONS ACT (Ontario), or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the BUSINESS CORPORATIONS ACT (Ontario), if the director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or to its shareholders for any profit or gain realized from the contract or transaction by reason only of his or her holding the office of director or officer and the contract or transaction is not by reason only of the director's or officer's interest therein void or voidable, if the contract or transaction has been confirmed or approved by the shareholders by special resolution, on the basis of disclosure in reasonable detail of the nature and extent of the director's or officer's interest in the notice of meeting or management proxy circular.

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
                             STOCKHOLDER PROPOSALS

    If the merger is not consummated, the Homestake 2002 annual meeting of stockholders will be held on April 26, 2002 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2002 annual meeting, you need to provide it to us by no later than November 27, 2001. You should direct any proposals to our Corporate Secretary at Homestake's principal office in Walnut Creek, California. If you want to present a matter of business to be considered at the year 2002 annual meeting, under Homestake's by-laws you must give timely notice thereof, in writing, to our Corporate Secretary. To be timely, the notice has to be given between October 29, 2001 and February 11, 2002.

                                    EXPERTS

    The consolidated financial statements of Barrick incorporated in this proxy statement/prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.
PricewaterhouseCoopers LLP has acted as auditor for Barrick since 1984.

    The consolidated financial statements of Homestake incorporated in this proxy statement/ prospectus by reference to Homestake's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers LLP has acted as auditor for Homestake since 1993.

                                 LEGAL MATTERS

    The validity of the issuance of the Barrick common shares to be issued pursuant to the merger will be passed upon for Barrick by Davies Ward Phillips & Vineberg LLP, Toronto, Ontario, Canada.

    U.S. federal income tax consequences of the merger will be passed upon for Homestake by Cravath, Swaine & Moore, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

    Barrick and Homestake file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Barrick is a "foreign private issuer" and, under the rules adopted under the Securities Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of that Act.

    You may read and copy reports, proxy statements and other information filed by Barrick and Homestake with the Securities and Exchange Commission at the following locations:

    - Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and

    - public reference facilities in the Securities and Exchange Commission regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048.

    You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

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
    Homestake files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Homestake at the Securities and Exchange Commission web site containing reports, proxy statements and other information at:
http://www.sec.gov.

    Although Barrick files reports with the Securities and Exchange Commission, it does not file them electronically. Barrick does, however, file reports, statements and other information with the Canadian provincial securities administrators, which are available at various of the Canadian provinces' securities administrators' public reference rooms. Barrick filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the Securities and Exchange Commission EDGAR system, at http://www.sedar.com.

    Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange for Barrick and Homestake. After the merger, Barrick will furnish to you the same periodic reports that it currently furnishes to Barrick shareholders, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, unless you notify Barrick of your desire not to receive these reports, as well as proxy statements and related materials for annual and special meetings of shareholders. In addition, you will be able to request Barrick's Annual Report on Form 40-F.

    Barrick filed a registration statement on Form F-4 to register with the Securities and Exchange Commission the Barrick common shares to be issued to holders of Homestake common stock, holders of Homestake CHESS depository interests and holders of Homestake Canada exchangeable shares (assuming that such holders of exchangeable shares elect to exchange those shares for shares of Homestake common stock) in the merger. This document is a part of that registration statement and constitutes the prospectus of Barrick in addition to being a proxy statement to the Homestake stockholders.

    As allowed by Securities and Exchange Commission rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please refer to the registration statement for further information with respect to Barrick, Homestake and the Barrick common shares to be issued.

    The Securities and Exchange Commission allows Barrick and Homestake to "incorporate by reference" the information filed with the Securities and Exchange Commission, which means that Barrick and Homestake can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that Barrick and Homestake file later with the Securities and Exchange Commission will automatically update and supersede this information. Barrick and Homestake incorporate by reference the documents listed below and any future filings Barrick and Homestake may make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the merger. These documents contain important information about the companies and their financial condition.

    Information and statements contained in this document, or any document incorporated by reference in this document, are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to this document or incorporated in this document by reference.

    All information contained in this document or incorporated in this document by reference relating to Barrick has been supplied by Barrick, and all such information relating to Homestake has been

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
supplied by Homestake. Information provided by either of us does not constitute any representation, estimate or projection of the other.

BARRICK SEC FILINGS (FILE NO. 1-9059)          PERIOD
-------------------------------------          ------
Annual Report on Form 40-F...................  Year ended December 31, 2000; filed
                                               April 20, 2001.
Annual Report on Form 40-F...................  Year ended December 31, 1998; filed April 6,
                                               1999.
Proxy Statement for Barrick..................  Dated March 29, 2001.
Report on Form 6-K...........................  Filed July 10, 2001.
Report on Form 6-K...........................  Filed June 27, 2001
Report on Form 6-K...........................  Filed May 8, 2001
Report on Form 6-K...........................  Filed April 20, 2001
Report on Form 6-K...........................  Filed April 12, 2001

HOMESTAKE SEC FILINGS (FILE NO. 1-8736)        PERIOD
---------------------------------------        ------
Annual Report on Form 10-K...................  Year ended December 31, 2000; filed
                                               March 29, 2001.
Quarterly Report on Form 10-Q................  Quarter ended March 31, 2001; filed
                                               May 15, 2001.
Proxy Statement for Homestake................  Dated March 27, 2001; filed March 29, 2001.
Current Report on Form 8-K...................  Filed July 3, 2001.
Current Report on Form 8-K...................  Filed June 27, 2001.

    If you would like additional copies of this document or any of the documents incorporated by reference into this document, or if you have questions about the merger, you should contact:


Barrick Gold Corporation                   Homestake Mining Company
Royal Bank Plaza, South Tower              1600 Riviera Avenue, Suite 200
200 Bay Street, Suite 2700                 Walnut Creek, California 94596-3568
P.O. Box 119                               (925) 817-1300
Toronto, Ontario M5J 2J3                   Attention: Wayne Kirk
Canada                                              Vice President, General Counsel
(416) 861-9911                                      and Corporate Secretary
Attention: Patrick Garver
         Executive Vice President
         and General Counsel

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 24, 2001,
                                     AMONG
                           BARRICK GOLD CORPORATION,
                            HAVANA ACQUISITION INC.
                                      AND
                            HOMESTAKE MINING COMPANY

------------------------------------------------------------
------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
Parties and Recitals................................................................

                                          ARTICLE I
                                          THE MERGER

SECTION 1.01.           The Merger..................................................     A-1
SECTION 1.02.           Closing.....................................................     A-1
SECTION 1.03.           Effective Time of the Merger................................     A-2
SECTION 1.04.           Effects of the Merger.......................................     A-2
SECTION 1.05.           Certificate of Incorporation and By-laws....................     A-2
SECTION 1.06.           Directors...................................................     A-2
SECTION 1.07.           Officers....................................................     A-2

                                          ARTICLE II
                       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                      CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.           Effect on Capital Stock.....................................     A-2
SECTION 2.02.           Exchange of Certificates....................................     A-3
SECTION 2.03.           Treatment of Exchangeable Shares............................     A-5

                                         ARTICLE III
                                REPRESENTATIONS AND WARRANTIES

SECTION 3.01.           Representations and Warranties of the Company...............     A-7
SECTION 3.02.           Representations and Warranties of Parent and Sub............    A-18

                                          ARTICLE IV
                          COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.           Conduct of Business.........................................    A-25
SECTION 4.02.           No Solicitation by the Company..............................    A-28

                                          ARTICLE V
                                    ADDITIONAL AGREEMENTS

SECTION 5.01.           Preparation of Form F-4 and the Proxy Statement; Company
                          Stockholders Meeting......................................    A-29
SECTION 5.02.           Letter of the Company's Accountants.........................    A-30
SECTION 5.03.           Letter of Parent's Accountants..............................    A-30
SECTION 5.04.           Access to Information; Confidentiality......................    A-30
SECTION 5.05.           Reasonable Efforts; Notification............................    A-30
SECTION 5.06.           Rights Agreements; Consequences if Rights Triggered.........    A-31
SECTION 5.07.           Company Stock Options.......................................    A-32
SECTION 5.08.           Benefit Plans...............................................    A-33
SECTION 5.09.           Indemnification.............................................    A-35
SECTION 5.10.           Fees and Expenses...........................................    A-35
SECTION 5.11.           Public Announcements........................................    A-35
SECTION 5.12.           Tax and Accounting Treatment................................    A-35
SECTION 5.13.           Affiliates..................................................    A-36
SECTION 5.14.           Stock Exchange Listings.....................................    A-36
SECTION 5.15.           Alternative Structure.......................................    A-36

                                                                                        PAGE
                                                                                      --------

                                          ARTICLE VI
                                     CONDITIONS PRECEDENT

SECTION 6.01.           Conditions to Each Party's Obligation To Effect the
                          Merger....................................................    A-36
SECTION 6.02.           Conditions to Obligations of Parent and Sub.................    A-37
SECTION 6.03.           Conditions to Obligation of the Company.....................    A-38

                                         ARTICLE VII
                              TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.           Termination.................................................    A-39
SECTION 7.02.           Effect of Termination.......................................    A-40
SECTION 7.03.           Amendment...................................................    A-40
SECTION 7.04.           Extension; Waiver...........................................    A-40
SECTION 7.05.           Procedure for Termination, Amendment, Extension or Waiver...    A-41

                                         ARTICLE VIII
                                      GENERAL PROVISIONS

SECTION 8.01.           Nonsurvival of Representations and Warranties...............    A-41
SECTION 8.02.           Notices.....................................................    A-41
SECTION 8.03.           Definitions.................................................    A-42
SECTION 8.04.           Interpretation..............................................    A-42
SECTION 8.05.           Severability................................................    A-42
SECTION 8.06.           Counterparts................................................    A-42
SECTION 8.07.           Entire Agreement; No Third-Party Beneficiaries..............    A-42
SECTION 8.08.           Governing Law...............................................    A-43
SECTION 8.09.           Assignment..................................................    A-43
SECTION 8.10.           Enforcement.................................................    A-43

Exhibit A--Form of Company Affiliate Agreement......................................    A-45
Exhibit B--Form of Parent Affiliate Agreement.......................................    A-49
Exhibit C--Terms of Parent Special Voting Share.....................................    A-51

                     LOCATION OF DEFINED TERMS IN AGREEMENT

TERM                                                          LOCATION IN AGREEMENT
----                                                          ---------------------
"affiliate".................................................  Section8.03
"AFIRB".....................................................  Section3.01(d)
"Agreement".................................................  Preamble
"ARC".......................................................  Section6.01(c)
"ASE".......................................................  Section3.01(d)
"Canadian Securities Authorities"...........................  Section3.02(e)
"Canadian Securities Laws"..................................  Section3.02(e)
"Certificate of Merger".....................................  Section1.03
"Certificates"..............................................  Section2.02(b)
"Closing"...................................................  Section1.02
"Closing Date"..............................................  Section1.02
"Code"......................................................  Recitals
"Commissioner"..............................................  Section6.01(c)
"Company"...................................................  Preamble
"Company Benefit Plans".....................................  Section3.01(i)
"Company Capital Stock".....................................  Section3.01(c)
"Company Common Stock"......................................  Recitals
"Company Delayed Delivery Rights"...........................  Section3.01(c)
"Company Designated Property................................  Section3.01(y)
"Company Disclosure Letter".................................  Section3.01(b)
"Company Stock Options".....................................  Section3.01(c)
"Company Stock Plans".......................................  Section3.01(c)
"Company Material Adverse Effect"...........................  Section3.01(a)
"Company Rights"............................................  Section3.01(c)
"Company Rights Agreement"..................................  Section3.01(c)
"Company SEC Documents".....................................  Section3.01(e)
"Company Series A Preferred Stock"..........................  Section3.01(c)
"Company Share Rights"......................................  Section3.01(c)
"Company Significant Subsidiary"                                 Section3.01(a)
"Company Special Voting Stock"..............................  Section2.01(e)
"Company Stock".............................................  Section2.02(a)
"Company Stockholder Approval"..............................  Section3.01(m)
"Company Subsidiary"........................................  Section3.01(a)
"Company Superior Proposal".................................  Section4.02(b)
"Company Takeover Proposal".................................  Section4.02(a)
"Company Stockholders Meeting"..............................  Section5.01(b)
"Competition Act"...........................................  Section3.01(d)
"Confidentiality Agreement".................................  Section5.04
"Conversion Number".........................................  Recitals
"Contract"..................................................  Section3.01(d)
"DGCL"......................................................  Section1.01
"Effective Time of the Merger"..............................  Section1.03
"Environmental Law".........................................  Section3.01(t)
"ERISA".....................................................  Section3.01(i)
"Exchange Act"..............................................  Section3.01(d)
"Exchange Agent"............................................  Section2.02(a)
"Exchange Fund".............................................  Section2.02(a)

TERM                                                          LOCATION IN AGREEMENT
----                                                          ---------------------
"Exchangeable Shares".......................................  Section3.01(c)
"Exchangeable Share Provisions".............................  Section2.03(a)
"Exchangeables Trustee".....................................  Section1.01
"Expenses"..................................................  Section7.02(b)
"Filed Company SEC Documents"...............................  Section3.01(g)
"Filed Parent Reporting Documents"..........................  Section3.02(g)
"Foreign Benefit Plan"......................................  Section3.01(l)
"Form F-4"..................................................  Section3.01(f)
"GAAP"......................................................  Recitals
"Governmental Entity".......................................  Section3.01(d)
"Homestake Canada"..........................................  Section1.01
"Homestake Canada Rights"...................................  Section3.01(c)
"Homestake Canada Rights Agreement".........................  Section3.01(c)
"Hazardous Substances"......................................  Section3.01(t)
"HCI Employee Stock Options"................................  Section3.01(c)
"HSR Act"...................................................  Section3.01(d)
"IRS".......................................................  Section3.01(i)
"Liens".....................................................  Section3.01(b)
"Maximum Premium"...........................................  Section5.09(b)
"Merger"....................................................  Recitals
"NYSE"......................................................  Section2.02(e)
"Options"...................................................  Section3.01(c)
"OSC Exemption".............................................  Section3.02(d)
"Outside Date"..............................................  Section7.01(b)
"Parent"....................................................  Preamble
"Parent Capital Stock"......................................  Section3.02(c)
"Parent Common Stock".......................................  Recitals
"Parent Designated Property"................................  Section3.02(q)
"Parent Disclosure Letter"..................................  Section3.02(b)
"Parent Stock Plans"........................................  Section3.02(c)
"Parent Stock Options"......................................  Section3.02(c)
"Parent Material Adverse Effect"............................  Section3.02(a)
"Parent Reporting Documents"................................  Section3.02(e)
"Parent Significant Subsidiary".............................  Section3.02(a)
"Parent Special Voting Share"...............................  Section2.01(e)
"Parent Stock"..............................................  Section2.02(a)
"Parent Subsidiary".........................................  Section3.02(a)
"Permits"...................................................  Section3.01(d)
"person"....................................................  Section8.03
"Primary Company Executives"................................  Section3.01(r)
"Proxy Statement"...........................................  Section3.01(d)
"qualified stock options"...................................  Section5.07(a)
"Reference Date"............................................  Section3.01(c)
"Savings Plans".............................................  Section3.01(c)
"SEC".......................................................  Section3.01(a)
"Securities Act"............................................  Section3.01(e)
"SMCRA".....................................................  Section3.01(t)
"Special Voting Stock Merger Consideration".................  Section2.01(e)
"Stockholders Agreement"....................................  Recitals
"Sub".......................................................  Preamble

TERM                                                          LOCATION IN AGREEMENT
----                                                          ---------------------
"subsidiary"................................................  Section8.03
"Surviving Corporation".....................................  Section1.01
"Surviving Corporation Common Stock"........................  Section2.01(d)
"Sutton Options"............................................  Section3.02(c)
"Tax Returns"...............................................  Section3.01(p)
"Taxes".....................................................  Section3.01(p)
"Trust Agreement"...........................................  Section1.01
"Trust Agreement Supplement"................................  Section2.03(b)
"TSE".......................................................  Section3.01(d)
"TSE Approval"..............................................  Section3.02(d)

       AGREEMENT AND PLAN OF MERGER dated as of June 24, 2001 (this "AGREEMENT"), among BARRICK GOLD CORPORATION, a corporation organized under the laws of the Province of Ontario ("PARENT"), HAVANA ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and HOMESTAKE MINING COMPANY, a Delaware corporation (the "COMPANY").

    WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable (i) the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby, among other things, each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 0.53 (as adjusted pursuant to Sections 2.01(f) and 5.06, the "CONVERSION NUMBER") fully paid and nonassessable common shares in the capital of Parent (the "PARENT COMMON STOCK"), and
(ii) the Stockholders Agreement (as defined below);

    WHEREAS, as a condition and inducement to Parent and Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement Parent is entering into a Stockholders Agreement with certain stockholders of the Company (the "STOCKHOLDERS AGREEMENT"), pursuant to which, among other things, such stockholders have agreed to vote the Company Common Stock then owned by such stockholders in favor of the Merger;

    WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

    WHEREAS for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the DGCL. Without limiting the generality of the foregoing, at the Effective Time of the Merger, each of the Surviving Corporation and Parent hereby expressly agrees to be bound by the terms and provisions of the Voting, Support and Exchange Trust Agreement dated as of December 2, 1998 (the "TRUST AGREEMENT"), among the Company, Homestake Canada Inc. ("HOMESTAKE CANADA") and Computershare Trust Company of Canada (the "EXCHANGEABLES TRUSTEE"), and hereby expressly assumes all the Company's rights and obligations in respect of the Exchangeable Shares (as defined in Section 3.01(c)).

    SECTION 1.02. CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction of the conditions set forth in Section 6.01, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue,
New York, NY 10019, unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 1.03. EFFECTIVE TIME OF THE MERGER. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME OF THE MERGER").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended to create the preferred stock contemplated by Section 2.01(a) and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The By-laws of the Company as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. DIRECTORS. The individuals who are the directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

    SECTION 1.07. OFFICERS. The individuals who are the officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable voting share of preferred stock of the Surviving Corporation with a redemption amount and fair market value equal to $100.

    (b) CANCELATION OF TREASURY STOCK AND PARENT--OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

    (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be changed and converted into the right to receive the Conversion Number of validly issued, fully paid and nonassessable shares of Parent Common Stock. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, certificates representing the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends to the extent provided in Section 2.02(c) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

    (d) ISSUANCE OF SURVIVING CORPORATION COMMON STOCK TO PARENT. The Surviving Corporation shall issue shares of its common stock (the "SURVIVING CORPORATION COMMON STOCK") to Parent in consideration for Parent issuing Parent Common Stock to former stockholders of the Company pursuant to Section 2.01(c). The number of shares of Surviving Corporation Common Stock issued to Parent shall be equal to the number of shares of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) outstanding immediately before the Effective Time of the Merger.

    (e) CONVERSION OF COMPANY SPECIAL VOTING STOCK. As of the Effective Time of the Merger, the single outstanding share of special voting stock, par value $1.00 per share, of the Company ("COMPANY SPECIAL VOTING STOCK") shall be converted into the right to receive one First Preferred Share, Series C Special Voting Share of Parent (the "PARENT SPECIAL VOTING SHARE"), which shall have the terms set forth in Exhibit C (the "SPECIAL VOTING STOCK MERGER CONSIDERATION"). As of the Effective Time of the Merger, the share of Company Special Voting Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate which, prior to the Effective Time of the Merger, represented such share of Company Special Voting Stock shall cease to have any rights with respect thereto, except the right to receive the Special Voting Stock Merger Consideration.

    (f) ADJUSTMENT OF CONVERSION NUMBER. Notwithstanding the foregoing (and in addition to any adjustment to the Conversion Number under Section 5.06), if between the date of this Agreement and the Effective Time of the Merger the outstanding shares of Parent Common Stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, exchange of shares or similar transaction, the Conversion Number shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, exchange or similar transaction.

    SECTION 2.02.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Immediately following the Effective Time of the Merger, Parent shall deposit with Equiserve Trust Company N.A. or such other bank or trust company as may be designated by Parent and the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock ("COMPANY STOCK"), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock ("PARENT STOCK") (such shares of Parent Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock, other than shares to be canceled or retired in accordance with Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Stock. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing the appropriate number of whole shares of Parent Stock, cash in lieu of any fractional shares of Parent Stock and any dividends to the extent provided in Section 2.02(c) as contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Stock.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock issuable in respect thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of Parent Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger,

Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

    (e) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest of Parent Common Stock to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Stock, any cash in lieu of fractional shares of Parent Stock and any dividends or distributions with respect to Parent Stock.

    (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Stock, any cash in lieu of fractional shares of Parent Stock or any dividends or distributions with respect to Parent Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable by such person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign law relating to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person who would otherwise have been entitled to such withheld amounts.

    SECTION 2.03.  TREATMENT OF EXCHANGEABLE SHARES.

    (a) Prior to the Effective Time of the Merger, the Board of Directors of the Company, the Board of Directors of Parent and the Board of Directors of Homestake Canada, or any appropriate committee of them, respectively, shall adopt appropriate resolutions and, along with the Company, Parent and Homestake Canada, shall take all other actions required under the Trust Agreement and under the provisions attaching to the Exchangeable Shares (the "EXCHANGEABLE SHARE PROVISIONS") to provide that at and after the Effective Time of the Merger each outstanding Exchangeable Share shall thereafter be exchangeable for that number of shares of Parent Common Stock equal to the Conversion Number.

    (b) Without limiting the generality of Section 2.03(a), at or before the Effective Time of the Merger:

        (i) the Company and Homestake Canada (including its Board of Directors) shall comply with their respective obligations under the Exchangeable Share Provisions and the Trust Agreement;

        (ii) Parent, the Company, Homestake Canada and the Exchangeables Trustee shall execute and deliver a supplement to the Trust Agreement providing for, among other things, the assumption by Parent of the covenants and obligations of the Company under the Trust Agreement (the "TRUST AGREEMENT SUPPLEMENT");

       (iii) Parent shall authorize, create and issue the Parent Special Voting Share and at the Effective Time Parent shall deliver to the Exchangeables Trustee a certificate evidencing the Parent Special Voting Share, as required by the Trust Agreement Supplement;

        (iv) Parent, Company and Homestake Canada shall take all such actions as may reasonably be required to permit the continued unrestricted tradeability in Canada of the Exchangeable Shares and the issuance and first resale in Canada and the United States of America of the shares of Parent Common Stock issued upon exchange of the Exchangeable Shares from time to time, in each case without requiring the holder of the relevant share, in connection with any such trade or resale, to qualify with, file any document or take any proceeding with, or obtain any further order, ruling or consent from, any Governmental Entity under any Canadian or United States federal, provincial, state or territorial securities or other laws or pursuant to the rules and regulations of any Governmental Entity administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Parent for purposes of Canadian or United States federal, provincial or territorial securities laws). Without limiting the generality of the foregoing, such actions shall include the filing with the SEC (as defined in Section 3.01(a)) of a registration statement on Form F-3 under the Securities Act (as defined in 3.01(a)) for the exchange and resale of the Exchangeable Shares, the confirmation of the continued effectiveness, following the Merger, of all existing Canadian securities regulatory orders and rulings, or the granting of new such orders and rulings, respecting such unrestricted tradeability of the Exchangeable Shares and such unrestricted issuance and first resale of the shares of Parent Common Stock issuable upon exchange of the Exchangeable Shares from time to time, and respecting the satisfaction of Homestake Canada's continuous and timely disclosure obligations under Canadian Securities Laws through the filing and provision of information relating to Parent;

        (v) Parent shall take all action necessary to authorize and reserve that number of shares of Parent Common Stock sufficient for issuance upon all exchanges of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Parent, its subsidiaries and affiliates, including the Company and Homestake Canada Holdings Company) from time to time after the Effective Time of the Merger; and

        (vi) Parent presently intends to take all action necessary to exercise the Liquidation Call Right (as defined in the Trust Agreement) pursuant to
    Section 5.2 of the Trust Agreement; the Retraction Call Right (as defined in the Trust Agreement) pursuant to Section 6.2 of the Trust Agreement; and the Redemption Call Right (as defined in the Trust Agreement) pursuant to
    Section 7.2 of the Trust Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed in the Filed Company SEC Documents (as defined in Section 3.01(g)) or as set forth in the Company Disclosure Letter (as defined in Section 3.01(b)), the Company represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each Company Significant Subsidiary (as hereinafter defined) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each of its direct and indirect subsidiaries (each a "COMPANY SUBSIDIARY") is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a "COMPANY MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects relating to (A) the gold mining industry in general that does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (B) general economic, financial or securities market conditions in the United States or elsewhere, (C) the announcement of this Agreement, (D) the refusal of Parent to consent, following a good faith request by the Company, to the taking of any action by the Company otherwise prohibited by Section 4.01(a)(iv), 4.01(a)(vi), 4.01(a)(vii) or 4.01(a)(viii),
(E) the relative values of the United States dollar, the Canadian dollar or the Australian dollar or any two of them, (F) civil or political unrest in Argentina or Chile that does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, or (G) decreases in the price of gold or silver), or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement in a timely manner. The Company has made available to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "COMPANY SIGNIFICANT SUBSIDIARY" means any Company Subsidiary that constitutes a significant subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

    (b) COMPANY SUBSIDIARIES. Section 3.01(b) of the letter from the Company, dated the date of this Agreement, addressed to Parent (the "COMPANY DISCLOSURE LETTER") lists each Company Significant Subsidiary and the ownership or interest therein of the Company. All the outstanding shares of capital stock of each Company Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS").

    (c) CAPITAL STRUCTURE. The authorized capital stock of the Company (the "COMPANY CAPITAL STOCK") consists of (i) 450,000,000 shares of Company Common Stock, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of which 4,500,000 shares have been designated as "SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK", par value $1.00 per share (the "COMPANY SERIES A PREFERRED STOCK"), and (iii) one share of Company Special Voting Stock, which entitles the holder thereof to vote, together with the holders of Company Common Stock, on all matters submitted for the vote of the holders of Company Common Stock with the number of votes represented by the Special Voting Stock being equal to the number of outstanding Exchangeable Shares (other than Exchangeable Shares held by the Company, the Company Subsidiaries and its affiliates). The shares of Company Series A Preferred Stock are issuable in connection with the rights to purchase shares of Company Series A Preferred Stock (the "COMPANY RIGHTS") that were issued pursuant to the Rights Agreement dated October 16, 1987, as amended on October 15, 1997, and December 3, 1998 (as amended from time to time, the "COMPANY RIGHTS AGREEMENT"), between the Company and Fleet National Bank N.A. The Company has also entered into a Rights Agreement dated as of December 3, 1998 (the "HOMESTAKE CANADA RIGHTS AGREEMENT"), among Homestake Canada, the Company and Computershare Trust Company of Canada, pursuant to which one right to purchase one newly issued Exchangeable Share (the "HOMESTAKE CANADA RIGHTS") has been issued in respect of each Exchangeable Share. At the close of business on June 18, 2001 (the "REFERENCE DATE"): (i) 260,083,353 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) 19,685,472 shares of Company Common Stock were reserved for issuance in connection with the granting of share rights (the "COMPANY SHARE RIGHTS") and delayed delivery rights (the "COMPANY DELAYED DELIVERY RIGHTS") and upon the exercise of outstanding employee, director and consultant stock options (the "COMPANY STOCK OPTIONS") and 65,400 shares of Homestake Canada common stock were reserved for issuance upon the exercise of outstanding employee and director stock options (the "HCI EMPLOYEE STOCK OPTIONS") that were granted pursuant to the Company's and Homestake Canada's employee and director stock plans set forth in Section 3.01(c) of the Company Disclosure Letter, and 5,368,607 shares were reserved for issuance pursuant to the Company's Savings Plan and the 401(k) Retirement Savings Plan (the "SAVINGS PLANS")(the "COMPANY STOCK PLANS"); (iv) 4,500,000 shares of Company Series A Preferred Stock were reserved for issuance in connection with the Company Rights; (v) 3,197,851 exchangeable shares (the "EXCHANGEABLE SHARES") of Homestake Canada were issued and outstanding (excluding Exchangeable Shares held by Homestake Canada Holding Company), all of which were validly issued, fully paid and nonassessable;
(vi) 3,197,851 Exchangeable Shares were reserved for issuance in connection with the Homestake Canada Rights, and 3,197,851 shares of Company Common Stock were reserved for issuance upon exchange of Exchangeable Shares; and (vii) one share of Company Special Voting Stock was issued and outstanding. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From the Reference Date to the date of this Agreement,
(i) except as issued pursuant to Company Share Rights, Company Delayed Delivery Rights, Company Stock Options and HCI Employee Stock Options outstanding on the Reference Date, the Savings Plans, or on exchange of Exchangeable Shares, no shares of capital stock or other voting securities of the Company or any Company Subsidiary have been issued, reserved for issuance or become outstanding. There are not any bonds, debentures, notes or other instruments evidencing indebtedness of the Company conferring on the holder or any party thereto (other than the Company and the Company Subsidiaries) the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary must vote. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "OPTIONS") to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Options (other than obligations with respect to immaterial joint venture arrangements to which the Company or the Company Subsidiaries are party or obligations owed to the Company or the Company Subsidiaries). All shares of Company Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, and other than in connection with the Exchangeable Shares, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person other than a Company Subsidiary.

    (d) AUTHORITY; NONCONTRAVENTION. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to the Company's stockholders that they give the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Restated Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any Company Subsidiary, (ii) any contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "CONTRACT"), applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under and the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and compliance with the premerger notification requirements under Part IX of the Competition Act (Canada) (the "COMPETITION ACT"), (ii) the filing with the SEC of (A) a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"), and (B) such reports under Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the notification of the Merger to the Australian Foreign Investment Review Board (the "AFIRB"), (v) notifications to the NYSE, The Toronto Stock Exchange (the "TSE") and the Australian Stock Exchange (the "ASE"), (vi) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws (as defined in Section 3.01(t)), (x) as may be required under the laws of Argentina or Chile or (y) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries possess all certificates, franchises, licenses, permits, authorizations and approvals issued to or granted by Governmental Entities (collectively, "PERMITS"), including pursuant to any Environmental Law, necessary to conduct their business as such business is currently conducted or is expected to be conducted, except for such Permits the lack of possession of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All such Permits are validly held by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and since December 31, 2000, neither the Company nor any Company Subsidiary has received any warning, notice, notice of violation or probable violation, notice of revocation, or other communication from or on behalf of any Governmental Entity, alleging
(A) any violation of any such Permit or (B) that the Company or any Company Subsidiary requires any Permit required for its business, as such business is currently conducted, that is not currently held by it, that in the case of clause (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2001 (the "COMPANY SEC DOCUMENTS"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933 (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the
"FORM F-4") will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or
(ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS"), from December 31, 2000, to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and:

        (i) there has not been any change by the Company or any Company Significant Subsidiary in its accounting principles or practices;

        (ii) there has not been any revaluation by the Company or any Company Subsidiary of any material asset (including any writing down of the value of intangible assets or inventory or writing off of notes or accounts receivable but excluding marketable securities, intercompany debt and hedging contracts) other than in the ordinary course of business consistent with past practice;

       (iii) there has not been any incurrence of material indebtedness by the Company or any Company Subsidiary, excluding intercompany indebtedness;

        (iv) there has not been any entry by the Company or any Company Subsidiary into any commitment or transaction (including, without limitation, the sale of assets or stock of the Company or any Company Subsidiary) material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

        (v) there has not been any termination or material amendment of any contract that is material to the Company and the Company Subsidiaries taken as whole to which the Company or any Company Subsidiary is a party, and neither the Company nor any Company Subsidiary has entered into any new contract that is material to the Company and the Company Subsidiaries taken as a whole with any person, except in the ordinary course of business consistent with past practice;

        (vi) there has not been any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

       (vii) except for regular annual dividends not in excess of $0.025 per share paid on the Company Common Stock, with customary record and payment dates, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Capital Stock;

      (viii) there has not been any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Company Capital Stock;

        (ix) there has not been any acquisition by the Company or any Company Subsidiary, or any agreement by the Company or any Company Subsidiary to acquire, (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

        (x) there has not been any sale, lease, license, mortgage or other encumbrance or subjection to any Lien or other disposition of any personal property or real property of the Company or any Company Subsidiary other than (A) sales and dispositions of interests or rights with respect to real property having an aggregate fair market value of less than $10,000,000, raw materials, obsolete or surplus equipment, mine output and other inventories, in each case only if in the ordinary course of business consistent with past practice, and (B) encumbrances and liens that are incurred in the ordinary course of business consistent with past practice;

        (xi) there has not been any guarantee by the Company or any Company Subsidiary of any material indebtedness of any other person or any loans or advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person by, in each case, the Company or any Company Subsidiary, other than to any joint venture of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice or to the Company or any direct or indirect wholly owned Company Subsidiary; and

       (xii) neither the Company nor any Company Subsidiary has agreed, committed or resolved to do any of the foregoing.

    (h) LITIGATION. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Significant Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary, individually or in the aggregate, having or which would reasonably be expected to have a Company Material Adverse Effect.

    (i) EMPLOYEE BENEFIT PLANS.

        (i) Since December 31, 2000, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, supplemental retirement, retiree medical or life insurance, termination, vacation, severance, disability, death benefit, hospitalization, medical, life insurance or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, other than statutorily-mandated plans or arrangements (collectively, "COMPANY BENEFIT PLANS") or any employment agreement between any employee of the Company or any Company Subsidiary and the Company or any Company Subsidiary. The Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each material Company Benefit Plan and each employment agreement. With respect to each Company Benefit Plan that is an equity-based plan, the Company has delivered to Parent a true and complete copy of such Company Benefit Plan, unless such Company Benefit Plan is disclosed in the Filed Company SEC Documents. With respect to each other Company Benefit Plan, the Company will make available to Parent, promptly after the date of this Agreement, a true and complete copy of such written Company Benefit Plan (or a summary of such unwritten Company Benefit Plan) and, as applicable, (A) a copy of each trust agreement relating to each Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the United States Internal Revenue Service ("IRS"),
    (C) the most recent actuarial report or valuation (if any) relating to any Company Benefit Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") and (D) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

        (ii) With respect to each Company Benefit Plan that is subject to Title IV of ERISA, (A) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (B) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (C) no conditions exist that would subject the Company or any Company Subsidiary to any fine under
    Section 4071 of ERISA, except where such reportable event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan which is subject to Title IV of ERISA is a "multiemployer pension plan" as such term is defined in Section 3(37) of ERISA.

       (iii) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (iv) All contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Benefit Plan have been paid or accrued in accordance with GAAP and Section 412 of the Code, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    (j) BENEFIT PLAN COMPLIANCE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has or may have any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in substantial compliance with all applicable requirements of law, including ERISA and the Code and all applicable Canadian and other non U.S. laws and (B) there exists no event or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to liability under the terms of such plans or programs, ERISA, the Code or any other applicable Canadian or other non U.S. laws, other than liabilities to pay benefits under such plans or programs. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (including severance, golden parachute payments or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company or any Company Subsidiary. As of the date of this Agreement, the employment, termination, material consulting and severance agreements or arrangements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically set forth in Section 3.01(j) of the Company Disclosure Letter.

    (k) LABOR MATTERS. No collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary that is material to the Company or the Company Subsidiaries taken as a whole. As of the date of this Agreement, there is no material labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending, or to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike, slowdown or work stoppage, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

    (l) FOREIGN BENEFIT PLANS. With respect to each Company Benefit Plan that is not subject to United States law (a "FOREIGN BENEFIT PLAN") and except for such items as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

        (i) all material employer and employee contributions to each Foreign Benefit Plan required by any applicable law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

        (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Benefit Plan according to actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan; and

       (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

    (m) VOTING REQUIREMENTS. The adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Company Common Stock and the outstanding Company Special Voting Stock, voting together as a single class (the "COMPANY STOCKHOLDER APPROVAL"), is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (n) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than UBS Warburg LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A complete and correct copy of the Company's engagement letter with UBS Warburg LLC has previously been furnished to Parent.

    (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

    (p) TAXES.

        (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger. All such material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

        (ii) The Company and each Company Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

       (iii) No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the IRS for all years through 1995.

        (iv) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (v) For purposes of this Agreement, the following terms shall have the following meanings:

           (A) "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

           (B) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

    (q) COMPLIANCE WITH LAWS. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    (r) EXCESS PARACHUTE PAYMENTS. Other than payments that may be made to the persons listed in Section 3.01(r) of the Company Disclosure Letter (the "PRIMARY COMPANY EXECUTIVES"), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Section 3.01(r) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each Primary Company Executive, the Company's calculations, based on the qualifications and assumptions specified therein, of the severance and change of control benefits, potentially payable by the Company to such Primary Company Executive.

    (s) ACCOUNTING MATTERS. As of the date of this Agreement, the Company, after consultation with its independent public accountants, believes that no conditions exist with respect to the Company or the Company Subsidiaries that would preclude the Company from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations, including the transactions contemplated hereby.

    (t) ENVIRONMENTAL MATTERS. Except for items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

        (i) Neither the Company nor any Company Subsidiary has (x) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any Company Subsidiary's current or former properties or any other properties including third-party disposal sites or (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under, at or emanating from any of the Company's or any Company Subsidiary's current or former properties or any other property but arising from the Company's or any Company Subsidiary's current or former properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any materials or substances (including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products) defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" or otherwise regulated under any Environmental Law. For purposes of this Agreement, the term "ENVIRONMENTAL LAW" shall mean any federal, state, provincial, regional, territorial, municipal, local or foreign statute, code, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to:
    (A) emissions, discharges, releases or threatened releases of Hazardous Substances into the natural or workplace environment, including ambient air, soil, sediments, land surface, subsurface, surface water, groundwater, tailings ponds or settling lagoons; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Substances; or (C) protection of health or safety or the environment, handling, treatment or disposal of solid waste, or operation or reclamation of mines.

        (ii) The Company and the Company Subsidiaries are in compliance with all, and are not subject to any liability pursuant to, applicable Environmental Laws, including the Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201 et seq. (the "SMCRA") and any state law comparable to SMCRA under 30 U.S.C. Section 1253 or any other Environmental Law, and neither the Company nor any Company Subsidiary is subject to any reclamation obligation or other site restoration obligation under any Environmental Law.

       (iii) During the past three years, neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim, request for information or other written communication alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

        (iv) During the past three years neither the Company nor any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company and the Company Subsidiaries, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim asserted in writing to the Company or any Company Subsidiary by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

        (v) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company and the Company Subsidiaries, proposed for listing on the "National Priorities List" or the Comprehensive Environmental Response, Compensation, and Liability Information System under Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or any similar state or foreign list of sites requiring investigation or cleanup.

        (vi) No Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the filing of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

    (u) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement, the restrictions contained in Section 203(a) of the DGCL.

    (v) RIGHTS AGREEMENTS. The Company has taken, and has caused Homestake Canada to have taken, all necessary action to (i) render the Company Rights and the Homestake Canada Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Company Rights Agreement and the Homestake Canada Rights Agreement, as applicable), (y) a Distribution Date (as defined in the Company Rights Agreement and the Homestake Canada Rights Agreement, as applicable) shall not occur by reason of the approval, execution or delivery of this Agreement or the Merger and (z) the Company Rights and the Homestake Canada Rights shall expire immediately prior to the Effective Time of the Merger.

    (w) ABSENCE OF REDUCTION IN RESERVES AND MINERALIZED MATERIAL. There has been no reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of the Company and the Company Subsidiaries, taken as a whole, from the amounts set forth in the Company's 2000 annual report to shareholders except for (i) such reductions in reserves that have resulted from production in the ordinary course of business, (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves or (iii) such reductions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    (x) CONTRACTS.

        (i) As of the date of this Agreement, neither the Company nor any Company Subsidiary is in breach of, or in default under, or has received written notice from another party thereto that it is in default under, any material contract to which it is a party, except for such breaches and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (ii) Neither the Company nor any Company Subsidiary is a party to or is bound by any contract, arrangement, commitment or understanding which contains a geographic limitation on the conduct of the gold mining business by the Company or the Company Subsidiaries or by affiliates of the Company or the Company Subsidiaries, other than limitations associated with existing joint ventures in which the Company or a Company Subsidiary is a party.

    (y) RIGHT TO USE PROPERTIES. The Company and the Company Subsidiaries have now and, immediately following the Effective Time of the Merger, will have the right to occupy and use each Company Designated Property substantially in the manner currently occupied and used by the

Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries as it is presently conducted. For purposes of this Agreement, a "COMPANY DESIGNATED PROPERTY" is an interest in real property that is material to the Company and the Company Subsidiaries, taken as a whole.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as disclosed in the Filed Parent Reporting Documents (as defined in Section 3.02(g)) or as set forth in the Parent Disclosure Letter (as defined in
Section 3.02(b)), Parent and Sub represent and warrant to the Company as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent, Sub and each Parent Significant Subsidiary (as hereinafter defined) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent, Sub and each of Parent's direct and indirect subsidiaries (each a "PARENT SUBSIDIARY") is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, a "PARENT MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects relating to (A) the gold mining industry in general that does not have a materially disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole), (B) general economic, financial or securities market conditions in the United States or elsewhere, (C) the announcement of this Agreement, (D) the relative values of the United States dollar, the Canadian dollar or the Australian dollar or any two of them, (E) civil or political unrest in Argentina or Chile that does not have a materially disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, or (F) decreases in the price of gold or silver, or (ii) a material adverse effect on the ability of Parent to perform its obligations under this Agreement in a timely manner. Parent has made available to the Company complete and correct copies of its Articles of Amalgamation and By-laws, and the Certificate of Incorporation and By-Laws of Sub, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "PARENT SIGNIFICANT SUBSIDIARY" means any Parent Subsidiary that constitutes a significant subsidiary of Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC.

    (b) PARENT SUBSIDIARIES. Section 3.02(b) of the letter from Parent, dated the date of this Agreement, addressed to the Company (the "PARENT DISCLOSURE LETTER") lists each Parent Significant Subsidiary and the ownership or interest therein of Parent. All the outstanding shares of capital stock of each Parent Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another subsidiary of Parent or by Parent and another Parent Subsidiary, free and clear of all Liens.

    (c) CAPITAL STRUCTURE. Except as otherwise contemplated by this Agreement, the authorized capital stock of Parent (the "PARENT CAPITAL STOCK") consists of an unlimited number of shares of Parent Common Stock, an unlimited number of first preferred shares, issuable in series, and an unlimited number of second preferred shares issuable in series. At the close of business on June 22, 2001:
(i) 396,412,236 shares of Parent Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of any class or series of preferred stock of Parent, were outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) 21,447,412 shares of Parent Common Stock were issuable upon the exercise of outstanding employee, consultant or director stock options (the "PARENT STOCK OPTIONS") that were granted pursuant to the Parent's employee, consultant and director stock plan set forth in Section 3.02(c) of the Parent Disclosure Letter (the "PARENT STOCK PLANS"); and (iv) 680,092 shares of Parent Common Stock were issuable upon the exercise of certain options granted to former and current directors, officers and employees of Sutton Resources Ltd. (the "SUTTON OPTIONS"). Except as set forth above, at the close of business on June 22, 2001, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other instruments evidencing indebtedness of Parent conferring on the holder or any party thereto (other than Parent or the Parent Subsidiaries) the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any Parent Subsidiary must vote. Except as set forth above, as of the date of this Agreement, there are not any Options to which Parent or any Parent Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such Options (other than obligations with respect to immaterial joint venture arrangements to which Parent or the Parent Subsidiaries are party or obligations owed to Parent or Parent Subsidiaries). All shares of Parent Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any person other than a Parent Subsidiary (other than obligations with respect to immaterial joint venture arrangements to which Parent or the Parent Subsidiaries are party). As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien. All of the outstanding capital stock of Sub shall be directly owned by Parent or, subject to the consent of the Company, by a direct, wholly owned subsidiary of Parent incorporated under the laws of the United States or any political subdivision thereof.

    (d) AUTHORITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of each of Parent and Sub has approved and declared advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case by Parent or by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and constitutes a valid and binding obligation of Parent and Sub, respectively, and constitutes a valid and binding obligation of Parent, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary under,
(i) the Certificate and Articles of Amalgamation or By-laws of Parent, the certificate of incorporation and by-laws of Sub, or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under and the expiration or earlier termination of the waiting period under the HSR Act and compliance with the premerger notification requirements under Part IX of the Competition Act, (ii) the filing with the SEC of (A) the Form F-4, and (B) such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business,
(iv) the notification of the Merger to the AFIRB, (v) notification to the NYSE and notification to, and approval by, the TSE of the issuance of the Parent Common Stock and the Parent Special Voting Share (the "TSE APPROVAL"), (vi) as may be required in connection with the actions contemplated by Sections 2.03(b)(iv) and 5.01 and to obtain an exemption for the issuance of the Parent Special Voting Share from the application of Ontario Securities Commission Rule 56-501 (the "OSC EXEMPTION") and any analogous requirement of the securities laws of any other Canadian jurisdiction, (vii) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (x) as may be required under the laws of Argentina or Chile or (y) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries possess all Permits, including pursuant to any Environmental Law, necessary to conduct their business as such business is currently conducted or is expected to be conducted, except for such Permits the lack of possession of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All such Permits are validly held by Parent or the Parent Subsidiaries, and Parent and the Parent Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and since December 31, 2000, neither Parent nor any Parent Subsidiary has received any written warning, notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of such Permit or (B) that Parent or any Parent Subsidiary requires any Permit required for its business, as such business is currently conducted that is not currently held by it, that in the case of clause (A) or (B), individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

    (e) REPORTING DOCUMENTS; UNDISCLOSED LIABILITIES. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC and the Canadian provincial securities commissions (the "CANADIAN SECURITIES AUTHORITIES") since January 1, 2001 (the "PARENT REPORTING DOCUMENTS"). As of its date, each Parent Reporting Document complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Canadian provincial securities laws, policy statements ("CANADIAN SECURITIES LAWS"), as the case may be, and the rules and regulations of the SEC or the Canadian Securities Authorities or promulgated thereunder applicable to such Parent

Reporting Documents. None of the Parent Reporting Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent Reporting Document. The consolidated financial statements of Parent included in the Parent Reporting Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and the Canadian Securities Authorities with respect thereto, have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Subsidiaries is subject to the informational reporting requirements of
Section 13 of the Exchange Act or analogous Canadian Securities Laws. Parent has not filed any confidential material change report with the Ontario Securities Commission or any other Canadian Securities Authority or the TSE which as of the date hereof remains confidential.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form F-4.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent Reporting Documents filed and publicly available prior to the date of this Agreement (the "FILED PARENT REPORTING DOCUMENTS"), from December 31, 2000, to the date of this Agreement, Parent has conducted its business only in the ordinary course, and:

        (i) there has not been any change by the Parent or any Parent Significant Subsidiary in its accounting principles or practices;

        (ii) there has not been any revaluation by the Parent or any Parent Subsidiary of any material asset (including any writing down of the value of intangible assets or inventory or writing off of notes or accounts receivable but excluding marketable securities, intercompany debt and hedging contracts) other than in the ordinary course of business consistent with past practice;

       (iii) there has not been any incurrence of material indebtedness by the Parent or any Parent Subsidiary, excluding intercompany indebtedness;

        (iv) there has not been any entry by the Parent or any Parent Subsidiary into any commitment or transaction (including, without limitation, the sale of assets or stock of the Parent or any Parent

    Subsidiary) material to the Parent and the Parent Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

        (v) there has not been any termination or material amendment of any contract that is material to the Parent and the Parent Subsidiaries taken as whole to which the Parent or any Parent Subsidiary is a party, and neither the Parent nor any Parent Subsidiary has entered into any new contract that is material to the Parent and the Parent Subsidiaries taken as a whole with any person, except in the ordinary course of business consistent with past practice;

        (vi) there has not been any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

       (vii) except for regular semi-annual dividends not in excess of $0.22 per share per annum paid on Parent Common Stock, with customary record and payment dates, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Parent Capital Stock;

      (viii) there has not been any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Parent Capital Stock; and

        (ix) neither Parent nor any Parent Subsidiary has agreed, committed or resolved to do any of the foregoing.

    (h) LITIGATION. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Parent or any Parent Subsidiary, individually or in the aggregate, having or which would reasonably be expected to have any Parent Material Adverse Effect.

    (i) BENEFIT PLAN COMPLIANCE. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Parent or any Parent Subsidiary that are sponsored, maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary has or may have any liability, including any such plan that is an "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of ERISA, are in substantial compliance with all applicable requirements of law, including ERISA and the Code and all applicable Canadian and other non
U.S. laws. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (including severance, golden parachute payments or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of Parent or any Parent Subsidiary.

    (j) PARENT SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock and the Parent Special Voting Share pursuant to the Merger, do not require the approval of the holders of any shares of capital stock of Parent.

    (k) TAXES.

        (i) Parent and each Parent Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger. All such material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

        (ii) Parent and each Parent Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

       (iii) No deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no requests for waivers of the time to assess any such material Taxes are pending. The income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the IRS or the Canada Customs and Revenue Agency for all years through 1994.

        (iv) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (l) COMPLIANCE WITH LAWS. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

    (m) ENVIRONMENTAL MATTERS. Except for items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

        (i) Neither Parent nor any Parent Subsidiary has (x) placed, held, located, released, discharged, transported or disposed of any Hazardous Substances on, under, from or at any of Parent's or any Parent Subsidiary's current or former properties or any other properties including any third-party disposal site or (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under, at or emanating from any of Parent's or any Parent Subsidiary's current or former properties or any other property but arising from Parent's or any Parent Subsidiary's current or former properties.

        (ii) Parent and the Parent Subsidiaries are in compliance with all, and are not subject to any liability pursuant to, applicable Environmental Laws, including the SMCRA and any state law comparable to SMCRA under 30 U.S.C.
    Section 1253 or any other Environmental Law, and neither Parent nor any Parent Subsidiary is subject to any reclamation obligation or other site restoration obligation under any Environmental Law.

       (iii) During the past three years, neither Parent nor any Parent Subsidiary has received any written notice, demand, letter, claim, request for information or other written communication alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, any Environmental Law.

        (iv) During the past three years neither Parent nor any Parent Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of Parent and the Parent Subsidiaries, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim asserted in writing to Parent or any Parent Subsidiary by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

        (v) None of the real property owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent and the Parent Subsidiaries, proposed for listing on the "National Priorities List" or the Comprehensive Environmental Response, Compensation, and Liability Information System under Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or any similar state or foreign list of sites requiring investigation or cleanup.

        (vi) No Environmental Law imposes any obligation upon Parent or any Parent Subsidiary arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the filing of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

    (n) ABSENCE OF REDUCTION IN RESERVES AND MINERALIZED MATERIAL. There has been no reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of Parent and the Parent Subsidiaries, taken as a whole, from the amounts set forth in Parent's 2000 annual report to shareholders except for (i) such reductions in reserves that have resulted from production in the ordinary course of business, (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves or
(iii) such reductions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

    (o) ACCOUNTING MATTERS. As of the date of this Agreement, Parent, after consultation with its independent public accountants, believes that no conditions exist with respect to Parent or the Parent Subsidiaries that would preclude Parent from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations, including the transactions contemplated hereby.

    (p) CONTRACTS. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is in breach of or in default under, or has received written notice from another party thereto that it is in default under, any material contract to which it is a party, except for such breaches and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

    (q) RIGHT TO USE PROPERTIES. Parent and the Parent Subsidiaries have now and, immediately following the Effective Time of the Merger, will have the right to occupy and use each Parent Designated Property substantially in the manner currently occupied and used by Parent and the Parent Subsidiaries to conduct the business of Parent and the Parent Subsidiaries as it is presently conducted. For purposes of this Agreement, a "PARENT DESIGNATED PROPERTY" is an interest in real property that is material to Parent and the Parent Subsidiaries, taken as a whole.

    (r) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

    (s) OWNERSHIP OF COMPANY SECURITIES. None of Parent, Sub or their respective affiliates beneficially owns or exercises control or direction over, nor do they have any rights to acquire, any shares of Company Common Stock, any Exchangeable Shares or any other securities of the Company or Homestake Canada.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.01.  CONDUCT OF BUSINESS.

    (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time of the Merger, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter, or otherwise approved in writing by Parent, the Company shall not, and shall not permit any Company Subsidiary to:

        (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, regular annual cash dividends on the Company Common Stock with customary record and payment dates in an amount not in excess of $0.025 per share per annum and regular annual cash dividends on the Exchangeable Shares with customary record and payment dates in an amount not in excess of $0.025 per share per annum, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than any exchange of Exchangeable Shares for Company Common Stock, or
    (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than any exchange of Exchangeable Shares for Company Common Stock;

        (ii) issue, deliver, sell, grant, pledge or otherwise encumber (w) any shares of its capital stock, (x) any other voting securities or any securities convertible into or exchangeable for any shares of its capital stock, (y) any rights, warrants or options to acquire any such shares, voting securities or convertible or exchangeable securities, or (z) any share rights under the Company Stock Plans (other than (A) as required pursuant to existing agreements with current or former employees, consultants and directors, and Company Benefit Plans in existence on the date of this Agreement as set forth in the Company Disclosure Letter,
    (B) contributions and distributions of Company Capital Stock and rights related to Company Capital Stock by the Company and the Company Subsidiaries pursuant to Company Benefit Plans in the ordinary course of business consistent with past practice, (C) the issuance of Company Common Stock (and associated Company Rights) for Exchangeable Shares, (D) the issuance of shares of Company Common Stock (and associated Company Rights) upon the vesting of the Company Share Rights, the required delivery of such shares pursuant to Company Delayed Delivery Rights or upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (E) the issuance of shares of Homestake Canada common stock referred to in clause (iii) of the fourth sentence of
    Section 3.01(c) upon the exercise of HCI Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms,
    (F) the issuance of Company Capital Stock pursuant to the Company Rights Agreement, (G) the issuance of Exchangeable Shares pursuant to the Homestake Canada Rights Agreement and (H) the grant of additional Company Stock Options and Company Share Rights in the ordinary course of business consistent with past practice to employees, consultants and directors of the Company and the

    Company Subsidiaries and, in the case of such Company Share Rights and such Company Stock Options, the issuance of Company Common Stock upon the vesting (in the case of Company Share Rights) or exercise (in the case of Company Stock Options) thereof);

       (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

        (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any personal property or real property of the Company or any of the Company Subsidiaries other than (A) sales and dispositions of interests or rights with respect to real property having an aggregate fair market value on the date of this Agreement of less than $10,000,000, raw materials, obsolete or surplus equipment, mine output and other inventories, in each case only if in the ordinary course of business consistent with past practice, and (B) encumbrances and Liens that are incurred in the ordinary course of business consistent with past practice;

        (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with prior practice) or capital contributions to, or investments in, any other person, other than to any joint venture of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice or to the Company or any direct or indirect wholly owned Company Subsidiary;

       (vii) make any material Tax election or settle or compromise any material Tax liability or refund, except to the extent already provided for in the Filed Company SEC Documents;

      (viii) except in the ordinary course of business consistent with past practice, pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable or to become payable to its executive officers or employees, (B) grant any severance or termination pay to, or enter into or amend any employment, bonus or severance agreement with, any director, officer or employee of the Company or any Company Subsidiary (other than in accordance with Company Benefit Plans as in effect on the date of this Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or Company Benefit Plan; PROVIDED, HOWEVER, that notwithstanding any other provision of this Agreement, the Company and the Company Subsidiaries may continue to pay bonuses (on such basis and at such levels) consistent with past practice;

        (ix) without limiting the generality of clause (viii) above, make any amendment to any Company Stock Plan as a result of this Agreement or in contemplation of the Merger; or

        (x) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(b) of the Parent Disclosure Letter, or otherwise approved in writing by the Company, Parent shall not, and shall not permit any Parent Subsidiary to:

        (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to holders of its shares and regular annual cash dividends on the Parent Common Stock with customary record and payment dates in an amount not in excess of $0.30 per share per annum, or (y) other than in the ordinary course of business (but without limiting Parent's obligations under Section 5.12(b)), purchase, redeem or otherwise acquire any shares of capital stock of the Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) amend the Articles of Amalgamation or By-laws of Parent or the certificate of incorporation and by-laws of Sub, except for such amendments that do not have a material adverse effect on the transactions contemplated by this Agreement (provided that any resulting delay in the consummation of the Merger shall not constitute a material adverse effect for purposes of this clause (ii) to the extent such amendment is necessary or advisable to facilitate an acquisition contemplated by Section 4.01(e));

       (iii) change its principal business from the business of gold mining; and

        (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

    (c) OTHER ACTIONS. Except as expressly permitted by Section 4.02 or 5.01(c), the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

    (d) ADVICE OF CHANGES. The Company and Parent shall promptly advise the other party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

    (e) MATERIAL ACQUISITIONS. In the event Parent or any Parent Subsidiary, directly or indirectly, acquires or enters into any agreement to acquire all or substantially all of the capital stock, equity or assets of any other person or business, in any such case without the prior written consent of the Company, and as a result thereof the Merger has not been consummated by March 23, 2002, then,
(i) notwithstanding Section 4.01(a), after March 31, 2002, Parent shall not unreasonably withhold or delay its consent to any action proposed to be taken by the Company that is otherwise prohibited by clauses (iv) and (v) thereof, and
(ii) the Company may extend the Outside Date on one occasion, by written notice to Parent delivered not later than March 24, 2002, to a date not later than September 30, 2002; provided that the Company may only extend the Outside Date pursuant to this clause (ii) if Mr. August von Finck or his attorney(s) in fact has irrevocably waived his right to terminate the Stockholders Agreement pursuant to Section 4.01(c) thereof for the period of such extension by a written instrument in form and substance reasonably satisfactory to Parent.

    SECTION 4.02.  NO SOLICITATION BY THE COMPANY.

    (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, (i) solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) provide any non-public information regarding the Company or any Company Subsidiary to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; PROVIDED, HOWEVER, that
(A) prior to receipt of the Company Stockholder Approval, the Company may, in response to a Company Takeover Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 4.02(a), provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal, in each case only if (x) the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions are reasonably likely to result in a Company Superior Proposal, (y) the Company then has in effect with such third party a confidentiality agreement in reasonably customary form and, in any event, not materially less favorable to the Company than the Confidentiality Agreement and
(z) the Company promptly delivers to Parent a copy of any information provided to such third party in accordance with this Section 4.02 and (B) nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Takeover Proposal or prevent the Company's Board of Directors from taking any action permitted by Section 5.01(c). For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation or other business combination involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 15% of the Company Common Stock or (iii) any proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or the Company Subsidiaries representing more than 25% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement. The Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Company Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary, with any parties conducted heretofore with respect to any of the foregoing.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the adoption and approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Company Stockholder Approval, in response to a Company Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of the Company may terminate this Agreement pursuant to Section 7.01(d) and cause the Company to enter into an agreement with respect to any Company Superior Proposal, PROVIDED such termination only may occur at a time that is after the third complete business day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. The term "COMPANY SUPERIOR PROPOSAL" means a Company Takeover Proposal that the Company's Board of Directors determines in good faith, after consultation with

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counsel and its financial advisors and taking into account all relevant material terms of such Company Takeover Proposal and this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is financially more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by this Agreement.

    (c) The Company promptly shall advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the receipt of any inquiry with respect to or which the Company reasonably believes could lead to any Company Takeover Proposal. The Company promptly shall advise Parent orally and in writing of the identity of the person making any such Company Takeover Proposal or inquiry and of the material terms of any such Company Takeover Proposal and of any changes thereto.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF FORM F-4 AND THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

    (a) As soon as practicable following the date of this Agreement, the Company shall prepare the Proxy Statement and Parent shall prepare and file with the SEC the Form F-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the holders of the Company Common Stock and the holder of the Company Special Voting Stock as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws or Canadian Securities Laws in connection with the issuance of Parent Common Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action.

    (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock and the holder of the Company Special Voting Stock (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.01(c), the Company shall, through its Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval.

    (c) Subject to Section 4.02(b), the Board of Directors of the Company shall be permitted to (i) not recommend to the Company's stockholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, but only if and to the extent that the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action would breach the fiduciary duties of the Company's Board of Directors.

    (d) If Parent elects to include financial statements in the Form F-4 prepared in accordance with GAAP and if as a result thereof the Form F-4 has not been declared effective by the 25th business day prior to the then Outside Date, then the Company may extend the then Outside Date by not less than 30 days and in no event to a date later than September 30, 2002, by written notice to Parent delivered not later than the 20th business day prior to the then Outside Date; provided that the Company may only extend the then Outside Date pursuant to this
Section 5.01(d) if Mr. August von Finck or his attorney(s) in fact has irrevocably waived his right to terminate the Stockholders Agreement pursuant to Section 4.01(c) thereof for the period of such extension by a written instrument in form and substance reasonably satisfactory to Parent.

    SECTION 5.02. LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

    SECTION 5.03. LETTER OF PARENT'S ACCOUNTANTS. Parent shall use reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Canadian, United States, provincial or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter dated June 6, 2001, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"). The rights and obligations of the parties under the Confidentiality Agreement (except for Section 11 thereof), shall terminate upon the Effective Time of the Merger. Section 11 of the Confidentiality Agreement, and the rights and obligations of the parties thereunder, shall (i) be suspended for so long as this Agreement is in effect and (ii) shall terminate at the Effective Time of the Merger or if, earlier, in accordance with its terms.

    SECTION 5.05.  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to (A) take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in clause (ii), (iii) or (iv) of
Section 6.01(f) or (B) sell, license or otherwise dispose of, hold separate or otherwise divest itself of any material portion of the business or assets of the Company, any Company Subsidiary, Parent or any Parent Subsidiary in order to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (i) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement and
(ii) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

    (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.06. RIGHTS AGREEMENTS; CONSEQUENCES IF RIGHTS TRIGGERED. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(v)) requested in writing by Parent in order to render the Company Rights and the Homestake Canada Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided in Section 3.01(v) or as requested in writing by Parent, prior to the Company's Stockholders' Meeting, the Board of Directors of the Company shall not
(i) amend the Company Rights Agreement, (ii) permit Homestake Canada to amend the Homestake Canada Rights Agreement, (iii) take any action with respect to, or make any determination under, the Company Rights Agreement or (iv) permit Homestake Canada to take any action with respect to, or make any determination under, the Homestake Canada Rights Agreement. In the event that notwithstanding
Section 3.01(v) and this Section 5.06, a Distribution Date occurs under the Company Rights Agreement or the Homestake Canada Rights Agreement at any time during the period from the date of this Agreement to the Effective Time of the Merger when the Company Rights or the Homestake Canada Rights are outstanding, the Company and Parent shall make such adjustment to the Conversion Number as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

    SECTION 5.07.  COMPANY STOCK OPTIONS.

    (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company or the Board of Directors of a Company Subsidiary, as applicable, (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding Company Stock Options granted under the Company Stock Plans and the terms of the Company Stock Plans, to provide that, at the Effective Time of the Merger, each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall be deemed to constitute an option to acquire, on substantially identical terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; PROVIDED, HOWEVER, that in the case of any option to which
    Section 421 of the Code applies by reason of its qualification under either
    Section 422 or 423 of the Code ("QUALIFIED STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code;

        (ii) adjust the terms of (y) all outstanding Company Share Rights granted under the Company Stock Plans to provide that, at the Effective Time of the Merger, each Company Share Right outstanding immediately prior to the Effective Time shall be deemed to constitute a share right to acquire, on the same terms and conditions as were applicable under such Company Share Right, the same number of shares of Parent Common Stock as the holder of such Company Share Right would have been entitled to receive pursuant to the Merger had such holder received all shares of Company Common Stock covered by the Company Share Right immediately prior to the Effective Time and
    (z) the Company's performance-based share rights agreements granted under the Company's Stock Option and Share Rights Plan--1996 by substituting in lieu of the closing price of the "Company's Common Stock" (as referred to in such agreements) on the dates specified in such agreements, when such price is used as the base from which performance is to be measured, the price obtained by dividing the closing price of the "Company's Common Stock" (as referred to in such agreements) on such dates by the Conversion Number, by substituting in lieu of the closing price of the " Company's Common Stock" (as referred to in such agreements) on the dates specified in such agreements, when such price is used to measure the performance that has been achieved, the closing price of Parent Common Stock and by adjusting, for all purposes of such agreements, the Peer Company Index (as referred to in such agreements) and the Adjusted Standard and Poor's Gold and Precious Metals Index (as referred to in such agreements) to not include stock of Parent;

       (iii) adjust the terms of all outstanding Company Delayed Delivery Rights granted under the Company Stock Plans and the terms of the Company Stock Plans, to provide that, at the Effective Time of the Merger, (A) each Company Delayed Delivery Right outstanding immediately prior to the Effective Time of the Merger shall be deemed to constitute a right to acquire, on the same terms and conditions as were applicable under such Company Delayed Delivery Right, the same number of shares of Parent Common Stock as the holder of such Company Delayed Delivery Right would have been entitled to receive pursuant to the Merger had such holder received all shares of Company Common Stock covered by such Company Delayed Delivery Right immediately prior to the Effective Time of the Merger, (B) the per share exercise price of the options underlying the Company Delayed Delivery Right shall be adjusted to equal (y) the aggregate adjusted exercise price for the shares of Company Common Stock covered by such Company Delayed Delivery Right divided by (z) the number of shares of Parent Common Stock deemed issuable pursuant to such Company Delayed Delivery Right and (C) the per share exercise price of the options underlying the Company Delayed Delivery Right payable in Parent Common Stock (as adjusted in clause (B) hereof) shall be compared to the price of a share of Parent Common Stock in determining whether the Company Delayed Delivery Right becomes due and payable in Parent Common Stock;

        (iv) to the extent within the power of the Company, adopt resolutions and take other reasonable actions (not including the amendment of any Company Benefit Plan or the renegotiation of any agreement that the Company or any Company Subsidiary has entered into) to ensure that the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute a "corporate transaction" or "change of control" for purposes of the Company Stock Plans and take all necessary actions to carry out the terms of this Section 5.07(a); and

        (v) make such other changes to the Company Stock Plans, Company Stock Options, Company Delayed Delivery Rights and Company Share Rights as it deems appropriate to give effect to the Merger.

    (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options, Company Share Rights, Company Delayed Delivery Rights and HCI Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options, Company Share Rights, Company Delayed Delivery Rights and HCI Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.07 after giving effect to the Merger). Parent shall comply with the terms of the Company Stock Plans and shall take appropriate action to provide, to the extent required by, and subject to the provisions of, such Company Stock Plans, that the Company Stock Options and HCI Employee Stock Options which qualified as qualified stock options prior to the Effective Time of the Merger continue to qualify, where applicable, as qualified stock options after the Effective Time of the Merger.

    (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options and upon vesting of Company Share Rights and upon payment of Company Delayed Delivery Rights assumed in accordance with this
Section 5.07. On or prior to the Effective Time of the Merger, Parent shall file a registration statement on an appropriate form with respect to the shares of Parent Common Stock subject to such Company Stock Options, Company Share Rights and Company Delayed Delivery Rights and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options, Company Share Rights and Company Delayed Delivery Rights remain outstanding. With respect to those individuals who subsequent to the Merger are subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Stock Plans assumed pursuant to this Section 5.07 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

    SECTION 5.08.  BENEFIT PLANS.

    (a) MAINTENANCE OF BENEFITS. For a period of one year after the Effective Time of the Merger, Parent shall (i) either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) at the benefit levels in effect on the date hereof or (B) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to employees of the Company and the Company Subsidiaries that are no less favorable in the aggregate to such employees than those provided to such employees under the Company Benefit Plans (other than plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) at the benefit levels in effect on the date of this Agreement and (ii) make available plans providing for the issuance of Parent Capital Stock or based on the value of Parent Capital Stock to employees of the Company and the Company Subsidiaries that are no less favorable than those provided to similarly situated employees of Parent. Parent shall continue the administration of the annual bonus programs and arrangements of the Company and the Company Subsidiaries (in the same manner as administered by the Company and the Company Subsidiaries, as applicable, prior to the Effective Time of the Merger) from the Effective Time of the Merger through the end of the calendar year in which the Effective Time of the Merger occurs; PROVIDED, HOWEVER, that each person who is an employee of the Company or any Company Subsidiary at the Effective Time of the Merger and who is terminated by Parent or any of its affiliates other than for "Good and Sufficient Cause" (as defined in the Company's 1999 Change of Control Severance Plan, as may be amended from time to time) after the Effective Time of the Merger and prior to the determination date of the bonus amounts for the calendar year in which the Effective Time of the Merger occurs (with such determination date being selected in accordance with the Company's prior practice) shall be entitled to receive from Parent or its affiliates a bonus payment in an amount equal to the pro-rata portion (based on the number of days in the calendar year prior to the date of termination in relation to the number of days in the full calendar year) of the bonus amount the employee otherwise would have been eligible to receive in such calendar year, based on the prior practice in the administration of the bonus programs and arrangements by the Company and the Company Subsidiaries, had such employee remained employed by Parent or its affiliates through such determination date; PROVIDED FURTHER, HOWEVER, that such payment shall not duplicate any benefit provided to such employee under any agreement, bonus, or contract of the Company or any Company Subsidiaries. From and after the Effective Time of the Merger, Parent shall, and shall cause the Surviving Corporation and its successors and assigns to, (i) honor in accordance with their respective terms (as in effect immediately prior to the Effective Time of the Merger), all the Company's and the Company Subsidiaries' employment, severance and termination agreements and
(ii) assume and adopt the 1999 Change of Control Severance Plan and the Executive Supplemental Retirement Plan in the same manner and to the same extent the Company would be required to perform under such plans and shall become the employer for all purposes under such plans.

    (b) SERVICE. With respect to any benefit plan maintained by Parent or any Parent Subsidiary (including any severance plan or policy), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary (or any predecessor employer of an employee of the Company or any Company Subsidiary, to the extent service with such predecessor employer is recognized by the Company or the applicable Company Subsidiary) immediately prior to the Effective Time of the Merger shall be treated as service with Parent or the Parent Subsidiaries; PROVIDED, HOWEVER, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

    (c) PRE-EXISTING CONDITIONS, CO-PAYMENTS AND DEDUCTIBLES. For purposes of each benefit plan of Parent or the Parent Subsidiaries, Parent and the Parent Subsidiaries shall use all reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of the Company and the Company Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of the Company and the Company Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Parent and the Parent Subsidiaries). Parent and the Parent Subsidiaries shall give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of the Company and the Company Subsidiaries and their dependents commence participation in the benefit plans of Parent and the Parent Subsidiaries, if later) as if there had been a single continuous employer; PROVIDED that such co-payments and deductibles are submitted to the administrator of the benefit plans of the Parent and the Parent Subsidiaries within 90 days following the Effective Time of the Merger.

    SECTION 5.09.  INDEMNIFICATION.

    (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time of the Merger to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Restated Certificate of Incorporation, By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Restated Certificate of Incorporation, By-laws and individual indemnity agreements from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

    (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current or substantially similar policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). The Company represents to Parent that the annual premium under such insurance is approximately $512,000 for the current policy year. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

    SECTION 5.10. FEES AND EXPENSES. Except as provided in Section 7.02, all fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form F-4 shall be shared equally by Parent and the Company.

    SECTION 5.11. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 5.12.  TAX AND ACCOUNTING TREATMENT.

    (a) Each of Parent and the Company shall not knowingly take any action and shall not knowingly fail to take any action which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and shall use reasonable efforts to obtain the opinion of counsel referred to in
Section 6.03(c).

    (b) Each of the Company and Parent shall not take any action, and shall not fail to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying for pooling of interests accounting treatment under GAAP. The Company shall take such reasonable actions with respect to the Company, its affiliates and the Company Subsidiaries that are within the control of the Company in order to assist Parent in enabling the Merger to qualify for pooling of interests accounting treatment under GAAP. Parent shall use its reasonable best efforts to cause the Merger to qualify for pooling of interests accounting treatment under GAAP.

    SECTION 5.13.  AFFILIATES.

    (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit A.

    (b) Prior to the Closing Date, Parent shall deliver to the Company a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of Parent (including directors of Parent). Parent shall use reasonable efforts to cause such person to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit B.

    SECTION 5.14. STOCK EXCHANGE LISTINGS. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Company Stock Plans to be approved for listing on the NYSE and the TSE and to cause the issuance of the Parent Special Voting Share to be approved by the TSE, in each case subject to official notice of issuance, prior to the Closing Date. Parent shall use its reasonable best efforts to cause the OSC Exemption and the TSE Approval to be obtained as soon as practicable after the date hereof.

    SECTION 5.15. ALTERNATIVE STRUCTURE. In the event that (i) the TSE Approval and/or the OSC Exemption shall not be granted by a date that is sufficiently in advance of the Outside Date in order to permit the transactions contemplated by this Agreement to be consummated on the terms set forth herein or (ii) the proposed treatment of the Exchangeable Shares pursuant to
Section 2.03 would result in the failure of a condition in Section 6.01, (other than Section 6.01(b) or (e)), then in any such case the parties shall take such actions as are necessary or appropriate (including implementing an arrangement or amalgamation with respect to the Exchangeable Shares or amendment to the Exchangeable Share Provisions so as to exchange or otherwise change or convert the Exchangeable Shares into shares of Parent Common Stock) to permit the transactions contemplated by this Agreement to be consummated on terms as close as possible to the terms of this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or its waiver on or prior to the Closing Date of the following conditions:

    (a) COMPANY STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval.

    (b) NYSE AND TSE LISTING. The shares of Parent Company Stock issuable to the Company's stockholders and employees pursuant to this Agreement shall have been approved for listing on the NYSE and the TSE and the TSE shall have approved the issuance of the Parent Special Voting Share, in each case subject to official notice of issuance.

    (c) ANTITRUST. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

The Commissioner of Competition (the "COMMISSIONER") under the Competition Act shall have issued an advance ruling certificate ("ARC") under Section 102 of the Competition Act or the applicable waiting period under Part IX of the Competition Act shall have expired or been waived and the Commissioner or his representative shall have issued a no action letter or compliance with Part IX of the Competition Act shall have been waived pursuant to Section 113(c) of the Competition Act. Any consents, approvals and filings under any other foreign antitrust or competition law or the foreign investment laws of Argentina or Chile, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

    (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that subject to the proviso in Section 5.05(a) each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

    (e) FORM F-4; OSC EXEMPTION. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Parent Common Stock pursuant to this Agreement. The OSC Exemption shall have been obtained and shall be in full force and effect.

    (f) NO LITIGATION. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary of any material portion of the business or assets of the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary or to compel the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company, any Company Significant Subsidiary, Parent or any Parent Significant Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, or
(iv) seeking to prohibit Parent or any Parent Subsidiary from effectively controlling in any material respect the business or operations of the Company or the Company Significant Subsidiaries.

    (g) POOLING LETTERS. (i) Parent shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to Parent, stating that the Merger qualifies for pooling-of-interests accounting treatment under GAAP if consummated in accordance with this Agreement and (ii) the Company shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to the Company, stating that the Company is eligible to be a party to a transaction to be accounted for as a pooling-of-interests under GAAP (assuming such transaction was initiated on the date of this Agreement).

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement, without regard to any qualifications or exceptions contained therein as to materiality or Company Material Adverse Effect, shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); PROVIDED, HOWEVER, that, other than with respect to the representations and warranties contained in Sections 3.01(c), 3.01(r) and 3.01(x)(ii) and the last sentence of 3.01(j) (which must be true and correct in all material respects), the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations (except for obligations under Section 4.01(a)(viii)(B), which the Company shall have performed in all respects) required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (c) LETTERS FROM COMPANY AFFILIATES. Parent shall have received from each person named in the letter referred to in Section 5.13(a) an executed copy of an agreement substantially in the form attached hereto as Exhibit A.

    (d) ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Except as previously disclosed in the Filed Company SEC Documents or as set forth in Section 6.02(d) of the Company Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

    (e) FIRPTA CERTIFICATE. The Company shall provide Parent with a certificate pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations (in a form reasonably satisfactory to Parent) to the effect that the Company is not, and has not been at any time during the previous five years, a United States real property holding corporation within the meaning of section 897 of the Code. The certificate shall be signed by a duly authorized officer of the Company under penalties of perjury and dated as of the Closing Date. In connection with such certification, the Company shall comply with the notification requirements of Treasury regulation section 1.897-2(h)(2).

    SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement, without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect, shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); PROVIDED, HOWEVER, that the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

    (c) TAX OPINION. The Company shall have received an opinion dated the Closing Date from Cravath, Swaine & Moore, counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Cravath, Swaine & Moore may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Parent, the Company, Sub and others.

    (d) ABSENCE OF PARENT MATERIAL ADVERSE EFFECT. Except as set forth in the Filed Parent Reporting Documents or as set forth in Section 6.03(d) of the Parent Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

    (e) LETTER FROM PARENT AFFILIATES. The Company shall have received from each person referred to in Section 5.13(b) an executed copy of an agreement substantially in the form attached hereto as Exhibit B.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Company Stockholder Approval:

    (a) by mutual written consent of Parent, Sub and the Company;

    (b) by either Parent or the Company:

        (i) if, at a duly held stockholders meeting of the Company or any adjournment or postponement thereof at which the Company Stockholder Approval is voted upon, the Company Stockholder Approval shall not have been obtained;

        (ii) if the Merger shall not have been consummated on or before March 31, 2002 (as the same may be extended from time to time pursuant to Section 4.01(e) or 5.01(d), the "OUTSIDE DATE"), unless the failure to consummate the Merger is the result of a wilful, material breach of this Agreement by the party seeking to terminate this Agreement;

       (iii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

        (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which
    (A) would give rise to the failure of a condition set forth in
    Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b), as applicable, and
    (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, whichever is earlier (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

    (c) by either Parent or the Company in the event that any condition to the obligation of such party to effect the Merger set forth in Section 6.02 (in the case of Parent) or Section 6.03 (in the case of the Company) is not capable of being satisfied prior to the Outside Date;

    (d) by the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Company Superior Proposal; PROVIDED, HOWEVER, that (i) such Company Takeover Proposal was not solicited by the Company and did not otherwise result from a breach of Section 4.02(a), (ii) the Company has complied with the proviso to the second sentence of Section 4.02(b) and (iii) no termination pursuant to this Section 7.01(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.02(a); and

    (e) by Parent, if the Company's Board of Directors shall have (i) withdrawn or modified in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval or (ii) approved or recommended any Company Takeover Proposal.

    SECTION 7.02.  EFFECT OF TERMINATION.

    (a) In the event that (i) any person makes a Company Takeover Proposal after the date of this Agreement that shall not have been withdrawn on the date of the Company Stockholders Meeting or the date on which the event giving rise to a termination by Parent pursuant to Section 7.01(b)(iv) occurs, and thereafter this Agreement is terminated pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(b)(iv) and within twelve months of such termination the Company enters into an agreement providing for or consummates a Company Takeover Proposal, (ii) this Agreement is terminated by the Company pursuant to
Section 7.01(d) or (iii) this Agreement is terminated by Parent pursuant to
Section 7.01(e), then the Company shall pay to Parent a fee of $80,000,000, less any amount previously paid by the Company to Parent pursuant to
Section 7.02(b), which amount shall be payable by wire transfer of same day funds, on the date of termination of this Agreement.

    (b) If this Agreement is terminated by either Parent or the Company as provided in Section 7.01(b)(i), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $10,000,000 in the aggregate. "EXPENSES" means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents ane counsel, for arranging or structuring the transactions contemplated by this Agreement, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) actually incurred or accrued by Parent or on its behalf in connection with the transactions contemplated by this Agreement and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the transactions contemplated by this Agreement and any agreements relating thereto.

    (c) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(n), the last sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII. Notwithstanding the foregoing, nothing in this Section 7.02(c) shall relieve any party from liability for any willful or material breach of this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; PROVIDED, HOWEVER, that after the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.04, to the extent permitted by applicable law, the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to
       Barrick Gold Corporation
       Royal Bank Plaza
       South Tower, Suite 2700
       Toronto, Ontario
       M5J 213 Canada
       Fax:  (416) 861-0727
       Attention: General Counsel

with a copy to:
       Shearman & Sterling
       599 Lexington Avenue
       New York, NY 10022
       Fax:  (212) 848-7179
       Attention: Spencer D. Klein, Esq.

and a copy to:
       Davies Ward Phillips & Vineberg LLP
       44th Floor
       1 First Canadian Place
       Toronto, Ontario
       M5X 1B1 Canada
       Fax:  (416) 863-0871
       Attention: Kevin J. Thomson, Esq.

    (b) if to the Company, to
Homestake Mining Company
       1600 Riviera Avenue
       Suite 200
       Walnut Creek, CA 94596
       Fax:  (925) 746-0563
       Attention: General Counsel

with a copy to:
       Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, NY 10009
       Fax:  (212) 474-3700
       Attention: Richard Hall, Esq.

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

        An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        A "PERSON" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        A "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 8.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 8.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and
(b) except for the provisions of Article II and Sections 5.07 and 5.09 and, with respect to individuals who participate in the Company's 1999 Change of Control Severance Plan, the last sentence of Section 5.08(a), are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub to perform its obligations hereunder.

    SECTION 8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       BARRICK GOLD CORPORATION,

                                                       By:  /s/ PATRICK J. GARVER
                                                            -----------------------------------------
                                                            Name: Patrick J. Garver
                                                            Title: Executive Vice President

                                                       HAVANA ACQUISITION INC.,

                                                       By:  /s/ PATRICK J. GARVER
                                                            -----------------------------------------
                                                            Name: Patrick J. Garver
                                                            Title: Vice President

                                                       HOMESTAKE MINING COMPANY,

                                                       By:  /s/ LEE A. GRABER
                                                            -----------------------------------------
                                                            Name: Lee A. Graber
                                                            Title: Vice President

                      FORM OF COMPANY AFFILIATE AGREEMENT

Dear Sirs:

    The undersigned, a holder of shares of common stock, par value $1.00 per share ("COMPANY COMMON STOCK"), of Homestake Mining Company, a Delaware corporation (the "COMPANY"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger (as defined below) for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 24, 2001 (the "MERGER AGREEMENT"), among Barrick Gold Corporation, a corporation organized under the laws of the Province of Ontario ("PARENT"), Havana Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("SUB"), and the Company, Sub will be merged with and into the Company (the "MERGER"), and in connection with the Merger, the undersigned is entitled to receive common shares in the capital of Parent ("PARENT COMMON STOCK").

    In consideration of the Merger and the mutual covenants contained herein, the undersigned, Parent and the Company hereby agree as follows:

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available (including Regulation S under the Securities Act). The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. Other than pursuant to Section 3.04 of the Stockholders Agreement (as defined in the Merger Agreement), the undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

    The undersigned hereby further represents to and covenants with Parent and the Company that the undersigned has not, within the 30 days prior to the Closing Date, effected a Transfer (as defined below) of any shares of Company Common Stock held by the undersigned and that the undersigned will not Transfer any Parent Common Stock received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of the Company and Parent have been published by Parent (the "REPORT"), in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, 8-K or 6-K, or any other public filing or announcement which includes such combined results of operations (the "POOLING RESTRICTED PERIOD"). Parent will publish the Report within 30 days following the end of the first calendar month during which the 30th day of post-Merger combined operations of the Company and Parent occurs.

    Notwithstanding anything to the contrary contained in the immediately preceding paragraph, the undesigned will be permitted, during the Pooling Restricted Period, (i) to sell, exchange, transfer, pledge or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have the effect, directly or indirectly, of reducing the undersigned's risk relative to any shares of Company Common Stock or Parent Common Stock received by the undersigned in connection with the Merger (a "TRANSFER") in an amount equal to the lesser of (A) 10% of the Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by the undersigned and (B) the undersigned's pro rata portion of 1% of the total number of outstanding shares of Company Common Stock, or equivalent post-merger Parent Common Stock, owned by the undersigned and all other stockholders of the Company (in each of clause (A) and (B) above as measured as of the date of the beginning of the Pooling Restricted Period and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions of gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities during the Pooling Restricted Period.

    In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145(d)(1), the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter. Parent agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), so that there is available adequate current public information with respect to Parent within the meaning of Rule 144(c) promulgated by the SEC as the same is presently in effect and so that in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger, Rule 145(d) will be available to the undersigned. Until the second anniversary of the Effective Date of the Merger, Parent agrees that, at the time of any proposed transfer by the undersigned of shares of Parent Common Stock received by the undersigned in the Merger, Parent will on request provide the undersigned with a written statement to the effect that Parent has filed all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act during the then preceding 12 months and has been subject to such filing requirements for the then past 90 days, provided that Parent need not provide any such written statement if the most recent quarterly or annual report filed by Parent with the SEC contains a statement on its cover to the foregoing effect.

    This Agreement shall simultaneously be terminated and of no further force and effect whatsoever (a) in the event of the termination of the Merger Agreement pursuant to the terms of Article VII thereof or (b) in the case of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, in the event of the termination of the Stockholders Agreement pursuant to Section 4.01(c) thereof with respect to such individuals.

    If the undersigned is an employee of the Company on the date of the Merger Agreement, Parent agrees that it shall not terminate the employment of the undersigned until the Pooling Restricted Period has expired.

    The undersigned acknowledges and agrees with the Company and Parent that if the undersigned were to take any of the actions prohibited by this letter during the Pooling Restricted Period, such actions could result in the Merger ceasing to be eligible for pooling of interests accounting treatment under GAAP.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                             Very truly yours,

Dated:

Accepted and Agreed:

BARRICK GOLD CORPORATION,

By:
     -------------------------------------------
     Name:
     Title:

HOMESTAKE MINING COMPANY,

By:
     -------------------------------------------
     Name:
     Title:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[NAME]                                                                    [DATE]

    On             , the undersigned sold the securities of Barrick Gold
Corporation ("PARENT") described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the merger of Havana Acquisition Inc., a Delaware corporation, with and into Homestake Mining Company, a Delaware corporation.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                             Very truly yours,

[Space to be provided for description of the Securities]

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                       FORM OF PARENT AFFILIATE AGREEMENT

Dear Sirs:

    The undersigned is a holder of common shares ("PARENT COMMON STOCK") in the capital of Barrick Gold Corporation, a corporation organized under the laws of the Province of Ontario ("PARENT"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Parent for purposes of qualifying the merger (the "MERGER") contemplated by the Agreement and Plan of Merger dated as of June 24, 2001, among Parent, Havana Acquisition Inc., a Delaware corporation, and Homestake Mining Company, a Delaware corporation (the "COMPANY"), for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact.

    In consideration of the Merger and the mutual covenants contained herein, the undersigned, Parent and the Company hereby agree as follows:

    The undersigned hereby represents to and covenants with Parent and the Company that the undersigned has not, within the preceding 30 days prior to the Closing Date, sold, transferred or otherwise disposed of any shares of Parent Common Stock held by the undersigned and that the undersigned will not sell, exchange, transfer, pledge or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have the effect, directly or indirectly, of reducing the undersigned's risk relative to any shares of Parent Common Stock held by the undersigned until after such time as results covering at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent (the "REPORT"), in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, 8-K or 6-K, or any other public filing or announcement which includes such combined results of operations (the "POOLING RESTRICTED PERIOD"). Parent will publish the Report within 30 days following the end of the first calendar month during which the 30th day of post-Merger combined operations of the Company and Parent occurs.

    Notwithstanding anything to the contrary contained in the immediately preceding paragraph, the undersigned will be permitted, during the Pooling Restricted Period, (i) to sell, exchange, transfer, pledge or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have the effect, directly or indirectly, of reducing the undersigned's risk relative to any shares of Parent Common Stock held by the undersigned in an amount equal to the lesser of (A) 10% of the Parent Common Stock owned by the undersigned and (B) the undersigned's pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by the undersigned and all other stockholders of Parent (in each of clause (A) and (B) above as measured as of the date of the beginning of the Pooling Restricted Period and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions of gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities during the Pooling Restricted Period.

    This Agreement shall simultaneously be terminated and of no further force and effect whatsoever in the event of the termination of the Merger Agreement pursuant to the terms of Article VII thereof.

    The undersigned acknowledges and agrees with Parent and the Company that if the undersigned were to take any of the actions prohibited by this letter during the Pooling Restricted Period, such actions could result (i) in the Merger ceasing to be eligible for pooling of interests accounting treatment under GAAP and (ii) the assertion by Parent or the Company that the closing condition in
Section 6.01(g) has not been satisfied.

    The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock.

                                             Very truly yours,

Dated:

Accepted and Agreed:

BARRICK GOLD CORPORATION,

By:
     -------------------------------------------
     Name:
     Title:

HOMESTAKE MINING COMPANY,

By:
     -------------------------------------------
     Name:
     Title:

                                                                       EXHIBIT C
                                                         TO THE MERGER AGREEMENT

                      TERMS OF PARENT SPECIAL VOTING SHARE

    The one authorized, issued and outstanding share of the series of First Preferred Shares designated as the First Preferred Shares, Series C Special Voting Share shall, in addition to the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class, carry and be subject to the following rights, privileges, restrictions and conditions:

1.  VOTING RIGHTS

    Except for meetings of the holders of the Common Shares required by applicable law to be held as a separate class meeting, the holder of the one outstanding First Preferred Shares, Series C Special Voting Share shall be entitled to receive notice of and to vote, together with the holders of the Common Shares as a single class, on all matters submitted to a vote of the holders of the Common Shares, and the holder of the one outstanding First Preferred Shares, Series C Special Voting Share shall be entitled to cast on each such matter a number of votes equal to (i) the number of exchangeable shares (the "Exchangeable Shares") of Homestake Canada Inc. and its successors at law, whether by merger, amalgamation or otherwise, outstanding as of the record date for such meeting of shareholders which are not owned by the Corporation or any subsidiary or affiliate of the Corporation, multiplied by
(ii) 0.53.

2.  DIVIDENDS

    The rate of fixed non-cumulative preferential cash dividends on the First Preferred Shares, Series C Special Voting Share shall be $0.04 per annum. Such dividends shall be payable in quarterly installments on the first day of each of January, April, July and October on each year.

3.  REDEMPTION

    At such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any subsidiary or affiliate of the Corporation) shall be outstanding and there are no shares, securities, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation or any subsidiary or affiliate of the Corporation), the Corporation shall, in the manner provided in clauses 8 and 9 of the provisions attaching to the First Preferred Series as a class, forthwith thereafter redeem the one outstanding First Preferred Shares, Series C Special Voting Share for a redemption price of $1.00, together with all declared and unpaid non-cumulative preferential dividends thereon, if any. Upon such redemption or other purchase or acquisition thereof by the Corporation, such share shall be deemed to be retired and canceled and may not be reissued.

                                                                         ANNEX B

                             STOCKHOLDERS AGREEMENT

    STOCKHOLDERS AGREEMENT, dated as of June 24, 2001 (this "AGREEMENT"), among the several stockholders of HOMESTAKE MINING COMPANY, a Delaware corporation (the "COMPANY"), that are parties hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"), BARRICK GOLD CORPORATION, a corporation organized under the laws of the Province of Ontario ("PARENT"), HAVANA ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and the Company.

    WHEREAS, Parent and Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"; capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, whereby, among other things, each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 0.53 (as adjusted pursuant to Sections 2.01(f) and 5.06 of the Merger Agreement, the "CONVERSION NUMBER") fully paid and nonassessable common shares in the capital of Parent (the "PARENT COMMON STOCK") and the Sub will merge with and into the Company as of the Effective Date (the "MERGER");

    WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "EXISTING SHARES" and, together with (i) any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise and
(ii) any shares of Company Common Stock transferred to a Permitted Transferee in accordance with Section 3.01, such Stockholder's "SHARES"); and

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Sub have required that the Stockholders agree to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                VOTING AGREEMENT

    SECTION 1.01 VOTING AGREEMENT. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until the termination of the Merger Agreement or the Effective Time, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger.

    SECTION 1.02 IRREVOCABLE PROXY. Each Stockholder hereby irrevocably appoints Parent, and each of its officers, as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01 (the "IRREVOCABLE PROXY"). THIS PROXY AND POWER OF ATTORNEY ARE

IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, other than, in the case of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, the power of attorney attached as Exhibit B to Schedule 13-D filed in respect of the Company with the SEC on December 8, 1998 (the "13-D POWER OF ATTORNEY"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

    SECTION 1.03 CONFLICTS. In the case of any Stockholder who is an officer or director of the Company, no provision of this Agreement, including
Section 3.02, shall prevent or interfere with such Stockholder's performance of his or her obligations, if any, solely in his capacity as an officer or director of the Company, including, without limitation, the fulfillment of his or her fiduciary duties under Delaware Law.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

    Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and to Sub in respect of such Stockholder as follows:

    SECTION 2.01  ORGANIZATION, QUALIFICATION.

    (a) Such Stockholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

    (b) Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement and (ii) is duly qualified or licensed as a foreign corporation to do business, and is, if applicable, in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such Stockholder or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and, if applicable, in good standing that would not prevent or materially delay such Stockholder from performing its obligations under this Agreement.

    SECTION 2.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

    SECTION 2.03  NO CONFLICT.

    (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not,
(i) conflict with or violate the certificate of incorporation or by-laws of such Stockholder that is a corporation, (ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Stockholder that is a trust, (iii) conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay such Stockholder from performing its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or "blue sky" laws (the "BLUE SKY LAWS"), state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay such Stockholder from performing its material obligations under this Agreement.

    SECTION 2.04 TITLE TO THE SHARES. As of the date hereof, such Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth beneath such Stockholder's name on the signature page hereof. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder (other than Shares owned by others as to which such Stockholder may also be deemed a beneficial owner). The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement or, in the case of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, the 13-D Power of Attorney, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

                                  ARTICLE III
                                   COVENANTS

    SECTION 3.01 NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing) other than to a person or entity who first agrees in writing to be bound by the provisions of this Agreement pursuant to a written instrument reasonably satisfactory in form and substance to Parent, (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

    SECTION 3.02 NO SOLICITATION OF TRANSACTIONS. Subject to Section 1.03, each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not, directly or indirectly, through any officer, agent or through the Company or its representatives or otherwise, (a) solicit, initiate, or encourage the submission of any Company Takeover Proposal, (b) enter into any agreement with respect to any Company Takeover Proposal, or (c) provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal (except to the extent that such negotiations or discussions (i) are between only Mr. August von Finck, Mr. August-Francois von Finck,
Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, as applicable, and the Company, and (ii) relate only to the advisability of a Company Takeover Proposal and the willingness of such Stockholder to support, by written agreement or otherwise, such Company Takeover Proposal). Each Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal. Each Stockholder shall promptly advise Parent orally and in writing of the receipt of any Company Takeover Proposal or any request for information with respect to any Company Takeover Proposal, the material terms and conditions of such Company Takeover Proposal or request and the identity of the person making such Company Takeover Proposal or request, other than any Company Takeover Proposal or request for information by such Stockholder in his capacity as a director or executive officer of the Company (which shall be governed by Section 4.02 of the Merger Agreement).

    SECTION 3.03 FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, Parent, Sub and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

    SECTION 3.04 AFFILIATE LETTER; REGISTRATION STATEMENT. Each Stockholder covenants and agrees to enter into an affiliate letter pursuant to Section 5.13 of the Merger Agreement (an "AFFILIATE AGREEMENT") no later than 30 days prior to the Effective Time of the Merger. Parent agrees to file and use its best efforts to have declared effective by the SEC under the Securities Act by the expiration of the "Pooling Restricted Period" (as defined in the Affiliate Agreement), a "shelf" registration statement that registers the resale, in any manner of sale allowed on a shelf registration statement, on a continuous basis for a one-year period, by Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, of all of the Parent Common Stock received by Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck in the Merger, including any securities issued as a dividend or distribution thereon or in exchange or replacement therefor. As soon as reasonably practicable following the execution of this Agreement, and prior to the date of execution of an Affiliate Agreement by Mr. August von Finck, Mr. August-Francois von Finck,
Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, Parent further agrees to enter into a registration rights agreement with Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and
Ms. Maria-Theresia von Finck providing for the foregoing and containing other customary terms, provisions, exceptions and limitations.

                                   ARTICLE IV
                                  TERMINATION

    SECTION 4.01 TERMINATION. This Agreement (including, without limitation, the Irrevocable Proxy) shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, or (c) with respect solely to Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and
Ms. Maria-Theresia von Finck, the delivery, at any time after March 31, 2002, to Parent and the Company by Mr. August von Finck (or his attorney(s)-in-fact) of written notice terminating this Agreement (without any liability or obligation on the part of such holders as a result thereof). Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

                                   ARTICLE V
                                 MISCELLANEOUS

    SECTION 5.01 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by Parent, Sub, the Company and each Stockholder to be bound by such amendment.

    SECTION 5.02 WAIVER. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto,
(ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 5.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 5.03):

    (a) if to any of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, addressed to such Stockholder:

       c/o Alston & Bird LLP
       90 Park Avenue
       New York, New York 10016
       Telecopy: (212) 210-9444
       Attention: Bryan E. Davis, Esq.

    (b) if to any other Stockholder or to the Company, addressed to such Stockholder or the Company, as the case may be:

       c/o Homestake Mining Company
       1600 Riveria Avenue, Suite 200
       Walnut Creek, CA 94596-3568
       Telecopy: (925) 746-0563
       Attention: General Counsel

       with a copy to:

       Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, New York 10019
       Telecopy: (212) 474-3700
       Attention: Richard Hall, Esq.

    (c) if to Parent or Sub:

       Barrick Gold Corporation
       Address: Royal Bank Plaza
       South Tower, Suite 2700
       Toronto, Ontario
       M5J 2J3 Canada
       Telecopy: (416) 861-0727
       Attention: General Counsel

       with a copy to:

       Shearman & Sterling
       599 Lexington Avenue
       New York, New York 10022
       Telecopy: (212) 848-7179
       Attention: Spencer D. Klein, Esq.

    SECTION 5.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    SECTION 5.05 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign all or any of their rights and obligations hereunder to any subsidiary of Parent, except that any such assignment shall not relieve Parent or Sub or any other subsidiary of Parent of their obligations, if any, hereunder.

    SECTION 5.06 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 5.07 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    SECTION 5.08 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 5.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.

    SECTION 5.10 EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    SECTION 5.11 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 5.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                                       BARRICK GOLD CORPORATION,

                                                       By:  /s/ PATRICK J. GARVER
                                                            -----------------------------------------
                                                            Name: Patrick J. Garver
                                                            Title:  Executive Vice President

                                                       HAVANA ACQUISITION INC.,

                                                       By:  /s/ PATRICK J. GARVER
                                                            -----------------------------------------
                                                            Name: Patrick J. Garver
                                                            Title:  Vice President

                                                       HOMESTAKE MINING COMPANY,

                                                       By:  /s/ WAYNE KIRK
                                                            -----------------------------------------
                                                            Name: Wayne Kirk
                                                            Title:  Vice President

                                                       /s/ AUGUST VON FINCK
                                                       ---------------------------------------------
                                                       Name: August von Finck

                                                       By:  /s/ ERNST KNUT STAHL
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       By:  /s/ RAINER NOCON
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       Shares of Company
                                                       Common Stock: 21,000,000

                                                       /s/ AUGUST-FRANCOIS VON FINCK
                                                       ---------------------------------------------
                                                       Name: August-Francois von Finck

                                                       By:  /s/ ERNST KNUT STAHL
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       By:  /s/ RAINER NOCON
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       Shares of Company
                                                       Common Stock: 3,000,000

                                                       /s/ LUITPOLD-FERDINAND VON FINCK
                                                       ---------------------------------------------
                                                       Name: Luitpold-Ferdinand von Finck

                                                       By:  /s/ ERNST KNUT STAHL
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       By:  /s/ RAINER NOCON
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       Shares of Company
                                                       Common Stock: 5,257,900

                                                       /s/ MARIA-THERESIA VON FINCK
                                                       ---------------------------------------------
                                                       Name: Maria-Theresia von Finck

                                                       By:  /s/ ERNST KNUT STAHL
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       By:  /s/ RAINER NOCON
                                                            ---------------------------------------
                                                            Attorney-in-fact

                                                       Shares of Company
                                                       Common Stock: 3,000,000

                                                       /s/ JACK E. THOMPSON
                                                       ---------------------------------------------
                                                       Name: Jack E. Thompson

                                                       Shares of Company
                                                       Common Stock: 131,726 shares, plus
                                                                     shares subsequently
                                                                     credited pursuant to
                                                                     the Homestake
                                                                     Savings Plan Account
                                                                     after March 31, 2001

                                                       /s/ WALTER T. SEGSWORTH
                                                       ---------------------------------------------
                                                       Name: Walter T. Segsworth

                                                       Shares of Company
                                                       Common Stock: 20,089 shares, plus
                                                                     shares subsequently
                                                                     credited pursuant to
                                                                     the Homestake
                                                                     Savings Plan Account
                                                                     after March 31, 2001

June 24, 2001

The Board of Directors
Homestake Mining Company
1600 Riviera Avenue, Suite 200
Walnut Creek, CA 94596

Dear Members of the Board:

    We understand that Homestake Mining Company, a Delaware corporation ("Homestake" or the "Company"), is considering a transaction whereby Barrick Gold Corporation, a corporation organized under the laws of the Province of Ontario ("Barrick"), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") Barrick will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Barrick (the "Transaction"). Pursuant to the terms of the Merger Agreement each of the issued and outstanding shares of the common stock of the Company, par value of US$1.00 per share, will be exchanged into 0.53 shares of Common Stock of Barrick (the "Exchange Ratio"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of the Company of the Exchange Ratio to be received by the shareholders of the Company in the Transaction.

    UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg will also receive a fee upon announcement of this transaction following delivery of this opinion. In the past, UBS Warburg and its predecessors have provided investment banking services to the Company and to Barrick and received customary compensation for the rendering of such services. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of the Company or Barrick for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement (other than the Exchange Ratio) or the form of the Transaction. We express no opinion as to what the value of Barrick's stock will be when issued pursuant to the Transaction or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that Barrick and the Company will comply with all the material terms of the Merger Agreement.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available stock market, business and historical financial information relating to the Company and Barrick, (ii) reviewed certain internal financial information and other data relating to the business and financial

[LOGO]

prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Barrick, including estimates and financial forecasts prepared by the management of the Company and Barrick and not publicly available, (iv) participated in discussions with members of the senior management of the Company and Barrick concerning the business and financial prospects of the Company and Barrick; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Barrick, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma financial effects of the Transaction on Barrick and on the shareholders of the Company, (viii) reviewed certain estimates of synergies prepared by the Company's management, (ix) reviewed drafts of the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Barrick, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. We have also assumed, with your consent, that the Transaction will be accounted for under the pooling-of-interests method of accounting and will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or Barrick and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the Company's shareholders in the Transaction is fair, from a financial point of view, to the Company shareholders.

                               Very truly yours,

                                 UBS WARBURG LLC

        By: (Signed) ROBERT PILKINGTON                   By: (Signed) JOHN MCELROY
              Managing Director                              Executive Director

                                                                         ANNEX D

APPRAISAL RIGHTS PROCEDURES RELATING TO HOMESTAKE SPECIAL VOTING STOCK

    The holders of Homestake common stock and Homestake Canada exchangeable shares are not entitled to any appraisal rights with respect to the merger. If, however, none of the votes attributable to the Homestake Canada exchangeable shares are cast by the holder of the Homestake special voting stock in favor of the adoption of the merger agreement, then the holder of the Homestake special voting stock would be entitled to demand appraisal of the single share of Homestake special voting stock upon compliance with the procedures established by Section 262 of the Delaware General Corporation Law and as discussed immediately below.

    The following discussion describes the procedures that the holder of the Homestake special voting stock would have to follow in order to exercise appraisal rights in respect of the single share of the Homestake special voting stock under Section 262 of the Delaware General Corporation Law. This discussion is not a complete statement of the law of appraisal rights and is qualified in its entirety by the full text of Section 262, which is reprinted below. All references in Section 262 and in this summary to a "stockholder" or "holder" are to the record holder of the share of Homestake special voting stock as to which appraisal rights are asserted.

    Under Section 262, if the holder of the Homestake special voting stock does not cast any of the votes attributable to the Homestake Canada exchangeable shares entitled to be cast by such holder in favor of adoption of the merger agreement and otherwise follows the procedures set forth in Section 262, then it will be entitled to have its share of Homestake special voting stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such share together with a fair rate of interest, if any, as determined by the Court.

    Under Section 262, if a merger agreement is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a holder on the record date for the meeting of shares for which appraisal rights are available, of the availability of appraisal rights, and must include in this notice a copy of
Section 262. The joint proxy statement/prospectus is the notice to the holder of the share of the Homestake special voting stock required by Section 262 and the text of Section 262 is set out below. If the holder of the share of Homestake special voting stock wishes to exercise appraisal rights or wishes to preserve its right to do so, it should review the following description and Section 262 carefully. The failure to timely, properly and strictly comply with the required procedures will result in the loss of appraisal rights.

    If the holder of the share of the Homestake special voting stock wishes to exercise appraisal rights it must not exercise any of the votes attached to the share of Homestake special voting stock to vote in favor of the adoption of the merger agreement and must deliver to Homestake prior to the vote on the merger agreement at the special meeting, a written demand for appraisal of the share of the Homestake special voting stock. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Homestake of the identity of the holder of the share of the Homestake special voting stock and of this holder's intent thereby to demand appraisal of the share of the Homestake special voting stock. The holder of the share of the Homestake special voting stock wishing to exercise appraisal rights must be the record holder of the share of the Homestake special voting stock on the date the written demand for appraisal is made and must continue to hold the share of the Homestake special voting stock until the consummation of the merger.

    Only the record holder of the share of the Homestake special voting stock is entitled to an appraisal of the share of the Homestake special voting stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the record holder of the share of the

Homestake special voting stock as the holder's name appears on the stock certificate for the share of the Homestake special voting stock. If the share of the Homestake special voting stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the share of the Homestake special voting stock is owned of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of the record holder of the share of the Homestake special voting stock. However, in the demand the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is agent for such owner or owners.

    All written demands for appraisal should be delivered to Homestake Mining Company, 1600 Riviera Avenue, Suite 200, Walnut Creek, California, Attention:
Corporate Secretary.

    Within 10 days after the effective time of the merger, Homestake, as the surviving corporation in the merger, will notify the holder of the share of the Homestake special voting stock of the effective time of the merger if the holder has properly demanded appraisal rights under Section 262 and has not voted in favor of the adoption of merger agreement.

    Within 120 days after the effective time of the merger, but not thereafter, Homestake, as the surviving corporation in the merger, or the holder of the share of the Homestake special voting stock if the holder has complied with the requirements of Section 262, and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the share of the Homestake special voting stock. Homestake is under no obligation to and has no present intention to file an appraisal petition. Accordingly, it is the obligation of the holder of the share of the Homestake special voting stock, if the holder wishes to exercise appraisal rights, to file the petition within the time prescribed in Section 262.

    The Delaware Court of Chancery may require the holder of the share of Homestake special voting stock who has demanded an appraisal of the share to submit its stock certificates to the Register in Chancery for notation of the appraisal proceeding. If the holder of the share of Homestake special voting stock fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to it.

    If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Court of Chancery will determine whether the holder of the share of the Homestake special voting stock is entitled to appraisal rights and will appraise the "fair value" of the share of the Homestake special voting stock. Under Section 262, fair value does not include any element of value arising from the accomplishment or expectation of the merger. The Court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If the holder of the share of the Homestake special voting stock is considering seeking appraisal, it should be aware that the fair value of the share of the Homestake special voting stock as determined under Section 262 could be more than, the same as or less than the value of the consideration it would receive under the merger agreement if it did not seek appraisal of the share of the Homestake special voting stock and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

    The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances.

    The holder of the share of the Homestake special voting stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the share of the Homestake special voting stock subject to such demand for any purpose or to the payment of dividends or other distributions on the share of the Homestake special voting stock, except for dividends or other distributions payable to the holder of record of the share of the Homestake special voting stock as of a record date prior to the effective time of the merger.

    If the holder properly demands appraisal of the share of the Homestake special voting stock under Section 262 but fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in
Section 262, the share of the Homestake special voting stock will be converted into the right to receive the consideration receivable for the share of the Homestake special voting stock under the merger agreement, without interest. The holder of the share of the Homestake special voting stock will fail to perfect, or effectively lose or withdraw, its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the holder of the share of the Homestake special voting stock delivers to Homestake a written withdrawal of its demand for appraisal. An attempt to withdraw an appraisal demand made more than 60 days after the effective time of the merger will require the written approval of Homestake and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to the holder of the share of Homestake special voting stock without court approval.

    Failure to follow the steps required by Section 262 for perfecting and pursuing appraisal rights may result in the loss of such rights. If such rights are lost the holder of the share of the Homestake special voting stock will be entitled to receive the consideration receivable with respect to the Homestake special voting stock in accordance with the merger agreement.

DELAWARE GENERAL CORPORATION LAW SECTION 262

    262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
    Section 258, Section 263 or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
       Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 136(1) of the BUSINESS CORPORATIONS ACT (Ontario), provides that a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "indemnified person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if:

    (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful.

    Section 136(3) of the BUSINESS CORPORATIONS ACT (Ontario) provides that an indemnified person is entitled to such indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or an officer of the corporation or such other corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above.
Section 136(2) of the BUSINESS CORPORATIONS ACT (Ontario) provides that a corporation may, with the approval of a court, also indemnify an indemnified person in respect of an action by or on behalf of the corporation or such other corporation to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or officer of the corporation or such other corporation, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in (a) and (b) above. Section 136(4) of the BUSINESS CORPORATIONS ACT (Ontario) provides that a corporation may purchase and maintain insurance for the benefit of any indemnified person against any liability incurred by the person (1) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or (2) in his or her capacity as a director of another corporation where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of that other corporation.

    Pursuant to Section 136(5) of the BUSINESS CORPORATIONS ACT (Ontario), a corporation or an indemnified person may apply to the court for an order approving an indemnity under Section 136 of the BUSINESS CORPORATIONS ACT (Ontario) and the court may so order and make any further order that it thinks fit. In particular, Section 136(6) provides that, upon such application, the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

    Barrick's by-laws provide that, subject to Sections 136(2) and 136(3) of the BUSINESS CORPORATIONS ACT (Ontario), Barrick will indemnify an indemnified person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of Barrick or such other corporation, if (a) the person acted honestly and in good faith with a view to the best interests of Barrick, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds to believe that his or her conduct was lawful. Barrick's by-laws further provide that Barrick is authorized to execute agreements evidencing its indemnity in favour of such persons to the full extent permitted by law.

    The merger agreement provides that Barrick will cause the surviving company in the merger to honor, to the fullest extent of the law, all of Homestake's obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of Homestake for acts or omissions by them occurring prior to the effective time of the merger, to the extent the obligations of Homestake existed on June 24, 2001 and such obligations will survive and continue in full force and effect until the expiration of the applicable statute of limitations.

    For a period of six years after the effective time of the merger, Barrick will maintain the current or substantially similar policies of directors' and officers' liability insurance held by Homestake with respect to claims arising from or related to facts or events which occurred at or before the effective time. However, Barrick will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 200% of the annual premiums paid as of June 24, 2001 by Homestake for the insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Barrick shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the maximum premium.

ITEM 21. EXHIBITS


2.1                     Agreement and Plan of Merger, dated as of June 24, 2001,
                        among Barrick Gold Corporation, Havana Acquisition Inc. (now known as Homestake Merger Co.) and Homestake Mining Company
                        (included as Annex A to the proxy statement/prospectus
                        forming a part of this registration statement and
                        incorporated herein by reference).
3.1                     Articles of Amalgamation and By-laws of Barrick Gold
                        Corporation (incorporated by reference to Barrick's Annual
                        Report on Form 40-F for year ended December 31, 2000, dated
                        April 20, 2001).
4.1                     Form of Supplement to Voting, Support and Exchange Trust
                        Agreement.*
5.1                     Opinion of Davies Ward Phillips & Vineberg LLP, as to the
                        legality of the securities being registered.*
8.1                     Opinion of Cravath, Swaine & Moore as to the United States
                        federal income tax consequences of the merger.*
9.1                     Stockholders Agreement, dated as of June 24, 2001, among the several stockholders of Homestake Mining Company that are
                        parties thereto, Barrick Gold Corporation and Havana
                        Acquisition Inc. (now known as Homestake Merger Co.)
                        (included as Annex B to the proxy statement/prospectus
                        forming a part of this registration statement and
                        incorporated herein by reference).
23.1                    Consent of PricewaterhouseCoopers LLP.
23.2                    Consent of PricewaterhouseCoopers LLP.
23.3                    Consent of Davies Ward Phillips & Vineberg LLP (included in
                        Exhibit 5.1 to this Registration Statement).*
23.4                    Consent of Cravath, Swaine & Moore (included in Exhibit 8.1 to this Registration Statement).*
23.5                    Consent of UBS Warburg LLC.
23.6                    Consent of Pincock, Allen & Holt.
24.1                    Powers of Attorney.
99.1                    Form of proxy card to be mailed to holders of Homestake
                        common stock.
99.2                    Form of voting instruction to be mailed to holders of
                        Homestake CHESS depository interests.
99.3                    Form of voting instruction to be mailed to holders of
                        Homestake Canada exchangeable shares.
99.4                    Opinion of UBS Warburg LLC (included as Annex C to the proxy statement/prospectus forming a part of this registration
                        statement and incorporated herein by reference).

------------------------

*   To be filed as an amendment to this registration statement.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The information in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 20, 2001.

Date: July 20, 2001

                                                       BARRICK GOLD CORPORATION
                                                       (Registrant)

                                                       By:  /s/ SYBIL E. VEENMAN
                                                            -----------------------------------------
                                                            Name:  Sybil E. Veenman
                                                            Title:   Associate General Counsel
                                                                     and Secretary

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
                          *                              Officer (and Principal
     -------------------------------------------         Executive Officer) and       July 20, 2001
                  Randall Oliphant                       Director

                          *
     -------------------------------------------       Chairman of the Board of       July 20, 2001
                     Peter Munk                          Directors

                          *
     -------------------------------------------       Director                       July 20, 2001
                   Howard L. Beck

                          *
     -------------------------------------------       Director                       July 20, 2001
               C. William D. Birchall

                          *                            Vice Chairman, Chief
     -------------------------------------------         Operating Officer and        July 20, 2001
                 John K. Carrington                      Director

                          *
     -------------------------------------------       Director                       July 20, 2001
                  Marshall A. Cohen

                          *
     -------------------------------------------       Director                       July 20, 2001
                 Peter A. Crossgrove

                          *
     -------------------------------------------       Director                       July 20, 2001
                Angus A. MacNaughton

                          *
     -------------------------------------------       Director                       July 20, 2001
         The Right Honourable Brian Mulroney

                          *
     -------------------------------------------       Director                       July 20, 2001
                    Anthony Munk

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Director                       July 20, 2001
                  Joseph L. Rotman

                          *
     -------------------------------------------       Director                       July 20, 2001
                 Gregory C. Wilkins

                          *
     -------------------------------------------       Senior Vice President and      July 20, 2001
                  Jamie C. Sokalsky                      Chief Financial Officer

                          *                            Vice President, Controller
     -------------------------------------------         and Chief Accounting         July 20, 2001
                   Andre R. Falzon                       Officer

By:   -------------------------------------------            Authorized
      Barrick Goldstrike Mines Inc.                            Representative in       July 20, 2001
      Name: Sybil E. Veenman                                   the United States
      Title: Secretary

*By:  /s/ SYBIL E. VEENMAN
      -------------------------------------------
      Name:  Sybil E. Veenman
             Attorney-in-Fact

                                 EXHIBITS INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
 2.1                    Agreement and Plan of Merger, dated as of June 24, 2001,
                        among Barrick Gold Corporation, Havana Acquisition Inc. (now known as Homestake Merger Co.) and Homestake Mining Company
                        (included as Annex A to the proxy statement/prospectus
                        forming a part of this registration statement and
                        incorporated herein by reference).

 3.1                    Articles of Amalgamation and By-laws of Barrick Gold
                        Corporation (incorporated by reference to Barrick's Annual
                        Report on Form 40-F for the year ended December 31, 2000, dated April 21, 2001).

 4.1                    Form of Supplement to Voting, Support and Exchange Trust
                        Agreement.*

 5.1 Opinion of Davies Ward Phillips & Vineberg LLP, as to the legality of the securities being registered.*

 8.1 Opinion of Cravath, Swaine & Moore as to the United States federal income tax consequences of the merger.*

 9.1                    Stockholders Agreement, dated as of June 24, 2001, among the several stockholders of Homestake Mining Company that are
                        parties thereto, Barrick Gold Corporation and Havana
                        Acquisition Inc. (now known as Homestake Merger Co.)
                        (included as Annex B to the proxy statement/prospectus
                        forming a part of this registration statement and
                        incorporated herein by reference).

 23.1                   Consent of PricewaterhouseCoopers LLP.

 23.2                   Consent of PricewaterhouseCoopers LLP.

 23.3                   Consent of Davies Ward Phillips & Vineberg LLP (included in
                        Exhibit 5.1 to this Registration Statement).*

 23.4                   Consent of Cravath, Swaine & Moore (included in Exhibit 8.1 to this Registration Statement).*

 23.5                   Consent of UBS Warburg LLC.

 23.6                   Consent of Pincock, Allen & Holt.

 24.1                   Powers of Attorney.

 99.1 Form of proxy card to be mailed to holders of Homestake common stock.

 99.2 Form of voting instruction to be mailed to holders of Homestake CHESS depository interests.

 99.3 Form of voting instruction to be mailed to holders of Homestake Canada exchangeable shares.

 99.4                   Opinion of UBS Warburg LLC (included as Annex C to the proxy statement/prospectus forming a part of this registration
                        statement and incorporated herein by reference).

------------------------

*   To be filed as an amendment to this registration statement.